   As Filed with the Securities and Exchange Commission on February 6, 2003
                                                    Registration No. 333-102165

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        APPLIED DIGITAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

    MISSOURI                        3661                        43-1641533
(State or other               (Primary Standard             (I.R.S. Employer
  jurisdiction            Industrial Classification         Identification No.)
of incorporation                Code Number)
or organization)
                         400 ROYAL PALM WAY, SUITE 410
                           PALM BEACH, FLORIDA 33480
                                 (561) 805-8000
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               SCOTT R. SILVERMAN
                        APPLIED DIGITAL SOLUTIONS, INC.
                         400 ROYAL PALM WAY, SUITE 410
                           PALM BEACH, FLORIDA 33480
                             PHONE: (561) 805-8000
                              FAX: (561) 805-8001
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
                              HARVEY GOLDMAN, ESQ.
                              HOLLAND & KNIGHT LLP
                        701 BRICKELL AVENUE, SUITE 3000
                           MIAMI, FLORIDA 33131-5441
                             PHONE: (305) 789-7506
                              FAX: (305) 349-2238

    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED               REGISTERED             UNIT(1)                 PRICE(1)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
      Common Stock, $.001 par
          value per share                 50,000,000 shares           $0.50                $25,000,000             $2,139
==================================================================================================================================

(1) The fee has been paid and is on account. Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the common stock on December 20, 2002, as reported on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2003

                                  PROSPECTUS


                              50,000,000 SHARES

                      [Applied Digital Solutions Logo]

                                COMMON STOCK

                           ----------------------


         Under this prospectus, we may offer up to 50,000,000 shares of our common stock, par value $.001 per share, utilizing a self-underwritten, best efforts offering of our shares, through the efforts of our officers and directors. This means we are offering our shares of common stock directly to qualified investors. In the event that we retain a broker dealer to assist in the offer and sale of our shares, we will file a post-effective amendment to our registration statement. We reserve the right to offer warrants exercisable for shares of our common stock to potential purchasers. We will provide a prospectus supplement or amendment, if necessary, to add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. More information about the shares can be found under the heading "Description of Capital Stock" beginning on page 78.

         We are offering our shares in one or more transactions at an estimated offering price of $0.50 per share. There is no minimum offering of shares that must be sold.

         Our shares are included in the Nasdaq SmallCap Market (SmallCap) under the symbol "ADSX." On February 3, 2003, the last reported sale price of our common stock was $0.38 per share.


         Since January 1, 2000, we have filed additional registration statements relating to secondary sales of an aggregate of 222,578,333 shares of our common stock.

         INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

                                 ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ----------


              THE DATE OF THIS PROSPECTUS IS FEBRUARY 6, 2003.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              TABLE OF CONTENTS



Cautionary Statement Regarding Forward-Looking Information..................4
Summary.....................................................................6
Risk Factors...............................................................10
Use Of Proceeds............................................................17
Our Business...............................................................19
Selected Financial Data....................................................26
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations................................................31
Management.................................................................63
Principal Stockholders.....................................................75
Related Party Transactions.................................................76
Description Of Capital Stock...............................................78
Price Range Of Common Stock And Dividend Information.......................80
Plan Of Distribution.......................................................81

Legal Matters..............................................................82
Experts....................................................................83
Where You Can Find More Information .......................................83

Index to Financial Statements.............................................F-1

                            ABOUT THIS PROSPECTUS



         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a self-underwritten, best effort registration process, based on the efforts of our officers and directors. This prospectus provides you with a general description of the shares we may offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Us." We may only use this prospectus to sell shares if it is accompanied by a prospectus supplement.


         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION


         This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections "Summary" beginning on page 5, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31, and "Our Business" beginning on page 19. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

         Forward-looking statements include, but are not limited to:

         o our growth strategies including, without limitation, our ability to deploy our products and services including Digital Angel, VeriChip and Thermo Life;

         o    anticipated trends in our business and demographics;

         o our ability to successfully integrate the business operations of acquired companies and divestitures of our remaining company within our Discontinued Operations;

         o    our future profitability and liquidity; and

         o    regulatory, competitive or other economic influences.


         In some cases, you can identify forward-looking statements by terms such as "may," "should," "could," "would," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements. Some of these risks and uncertainties are beyond our control.

         We discuss many of these risks in greater detail under the heading "Risk Factors" beginning on page 10. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking information by these cautionary statements.

                                                    THE OFFERING

Common stock offered by us...........................      50,000,000 shares

Common stock outstanding before this offering........      284,442,961 shares(1) as of February 3, 2003

Common stock outstanding after this offering.........      334,442,961 shares(1) as of February 3, 2003, if the
                                                           maximum shares are sold

Plan of distribution.................................      We are offering our shares on a self-underwritten, best
                                                           efforts basis, through the efforts of our officers
                                                           and directors. The shares will not be sold through an
                                                           independent broker dealer or underwriter. There is no
                                                           minimum offering of shares that must be sold. We reserve
                                                           the right to offer warrants exercisable for shares of our
                                                           common stock to potential purchasers in connection with
                                                           this offering.

Use of proceeds......................................      Unless otherwise indicated in the applicable supplement
                                                           to this prospectus, we expect to use the net proceeds we
                                                           receive from the sale of shares offered by this
                                                           prospectus for the payment of debt and general corporate
                                                           purposes (including working capital requirements such as
                                                           research and development, sales and marketing, capital
                                                           expenditures and other general corporate purposes, which
                                                           may include the funding of future acquisitions. Our use of proceeds is more fully described under the section "Use of
                                                           Proceeds" on page 17.

Offering price.......................................      Estimated at $0.50 per share.

Dividend policy......................................      We have not paid, and do not anticipate paying dividends
                                                           on our common stock. See "Price Range of Common Stock and
                                                           Dividend Information" on page 80.

Market price of common stock.........................      The market price of our common stock has ranged from a
                                                           high of $2.40 to a low of $0.03 during the 12 months
                                                           preceding the date of this prospectus. See "Price Range
                                                           of Common Stock and Dividend Information" on page 80.

Risk factors.........................................      See "Risk Factors" beginning on page 10, for a discussion
                                                           of factors you should carefully consider before deciding
                                                           to invest in the shares.

Nasdaq SmallCap Market symbol........................      ADSX

----------
(1) Excludes (i) 7,228,458 warrants which are currently exercisable at a weighted average exercise price of $1.0 per share, and (ii) options, 23,979,039 of which are currently exercisable at a weighted average exercise price of $0.91 per share.

                       SUBSCRIPTION PROCEDURE

If you decide to subscribe for shares of our common stock in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds, to us, or acceptance or rejection.
A copy of the form of the subscription agreement is included in this prospectus as Exhibit A. In order to subscribe to purchase any shares, please detach, complete and execute the subscription agreement, include a cashier's check made payable to "Applied Digital Solutions, Inc. Subscriptions Account" and return the executed subscription agreement and payment to our offices located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480. We will accept or reject all subscriptions for the shares within five business days, providing time for checks to be cleared by our bank for subscriptions accompanied by a cashier's check. Subscriptions for our shares paid by wired funds will be accepted or rejected within one day of receipt. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. No subscriptions or monies will be accepted until the final prospectus is issued to investors.

                                   SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 10 and the consolidated financial statements and the notes to those financial statements beginning on page F-1 before making an investment decision.

                       APPLIED DIGITAL SOLUTIONS, INC.
OUR BUSINESS

         We are an advanced digital technology development company. We have emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on the development of life-enhancing technology products and services. To date, we have developed three such products:

         o Digital Angel(TM), for monitoring and tracking people and objects;

         o VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications; and

         o    Thermo Life(TM), a thermoelectric generator.

         During 1999, we developed a proprietary location and monitoring system that combines advanced biosensor technology and location technology (such as global positioning satellite (GPS)) in a watch/pager device that communicates through proprietary software to a secure 24/7 operations center in California. We filed an International Patent Application directed to the system, which has been published under publication no. W/0 02/44865. The application, which is in the name of Digital Angel Corporation, is currently pending in several countries. This technology provides "where-you-are" and "how-you-are" information about loved ones (particularly elderly relatives and children), their location and their vital signs via the subscriber's computer, personal digital assistant (PDA) or wireless telephone. We branded this technology Digital Angel and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products and services and revenues of our existing business segments. We united our existing GPS, application service provider and animal tracking business units to form Digital Angel Corporation, which we refer to as pre-merger Digital Angel. Effective March 27, 2002, pre-merger Digital Angel became its own public company through its merger into Medical Advisory Systems, Inc. (MAS) (AMEX:DOC). Currently, we are the beneficial owner of approximately 74% of this new company which has been renamed Digital Angel Corporation. We launched the Digital Angel product on November 26, 2001.

         In October 2001, we announced that our wholly-owned subsidiary, Thermo Life Energy Corp., formerly Advanced Power Solutions, Inc., will develop, market and license our product, Thermo Life, a small thermoelectric generator powered by body heat. Thermo Life is intended to provide a miniaturized power source for a wide range of consumer electronic devices including attachable or implantable medical devices and wristwatches. On July 9, 2002, we announced that we had achieved an important breakthrough:
3.0-volts of electrical power were successfully generated by Thermo Life in laboratory tests. We expect to begin marketing Thermo Life during the first quarter of 2003.

         In December 2001 we announced the development of a miniaturized, implantable verification chip called VeriChip that can be used in a variety of security, financial, personal identification/safety and other applications. On February 7, 2002, we announced that we had created a new wholly-owned subsidiary, VeriChip Corporation, that will develop, market and license VeriChip. About the size a grain of rice, each VeriChip product contains a unique verification number. Utilizing an external scanner, radio frequency energy passes through the skin energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number contained in the VeriChip. VeriChip technology is produced under patents #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term of approximately ten and one-half years.

         On October 22, 2002, we announced that the Food and Drug Administration (FDA) had determined that VeriChip is not a regulated medical device for security, financial and personal identification/safety applications. The FDA specified in its ruling that VeriChip is a regulated medical device for health information applications when marketed to provide information to assist in the diagnosis or treatment of injury or illness. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. We currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals.

         We began marketing VeriChip for security, financial and personal identification/safety applications within the United States, on October 24, 2002.

         As a result of the merger of pre-merger Digital Angel and MAS, which occurred on March 27, 2002, the significant restructuring of our business during the past year and our emergence as an advanced technology development company, we have re-evaluated and realigned our reporting segments. Effective January 1, 2002, we currently operate in three business segments: Advanced Technology, Digital Angel Corporation and SysComm International.

         The business units comprising our Advanced Technology segment represent those business units that we believe will provide the necessary synergies, support and infrastructure to allow us to develop, promote and fully-integrate our technology products and services. Our VeriChip and Thermo Life products are included in our Advanced Technology segment.

         Our Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. Physician Call Center and Other reflects the newly acquired MAS business.

         Our SysComm International segment consists of the business operations of our 52.5% owned subsidiary, SysComm International Corporation. This segment provides professional services in the areas of systems integration, information technology (IT) procurement and logistics, and technology strategy. Doing business as "InfoTech," this segment provides integrated eBusiness strategy and technology implementation services on a regional basis to small to medium businesses who want to fully leverage eBusiness technologies as part of their overall business strategy. Its service offerings include technology strategy and due diligence consulting, systems architecture and design, application and technology infrastructure deployment, enterprise security, IT product procurement and logistics, and provisioning.

         Business units that were part of our continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.

         Prior to January 1, 2002, our business was organized into three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present our reportable segments on a comparative basis. Additionally, our previously reported Intellesale and all other non-core business segments are reported as Discontinued Operations.

RECENT DEVELOPMENTS

Digital Angel/MAS Merger

         On March 27, 2002, pre-merger Digital Angel, merged with MAS, and MAS changed its name to Digital Angel Corporation. Also, pursuant to the merger agreement, we contributed all of our stock in Timely Technology Corp., our wholly-owned subsidiary, and Signature Industries, Limited, our 85% owned subsidiary. Prior to the merger, pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). In satisfaction of a condition to the consent to the merger by IBM Credit Corporation (IBM Credit), we transferred all shares of Digital Angel Corporation common stock owned by us to a Delaware business trust, which we refer to herein as the Digital Angel Trust, controlled by an advisory board and, as a result, the Digital Angel Trust has legal title to approximately 74.08% of the Digital Angel Corporation common stock. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common shares until we repay our obligations to IBM Credit in full. We have retained beneficial ownership of the shares. The Digital Angel Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit in the event we fail to make payments, or otherwise default under our IBM Credit Agreement. Such liquidation of the shares of Digital Angel Corporation common stock, if required, will be in accordance with the Securities and Exchange Commission's (SEC) rules and regulations governing affiliates.

IBM Credit Agreement


         Our Third Amended and Restated Term Credit Agreement with IBM
Credit, which we refer to herein as the IBM Credit Agreement, contains covenants relating to our financial position and performance, as well as the financial position and performance of Digital Angel Corporation. On
September 30, 2002, we entered into an amendment to the IBM Credit
Agreement, which revised certain financial covenants relating to our financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002 and the fiscal year ending December 31, 2002. On November 1, 2002, we entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending
December 31, 2002. At September 30, 2002, we and Digital Angel Corporation, were in compliance with the revised covenants under the IBM Credit
Agreement. At June 30, 2002, we were not in compliance with our Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with its Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided us with a waiver of such noncompliance. As consideration for the waiver, we issued to IBM Credit a five year-warrant to acquire 2.9 million shares of our common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of our wholly-owned subsidiary, VeriChip Corporation's, common stock at $0.05 per share, valued at approximately $44 thousand. Based upon our current level of operations, we believe that we will be able to maintain compliance with the revised covenants at December 31, 2002. While Digital Angel Corporation has not yet finalized its operating results for the year ended December 31, 2002, it does not expect to have maintained compliance with the revised financial performance covenant under the IBM Credit Agreement and with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). In the absence of waivers or amendments to the financial covenants, any such noncompliance would constitute an event of default under both the IBM Credit Agreement and the Wells Fargo credit agreement; and IBM Credit and Wells Fargo would be entitled to accelerate the maturity of all amounts owed to them. In the event such noncompliance occurs, we will seek to renegotiate the covenants and/or obtain waivers from IBM Credit and Digital Angel Corporation will seek to obtain waivers from Wells Fargo, as required. There can be no assurance, however, that we, and Digital Angel Corporation, would be successful in negotiating such amendments or obtaining such waivers.

         The IBM Credit Agreement further prohibits us from borrowing funds from other lenders and does not provide for any additional advances from IBM Credit. Under the terms of the IBM Credit Agreement, we are required to repay IBM Credit 40% of the outstanding principal balance owed to them plus accrued interest and expenses totaling approximately $45.5 million on February 28, 2003. We currently do not have available funds to make the required payment. We are in the process of negotiating with IBM Credit to restructure the IBM Credit Agreement to extend the payment terms and to modify other provisions of the IBM Credit Agreement. We believe that we will be successful in our efforts to restructure the IBM Credit Agreement. There can be no assurance, however, that our ongoing discussions with IBM Credit concerning the restructuring will be successful. Our failure to comply with the payment terms imposed by the IBM Credit Agreement could constitute a default under the IBM Credit Agreement, allowing IBM Credit to terminate its commitments to us and to accelerate the maturity of all amounts owed to them. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional financing resources, there would be substantial doubt we would be able to continue operations in the normal course of business.


         The IBM Credit Agreement also limits the amount we may pay our Chief Executive Officer, Richard Sullivan, in cash, and prevents us from making certain cash incentive and perquisite payments, including cash payments arising upon a change in control, to various other executive officers.

Other

         On June 8, 2002, our stockholders approved an increase in the number of common shares authorized from 345.0 million to 435.0 million. Our Articles of Incorporation were amended effective December 20, 2002 to reflect the increase in authorized shares.

         From July 12, 2002, to July 30, 2002, our common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, our shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, our shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of our relisting, Nasdaq advised us that we had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. We were unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, our common stock began trading

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

on the SmallCap, under our existing stock symbol ADSX. To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to July 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days. Also, while we are listed on the SmallCap, provided we continue to comply with all of the other NasdaqNM listing requirements, the NasdaqNM rules will allow us to regain our NasdaqNM listing if our common stock's minimum closing bid price is at least $1.00 per share for a minimum of thirty (30) consecutive trading days.

         Effective December 10, 2002, Dennis G. Rawan joined our board of directors. Mr Rawan has extensive financial experience, having practiced as a Certified Public Accountant and served as a Chief Financial Officer. He will serve as Chairman of the Audit Committee of our board of directors.

OUR STRATEGY

         Our strategy is to position ourselves as an advanced technology development company through the development and commercialization of proprietary technology such as Digital Angel, Thermo Life and VeriChip.

OUR CUSTOMERS

         We deliver products and services across a multitude of industries, including manufacturing, financial, utilities, retail, health, communications, high tech, insurance, transportation and government.

ABOUT US

         We are a Missouri corporation and were incorporated on May 11, 1993. Our principal executive offices are located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 805-8000.

                                RISK FACTORS

         You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

         WE CANNOT BE CERTAIN OF FUTURE FINANCIAL RESULTS.

         We reported losses from continuing operations of $49.9 million and $150.1 million for the nine-months ended September 30, 2002 and 2001, respectively. We incurred losses of $198.1 million and $29.2 million from continuing operations for the years ended December 31, 2001 and 2000, respectively. We reported income from continuing operations of $2.6 million for the year ended December 31, 1999, which included a loss from continuing operations of $17.4 million, offset by a gain of $20.0 million from the sale of our Canadian subsidiary, TigerTel, Inc. Our business plan depends on our attaining and maintaining profitability; however, we cannot predict whether we will be profitable in the future. Our profitability depends on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market new products and technologies. As of September 2002, we reported no revenues from the sale of our VeriChip(TM) and ThermoLife(TM) products. We can give no assurance that we will be able to achieve profitable operations. In addition, if we fail to experience profits within the time frame expected by investors, this could have a detrimental effect on the market price of our common stock and there would be substantial doubt that we would be able to continue operations in the normal course of business.

         OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRE THEM.

         Since January 1, 2000, the price per share of our common stock has ranged from a high of $18.00 to a low of $0.03. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to factors, including the following:

         o significant changes to our business resulting from acquisitions and/or expansions into different product lines;

         o    quarterly fluctuations in our financial results or cash flows;

         o changes in investor perception of us or the market for our products and services;

         o changes in economic and capital market conditions for other companies in our market sector; and

         o    changes in general economic and market conditions.

         In addition, the stock market in general, and stocks of technology companies in particular, have often experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could also harm employee morale and retention, our access to capital, and other aspects of our business. If our stock price is volatile, we may be the target of additional securities litigation, which is costly and time-consuming to defend. Because of recent periods of volatility in the market price of our securities, we face a heightened risk of securities class action litigation. In May 2002, a purported securities fraud class action was filed against us and one of our directors. In the following weeks, fourteen virtually identical complaints were filed and they have now been consolidated into a single action. Litigation of this type could result in substantial costs and a diversion of management's attention and resources, which could significantly harm our business operations and financial condition.

         WE MAY ISSUE PREFERRED STOCK, WHICH WILL RANK SENIOR TO THE SHARES OF OUR COMMON STOCK AND WHICH MAY DELAY OR PREVENT A CHANGE IN CONTROL OF US.

         Preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as our board of directors may determine. Because of our board of directors' broad discretion with respect to the creation and issuance of any series of preferred stock without stockholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

         WE WERE RECENTLY DELISTED FROM THE NASDAQ NATIONAL MARKET, LISTED ON THE NASDAQ SMALLCAP MARKET, AND CANNOT PROVIDE ASSURANCES THAT WE WILL BE ABLE TO MAINTAIN OUR LISTING ON THE NASDAQ SMALLCAP MARKET.

         Our ability to remain listed on Nasdaq depends on our ability to satisfy applicable Nasdaq criteria including our ability to maintain a minimum bid price of $1.00 per share. From July 12, 2002, to July 30, 2002, our common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, our shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, our shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of our relisting, NasdaqNM advised us that we had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. We were unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, our common stock began trading on the Nasdaq SmallCap Market (SmallCap), under our existing stock symbol ADSX. To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to July 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days. Also, while our common stock is listed on the SmallCap, provided we continue to comply with all of the other NasdaqNM listing requirements, the NasdaqNM rules will allow us to regain our NasdaqNM listing if our common stock's minimum closing bid price is at least $1.00 per share for a minimum of thirty (30) consecutive trading days.

         IF WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH PRIOR ACQUISITIONS OUR STOCK MAY BE FURTHER DILUTED.


         As of February 3, 2003, there were 284,442,961 shares of our common stock outstanding. Since January 1, 2001, we have issued a net aggregate of 182,956,260 shares of common stock, of which 97,261,634 shares were issued in connection with acquisitions of businesses and assets and 64,810,635 shares were issued upon conversion of our Series C preferred stock. We have effected, and will likely continue to effect, acquisitions or contract for services through the issuance of common stock or our other equity securities. In addition, we have agreed to future earnout and "price protection" provisions in prior acquisition and other agreements, which may result in additional shares of common stock being issued. At December 31, 2002, based upon the expected performance an acquired subsidiary, we are contingently liable for additional consideration of approximately
$1.9 million. Such issuances of additional securities may be dilutive to the value of our common stock and may have a material adverse impact on the market price of our common stock.


         WE ARE OFFERING OUR SHARES ON A BEST EFFORTS BASIS AND THERE IS NO GUARANTEE THAT WE WILL SELL THE MAXIMUM SHARES OFFERED.

         No underwriter has been retained to purchase the shares offered in connection with this prospectus. There can be no assurance that all of the shares offered will be sold and that we will receive all of the estimated net proceeds generated from such a sale of all of the common stock. If all of the 50,000,000 shares offered are not sold, we may be unable to fund all of the intended uses for the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital generated by our operations. Alternative sources of funds may not be available to us at a reasonable costs.

         WE MAY ISSUE ADDITIONAL SECURITIES WHICH WOULD DILUTE THE VALUE OF THE SHARES OF OUR COMMON STOCK.

         Certain events over which you will have no control could result in the issuance of additional shares of our common stock, which could dilute the value of your shares of common stock. We may issue additional shares of common stock:

    o    to raise additional capital;

    o upon the exercise of outstanding options and stock purchase warrants or additional options and warrants issued in the future;

    o    in connection with loans or other capital raising transactions; and

    o    in connection with acquisitions of other businesses or assets.

         As of February 3, 2003, there were outstanding warrants and options to acquire up to 41,267,858 additional shares of our common stock. If exercised, these securities could dilute the value of the shares of common stock. In addition, we have the authority to issue up to a total of 435,000,000 shares of common stock and up to 5,000,000 shares of preferred stock without further stockholder approval, including shares which could be convertible into our common stock, subject to applicable SmallCap requirements for issuing additional shares of stock. Were we to issue any such shares, including the shares being offered in this prospectus, or enter into any other financing transactions, the terms may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of the common stock.


         COMPETITION COULD REDUCE OUR MARKET SHARE AND DECREASE OUR REVENUE.

         Each of our business units operates in a highly competitive environment, and we expect that competitive pressures will continue in the future. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas that we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States and Europe. In response to competitive pressures, we may be required to reduce prices or increase spending in order to retain or attract customers or to pursue new market opportunities. As a result, our revenue, gross profit and market share may decrease, each of which could significantly harm our results of operations. In addition, increased competition could prevent us from increasing our market share, or cause us to lose our existing market share, either of which would harm our revenues and profitability. We cannot assure you that we will have the financial, technical, marketing and other resources required to successfully compete against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition or results of operations.

         IF WE DEFAULT ON OUR OBLIGATIONS UNDER THE IBM CREDIT AGREEMENT, OUR BUSINESS OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED.


         On several occasions during 2001 and 2002, we failed to comply with the covenants contained in our previous credit agreement with IBM Credit, and, as a result, at times we were in default under that agreement. We entered into the Third Amended and Restated Term Credit Agreement with IBM Credit, which we refer to as the IBM Credit Agreement, which became effective on March 27, 2002, upon the completion of the merger between pre-merger Digital Angel and MAS. The IBM Credit Agreement contains various financial and other restrictive covenants that, among other things, limit our ability to borrow additional funds and declare and pay dividends, and requires us, and Digital Angel Corporation to, among other things, maintain various financial ratios and comply with various other financial covenants.
At June 30, 2002, we, and Digital Angel Corporation, were not in compliance with certain of the financial ratios contained in the IBM Credit Agreement and we were not in compliance with other provisions of the IBM Credit Agreement. On August 21, 2002, IBM Credit provided us with a waiver of such noncompliance. As consideration for the waiver, we issued to IBM a five-year warrant to purchase approximately 2.9 million shares of our common stock at $0.15 per share and a warrant to purchase 1,849,000 shares of VeriChip Corporation's common stock at $.05 per share. On September 30, 2002, we entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to our performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. On November 1, 2002, we entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. Based upon our current level of operations, we believe that we will be able to maintain compliance with these revised financial covenants at December 31, 2002. While Digital Angel Corporation has not yet finalized its operating results for the year ended December 31, 2002, it does not expect to have maintained compliance with the revised financial performance covenant under the IBM Credit Agreement and with certain financial covenant under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Failure to obtain any required waivers under these credit agreements may have a material adverse effect on our business and financial condition. In the absence of waivers or amendments to the financial covenants, any such noncompliance would constitute an event of default under both the IBM Credit Agreement and the Wells Fargo credit agreement; and IBM Credit and Wells Fargo would be entitled to accelerate the maturity of all amounts owed to them. We do not currently have available funds to repay the amounts owed to IBM Credit if the maturity of the obligation is accelerated. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional financing resources, there would be substantial doubt that we would be able to continue operations in the normal course of business.
See the risk factor entitled "If We Need Additional Capital For Our Ongoing Operations Or We Are Unable To Restructure The IBM Credit Agreement, We May Not Be Able To Continue Operations In The Normal Course of Business."

         IF WE NEED ADDITIONAL CAPITAL FOR OUR ONGOING OPERATIONS OR WE ARE UNABLE TO RESTRUCTURE THE IBM CREDIT AGREEMENT, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS IN THE NORMAL COURSE OF BUSINESS.

         We may require additional capital for our ongoing operations or to repay IBM Credit the amounts owed them. Under the terms of the IBM Credit Agreement, amounts outstanding bear interest at an annual rate of 17% and mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be automatically extended to February 28, 2004, if we repay at least 40% of the original principal amount outstanding, plus accrued interest and expenses, totaling approximately $45.5 million prior to February 28, 2003. If the maturity date is extended to February 28, 2004, the maturity date will be automatically extended again to February 28, 2005, if we repay an additional $32.8 million, or 40%, of the original principal amount outstanding, plus accrued interest and expenses, prior to February 28, 2004. Any amounts outstanding at February 28, 2005, must be repaid by August 31, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25%. If all amounts are not repaid by February 28, 2004, the interest rate increases to 35%. We do not currently have the funds that will be required for the February 28, 2003 payment, and there is no likelihood that the funds will be available when required for the payments due in 2004 and 2005. We are in the process of negotiating with IBM Credit to restructure the IBM Credit Agreement to extend the payment terms and to modify other provisions of the IBM Credit Agreement. We believe that we will be successful in our efforts to restructure the IBM Credit Agreement. There can be no assurance, however, that our ongoing discussions with IBM Credit concerning the restructuring will be successful. Our failure to comply with the payment terms imposed by the IBM Credit Agreement would constitute a default under the IBM Credit Agreement, allowing IBM Credit to terminate its commitments to us and to accelerate the maturity of all amounts owed to them.

         In addition, shares of Digital Angel Corporation common stock, which we transferred to a Delaware business trust, may be liquidated, if so directed by IBM Credit, to provide funds necessary to make these payments. Such liquidation of the shares of Digital Angel common stock will be made in accordance with the SEC rules and regulations governing affiliates.

         The IBM Credit Agreement prohibits us from borrowing funds from other lenders, and will not provide for any further advances by IBM Credit. Accordingly, even is we are successful in restructuring the IBM Credit Agreement, there can be no assurance that we will have access to funds necessary to provide for our ongoing operating expenses to the extent not provided from our ongoing operating revenue. Failure to obtain additional funding may have a negative impact on our business, financial condition and results of operations.


         WE DEPEND ON OUR SMALL TEAM OF SENIOR MANAGEMENT, AND WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING ADDITIONAL PERSONNEL.

         The success of our business depends on the continued service of our executive officers and key personnel. We have entered into employment contracts ranging for periods of one to five years through February 2006 with our key officers and employees. Some of these employment contracts call for bonus arrangements based on earnings. There can be no assurance that we will be successful in retaining our key employees or that we can attract and retain additional skilled personnel as required. The loss of the services of any of our central management team could harm our business, financial condition and results of operations. In addition, the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable.

         WE FACE THE RISKS THAT THE VALUE OF OUR INVENTORY MAY DECLINE BEFORE WE SELL IT OR THAT WE MAY NOT BE ABLE TO SELL THE INVENTORY AT THE PRICES WE ANTICIPATE.

         Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.

         BECAUSE WE WILL NOT PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE, STOCKHOLDERS MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT IN THE COMMON STOCK.

         We have never declared or paid dividends on our common stock, and we cannot assure you that any dividends will be paid in the foreseeable future. The IBM Credit Agreement places restrictions on the declaration and payment of dividends. We intend to use any earnings which we generate to finance our operations and to repay the amounts outstanding under the IBM Credit Agreement, and, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to our stockholders.

         PROVISIONS IN OUR EMPLOYMENT AGREEMENTS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFITS TO OUR
STOCKHOLDERS.

         Our employment or other agreements with Richard Sullivan and Jerome Artigliere include change of control provisions under which the employees may terminate their employment within one year after a change of control and are entitled to receive specified severance payments and/or continued compensation payments for sixty months. The employment agreement for Richard Sullivan also provides for supplemental compensation payments for sixty months upon termination of employment, even if there is no change in control, unless his employment is terminated due to a material breach of the terms of the employment agreement. Also, our agreements with Richard Sullivan and Garrett Sullivan, our former president, provide for certain "triggering events," which include a change in control, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current position with us for any reason other than a material breach of the terms of his employment agreement. In that case, we would be obligated to pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

         Under the terms of the IBM Credit Agreement, we are prevented from making cash payments to various executive officers, including certain portions of Richard J. Sullivan's salary and bonus and the payments described in the preceding paragraph to Richard Sullivan, Garrett Sullivan and Jerome Artigliere, until our obligations to IBM Credit are repaid in full. Our obligations to make the payments described in the preceding paragraph could adversely affect our financial condition or could discourage other parties from entering into transactions with us, which might be treated as a change in control or triggering event for purposes of these agreements.

         WE MAY NOT PREVAIL IN ONGOING LITIGATION AND MAY BE REQUIRED TO PAY SUBSTANTIAL DAMAGES.

         In addition to the litigation described in Legal Proceedings beginning on page 24, we are party to various legal actions as either plaintiff or defendant in the ordinary course of business. While we believe that the final outcome of these proceedings will not have a material adverse effect on our financial position, cash flows or results of operations, we cannot assure the ultimate outcome of these actions and the estimates of the potential future impact on our financial position, cash flows or results of operations for these proceedings could change in the future. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions.

         WE CANNOT ENSURE THE VALIDITY OR PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS OR PATENT RIGHTS.

         Our ability to commercialize any of our products under development will depend, in part, on our ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patent applications licensed to or owned by us will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to us will be valid or enforceable or that any patents will provide meaningful protection to us. Furthermore, we do not own the VeriChip technology that is produced under patents #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term of approximately ten and one-half years. We cannot provide assurances that VeriChip Corporation will retain licensing rights to the use of these patents beyond the licensing period or that the license will not be terminated early.

         There can be no assurance that the patents owned and licensed by us, or any future patents, will prevent other companies from developing similar or equivalent products. Furthermore, there can be no assurance that any of our future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that our patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such patents and if we are found liable for infringement or if we are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products requiring such licenses.

         We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information.

         OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION.

         Some of our current or future products may be subject to government regulation and, in some cases, pre-approval. By letter dated October 17, 2002, the Food and Drug Administration (FDA) issued a determination that the VeriChip product is not a medical device under Section 513(g) of the Federal Food, Drug and Cosmetic Act with respect to the intended security, financial and personal identification/safety applications. However, the FDA further stated in its determination letter that with respect to the use of the VeriChip product in health information applications, VeriChip is a medical device subject to the FDA's jurisdiction. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. While we currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. There can be no assurances that the required FDA regulatory reviews will be conducted in a timely manner or that regulatory approvals will be obtained. Our future failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on us.

         Digital Angel is subject to federal, state and local regulation in the United States and other countries, and it cannot predict the extent to which it may be affected by future legislative and other regulatory developments concerning its products and markets. Digital Angel develops, assembles and markets a broad line of electronic and visual identification devices for the companion animal, livestock and wildlife markets. Digital Angel's readers must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and the insecticide products purchased and resold by Digital Angel have been approved by the U.S. Environmental Protection Agency (EPA) and are produced under EPA regulations. Sales of insecticide products are incidental to Digital Angel's primary business and do not represent a material part of its operations or revenues. Digital Angel's products also are subject to compliance with foreign government agency requirements. Digital Angel's contracts with its distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell Digital Angel's products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any actions by these regulators could materially adversely affect Digital Angel's business.

         WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FROM THE USE OF OUR PRODUCTS.

         Manufacturing, marketing, selling, and testing our products under development entails a risk of product liability. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, there can be no assurance that a successful claim could not be made against us, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would not have a material adverse effect on our business, financial condition, and results of operations and on the price of our common stock.

         THE THERMO LIFE TECHNOLOGY HAS NOT YET BEEN DEVELOPED FOR COMMERCIAL DEPLOYMENT.

         The Thermo Life technology has been successfully tested in the laboratory. Our ability to develop and commercialize products based on this proprietary technology will depend on our ability to develop our products internally on a timely basis. No assurances can be given as to when or if the Thermo Life technology will be successfully marketed.

         OUR SUCCESS DEPENDS ON OUR ABILITY TO SELL INCREASING QUANTITIES OF OUR PRODUCTS.

         Our success currently depends primarily upon our ability to successfully market and sell increasing quantities of our products. Our ability to successfully sell increasing quantities of our products will depend significantly on the increasing acceptance of our products. Our failure to sell our products would have a material adverse effect on us. Unfavorable publicity concerning our products or technology also could have an adverse effect on our ability to obtain regulatory approvals and to achieve acceptance by intended users; any of which would have a material adverse effect on us.

         WE HAVE BEEN, AND MAY CONTINUE TO BE, ADVERSELY AFFECTED BY RECENT EVENTS.

         The events of September 11, 2001, in New York City and Washington D.C. have, and are likely to continue to have, a negative effect on the economic condition of the U.S. financial markets in general and on the technology sector in particular. As a result of the current economic slowdown, which was worsened by the events of September 11, 2001, we have experienced deteriorating sales for certain of our businesses. This resulted in the shut down of several of our businesses during the third and fourth quarters of 2001, which resulted in a decrease in our revenues during 2002. Also, letters of intent that we had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of our businesses indicated a decline in their fair values. As a result, we recorded asset impairment charges and increased inventory reserves during the third and fourth quarters of 2001. If the economic condition of the U.S. financial markets in general and of the technology sector in particular do not improve in the near term, and if the current economic slowdown continues, we may be forced to shut down additional businesses, causing us to incur additional charges, which could have a material adverse effect on our business, operating results and financial condition.

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

                               USE OF PROCEEDS


         We expect the net proceeds from this offering, assuming an offering price of $0.50 per share, to vary depending on the quantity of the shares sold. If we raise the maximum projected, the net proceeds would be approximately $22,300,000, after deducting an estimated selling discount of $2,500,000, or ten percent (10%), and estimated offering expenses of $200,000. The calculations in this paragraph assume the deduction of expenses payable by Applied Digital Solutions, Inc. estimated to be $200,000. We cannot assure you that we will be able to realize a market price of $0.50 per share, that the selling discount will not exceed 10%, and that the offering expenses will not exceed $200,000.


         We intend to use the net proceeds, along with any other financing sources that may become available to us, for the payment of debt and to support our anticipated growth. Assuming we are successful in raising the estimated maximum amount, we intend to apply the net proceeds of this offering to the following areas and in approximately the following amounts:


                                                                                      Maximum
        Use of Capital                                                             Raise Amount        %
        --------------
        Payment of debt                                                             $15,000,000      67.3

        General corporate purposes (including working capital requirements such as research and development and the funding of future acquisitions, sales and marketing, capital expenditures and other
        general corporate purposes).                                                  7,300,000      32.7
                                                                               -------------------------------
             Total                                                                  $22,300,000     100.0
                                                                               ===============================


Working Capital Requirements

         We expect additional cash flow requirements for working capital as we increase our purchases of the VeriChip product, and continue our research and development efforts for our products: VeriChip and Thermo Life. Additionally, we intend to pursue complementary acquisition, merger or strategic alliance opportunities that will allow us to pursue our goal of becoming a premier advanced technology company.

Sales and Marketing

         In order to grow our revenues, we must further establish the recognition of the VeriChip product, which is essential to building our Advanced Technology brand. In addition, increasing the awareness of VeriChip in the market place should not only attract new customers, but may also attract potential strategic partners and employees.

Capital Expenditures

         As our VeriChip and Thermo Life businesses grow and evolve, we will require capital expenditures to aid in the utilization of technology, including use of the Internet, for our customer/information database, as well as for our customer service, sales and shipping departments. The benefits provided will be efficient and reliable customer information, customer ease of use, increased functionality, enhanced inventory maintenance and streamlined customer service and accounts receivable processing, among others.

         The amount and timing of any of the above expenses will depend on various factors, including the rate of our business growth, our research and development efforts and pipeline, the effort and timing involved in obtaining FDA and other necessary approvals for our VeriChip product's medical applications, capital equipment needs, requirements of our customers, and opportunities discovered by or presented to us. While we have prepared internal forecasts to assist management in planning our cash requirements, these forecasts, as they apply to periods extending beyond the next several months, are based on numerous assumptions as to factors beyond our control and are, therefore, not to be relied upon, and our actual cash requirements may differ materially for those we presently forecast.

         Pending the use of the proceeds of this offering for general corporate purposes, we intend to invest the net proceeds of this offering in short-term investment-grade interest bearing securities. Proceeds allocated to general corporate purposes in the above table may be used to support any of our operations, including, without limitation, the payment of accounts payable, debt repayments and other operating costs.

                                OUR BUSINESS

GENERAL

         Our company, Applied Digital Solutions, Inc., together with our subsidiaries, is an advanced technology development company. We have grown significantly through acquisitions. Since 1996, we have completed 51 acquisitions. Our business has evolved during the past five years. We have emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on the development of life-enhancing technology products and services. To date, we have developed three such products:

                o Digital Angel, for monitoring and tracking people and objects;

                o VeriChip, an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications; and

                o    Thermo Life, a thermoelectric generator.

         Over two years ago, we developed a proprietary location and monitoring system that combines advanced biosensor technology and location technology (such as global positioning satellite (GPS)) in a watch/pager device that communicates through proprietary software to a secure 24/7 operations center in California. We filed an International Patent Application directed to the system, which has been published under publication no. W/0 02/44865. The application, which is in the name of Digital Angel Corporation, is currently pending in several countries. This technology provides "where-you-are" and "how-you-are" information about loved ones (particularly elderly relatives and children), their location and their vital signs via the subscriber's computer, personal digital assistant
(PDA) or wireless telephone. We branded this technology Digital Angel and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products and services and revenues of our existing business segments. We united our existing GPS, application service provider and animal tracking business units to form pre-merger Digital Angel. We launched the Digital Angel product on November 26, 2001.


         In October 2001, we announced that our new wholly-owned subsidiary, Thermo Life Energy Corp, formerly Advanced Power Solutions, Inc., will develop, market and license our new product, Thermo Life, a small thermoelectric generator powered by body heat. Thermo Life is intended to provide a miniaturized power source for a wide range of consumer electronic devices including attachable or implantable medical devices and wristwatches. On July 9, 2002, we announced that we had achieved an important breakthrough: 3.0-volts of electrical power were successfully generated by Thermo Life in laboratory tests. We expect to begin marketing Thermo Life during the second half of 2003.


         In December 2001, we announced the development of a miniaturized, implantable verification chip, called VeriChip that can be used in a variety of security, financial, personal identification/safety and other applications. On February 7, 2002, we announced that we had created a new wholly-owned subsidiary, VeriChip Corporation, that will develop, market and license VeriChip. About the size a grain of rice, each VeriChip product contains a unique verification number. Utilizing an external scanner, radio frequency energy passes through the skin energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number contained in the VeriChip. VeriChip technology is produced under patents #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term of approximately ten and one-half years.

         On October 22, 2002, we announced that the Food and Drug Administration (FDA) had determined that VeriChip is not a regulated medical device for security, financial and personal identification/safety applications. The FDA specified in its ruling that VeriChip is a regulated medical device for health information applications when marketed to provide information to assist in the diagnosis or treatment of injury or illness. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. We currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. We began marketing VeriChip for security, financial and personal identification/safety applications within the United States, on October 24, 2002.

         On March 27, 2002, our wholly-owned subsidiary, pre-merger Digital Angel, merged with MAS, and MAS has changed its name to Digital Angel. Also, pursuant to the merger agreement, we contributed all of our stock in Timely Technology Corp., our wholly-owned subsidiary, and Signature Industries, Limited, our 85% owned subsidiary. In satisfaction of a condition to the consent to the merger by IBM Credit Corporation, which we refer to as IBM Credit, we transferred to the Digital Angel Trust all shares of the Digital Angel Corporation common stock owned by us and, as a result, Digital Angel Trust has legal title to approximately 74.08% of the Digital Angel Corporation common stock. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common stock until our obligations to IBM Credit are repaid in full. We have retained beneficial ownership of the shares. The Digital Angel Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit in the event we fail to make payments, or otherwise default, under our IBM Credit Agreement, which became effective on the date of the merger. Such liquidation of the shares of Digital Angel Corporation common stock will be in accordance with the Securities and Exchange Commission's rules and regulations governing affiliates.

         As a result of the current economic slowdown, which was worsened by the events of September 11, 2001, we have experienced deteriorating sales for certain of our businesses. Beginning in August 2001, our management team, with the advice of outside consultants, concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into our new business model or were not cash-flow positive. This has resulted in a corporate restructuring that began in the third quarter of 2001. Since that time, we have sold 12 business units, generating proceeds of over $11 million. The majority of these proceeds have been used to reduce debt obligations to IBM Credit. In addition, we have also closed 16 business units. With this new structure we believe we have a leaner, more focused organization in which to advance our products: Digital Angel, Thermo Life and VeriChip.

         The majority of our operations are the result of acquisitions completed during the last six years. Our revenues from continuing operations were $78.0 million for the nine-months ended September 30, 2002, and $156.3 million, $134.8 million, $129.1 million, $74.3 million, and $41.6 million respectively, in 2001, 2000, 1999, 1998 and 1997.

         We are a Missouri corporation and were incorporated on May 11, 1993. Our principal office is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our phone number is (561) 805-8000.

         BUSINESS SEGMENTS

         As a result of the merger of pre-merger Digital Angel and MAS, which occurred on March 27, 2002, the significant restructuring of our business during the past year and our emergence as an advanced technology development company, we have re-evaluated and realigned our reporting segments. Effective January 1, 2002, we currently operate in three business segments: Advanced Technology, Digital Angel Corporation and SysComm International.

         The business units comprising our Advanced Technology segment represent those businesses that we believe will provide the necessary synergies, support and infrastructure to allow us to develop, promote and fully-integrate our life-enhancing technology products and services. Our VeriChip and Thermo Life products are included in the Advanced Technology segment.

         As of December 31, 2001, 2000 and 1999, revenues from this segment accounted for 28.5%, 24.0% and 7.2%, respectively, of our total revenues.

         Our Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, our approximately 74% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly

Animal Tracking), Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. Physician Call Center and Other reflect the newly acquired MAS business.

         As of December 31, 2001, 2000 and 1999, revenues from this segment accounted for 22.9%, 16.5% and 11.1%, respectively, of our total revenues.

         Our SysComm International segment consists of the business operations of our 52.5% owned subsidiary, SysComm International Corporation (OTC:SYCM). This segment provides professional services in the areas of systems integration, information technology (IT) procurement and logistics, and technology strategy. Doing business as "InfoTech," this segment provides integrated eBusiness strategy and technology implementation services on a regional basis to enterprise and small to medium businesses who want to fully leverage eBusiness technologies as part of their overall business strategy. Its service offerings include technology strategy and due diligence consulting, systems architecture and design, application and technology infrastructure deployment, enterprise security, IT product procurement and logistics, and provisioning.

         As of December 31, 2001, 2000 and 1999, revenues from this segment accounted for 21.9%, 20.2% and 13.9%, respectively, of our total revenues.

         Business units that were part of our continuing operations and that were closed or sold during the 2001 and 2002 are reported as "All Other."

         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the nine-months ended September 30, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

         Additionally, our previously reported Intellesale and all other non-core business segments are reported as discontinued operations.

         Prior to January 1, 2002, our business was organized into three industry groups or business segments: Applications, Services, and Advanced Wireless. Segment information for the three years ended December 31, 2001, have been restated to present our reportable segments on a comparative basis.

         DISCONTINUED OPERATIONS

         On February 22, 2001, our senior management approved a plan to sell Intellesale, Inc. and all of our other non-core businesses. Our Board of Directors approved the plan on March 1, 2001. The results of operations, financial condition and cash flows of Intellesale and all of our other non-core businesses have been reported as Discontinued Operations in our financial statements and prior periods have been restated.

         RAW MATERIALS AND SUPPLIES

         To date, we have not been materially adversely affected by the inability to obtain raw materials or products.

         PATENTS AND TRADEMARKS

         The success of our Advanced Technology and Digital Angel Corporation segments depend significantly on our ability to maintain patent, trademarks and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the propriety rights of third parties. We license VeriChip from Digital Angel Corporation under an exclusive product and technology license, which terminates in 2013. We filed an International Patent Application directed to the Digital Angel product, which has been published under publication no. W/0 02/44865. The application, which is in the name of Digital Angel Corporation, is currently pending in several countries.

         SEASONALITY

         No material portion of our business is considered to be seasonal.

         BACKLOG


         At December 31, 2002, we, and our subsidiaries had a backlog of orders of approximately $31.3 million. We expect the majority of the backlog at December 31, 2002 to be filled within one year.


         COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

         Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues, including changes in legally mandated standards.

         CUSTOMERS

         We deliver products and services across a multitude of industries, including manufacturing, financial, utilities, retail, health, communications, high tech, insurance, transportation and government. Some of our largest customers include several agencies of the United States federal government, Goldman Sachs, Hackensack University Medical Center, IBM, Merial France, Morgan Stanley, Pacific States Marine, Party City, PSE&G and University Medical. Other than customary payment terms, we do not offer any financing to our customers.

         Approximately $22.1 million, or 99.9%, and $21.3 million, or 77.7%, of our wholly owned subsidiary, Computer Equity Corporation's revenue during the nine-months ended September 30, 2002, and the year-ended December 31, 2001, respectively, were generated through sales to the United States federal government. Computer Equity Corporation is a communications integration company in our Advanced Technology segment. Most of this business is being performed under a contract vehicle entitled Wire and Cable Service (WACS) that is managed by the General Services Administration (GSA). WACS allows Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract.

         The GSA contracting official responsible for WACS has notified Computer Equity Corporation that the WACS contract is being extended until September 30, 2003. Upon expiration of WACS, no new WACS tasks can be started; however, tasks started prior to the expiration date can be completed. Due to the nature of the government's budget cycle, projects funded in 2003 with fiscal year 2002 and 2003 funds will be continued with an expected completion date by the end of 2004.


         When the WACS contract expires, it will be replaced with the CONNECTIONS contract. Computer Equity Corporation recently learned that its subsidiary was one of 17 companies that were awarded the CONNECTIONS contract. The CONNECTIONS contract has a three-year base term and five successive one-year renewal options.


         COMPETITION

         We operate in highly competitive businesses that are sensitive to technological advances. Although successful product and systems development is not necessarily dependent on substantial financial resources, some of our competitors in each of our businesses are larger and can maintain higher levels of expenditures for research and development than us, and consequently, we may not be able to compete as effectively as those companies. Our competitors in the Advanced Technology, Digital Angel Corporation, and SysComm International segments include large multinational technology companies, as well as smaller companies with developing technology expertise. Our principal methods of competition in these businesses include our product and service mix, technological capabilities, management experience, ability to meet delivery schedules, knowledge of local markets, and effectiveness of customer service.

         EMPLOYEES


         At February 3, 2003, we employed approximately 468 employees.


         GEOGRAPHIC AREAS

         We operated in three geographic areas during the three years ended December 31, 2001: the United States, which comprises the majority of our operations, Canada and the United Kingdom. We operated in the United States and the United Kingdom during the nine-months ended September 30, 2002. Our Canadian operations were comprised of a telecommunications company, which we disposed of in 1999, and an automotive manufacturing and engineering company, which is included in our Discontinued Operations, and was disposed of in January 2002. One of our United Kingdom companies was closed in April 2002. With the exception of our non-core automotive manufacturing and engineering company in Canada and the closed United Kingdom company, the majority of our revenues and expenses in each geographic area, both from continuing and Discontinued Operations, were generated in the same currencies.

         Approximately 41%, 40% and 34% of the manufacturing and engineering company's revenues were generated in U.S. dollars for the years ended December 31, 2001, 2000 and 1999, respectively, while 94%, 100% and 100% of its expenses were incurred in Canadian dollars during the same respective periods. Approximately 89% of the revenues for the United Kingdom company that was closed in April 2002 were generated in foreign currencies during 2001 and the first quarter of 2002, while 45% of its expenses were generated in foreign currencies. We acquired the closed United Kingdom in mid-December 2000. We did not incur any significant foreign currency gains or losses during the three years ended December 31, 2001.

         PROPERTIES


         At February 3, 2003, we were obligated under leases for approximately 183,549 square feet of facilities, of which 124,085 square feet was for office facilities and 59,464 square feet was for factory and warehouse space. These leases expire at various dates through 2042. In addition, we owned 105,777 square feet of office and manufacturing facilities, of which 69,800 square feet was for manufacturing, factory and warehouse use and 35,977 square feet was for office space.


         The following table sets forth our owned and leased properties by business divisions:

                                                            FACTORY /
                                                  OFFICE    WAREHOUSE         TOTAL
                                                  ------    ---------         -----
                                                       (AMOUNTS IN SQUARE FEET)
         Advanced Technology                      40,119      13,464          70,122
         Digital Angel Corporation                52,258     109,800         162,058
         Syscomm International                     9,262       1,000          10,262
         All Other                                16,900       5,000          21,900
         Corporate (1)                            23,484          --          23,484
                                                 -------     -------         -------
         Continuing Operations                   158,562     129,264         287,826
         Discontinued Operations                   1,500          --           1,500
                                                 -------     -------         -------
                  Total                          160,062     129,264         289,326
                                                 =======     =======         =======

         (1) Includes office space leased to others.

         The following table sets forth the principal locations of our properties:

                                                               FACTORY /
                                                    OFFICE     WAREHOUSE       TOTAL
                                                    ------     ---------       -----
                                                        (AMOUNTS IN SQUARE FEET)
         California                                 30,957                     30,957
         Florida                                     6,307                      6,307
         Louisiana                                   1,500           --         1,500
         Maryland                                   13,800        4,800        18,600
         Minnesota                                  10,000       65,000        75,000
         New Hampshire                              15,856        5,464        21,320
         New Jersey (1)                             20,838        1,000        21,838
         New York                                    3,254                      3,254
         Ohio                                       16,900        5,000        21,900
         Virginia                                   18,500        8,000        26,500
         United Kingdom                             22,150       40,000        62,150
                                                   -------      -------       -------
                  Total                            160,062      129,264       289,326
                                                   =======      =======       =======

         (1) Includes office space leased to others.

LEGAL PROCEEDINGS

         We, and certain of our subsidiaries, are parties to various legal actions as either plaintiff or defendant and accordingly, have recorded certain reserves in our financial statements as of September 30, 2002. In our opinion, these proceedings are not likely to have a material adverse affect on our financial position, our cash flows or our overall trends in results. The estimate of the potential impact on our financial position, our overall results of operations or our cash flows for these proceedings could change in the future.

         On January 31, 2002, Treeline, Inc. filed a complaint in the Common Pleas Court of Cuyahoga County, Ohio against us, and one of our subsidiaries, STR, Inc., now known as ARJANG, Inc. ("STR") and another defendant who was formerly an executive of STR, alleging that STR breached its lease agreement with Treeline, Inc. in connection with a facility no longer being used by us. The complaint alleges that we, and the former executive of STR, are liable as Guarantors of the lease for damages sustained by Treeline as a result of the alleged breach. The plaintiff demanded monetary relief of an unspecified amount.

         During the quarter ended March 31, 2002, 510 Ryerson Road Inc. filed a lawsuit against us and one of our subsidiaries in connection with a lease for a facility that we vacated prior to the expiration of the lease and which is no longer in use. The trial date, originally set for December 2002, has been rescheduled for February 2003.

         In May 2002, a purported securities fraud class action was filed against us and one of our directors. In the following weeks, fourteen virtually identical complaints were filed and they have now been consolidated into a single action, In re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. The primary allegations in the recently filed Amended Consolidated Complaint include claims that:

                o we recklessly engaged in a strategy of acquiring subsidiaries without regard to any strategic worth;

                o we lacked the necessary accounting controls over our subsidiaries;

                o we manipulated our stock price through the issuance of press releases; and

                o our statements about our subsidiaries Intellesale, Inc. and VeriChip Corporation were false and misleading.


         We believe these claims, and the action in general, are without merit and we intend to vigorously defend the action. We filed a motion to dismiss the Amended Consolidated Complaint on December 27, 2002.

         In July 2002, SRZ Trading LLC filed a derivative complaint in the Circuit Court of Cole County, Missouri against us, and several of our officers and directors. The complaint alleges that we misrepresented our financial condition and disseminated false and misleading statements about VeriChip. The plaintiff demanded monetary relief in an unspecified amount.
The action was dismissed. The plaintiff subsequently filed a substantially similar claim in the U.S. District Court for the Southern District of Florida. We believe the action is without merit and intend to vigorously defend against it.

         On September 25, 2002, The Bank of Scotland filed a complaint in the Court of Session in Edinburgh, Scotland against us alleging that we owe them money under the terms of an agreement dated December 18, 2000, governing the Senior Term Loan and Overdraft Facilities ("Loan Agreement"). Under the terms of the Loan Agreement, Caledonian Venture Holding Limited (also referred to as Transatlantic Software Corporation) was purchased by us through the issuance of our common stock. The complaint alleges that we are liable for a shortfall of approximately $565,000 created under the price protection provision of the loan.

         On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. (collectively, "Plaintiffs") filed suit against Customized Services Administrators, Incorporated ("CSA"), Pricesmart, Inc. ("Pricesmart"), Commercial Union Insurance Company ("Commercial Union"), CGU Insurance Group, and the Digital Angel Corporation (collectively the "Defendants") in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy (the "Insurance Contract") allegedly purchased by Plaintiffs from Defendants on March 6, 2000. The complaint alleges, among other things, that Defendants breached the Insurance Contract, defrauded Plaintiffs, acted in bad faith, engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. (the "Deceased") and the intentional infliction of emotional distress on Plaintiffs. The complaint seeks the cost of funeral and burial expenses of the Deceased and amounts constituting the loss of financial support of the Deceased, general damages, attorney's fees and costs, and exemplary damages. CSA has filed a cross-claim against the Digital Angel Corporation alleging that it should be held liable for any liability that CSA may have to Plaintiffs. Digital Angel Corporation has denied the allegations of the complaint and the CSA cross-claim. There have been no material developments in this proceeding through December 6, 2002.

                           SELECTED FINANCIAL DATA

         You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations and balance sheet data for the years ended and as of December 31, 2001, 2000, 1999, 1998, and 1997 are derived from our consolidated financial statements. Our audited consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 are included elsewhere in this prospectus. The statement of operations and balance sheet data for the nine-months ended and as of September 30, 2002 and 2001 have been derived from the unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments, which are only normally recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods, and results for the nine-months ended September 30, 2002 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2002.

                                           NINE-MONTHS ENDED
                                           -----------------
                                              SEPTEMBER 30,                     FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                              -------------        ---------------------------------------------------------------
                                           2002         2001          2001          2000         1999          1998         1997
                                           ----         ----          ----          ----         ----          ----         ----
                                       (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenue                             $ 77,958     $ 128,646    $  156,314    $  134,766    $129,064      $ 74,343     $ 41,616
 Cost of goods and services sold           51,117        90,466       109,839        82,475      74,299        39,856       19,709
                                         --------     ---------    ----------    ----------    --------      --------     --------
 Gross profit                              26,841        38,180        46,475        52,291      54,765        34,487       21,907
 Selling, general and administrative
   expense                                (54,606)      (62,539)     (102,316)      (61,996)    (58,960)      (32,120)     (18,224)
 Research and development                  (2,405)       (4,741)       (8,610)       (2,504)         --            --           --
 Depreciation and amortization             (3,597)      (21,483)      (28,899)      (11,073)     (6,560)       (2,913)      (1,219)
 Asset impairment, restructuring and
   unusual costs                             (784)      (68,764)      (71,719)       (6,383)     (2,550)           --           --
 (Loss) gain on sale of subsidiary
   and assets                                 194        (4,052)       (6,058)          486      20,075           733           --
 Interest income                            1,388         1,568         2,076         1,095         422           291          183
 Interest expense                         (12,574)       (6,926)       (8,555)       (5,901)     (3,478)       (1,070)        (570)
                                         --------     ---------    ----------    ----------    --------      --------     --------
 (Loss) income from continuing
   operations before provision for
   income taxes, minority interest,
   net loss on subsidiary merger
   transaction, equity in net loss of
   affiliate and extraordinary loss       (45,543)     (128,757)     (177,606)      (33,985)      3,714          (592)       2,077
 Provision (benefit) for income taxes         200        21,718        20,870        (5,040)      1,180           670          600
                                         --------     ---------    ----------    ----------    --------      --------     --------
 (Loss) income from continuing
   operations before minority
   interest, net loss on subsidiary
   merger transaction, equity in net
   loss of affiliate and extraordinary
   loss                                   (45,743)     (150,475)     (198,476)      (28,945)      2,534        (1,262)       1,477
 Minority interest                           (762)         (504)         (718)          229         (46)          120          382
 Net loss on subsidiary merger
   transaction                              4,644            --            --            --          --            --           --
 Equity in net loss of affiliate              291           118           328            --          --            --           --
                                         --------     ---------    ----------    ----------    --------      --------     --------
 (Loss) income from continuing
   operations                             (49,916)     (150,089)     (198,086)      (29,174)      2,580        (1,382)       1,095
 Income (loss) from discontinued
   operations, net of income taxes             --           213           213       (75,702)      3,012         6,072        1,245
 Loss on disposal of discontinued
   operations, including provision for
   operating losses during phase-out
   period, net of tax benefit                 105       (22,537)      (16,695)       (7,266)         --            --           --
                                         --------     ---------    ----------    ----------    --------      --------     --------
 (Loss) income before extraordinary
   loss                                   (49,811)     (172,413)     (214,568)     (112,142)      5,592         4,690        2,340
 Extraordinary gain (loss), net of
   taxes                                       --         9,465         9,465            --        (160)           --           --
                                         --------     ---------    ----------    ----------    --------      --------     --------
 Net (loss) income                        (49,811)     (162,948)     (205,103)     (112,142)      5,432         4,690        2,340
 Preferred stock dividends                     --        (1,143)       (1,147)         (191)         --           (44)         (72)
 Accretion of beneficial conversion
   feature of preferred stock                  --        (9,392)       (9,392)       (3,857)         --            --           --
                                         --------     ---------    ----------    ----------    --------      --------     --------
 Net (loss) income available to common
   stockholders                          $(49,811)    $(173,483)   $ (215,642)   $ (116,190)   $  5,432      $  4,646     $  2,268
                                         ========     =========    ==========    ==========    ========      ========     ========


                                     26


                                           NINE-MONTHS ENDED
                                           -----------------
                                              SEPTEMBER 30,                     FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                              -------------        ----------------------------------------------------------------
                                           2002          2001         2001          2000         1999          1998         1997
                                           ----          ----         ----          ----         ----          ----         ----
                                        (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Net (loss) income per common
   share - basic:
    Continuing operations                $   (0.19)    $   (1.09)  $    (1.23)   $    (0.52)   $    0.06     $   (0.05)   $    0.08
    Discontinuing operations                    --         (0.15)       (0.10)        (1.30)        0.06          0.19         0.10
    Extraordinary gain (loss)                   --          0.06         0.06            --           --            --           --
                                         ---------     ---------   ----------    ----------    ---------     ---------    ---------
      Net (loss) income per common
        share - basic                    $   (0.19)    $   (1.18)  $    (1.27)   $    (1.82)   $    0.12     $    0.14    $    0.18
                                         =========     =========   ==========    ==========    =========     =========    =========

 Net (loss) income per common
   share - diluted:
    Continuing operations                $   (0.19)    $   (1.09)  $    (1.23)   $    (0.52)   $    0.05     $   (0.05)   $    0.07
    Discontinuing operations                    --         (0.15)       (0.10)        (1.30)        0.06          0.17         0.08
    Extraordinary gain (loss)                   --          0.06         0.06            --           --            --           --
                                         ---------     ---------   ----------    ----------    ---------     ---------    ---------
      Net (loss) income per common
        share - diluted                  $   (0.19)    $   (1.18)  $    (1.27)   $    (1.82)   $    0.11     $    0.12    $    0.15
                                         =========     =========   ==========    ==========    =========     =========    =========

 Average common shares outstanding:
    Basic                                  265,001       146,890      170,009        63,825       46,814        32,318       12,632
    Diluted                                265,001       146,890      170,009        63,825       50,086        34,800       15,245


                                                 AS OF SEPTEMBER 30,                   AS OF DECEMBER 31,
                                                 -------------------   ---------------------------------------------------
                                                        2002             2001       2000      1999       1998       1997
                                                        ----             ----       ----      ----       ----       ----
                                                    (UNAUDITED)                    (AMOUNTS IN THOUSANDS)
        BALANCE SHEET DATA:
        Cash and cash equivalents                     $  7,164         $  3,696   $  8,039  $  2,181   $  1,936   $  5,957
        Due from buyers of divested subsidiary              --            2,625         --    31,302         --         --
        Property and equipment                          16,925           20,185     21,368     6,649      8,933      1,890
        Goodwill                                       130,641           90,831    166,024    24,285     23,786      8,439
        Net (liabilities) assets of discontinued
          operations                                   (10,696)          (9,460)     8,076    75,284     37,320     14,672
        Total assets                                   195,012          167,489    319,451   186,605     71,613     34,749
        Long-term debt                                   3,919            2,586     69,146    33,260      1,864      1,010
        Total debt                                      85,481           86,581     74,374    62,915     26,055      7,825
        Minority interest                               35,938            4,460      4,879     1,292      1,300        639
        Redeemable preferred stock and option               --            5,180     18,620        --         --        900
        Stockholders' equity                            26,264           28,119    160,562    92,936     67,560     36,285

         The following table presents the impact of FAS 142 on our selected financial data as indicated:

                                                       NINE-MONTHS
                                                          ENDED       YEAR ENDED    YEAR ENDED     YEAR ENDED
                                                      SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                           2001          2001          2000           1999
                                                           ----          ----          ----           ----
(Loss) income before extraordinary (loss) gain:
(Loss) income before extraordinary (loss) gain as
  reported                                              $(172,413)     $(214,568)   $ (112,142)      $ 5,592
Add back: Goodwill amortization                            17,130         21,312         9,415         2,602
Add back: Equity method investment amortization               800          1,161            --            --
                                                        ---------      ---------    ----------       -------
Adjusted (loss) income before extraordinary (loss)
  gain                                                  $(154,483)     $(192,095)   $ (102,727)      $ 8,194
                                                        =========      =========    ==========       =======

Earnings (loss) per common share - basic
Net (loss) income per share before extraordinary
  (loss) gain - basic as reported                       $   (1.17)     $   (1.26)   $    (1.76)      $  0.12
Goodwill amortization                                        0.12           0.12          0.15          0.05
Equity method investment amortization                          --           0.01            --            --
                                                        ---------      ---------    ----------       -------
Adjusted (loss) income before extraordinary (loss)
  gain per share - basic                                $   (1.05)     $   (1.13)   $    (1.61)      $  0.17
                                                        =========      =========    ==========       =======

Earnings (loss) per share - diluted
Net (loss) income per share before extraordinary
  (loss) gain - diluted as reported                     $   (1.17)     $   (1.26)   $    (1.76)      $  0.11
Goodwill amortization                                        0.12           0.12          0.15          0.05
Equity method investment amortization                          --           0.01            --            --
                                                        ---------      ---------    ----------       -------
Adjusted (loss) income before extraordinary (loss)
  gain per share - diluted                              $   (1.05)     $   (1.13)   $    (1.61)      $  0.16
                                                        =========      =========    ==========       =======

Net (loss) income available to common stockholders:
Net (loss) income available to common stockholders
  as reported                                           $(173,483)     $(215,642)   $ (116,190)      $ 5,432
Add back: Goodwill amortization                            17,130         21,312         9,415         2,602
Add back: Equity method investment amortization               800          1,161            --            --
                                                        ---------      ---------    ----------       -------
Adjusted net (loss) income                              $(155,553)     $(193,169)   $ (106,775)      $ 8,034
                                                        =========      =========    ==========       =======

Earnings (loss) per common share - basic
Net (loss) income per share - basic, as reported        $   (1.18)     $   (1.27)   $    (1.82)      $  0.12
Goodwill amortization                                        0.12           0.12          0.15          0.05
Equity method investment amortization                          --           0.01            --            --
                                                        ---------      ---------    ----------       -------
Adjusted net (loss) income - basic                      $   (1.06)     $   (1.14)   $    (1.67)      $  0.17
                                                        =========      =========    ==========       =======

Earnings (loss) per share - diluted
Net (loss) income per share - diluted, as reported      $   (1.18)     $   (1.27)   $    (1.82)      $  0.11
Goodwill amortization                                        0.12           0.12          0.15          0.05
Equity method investment amortization                          --           0.01            --            --
                                                        ---------      ---------    ----------       -------
Adjusted net (loss) income per share - diluted          $   (1.06)     $   (1.14)   $    (1.67)      $  0.16
                                                        =========      =========    ==========       =======

                  SELECTED QUARTERLY RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, our consolidated financial information for the last eleven quarters. We prepared this information using our unaudited interim consolidated financial statements that, in our opinion have been prepared on a basis consistent with our annual consolidated financial statements. We believe that these interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our financial statements and notes to financial statements. The operating results for any quarter do not necessarily indicate the results expected for any future period.

         Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually.

         The following tables presents the impact of FAS 142 on net loss and net loss per share for each of the quarters presented had the standard been in effect beginning January 1, 2000:

                                                                  FIRST     SECOND      THIRD      FOURTH       FULL
                                                                 QUARTER    QUARTER    QUARTER     QUARTER      YEAR
                                                                 -------    -------    -------     -------      ----
           2002
           Total revenue                                        $  28,219  $  25,836  $   23,903        N/A         N/A
           Gross profit                                             9,378      8,728       8,735        N/A         N/A
           Net income (loss) from continuing operations           (24,692)   (19,473)     (5,751)       N/A         N/A
           Net income (loss) from discontinued operations             687       (463)       (119)       N/A         N/A
           Basic net income (loss) per share from continuing
             operations                                             (0.10)     (0.07)      (0.02)       N/A         N/A
           Diluted net income (loss) per share from continuing
             operations                                             (0.10)     (0.07)      (0.02)       N/A         N/A
           Basic net income (loss) per share from discontinued
             operations                                              0.01      (0.01)         --        N/A         N/A
           Diluted net income (loss) per share from
             discontinued operations                                 0.01      (0.01)         --        N/A         N/A

           2001 - As Reported
           Net operating revenue                                $  47,409  $  39,871  $   41,366  $  27,668  $  156,314
           Gross profit                                            17,348     14,311       6,522      8,294      46,475
           Loss from continuing operations                        (11,393)   (29,346)   (109,349)   (47,998)   (198,086)
           (Loss) income from discontinued operations                 213    (21,789)       (748)     5,842     (16,482)
           Loss before extraordinary gain                         (11,180)   (51,135)   (110,097)   (42,156)   (214,568)
           Basic loss per share from continuing operations          (0.13)     (0.22)      (0.56)     (0.18)      (1.23)
           Diluted loss per share from continuing operations        (0.13)     (0.22)      (0.56)     (0.18)      (1.23)
           Basic loss per share from discontinued operations           --      (0.16)         --       0.02       (0.10)
           Diluted loss per share from discontinued operations         --      (0.16)         --       0.02       (0.10)
           Basic income per share from extraordinary gain              --       0.07          --         --        0.06
           Diluted income per share from extraordinary gain            --       0.07          --         --        0.06

           2001 - Adjusted for change in method of accounting
             for goodwill
           Net operating revenue                                $  47,409  $  39,871  $   41,366  $  27,668  $  156,314
           Gross profit                                            17,348     14,311       6,522      8,294      46,475
           Loss from Continuing Operations                         (5,865)   (23,221)   (103,036)   (43,491)   (175,613)
           (Loss) income from discontinued operations                 213    (21,789)       (748)     5,842     (16,482)
           Loss before extraordinary gain                          (5,652)   (45,010)   (103,784)   (37,649)   (192,095)
           Basic loss per share from continuing operations          (0.06)     (0.17)      (0.52)     (0.18)      (1.03)
           Diluted loss per share from continuing operations        (0.06)     (0.17)      (0.52)     (0.18)      (1.03)
           Basic loss per share from discontinued operations           --      (0.16)         --       0.02       (0.10)
           Diluted loss per share from discontinued operations         --      (0.16)         --       0.02       (0.10)
           Basic income per share from extraordinary gain              --       0.07          --         --        0.06
           Diluted income per share from extraordinary gain            --       0.07          --         --        0.06


                                     29



                                                                  FIRST     SECOND      THIRD      FOURTH       FULL
                                                                 QUARTER    QUARTER    QUARTER     QUARTER      YEAR
                                                                 -------    -------    -------     -------      ----
           2000 - As reported
           Net operating revenue                                $  22,801  $  33,770  $   40,972  $  37,223  $  134,766
           Gross profit                                            10,062     13,958      15,757     12,514      52,291
           Net income (loss) from continuing operations            (3,180)    (3,053)     (2,388)   (20,553)    (29,174)
           Net income (loss) from discontinued operations           2,008    (14,675)        648    (70,949)    (82,968)
           Basic net income (loss) per share from continuing
             operations                                             (0.06)     (0.06)      (0.04)     (0.27)      (0.52)
           Diluted net income (loss) per share from continuing
             operations                                             (0.06)     (0.06)      (0.04)     (0.27)      (0.52)
           Basic net income (loss) per share from discontinued
             operations                                              0.04      (0.29)       0.01      (0.78)      (1.30)
           Diluted net income (loss) per share from
             discontinued operations                                 0.04      (0.29)       0.01      (0.78)      (1.30)

           2000 - Adjusted for change in accounting method
             for goodwill
           Net operating revenue                                $  22,801  $  33,770  $   40,972  $  37,223  $  134,766
           Gross profit                                            10,062     13,958      15,757     12,514      52,291
           Net income (loss) from continuing operations            (2,773)    (2,330)     (1,253)   (15,293)    (21,649)
           Net income (loss) from discontinued operations           2,404    (14,222)      1,142    (70,401)    (81,077)
           Basic net income (loss) per share from continuing
             operations                                             (0.06)     (0.05)      (0.02)     (0.17)      (0.34)
           Diluted net income (loss) per share from continuing
             operations                                             (0.06)     (0.05)      (0.02)     (0.17)      (0.34)
           Basic net income (loss) per share from discontinued
             operations                                              0.05      (0.28)       0.02      (0.77)      (1.27)
           Diluted net income (loss) per share from
             discontinued operations                                 0.05      (0.28)       0.02      (0.77)      (1.27)

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

         Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, some accounting policies have a significant impact on the amount reported in these financial statements. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. We believe our most critical accounting policies include revenue recognition, software revenue recognition, stock-based compensation, proprietary software in development, goodwill and other intangible assets and legal contingencies as explained below.

REVENUE RECOGNITION

         For programming, consulting and software licensing services and construction contracts, we recognize revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, we recognize revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales, because the warranty is provided by the manufacturer. We do not offer a warranty policy for services to our customers. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

SOFTWARE REVENUE RECOGNITION

         For those arrangements where our contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues related to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element's fair value without regard to the discount. Our contracts do not include unspecified upgrades and enhancements. For those arrangements where our contracts to deliver software require significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts are essential to the functionality of other elements in the contract and are not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

STOCK-BASED COMPENSATION

         We account for our employee stock-based compensation plans in accordance with APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, and the disclosure provisions of SFAS No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized for any of our fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs are recognized immediately. We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123. Under variable accounting, changes in the underlying price of our stock may have a significant impact to earnings. A rise in the stock price would be treated as additional compensation expense and a decrease in the stock price would result in a reduction of reported compensation expense.

PROPRIETARY SOFTWARE IN DEVELOPMENT

         In accordance with Statement of Financial Accounting Standards
(FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, we have capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years. Future events such as market conditions, customer demand, or technological obsolescence could cause us to conclude that the software is impaired. The determination of the possible impairment expense requires management to make estimates that effect our consolidated financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS

         In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to goodwill and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $7.2 million and $3.5 million, respectively and a decrease in earnings per share of $0.04 and $0.05, respectively. Goodwill and other intangible assets are stated on the cost basis and have been amortized, principally on a straight-line basis, over the estimated future periods to be benefited (ranging from 5 to 10 years). We reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. We annually performed undiscounted cash flows analyses by business unit to determine if impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. We recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively.

         On January 1, 2002 we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (FAS 142). FAS 142 eliminates the amortization of goodwill and instead requires that goodwill be tested for impairment at least annually. Intangible assets deemed to have indefinite life under FAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Goodwill amortization amounted to $21.3 million during 2001. Intangible assets with finite lives are amortized over the useful life. As part of the implementation of FAS 142, we were required to complete a transitional impairment test of goodwill and other intangible assets. The fair value of the business units were estimated using the discounted cash flow method as described above. There was no impairment of goodwill upon the adoption of FAS 142. Prospectively, we will test our goodwill and intangible assets for impairment as a part of our annual business planning cycle during the fourth quarter of each fiscal year. Future events such market conditions or operational performance of our acquired businesses could cause us to conclude that impairment exists. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

LEGAL CONTINGENCIES

         We are currently involved in several legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions, or the effectiveness of our strategies, related to these proceedings.

SEGMENT RE-ALIGNMENT

         As a result of the merger of Digital Angel and MAS, the significant restructuring of our business during the past year and our emergence as an advanced technology development company, management has re-evaluated and realigned our reporting segments. Accordingly, beginning January 1, 2002, our segment reporting changed to reflect this reorganization and new business model. Prior period information has been restated to present our reportable segments on a comparable basis.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In July 2001, the FASB issued FAS No. 141 Business Combinations and FAS No. 142 Goodwill and Other Intangible Assets. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. We adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001, on January 1, 2002. The adoption of these standards had the impact of reducing our amortization of goodwill commencing January 1, 2002. There was no impairment of goodwill upon adoption of FAS 142. However, future impairment reviews may result in periodic write-downs.

         In August 2001, the FASB issued FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. We adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on our operations or financial position.


         In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. We do not expect that the adoption of FAS 145 will have a material effect on our operations and financial position.


         In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. We have not yet determined what impact the adoption of FAS 146 will have on our operations and financial position.


RECENT DEVELOPMENTS

         In accordance with the provision of FAS 142, we are in the process of performing our annual review of our goodwill to determine if the recorded value is impaired. We have not yet determined if an impairment of our goodwill existed at December 31, 2002.

RESULTS OF CONTINUING OPERATIONS

COMPARISON OF THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND
2001.

         The following table summarizes our results of operations as a percentage of net operating revenue for the three and nine-month periods ended September 30, 2002 and 2001 and is derived from the unaudited consolidated statements of operations included in this registration statement.

                                                                      ------------------------ ------------------------
                                                                          RELATIONSHIP TO          RELATIONSHIP TO
                                                                              REVENUE                  REVENUE
                                                                        THREE-MONTHS ENDED        NINE-MONTHS ENDED
                                                                           SEPTEMBER 30,            SEPTEMBER 30,
                                                                      ------------------------ ------------------------
                                                                            2002        2001        2002         2001
                                                                            ----        ----        ----         ----
                                                                                          %                        %
                                                                                          -                        -
Product revenue                                                             83.2        74.5        82.3         71.7
Service revenue                                                             16.8        25.5        17.7         28.3
                                                                      ------------------------ ------------------------
Total revenue                                                              100.0       100.0       100.0        100.0
Cost of products sold                                                       67.1        92.0        69.7         77.5
Cost of services sold                                                       45.6        61.4        46.2         52.0
                                                                      ------------------------ ------------------------
Total cost of products and services sold                                    63.5        84.2        65.6         70.3
                                                                      ------------------------ ------------------------
Gross profit                                                                36.5        15.8        34.4         29.7
Selling, general and administrative expenses                                30.7        67.6        70.0         48.6
Research and development                                                     3.1         4.0         3.1          3.7
Depreciation and amortization                                                5.1        18.4         4.6         16.7
Loss (gain) on disposition of assets                                          --         9.6        (0.2)         3.1
Asset impairment                                                              --       166.2         1.0         53.5
Interest and other income                                                   (3.1)       (1.2)       (1.8)        (1.2)
Interest expense                                                            24.2         6.7        16.1          5.4
                                                                      ------------------------ ------------------------
Loss from continuing operations before benefit for income
    taxes, minority interest, net loss on subsidiary merger
    transaction, stock issuances and loss on sale of
    subsidiary stock, and equity in net loss of affiliate                  (23.5)     (255.5)      (58.4)      (100.1)
Provision (benefit) for income taxes                                         0.4         8.9         0.3         16.9
                                                                      ------------------------ ------------------------
Loss from continuing operations before minority interest                   (23.9)     (264.4)      (58.7)      (117.0)
Minority interest                                                           (1.4)       (0.1)       (1.0)        (0.4)
Net loss on subsidiary merger transaction, stock issuances
    and loss on sale of subsidiary stock                                     1.5          --         6.0           --
Equity in net loss of affiliate                                               --        (0.1)        0.3         (0.1)
                                                                      ------------------------ ------------------------
Loss from continuing operations                                            (24.1)     (264.4)      (64.0)      (116.7)
(Loss) income from discontinued operations, net of income
    taxes                                                                   (0.5)       (1.8)        0.1        (17.3)
Extraordinary gain                                                            --          --          --          7.4
                                                                      ------------------------ ------------------------
Net loss                                                                   (24.6)     (266.2)      (63.9)      (126.7)
Preferred stock dividends and other                                           --        (0.2)         --         (0.9)
Accretion of beneficial conversion feature of redeemable
    preferred stock - series C                                                --          --          --         (7.3)
                                                                      ------------------------ ------------------------
Net loss available to common stockholders                                  (24.6)     (266.4)      (63.9)      (134.9)
                                                                      ======================== ========================

     REVENUE

     Revenue from continuing operations for the three-months ended September 30, 2002, decreased $17.5 million, or 42.2%, to $23.9 from $41.4 million in the three-months ended September 30, 2001. Revenue from continuing operations for the nine-months ended September 30, 2002, decreased $50.7 million, or 39.4%, to $78.0 million from $128.6 million in the nine-months ended September 30, 2001.

     Revenue from continuing operations during the three and nine-months ended September 30, 2002, and 2001 by segment was as follows:

                                                          THREE-MONTHS ENDED SEPTEMBER 30,
                                                                   (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                     2002                                     2001
                                                     ----                                     ----
                                 ------------------------------------------------------------------------------------
                                      Product       Service        Total       Product       Service         Total
                                      -------       -------        -----       -------       -------         -----
     Advanced Technology               $7,019        $2,970       $9,989        $5,416        $3,976         $9,392
     Digital Angel Corporation          9,020           335        9,355         8,416           762          9,178
     SysComm International              3,850           691        4,541        10,880         1,391         12,271
     All Other                             --            --           --         6,122         4,389         10,511
     Corporate / Eliminations              --            18           18            --            14             14
                                 ------------------------------------------------------------------------------------
     Total                            $19,889        $4,014      $23,903       $30,834       $10,532        $41,366
                                 =========================================  =========================================

                                                           NINE-MONTHS ENDED SEPTEMBER 30,
                                                                   (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                     2002                                     2001
                                                     ----                                     ----
                                 ------------------------------------------------------------------------------------
                                      Product       Service        Total       Product       Service         Total
                                      -------       -------        -----       -------       -------         -----
     Advanced Technology              $20,451        $9,954      $30,405       $22,436       $12,706        $35,142
     Digital Angel Corporation         25,054         1,215       26,269        25,168         2,684         27,852
     SysComm International             17,670         2,171       19,841        26,028         3,099         29,127
     All Other                          1,014           375        1,389        18,633        17,789         36,422
     Corporate / Eliminations              --            54           54            --           103            103
                                 ------------------------------------------------------------------------------------
     Total                            $64,189       $13,769      $77,958       $92,265       $36,381       $128,646
                                 =========================================  =========================================


     Advanced Technology's revenue increased $0.6 million and decreased $4.7 million in the three and nine-month periods ended September 30, 2002, respectively, when compared to the three and nine-month periods ended September 30, 2001. When compared to the amounts for the three-months ended September 30, 2002, product revenue increased by $1.6 million, or 29.6%, and service revenue decreased by $1.0 million, or 25.3%. When compared to the amounts for the nine-months ended September 30, 2002, product revenue decreased by $2.0 million, or 8.8%, and service revenue decreased by $2.8 million, or 21.7%. We attribute the increase in product revenue in the three-months ended September 30, 2002, to increased government contract projects. We attribute the decreases to reduced sales of hardware and software products in the nine-months ended September 30, 2002, and reduced technology services in the three and nine-months ended September 30, 2002.


     Digital Angel Corporation's revenue increased $0.2 million and decreased $1.6 million in the three and nine-month periods ended September 30, 2002, respectively, when compared to the three and nine-month periods ended September 30, 2001. When compared to the amounts for the three-months ended September 30, 2001, product revenue increased by $0.6 million, or 7.2%, and service revenue decreased by $0.4 million, or 56.0%. When compared to the amounts for the nine-months ended September 30, 2001, product revenue decreased by $0.1 million, or 0.5%, and service revenue decreased by $1.5 million, or 54.7%. We attribute the increase in product revenue for the three-months ended September 30, 2002, primarily to sales of transponders to the fisheries industry customers and revenues associated with MAS, which merged with pre-merger Digital Angel on March 27, 2002. We attribute the decrease in product sales for the nine-months ended September 30, 2002, primarily to higher sales in the first quarter of 2001 to a large customer to prepare for the launch of pet identification products in France. We attribute the decreases in service revenue to completed client assignments that were not replaced.

     SysComm International's revenue decreased $7.7 million and $9.3 million in the three and nine-months ended September 30, 2002, respectively, when compared to the three and nine-month periods ended September 30, 2001. When compared to the amounts for the three-months ended September 30, 2001, product revenue decreased by $7.0 million, or 64.6%, and service revenue decreased by $0.7 million, or 50.3%. When compared to the amounts for the nine-months ended September 30, 2001, product revenue decreased by $8.4 million, or 32.1%, and service revenue decreased by $0.9 million, or 29.9%. We attribute the decreases to a soft market in both product and services sales. Additionally, we made a decision in April 2002, to exit the lower margin mid-range platform computer equipment business and to focus our efforts on the higher margin Intel based products and related technical services.

     All Other's revenue decreased $10.5 million, or 100.0%, and $35.0 million, or 96.2%, in the three and nine-month periods ended September 30, 2002, respectively, when compared to the three and nine-months ended September 30, 2001. The decreases were due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

GROSS PROFIT AND GROSS PROFIT MARGIN

     Gross profit from continuing operations for the three-months ended September 30, 2002, increased $2.2 million, or 33.9%, to $8.7 million from $6.5 million for the three-months ended September 30, 2001. Gross profit from continuing operations for the nine-months ended September 30, 2002 decreased $11.3 million, or 29.7%, to $26.8 million from $38.2 million in nine-months ended September 30, 2001. Our gross profit margin was 36.5% and 34.4% of revenue, respectively, for the three and nine-months ended September 30, 2002, and 15.8% and 29.7% of revenue, respectively, for the three and nine-months ended September 30, 2001.

     Gross profit from continuing operations during the three and nine-months ended September 30, 2002, and 2001 by segment was as follows:

                                                                THREE-MONTHS ENDED SEPTEMBER 30,
                                                                         (IN THOUSANDS)
                                        ---------------------------------------------------------------------------------
                                                            2002                                    2001
                                                            ----                                    ----
                                        ---------------------------------------------------------------------------------
                                             Product       Service        Total       Product      Service        Total
                                             -------       -------        -----       -------      -------        -----
     Advanced Technology                      $1,169        $1,765       $2,934        $1,175       $1,931       $3,106
     Digital Angel Corporation                 4,536            71        4,607         3,161          282        3,443
     SysComm International                       845           331        1,176           894          976        1,870
     All Other                                    --            --           --        (2,773)         863       (1,910)
     Corporate / Eliminations                     --            18           18            --           13           13
                                        ---------------------------------------------------------------------------------
     Total                                    $6,550        $2,185       $8,735        $2,457       $4,065       $6,522
                                        =========================================  ======================================

                                                                NINE-MONTHS ENDED SEPTEMBER 30,
                                                                         (IN THOUSANDS)
                                        ---------------------------------------------------------------------------------
                                                            2002                                    2001
                                                            ----                                    ----
                                        ---------------------------------------------------------------------------------
                                             Product       Service        Total       Product      Service        Total
                                             -------       -------        -----       -------      -------        -----
     Advanced Technology                      $4,677        $5,551      $10,228        $6,049       $6,226       $12,275
     Digital Angel Corporation                11,435           453       11,888         9,952        1,176        11,128
     SysComm International                     2,496         1,010        3,506         2,704        1,827         4,531
     All Other                                   826           339        1,165         2,025        8,118        10,143
     Corporate / Eliminations                     --            54           54            --          103           103
                                        ---------------------------------------------------------------------------------
     Total                                   $19,434        $7,407      $26,841       $20,730      $17,450       $38,180
                                        =========================================  ======================================

     Gross profit margin from continuing operations during the three and nine-months ended September 30, 2002, and 2001 by segment was as follows:

                                              THREE-MONTHS ENDED SEPTEMBER 30,
                             --------------------------------------------------------------------
                                          2002                                2001
                                          ----                                ----
                             --------------------------------------------------------------------
                             Product     Service       Total     Product     Service       Total
                             -------     -------       -----     -------     -------       -----
                                  %           %           %           %           %           %
                                  -           -           -           -           -           -
Advanced Technology             16.7        59.4        29.4        21.7        48.6        33.1
Digital Angel Corporation       50.3        21.2        49.2        37.6        37.0        37.5
SysComm International           21.9        47.9        25.9         8.2        70.2        15.2
All Other                         --          --          --       (45.3)       19.7       (18.2)
Corporate / Eliminations          --       100.0       100.0          --        92.9        92.9
                             --------------------------------------------------------------------
Total                           32.9        54.4        36.5         8.0        38.6        15.8
                             ================================    ================================


                                               NINE-MONTHS ENDED SEPTEMBER 30,
                             --------------------------------------------------------------------
                                          2002                                2001
                                          ----                                ----
                             --------------------------------------------------------------------
                             Product     Service       Total     Product     Service       Total
                             -------     -------       -----     -------     -------       -----
                                  %           %           %           %           %           %
                                  -           -           -           -           -           -
Advanced Technology             22.9        55.8        33.6        27.0        49.0        34.9
Digital Angel Corporation       45.6        37.3        45.3        39.5        43.8        40.0
SysComm International           14.1        46.5        17.7        10.4        59.0        15.6
All Other                       81.5        90.4        83.9        10.9        45.6        27.8
Corporate / Eliminations          --       100.0       100.0          --       100.0       100.0
                             --------------------------------------------------------------------
Total                           30.3        53.8        34.4        22.5        48.0        29.7
                             ================================    ================================

     Advanced Technology's gross profit decreased $0.2 million in the three-months ended September 30, 2002, and margin decreased to 29.4% from 33.1% when compared to the three-months ended September 30 2001. Gross profit decreased $2.0 million in the nine-months ended September 30, 2002, and margin decreased slightly to 33.6% from 34.9% when compared to the nine-months ended September 30, 2001. We attribute the decrease in gross profit primarily to the reduction in sales during the first three and nine-months of 2002, and the decrease in margin primarily to the reduction in sales of software and other higher-margin products and services.

     Digital Angel Corporation's gross profit increased $1.2 million in the three-months ended September 30, 2002, while margins increased to 49.2% in the three-months ended September 30, 2002, from 37.5% in the three-months ended September 30, 2001. Gross profit increased $0.8 million in the nine-months ended September 30, 2002, and margins increased to 45.3% in the nine-months ended September 30, 2002, from 40.0% in the nine-months ended September 30, 2001. We attribute the increase in gross profit for the three and nine-months ended September 30, 2002, primarily to higher sales for transponders. We attribute the increases in gross margin in the three and nine-months ended September 30, 2002, to a favorable shift in the product mix.

     SysComm International's gross profit decreased $0.7 million in the three-months ended September 30, 2002, while margin increased to 25.9% in the three-months ended September 30, 2002, from 15.2% in the three-months ended September 30, 2001. Gross profit decreased $1.0 million in the nine-months ended September 30, 2002, while margin increased to 17.7% in the nine-months ended September 30, 2002, from 15.6% in the nine-months ended September 30, 2001. We attribute the decrease in gross profit for the three and nine-months ended September 30, 2002, to a reduced number of lower margin sales and dollars received from manufacturers. We attribute the increase in gross margin in the three and nine-months ended September 30, 2002, to our decision, in April 2002, to exit the lower margin mid-range platform computer equipment business and focus our efforts on the higher margin Intel based products and related technical services.

     All Other's gross profit and margins were zero during the three-months ended September 30, 2002, as all of the businesses comprising this group were sold or closed during the last half of 2001 and the first half of 2002. During the three-months ended September 30, 2001, gross profit was a negative $(1.9) million due to inventory reserves of approximately $4.3 million. The inventory reserves were attributable to letters of intent that we had received during the third and fourth quarter of 2001 that indicated a decline in the fair values of certain inventories associated with these businesses. Gross profit decreased $9.0 million in the nine-months ended September 30, 2002, and margin increased to 83.9% in the nine-months ended September 30, 2002 from 27.8% in the nine-months ended September 30, 2001. The decrease in gross profit resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. We attribute the increase in gross margin during the nine-months ended September 30, 2002 to the inventory reserves recorded during the three-months ended September 30, 2001, and to the sale and closure of business units within this group. The majority of the business units that were sold or closed earned lower gross margins on average than the remaining business unit comprising the group during the first half of 2002.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     Selling, general and administrative expenses from continuing operations was $7.3 million in the three-months ended September 30, 2002, a decrease of $20.6 million, or 73.7%, from $28.0 million in the three-months ended September 30, 2001. Selling, general and administrative expenses from continuing operations was $54.6 million in the nine-months ended September 30, 2002, a decrease of $7.9 million, or 12.7%, from $62.5 in the nine-months ended September 30, 2001. As a percentage of total revenue, selling, general and administrative expenses from continuing operations decreased to 30.7% in the three-months ended September 30, 2002, from 67.6% in the three-months ended September 30, 2001 and increased to 70.0% in the nine-months ended September 30, 2002, from 48.6% in the nine-months ended September 30, 2001.

     Selling, general and administrative expense from continuing operations during the three and nine-months ended September 30, 2002, and 2001 by segments was as follows:


                                          THREE-MONTHS ENDED     NINE-MONTHS ENDED
                                             SEPTEMBER 30,         SEPTEMBER 30,
                                            (in thousands)         (in thousands)
                                        ---------------------  ----------------------
                                           2002        2001        2002        2001
                                           ----        ----        ----        ----
Advanced Technology                       $3,106      $2,437      $9,508      $7,846
Digital Angel Corporation                  3,965       2,299      11,099       7,049
SysComm International                      1,125       1,526       3,224       4,400
All Other                                     11       6,976       1,067      20,861
Corporate / Eliminations                    (863)     14,725      29,708      22,383
                                        ---------------------  ----------------------
Total                                     $7,344     $27,963     $54,606     $62,539
                                        =====================  ======================

     Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                           THREE-MONTHS ENDED      NINE-MONTHS ENDED
                                              SEPTEMBER 30,          SEPTEMBER 30,
                                           ------------------      ------------------
                                            2002        2001        2002        2001
                                            ----        ----        ----        ----
                                             %           %           %           %
                                             -           -           -           -
Advanced Technology                         31.1        25.9        31.3        22.3
Digital Angel Corporation                   42.4        25.0        42.3        25.3
SysComm International                       24.8        12.4        16.2        15.1
All Other                                     --        66.4          --        57.3
Corporate / Eliminations (1)                (3.6)       35.6        38.1        17.4
                                           ------------------      ------------------
Total                                       30.7        67.6        70.0        48.6
                                           ==================      ==================

(1)  Corporate's percentage has been calculated as a percentage of total revenue.



     Advanced Technology's selling general and administrative expense increased $0.7 million, or 27.5%, to $3.1 million in the three-months ended September 30, 2002 from $2.4 million in the three-months ended September 30, 2001. Selling general and administrative expense increased $1.7 million, or 21.2%, to $9.5 million in the nine-months ended September 30, 2002 from $7.8 million in the nine-months ended September 30, 2001. We attribute the increases primarily to legal and other costs associated with a lawsuit that was settled on July 15, 2002 and to marketing and administrative expenses associated with the preparation of our VeriChip product launch. As a percentage of revenue, selling, general and administrative expense increased in the three and nine-month periods ended September 30, 2002 due to the increased cost associated with the lawsuit, the launch of VeriChip, and a reduction in sales during the nine-month period ended September 30, 2002.

     Digital Angel Corporation's selling general and administrative expense increased $1.7 million, or 72.5%, to $4.0 million in the three-months ended September 30, 2002, from $2.3 million in the three-months ended September 30, 2001. Selling general and administrative expense increased $4.1 million, or 57.5%, to $11.1 million in the nine-months ended September 30, 2002, from $7.0 million in the nine-months ended September 30, 2001. We attribute the increases in the three-months ended September 30, 2002, primarily to the scale up of marketing personnel, advertising and media programs and the infrastructure to support the introduction of Digital Angel products. We attribute the increase in the nine-months ended September 30, 2002, primarily to expenses associated with the merger of pre-merger Digital Angel and MAS during the first quarter of 2002, as well as to the costs associated with the Digital Angel products introduction. As a percentage of revenue, selling, general and administrative expense increased in the three and nine-month periods ended September 30, 2002, due primarily to the increase in expenses associated with the merger and the Digital Angel products, and a reduction in sales during the nine-months ended September 30, 2002.

     SysComm International's selling general and administrative expense decreased $0.4 million, or 26.3%, to $1.1 million in the three-months ended September 30, 2002, from $1.5 million in the three-months ended September 30, 2001. Selling general and administrative expense decreased $1.2 million, or 26.7%, to $3.2 million in the nine-months ended September 30, 2002, from $4.4 million in the nine-months ended September 30, 2001. We attribute the decreases primarily to layoffs, the elimination of expenses related to the Shirley, New York facility, which was sold in January 2002, and other cost control programs. As a percentage of revenue, selling general and administrative expense increased in both the three and nine-months period ended September 30, 2002.

     All Other's selling, general and administrative expenses decreased $7.0 million, or 99.8%, in the three-months ended September 30, 2002, from $7.0 million in the three-months ended September 30, 2001. Selling general and administrative expense decreased $19.8 million, or 94.9%, to $1.1 million in the nine-months ended September 30, 2002, from $20.9 million in the nine-months ended September 30, 2001. The decreases resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

     "Corporate / Eliminations" selling, general and administrative expenses decreased $15.6 million, or 105.9%, to $0.9 million in the three-months ended September 30, 2002, from $14.7 million in the three-months ended September 30, 2001. Selling, general and administrative expenses increased $7.3 million, or 32.7%, to $29.7 million in the nine-months ended September 30, 2002, from $22.4 million in the nine-months ended September 30, 2001.

     We attribute the decrease in the three-months ended September 30, 2002, primarily to following two factors: 1) During the three-months ended September 30, 2001, we recorded bad debt reserves associated with notes receivable of approximately $12.0 million. During the three-months ended September 30, 2002, we restructured one of the notes receivable and, accordingly, we reversed $0.9 million of bad debt reserves associated with the note. 2) We incurred approximately $1.2 million in non-cash compensation expense in the three-months ended September 30, 2001, due primarily to re-pricing 19.3 million stock options in September 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in our common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. During the three-months ended September 30, 2002, as a result of a decline in our common stock price, we reversed approximately $2.9 million of non-cash compensation expense associated with these options.

     Partially offsetting the decreases noted above were increases in expenses during the three-months ended September 30, 2002, primarily associated with legal and accounting fees and valuation reserves associated with notes receivable for stock issuances to directors and officers, as more fully discussed below.

     We attribute the increase in the nine-months ended September 30, 2002, primarily to the following three factors: 1) Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, which became effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, we recorded non-cash compensation expense of approximately $18.7 million during the nine-months ended September 30, 2002. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted. 2) We incurred approximately $0.5 million in non-cash compensation expense in the nine-months ended September 30, 2002, due primarily to re-pricing 19.3 million stock options during September 2001. 3) We incurred approximately $3.9 million in the nine-months ended September 30, 2002, for charges to valuation reserves associated with notes receivable for stock issuances to directors and officers. The officers and directors received no cash proceeds from these loans. In September 2000, when the notes were originated, we notified these officers and directors that we intended to pay their annual interest as part of their compensation expense/directors remuneration and to provide a gross-up for the associated income taxes. Annual interest payments were due on September 27, 2001 and September 27, 2002. We have chosen not to pay the interest and related tax gross-up. We, therefore, consider such notes to be in default and have begun steps to foreclose on the underlying collateral (all of the stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

     RESEARCH AND DEVELOPMENT

     Research and development expense from continuing operations was $0.7 million and $1.7 million for the three-months ended September 30, 2002, and 2001, respectively. Research and development expense from continuing operations was $2.4 million and $4.7 million for the nine-months ended September 30, 2002 and 2001, respectively. Research and development expense decreased to 3.1% of revenue in the three-months ended September 30, 2002, from 4.0% of revenue in the three-months ended September 30, 2001 and decreased to 3.1% of revenue in the nine months ended September 30, 2002, from 3.7% of revenue in the nine months ended September 30, 2001. Research and development expense relates primarily to the development of our products, Digital Angel, Thermo Life and VeriChip.

     Research and development expense from continuing operations during the three and nine-months ended September 30, 2002, and 2001 by segments was as follows:

                                          THREE-MONTHS ENDED       NINE-MONTHS ENDED
                                            SEPTEMBER 30,            SEPTEMBER 30,
                                            (In thousands)          (In thousands)
                                         --------------------    --------------------
                                           2002        2001        2002        2001
                                           ----        ----        ----        ----
Advanced Technology                       $   32      $  252      $  148      $  800
Digital Angel Corporation                    614       1,328       2,159       3,742
SysComm International                         --          --          --          --
All Other                                     --          73          --         199
Corporate / Eliminations                      97          --          98          --
                                         --------------------    --------------------
Total                                     $  743      $1,653      $2,405      $4,741
                                         ====================    ====================

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense from continuing operations was $1.2 million and $7.6 million for the three-months ended September 30, 2002, and 2001, respectively. Depreciation and amortization expense from continuing operations was $3.6 million and $21.5 million for the nine-months ended September 30, 2002, and 2001, respectively. Depreciation and amortization expense decreased to 5.1% of revenue in the three-months ended September 30, 2002, from 18.4% of revenue in the three-months ended September 30, 2001, and decreased to 4.6% of revenue in the nine-months ended September 30, 2002, from 16.7% of revenue in the nine-months ended September 30, 2001.

     Depreciation and amortization expense from continuing operations during the three and nine-months ended September 30, 2002, and 2001 by segments was as follows:

                                          THREE-MONTHS ENDED      NINE-MONTHS ENDED
                                             SEPTEMBER 30,           SEPTEMBER 30,
                                            (In thousands)          (In thousands)
                                         --------------------    --------------------
                                           2002        2001        2002        2001
                                           ----        ----        ----        ----
Advanced Technology                       $  158      $2,416      $  407     $ 6,721
Digital Angel Corporation                    920       3,363       2,750       8,732
SysComm International                         62         134         205         440
All Other                                     --       1,553           9       4,728
Corporate / Eliminations                      69         160         226         862
                                         --------------------    --------------------
Total                                     $1,209      $7,626      $3,597     $21,483
                                         ====================    ====================


     Under FAS 142, which we adopted on January 1, 2002, goodwill and certain other intangible assets are no longer amortized. This resulted in a reduction in depreciation and amortization expense of approximately $6.3 million and $17.9 million during the three and nine-months ended September 30, 2002, respectively.

     Advanced Technology's depreciation and amortization expense decreased by $2.3 million, or 93.5%, to $0.2 million in the three-months ended September 30, 2002 from $2.4 million in the three-months ended September 30, 2001. Depreciation and amortization expense decreased by $6.3 million, or 93.9%, to $0.4 million in the nine-months ended September 30, 2002 from $6.7 million in the nine-months ended September 30, 2001. We attribute the decreases to a reduction in goodwill amortization as a result of the adoption of FAS 142.

     Digital Angel Corporation's depreciation and amortization expense decreased by $2.4 million, or 72.6%, to $0.9 million in the three-months ended September 30, 2002 from $3.4 million in the three-months ended September 30, 2001. Depreciation and amortization expense decreased by $6.0 million, or 68.5%, to $2.8 million in the nine-months ended September 30, 2002 from $8.7 million in the nine-months ended September 30, 2001. We attribute the decrease to a reduction in goodwill amortization as a result of the adoption of FAS 142.

     SysComm International's depreciation and amortization expense decreased by $0.1 million, or 53.7%, to $0.1 million in the three-months ended September 30, 2002 from $0.1 million in the three-months ended September 30, 2001. Depreciation and amortization expense decreased by $0.2 million, or 53.4%, to $0.2 million in the nine-months ended September 30, 2002 from $0.4 million in the nine-months ended September 30, 2001. We attribute the decrease primarily to a reduction of goodwill amortization as a result of the adoption of FAS 142 and management's decision to sell the Shirley, New York facility thus ceasing depreciation of the building and equipment.

     All Other's depreciation and amortization expense decreased primarily due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

     "Corporate / Eliminations" depreciation and amortization expense decreased $0.1 million, or 56.9%, to $0.1 million in the three-months ended September 30, 2002 from $0.2 million in the three-months ended September 30, 2001. Depreciation and amortization expense decreased $0.6 million, or 73.8%, to $0.2 million in the nine-months ended September 30, 2002 from $0.9 million in the nine-months ended September 30, 2001. We attribute the decreases primarily to the impairment and sale of software and other corporate assets during the last half of 2001.

     GAIN (LOSS) ON DISPOSAL OF ASSETS

     The gain (loss) on the disposal of assets was $0.2 million for the nine-months ended September 30, 2002, and ($4.0) million and ($4.1) million for the three and nine-months ended September 30, 2001, respectively. The gain in the nine-months ended September 30, 2002, was due primarily to the sale of the business assets of our wholly-owned subsidiary Applied Digital Oracle Practice, Inc. during the first quarter of 2002. The losses in the 2001 periods were primarily due to sales of the business assets of our wholly-owned subsidiaries Signal Processors, Limited and ACT Wireless Corp. during the third quarter of 2001.

     ASSET IMPAIRMENT

     As a result of the current economic slowdown, which was worsened by the terrorist attacks on September 11, 2001, we experienced deteriorating sales for certain of its businesses. This resulted in the shut down of several of our businesses during the three-months ended September 30, 2001. Also, letters of intent that we received during the third quarter of 2001 related to the sales of certain of our businesses had indicated a decline in their fair market values. The sales of these businesses were due to our financial condition and did not comprise an entire business segment. Based upon these developments, we reassessed our future expected operating cash flows and business valuations. This reassessment resulted in the following asset impairments for the nine-months ended
September 30, 2002 and the three and nine-months ended September 30, 2001:

                                       Nine-Months Ended September 30, 2002

                                                   (In thousands)
                                           Property    Software
                                             and         and
                                          Equipment     Other       Total
  Advanced Technology                       $ --        $ --         $--
  Digital Angel Corporation                   --          --          --
  SysComm International                       --          --          --
  All Other                                   --          --
  Corporate/Eliminations                     448         336         784
                                          -------------------------------
   Total                                    $448        $336        $784
                                          ===============================

                                       Three and Nine-Months Ended September 30, 2001

                                                       (In thousands)
                                                     Property    Software
                                                        and        and
                                         Goodwill    Equipment    Other       Total

  Advanced Technology                    $29,840      $   --      $   --     $29,840
  Digital Angel Corporation                   --          --          --          --
  SysComm International                       --          --          --          --
  All Other                               30,365       2,541       1,044      33,950
  Corporate/Eliminations                      --                   4,974       4,974
                                        ---------------------------------------------
   Total                                 $60,205      $2,541      $6,018     $68,764
                                        =============================================

     In addition to the impairments above, we recorded an inventory reserve of $4.3 million in the three and nine-months ended September 30, 2001, which is included in our financial statements in cost of products sold.

     INTEREST AND OTHER INCOME

     Interest and other income was $.07 million and $0.5 million, for the three-month ended September 30, 2002 and 2001, respectively, and $1.4 million and $1.6 million for the nine-months ended September 30, 2002 and 2001, respectively. Interest income is earned primarily from short-term investments and notes receivable.

     INTEREST EXPENSE

     Interest expense was $5.8 million and $2.7 million, for the three-month ended September 30, 2002 and 2001, respectively, and $12.6 million and $6.9 million for the nine-months ended September 30, 2002 and 2001, respectively. Interest expense is primarily a function of the level of outstanding debt and is principally associated with notes payable and term loans. On August 21, 2002, we issued to IBM Credit a five year-warrant to acquire 2.9 million shares of our common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of our wholly-owned subsidiary, VeriChip Corporation's, common stock at $0.05 per share, valued at approximately $44 thousand. The fair value of these warrants was included in interest expense for the three and nine-months ended September 30, 2002.

     INCOME TAXES

     Our effective income tax rates were 1.9% and 3.5% in the three-months ended September 30, 2002 and 2001, respectively, and 0% and 16.9% in the nine-months ended September 30, 2002 and 2001, respectively. Differences in the effective income tax rate from the statutory federal income tax rate arise primarily from the recognition of net operating loss carryforwards, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. In addition, the rates for the three and nine-month periods ended September 30, 2001 were impacted by an increase in our deferred tax valuation allowance to fully reserve both our third quarter 2001 tax benefit and our existing net deferred tax assets, as it became more likely than not that our deferred tax assets would not be realized. This was the result of the losses incurred during the three and nine-month periods ended September 30, 2001 and our projections of future taxable income.

     EXTRAORDINARY GAIN

     As a result of settling certain disputes between us, the former owners of Bostek, Inc and an affiliate of Bostek, Inc. (we acquired Bostek, Inc. & Affiliate in June 1999) the parties agreed to forgive a $9.5 million payable provided we registered approximately 3.0 million common shares by June 15, 2001. We were successful in meeting the June 15, 2001 deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in June 2001 as an extraordinary gain.

RESULTS OF DISCONTINUED OPERATIONS

     On March 1, 2001, our Board of Directors approved a plan to offer for sale our Intellesale business segment and all of our other "non-core businesses." Accordingly, the operating results of these entities have been reclassified and reported as Discontinued Operations for all periods presented. As of March 1, 2002, we had sold or closed substantially all of the businesses comprising Discontinued Operations, and there were two insignificant companies remaining. One of the remaining businesses was sold effective May 23, 2002, and we anticipate selling the remaining company within the next several months. Revenue and net loss for the remaining business was $0.6 million and $0.2 million, respectively, for the nine months ended September 30, 2002. We used the proceeds from the sales of companies classified as Discontinued Operations to repay amounts outstanding under the IBM Credit Agreement.

     The following discloses the results of Intellesale and all other non-core businesses comprising Discontinued Operations for the period from January 1, 2001 through March 1, 2001, the measurement date:

                                                        January 1, through
                                                             March 1,
                                                     ------------------------
                                                               2001
                                                               ----
                                                      (amounts in thousands)
      Product revenue                                        $13,039
      Service revenue                                            846
                                                     ------------------------
      Total revenue                                           13,885
      Cost of products sold                                   10,499
      Cost of services sold                                      259
                                                     ------------------------
      Total cost of products and services sold                10,758
                                                     ------------------------
      Gross profit                                             3,127
      Selling, general and administrative expenses             2,534
      Depreciation and amortization                              264
      Interest, net                                               29
      Provision for income taxes                                  34
      Minority interest                                           53
                                                     ------------------------
      Income from Discontinued Operations                       $213
                                                     ========================


     The above results do not include any allocated or common overhead expenses. Included in "Interest, net" above, are interest charges based on the debt of one of these businesses. This debt was repaid when the business was sold on January 31, 2002.


     We recorded a provision for operating losses, estimated loss on sale and carrying costs during the phase-out period including operating and other disposal costs to be incurred in selling the businesses. Carrying costs primarily include the cancellation of facility leases, employment contract buyouts and litigation reserves. During the nine-months ended September 30, 2002, we increased the estimated loss on sale of our 85% ownership in our Canadian subsidiary, Ground Effects, Ltd, which we sold on January 31, 2002 by $0.2 million, and we increased our estimated loss on the sale of certain business assets of U.S. Electrical Products Corp, which were sold on May 23, 2002, by $0.2 million. Proceeds on the sale of Ground Effects, Ltd. approximated $1.6 million plus the assumption of the Canadian portion of the IBM debt. Proceeds on the sale of U.S. Electrical Products Corp.'s assets were $0.1 million. Offsetting the increase in the estimated loss on sale was a reduction in carrying costs of $0.7 million for the first nine-months of 2002. This was due to a change in estimated carrying costs as certain of these obligations were settled during the first nine-months of 2002 for amounts less than previously anticipated.

     The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2001 through September 30, 2002.

                                                     Balance                                          Balance
Type of Cost                               December 31, 2001    Additions    Deductions    September 30, 2002
--------------------------------------------------------------------------------------------------------------
Estimated loss on sale, net of change in
Estimated operating losses                            $1,173        $ 597        $1,770                $   --
Carrying costs                                         7,218         (702)          137                 6,379
                                          --------------------------------------------------------------------
Total                                                 $8,391        $(105)       $1,907                $6,379
                                          ====================================================================

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     REVENUE

     Revenue from continuing operations for 2001 was $156.3 million, an increase of $21.5 million, or 16.0%, from $134.8 million in 2000. Revenue for 2000 represents an increase of $5.7 million, or 4.4%, from $129.1 million in 1999. These increases are primarily attributable to the growth through acquisitions.

     Revenue for each of the continuing operating segments was:

                                           2001                               2000                               1999
                             ------------------------------     ------------------------------      ------------------------------
                             PRODUCT     SERVICE      TOTAL     PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL
                             -------     -------      -----     -------     -------      -----      -------     -------      -----
                                                                        (AMOUNTS IN THOUSANDS)
Advanced Technology         $ 28,123     $16,447    $ 44,570    $ 24,384    $ 7,970    $ 32,354     $ 4,633     $ 4,647    $  9,280
Digital Angel Corporation     33,220       2,518      35,738      19,605      2,647      22,252      14,380           0      14,380
SysComm International         30,075       4,100      34,175      24,774      2,514      27,288      15,241       2,668      17,909
All Other (1)                 21,317      19,975      41,292      35,805     16,876      52,681      43,726      43,506      87,232
Corporate                        412         127         539         191          0         191         263           0         263
                            --------     -------    --------    --------    -------    --------     -------     -------    --------
Total                       $113,147     $43,167    $156,314    $104,759    $30,007    $134,766     $78,243     $50,821    $129,064
                            ========     =======    ========    ========    =======    ========     =======     =======    ========

--------
     (1)  Includes TigerTel's revenue of $39.2 million in 1999.
TigerTel was sold on December 31, 1999.

     Changes during the years were:

     Our Advanced Technology's revenue increased $12.2 million from 2000 to 2001. Product revenue increased by $3.7 million, or 15%, while service revenue increased by $8.5 million, or 106.4%. During 2001, this segment experienced an increase in sales due primarily to the inclusion of twelve months of operating results for two significant acquisitions acquired in the year 2000. These two significant acquisitions include Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000. Companies acquired in 2000 contributed $23.3 million in revenue over 1999. Revenue from the remaining companies in 1999 remained stable.

     Our Digital Angel Corporation's revenue increased $13.5 million, or 60.8%, from 2000 to 2001. Product revenue increased by $13.6 million, or 69.4%, while service revenue decreased by $129 thousand, or 4.9%. Revenue increased $7.9 million, or 54.7%, from 1999 to 2000. The increase in revenues in years 2001 and 2000 is primarily the result of the acquisitions of Timely Technology Corp. in April 2000 and Destron Fearing Corporation in September 2000.

     Our SysComm International's revenue increased $6.9 million, or 25.2%, from 2000 to 2001. Product revenue increased by $5.3 million, or 21.4%, while service revenue increased by $1.6 million, or 63%. The increase in revenue is due primarily to the acquisition of SysComm International Corporation during the fourth quarter of 2000. Revenue increased $9.4 million, or 52.5%, from 1999 to 2000. Both product and service revenue increased as a result of internal growth and the acquisition of SysComm International Corporation.

     Our All Other segment's revenue decreased $11.4 million, or 21.6%, from 2000 to 2001. Product revenue decreased by $14.5 million, or 40.5%, while service revenue increased by $3.1 million, or 18.4%. Revenue decreased $34.6 million, or 39.6%, from 1999 to 2000. The decrease in revenue in year 2001 from year 2000 is primarily the sale or closure of business units in 2001. The decrease in revenue in year 2000 from year 1999 is primarily the sale of TigerTel on December 31, 1999. The TigerTel unit generated revenue of $39.2 million in 1999.

     GROSS PROFIT AND GROSS PROFIT MARGIN

     Gross profit from continuing operations for 2001 was $46.5 million, a decrease of $5.8 million, or 11.1%, from $52.3 million in 2000. Gross profit for 2000 represents a $2.5 million, or 4.6%, decrease from 1999's gross profit of $54.8 million. As a percentage of revenue, the gross profit margin was 29.7%, 38.8% and 42.4% for the years ended December 31, 2001, 2000 and 1999, respectively.

     Gross profit from continuing operations for each operating segment was:

                                           2001                                2000                                1999
                             ------------------------------      ------------------------------      ------------------------------
                             PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL
                             -------     -------      -----      -------     -------      -----      -------     -------      -----
                                                                      (AMOUNTS IN THOUSANDS)
Advanced Technology          $ 6,867     $ 8,593     $15,460     $ 8,485     $ 5,115     $13,600     $   882     $ 4,258     $ 5,140
Digital Angel Corporation     12,968         471      13,439       8,086       1,213       9,299       6,416           0       6,416
SysComm International          3,013       2,341       5,354       4,762       1,041       5,803       2,335       1,160       3,495
All Other(1)                   3,218       8,466      11,684      14,336       9,062      23,398      15,006      24,445      39,450
                             -------     -------     -------     -------     -------     -------     -------     -------     -------
Corporate                        411         127         538         191           0         191         263           0         263
                             -------     -------     -------     -------     -------     -------     -------     -------     -------
                             $26,477     $19,998     $46,475     $35,860     $16,431     $52,291     $24,902     $29,863     $54,765
                             =======     =======     =======     =======     =======     =======     =======     =======     =======

--------
(1) Includes TigerTel's gross profit of $14.9 million in 1999. TigerTel was sold on December 31, 1999.

     Gross profit margin from continuing operations for each operating segment was:

                                           2001                                2000                                1999
                             ------------------------------      ------------------------------      ------------------------------
                             PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL
                             -------     -------      -----      -------     -------      -----      -------     -------      -----
                                                                      (AMOUNTS IN THOUSANDS)
                                %           %           %           %           %           %           %           %           %
                             -------     -------      -----      -------     -------      -----      -------     -------      -----
Advanced Technology            24.4        52.2        34.7        34.8        64.2        42.0        19.0        91.6        55.4
Digital Angel Corporation      39.0        18.7        37.6        41.2        45.8        41.8        44.6         0.0        44.6
SysComm International          10.0        57.1        15.7        19.2        41.4        21.3        15.3        43.5        19.5
All Other(1)                   15.1        42.4        28.3        40.0        53.7        44.4        34.3        56.2        45.2
                              -----       -----       -----       -----        ----       -----       -----        ----       -----
Corporate                     100.0       100.0       100.0       100.0         0.0       100.0       100.0         0.0       100.0
                              -----       -----       -----       -----        ----       -----       -----        ----       -----
                               23.4        46.3        29.7        34.2        54.8        38.8        31.8        58.8        42.4
                              =====       =====       =====       =====        ====       =====       =====        ====       =====

--------
(1)  Includes TigerTel's gross profit margin of 38.0% 1999. TigerTel was sold on December 31, 1999.

     Changes during the years were:

     Our Advanced Technology segment's gross profit increased $1.9 million from 2000 to 2001, and margins decreased to 34.7% in 2001 compared to 42.0% in 2000. Gross profit increased $8.5 million from 1999 to 2000 and margins decreased to 42.0% in 2000 compared to 55.4% in 1999. During 2001, this segment experienced an increase in gross margin due primarily to the inclusion of twelve months of operating results for two significant businesses acquired in 2000. These two significant acquisitions were Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000. Companies acquired in 2000 contributed $9.4 million in gross profit in 2000 over 1999. Gross profit and margin percentage from existing businesses decreased in 2000 as the poor performance of the technology sector during the fourth quarter of 2000 resulted in lower capital spending and increased incentives, which contributed to the decline in gross margin percentage.

     Our Digital Angel Corporation segment's gross profit increased
$4.1 million, or 44.1%, from 2000 to 2001, and margins decrease to 37.6% from 41.8%. Gross profit increased by $2.9 million, or 43.8%, from 1999 to 2000, and margins decreased to 41.8% from 44.6%. The increase in gross profit in years 2001 and 2000 is primarily the result of the acquisitions of Timely Technology Corp. in April 2000, and Destron Fearing Corporation in September 2000. Gross profit margins decreased in 2001 and 2000, primarily because the businesses acquired in 2000 earn lower margin percentages than our existing business.

     Our SysComm International segment's gross profit decreased $0.5 million, or 7.7%, from 2000 to 2001. Gross margin percentage declined to 15.7%, from 21.3% in 2000. The poor performance of the economy, and the technology sector in particular, resulted in lower capital spending and increased incentives during 2001 as compared to 2000. Gross profit increased $2.3 million, or 65.7%, from 1999 to 2000. Gross margin percentage increased to 21.3% in 2000 from 19.5% in 1999. Gross profit and margin increased in 2000 as compared to 1999 primarily as a result of the acquisition of SysComm International Corporation during the fourth quarter of 2000 and growth in revenue from our existing business unit.

     Our All Other segment's gross profit decreased by $11.7 million, or 50.0%, from 2000 to 2001. Gross margin percentage declined to 28.3% in 2001 from 44.4% in 2000. Gross profit decreased by $16.1 million, or 40.7%, from 1999 to 2000. Gross Margin percentage declined to 44.4% in 2000, from 45.2% in 1999. The decrease in gross profit in 2001 is primarily due to the sale or closure of the majority of business units comprising this segment during 2001. The decrease in gross profit in 2000 as compared to 1999 is primarily due to the sale of TigerTel in December 1999.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     Selling, general and administrative expenses from continuing operations were $97.0 million in 2001, an increase of $35.0 million, or 56.5%, over the $62.0 million reported in 2000. Selling, general and administrative expenses from continuing operations increased $3.0 million in 2000, or 5.1%, over the $59.0 million reported in 1999. As a percentage of revenue, selling, general and administrative expenses from continuing operations have increased to 62.1% in 2001, from 46.0% in 2000 and 45.7% in 1999.

     At the segment level, selling, general and administrative expense increased primarily as a result of acquisitions during the last nine months of 2000. Beginning in the fourth quarter of 2000, and commencing January 1, 2001, we mandated strict and severe cost cutting procedures across the organization. At the segment level, these measures included a complete review and reduction of selling, general and administrative expenses by at least 10%. At the corporate level, we have eliminated the levels of 2000 expenditures for salaries and benefits, bonuses, and due diligence expenses. During 2001, Corporate's selling, general and administrative expense increased significantly primarily as a result of increases in bad debt reserves and legal and accounting fees as more fully discussed below.

     Selling, general and administrative expense for each of the operating segments was:

                                           2001                    2000                    1999
                                           ----                    ----                    ----
                                                         (AMOUNTS IN THOUSANDS)
Advanced Technology                      $12,273                 $10,570                 $ 4,189
Digital Angel Corporation                  9,595                   7,810                   6,707
SysComm International                      5,451                   4,075                   2,652
All Other (1)                             28,876                  23,041                  34,906
Corporate                                 40,847                  16,500                  10,506
                                         -------                 -------                 -------
                                         $97,042                 $61,996                 $58,960
                                         =======                 =======                 =======

--------
(1)  Includes TigerTel's selling, general and administrative expenses of $11.4 million in 1999.

     Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                            2001        2000        1999
                                            ----        ----        ----
                                             %           %           %
                                            ----        ----        ----
Advanced Technology                         27.5        32.7        45.1
Digital Angel Corporation                   26.8        35.1        46.6
SysComm International                       16.0        14.9        14.8
All Other (1)                               69.9        43.7        40.0
Corporate (2)                               26.1        12.2         8.1
                                            ----        ----        ----
                                            62.1        46.0        45.7
                                            ====        ====        ====

--------
(1) Includes, as a percentage of revenue, TigerTel's selling, general and administrative expenses of 29.1% in 1999.
(2) Corporate's percentage has been calculated as a percentage of total revenue.

     Changes during the years were:

     Our Advanced Technology segment's selling, general and administrative expenses increased $1.7 million, or 1.6%, to $12.3 million in 2001 from $10.6 million in 2000. $2.6 million of the increase was due to the acquisition of Computer Equity in June 2000 and $1.2 million was due to bad debt reserves, partially offset by staff reductions and other cost saving measures. Selling expense decreased as a percentage of revenue. Companies acquired in 2000 incur less selling, general and administrative expenses as a percentage of revenue than the existing businesses. Selling, general and administrative expenses increased $6.4 million, or 152.4%, to $10.6 million in 2000 from $4.2 million in 1999. Companies acquired in 2000 contributed to this increase.

     Our Digital Angel Corporation segment's selling, general and administrative expenses increased by $1.8 million, or 23.1%, to $9.6 million from $7.8 million in 2000. Selling, general and administrative expenses increased by $1.1 million, or 16.4%, to $7.8 million in 2000 from $6.7 million in 1999. The increases in 2001 and 2000 were the result of the acquisitions of Destron Fearing Corporation and Timely Technology Corp. during 2000.

     Our SysComm International segment's selling, general and administrative expenses increased $1.3 million, or 31.7%, to $5.4 million in 2001, from $4.1 million in 2000, and increased $1.4 million, or 51.9%, to $4.1 million in 2000, from $2.7 million in 1999. The increases were due to the acquisition of SysComm International
Corporation in the fourth quarter of 2000.

     Our All Other segment's selling, general and administrative expenses increased $5.9 million, or, 25.6%, to $28.9 million in 2001 from the $23.0 million in 2000. We attribute the increase to the acquisition of a software provider in December 2000. Selling, general and administrative expenses decreased $12.0 million, or 34.3%, to $23.0 million in 2000 compared to $35.0 million in 1999. We attribute the decrease primarily to the sale of TigerTel. Included in 1999's selling, general and administrative expense is $11.4 million attributable to TigerTel sold on December 31, 1999.

     Corporate selling, general and administrative expenses increased $24.3 million, or 147.3%, to $40.8 million in 2001 compare to $16.5 million reported in 2000. The significant increase was primarily as a result of an increase in bad debt reserves on notes and other receivables of $21.9 million. The reserves were considered necessary based upon several factors that occurred during the third and fourth quarters of 2001. These included:

     (a) A debtor declared bankruptcy, which resulted in as reserve of $2.5 million;

     (b) $6.2 million of a note receivable, plus accrued interest, associated with a business sold in December 2000 was deemed un-collectible as the debtor has experienced significant business interruptions to a business located in New York directly related to September 11, 2001;

     (c) Three debtors are delinquent under required payment obligations resulting in a reserve of $3.4 million; and

     (d) A $9.0 million note received for issuance of shares of the Company's common stock was deemed uncollectible based upon the financial condition of the debtor.

     Also contributing to the increase in 2001 was $3.6 million in litigation reserves. Partially offsetting the increases was a reduction in personnel related expenses of $2.0 million.

     Selling, general and administrative expenses increased $6.0 million, or 57.1%, to $16.5 million in 2000 from the $10.5 million reported in 1999. Increases in corporate staff, a revised outside directors remuneration program, higher insurance and professional fees all contributed to the increase.

     RESEARCH AND DEVELOPMENT EXPENSE

     Research and development expense from continuing operations for 2001 was $8.6 million, an increase of $6.1 million, or 244.0%, from $2.5 million in 2000. We did not incur research and development expense during 1999. As a percentage of revenue, research and development expense increased to 5.6% in 2001 from 1.9% in 2000.

Research and development expense for each of the operating segments was:

                                           2001                    2000                     1999
                                           ----                    ----                     ----
                                                          (AMOUNTS IN THOUSANDS)
Advanced Technology                       $3,321                  $  269                     $--
Digital Angel Corporation                  5,071                   2,235
SysComm International                         --                      --                      --
All Other                                    218                      --                      --
                                          ------                  ------                     ---
Corporate                                     --                      --                      --
                                          ------                  ------                     ---
                                          $8,610                  $2,504                     $--
                                          ======                  ======                     ===

      The significant increase is due to research and development activities associated with our Digital Angel, Thermo Life and VeriChip products and software development costs incurred by companies acquired during the last nine months of 2000.

     ASSET IMPAIRMENT, RESTRUCTURING AND UNUSUAL CHARGE

     Asset impairment, restructuring and unusual charge during the years ended December 31, 2001, 2000 and 1999 was:

                                           2001                    2000                     1999
                                           ----                    ----                     ----
                                                          (AMOUNTS IN THOUSANDS)
Goodwill:
  Advanced Technology                    $30,453                  $   --                  $   --
  Digital Angel Corporation                  726
  Syscomm                                     --                      --                      --
  All Other                               32,427                     818                      --
  Corporate                                   --                      --                      --
                                         -------                  ------                  ------
       Total goodwill                     63,606                     818                      --
Property and equipment                     2,372                      --                      --
Investment in ATEC and Burling stock          --                   5,565                      --
Software and other                         5,741                      --                     314
Restructuring charge                          --                      --                   2,236
                                         -------                  ------                  ------
                                         $71,719                  $6,383                  $2,550
                                         =======                  ======                  ======

     As a result of the economic slowdown during 2001, we experienced deteriorating sales for certain of our businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into our new business model or were not cash-flow positive. This resulted in the shut down of several of our businesses during the third and fourth quarters of 2001. Also, letters of intent that we had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of our businesses indicated a decline in their fair values. The sales of these businesses do not comprise the sale of an entire business segment. Based upon these developments, we reassessed our future expected operating cash flows and business valuations. We performed undiscounted cash flows analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001. Using these same assumptions, we also projected that we will comply with the debt covenants under our new credit agreement during 2002. See "LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS, Debt Covenants, Compliance and Liquidity."

     In addition to the impairments above, during 2001, we have recorded inventory reserves and bad debt reserves of $4.0 million and $26.0 million, respectively. The inventory reserves are included in our financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

     During the fourth quarter of 2000, we reviewed our goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, we recorded a charge of $6.4 million for permanent asset impairment as more fully described in our financial statements.

     As part of the reorganization of our core business in prior years, we implemented a restructuring plan in the first quarter of 1999. The restructuring plan included the exiting of selected lines of business within our All Other segment, and the associated write-off of assets. In the first quarter of 1999, we incurred a restructuring charge of $2.2 million that included asset impairments, primarily software and other intangible assets, of $1.5 million, lease terminations of $0.5 million, and employee separations of $0.2 million. In addition, during the first quarter of 1999, as part of our core business reorganization, we realigned certain operations within our All Other segment and recognized impairment charges and other related costs of $0.3 million.

     As of December 31, 2001, the net book value of goodwill is $90.8 million. Based upon the fair value of the Advanced Wireless segment at March 27, 2002, our current projections of future operating cash flows and the current estimated fair market values of businesses associated with the goodwill, we believe that this goodwill is not impaired.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense from continuing operations for 2001 was $28.9 million, an increase of $17.8 million, or 160.4%, from $11.1 million in 2000. The 2000 expense represents an increase of $4.5 million, or 68.2%, over the $6.6 million reported in 1999. As a percentage of revenue, depreciation and amortization expense increased to 18.5% in 2001 from 8.2% in 2000 and 5.1% in 1999. The increase is due primarily to significantly higher goodwill amortization resulting from acquisitions during the last nine months of 2000, and the change in useful lives discussed below.

     In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years to reflect current economic trends associated with the nature of recent acquisitions made. This change in the fourth quarter of 2000 increased amortization expense by $7.2 million and $3.5 million in 2001 and 2000, respectively.

     Depreciation and amortization expense for each of the operating segments was:

                                           2001                    2000                    1999
                                           ----                    ----                    ----
                                                          (AMOUNTS IN THOUSANDS)

Advanced Technology                      $ 9,088                 $ 2,990                  $  282
Digital Angel Corporation                 12,298                   2,962                     555
SysComm International                        503                     176                     132
All Other(1)                               4,768                   3,366                   4,438
Corporate                                  2,242                   1,579                   1,153
                                         -------                 -------                  ------
Total                                    $28,899                 $11,073                  $6,560
                                         =======                 =======                  ======

--------
(1)  Includes TigerTel's depreciation and amortization of $1.2 million in 1999.

     The changes during the years reflect the increased goodwill amortization associated with the business acquisitions during 2000, and the change in goodwill lives noted above. Also contributing to the increase were increases in capital expenditures in 2000 over 1999. We recognized intangible asset impairment charges, which were included in 1999's amortization expense, thus increasing the expense in 1999 by approximately $0.8 million.

     NON-CASH COMPENSATION EXPENSE

     Non-cash compensation expense was $5.3 million for 2001. The expense resulted primarily from re-pricing 19.3 million stock options during 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in our common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire.

     LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

     The loss on the sales of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, we sold our 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and were used primarily to repay debt.

     In November 1999, TigerTel received an all cash bid for all of its outstanding common shares from AT&T Canada, Inc. We entered into a lock-up agreement with AT&T to tender the approximately 65% of the outstanding shares we owned, tendered our shares and, on December 30, 1999, AT&T purchased all of the shares tendered. We recorded a pre-tax gain in the fourth quarter of 1999 of approximately $20.1 million and received gross proceeds of approximately $31.3 million in January 2000.

     INTEREST INCOME AND EXPENSE

     Interest income was $2.1 million, $1.1 million and $0.4 million, for 2001, 2000 and 1999, respectively. Interest income is earned primarily from short-term investments and notes receivable.

     Interest expense was $8.6 million, $5.9 million and $3.5 million for 2001, 2000 and 1999, respectively. Interest expense is a function of the level of outstanding debt and is principally associated with revolving credit lines, notes payable and term loans.

     INCOME TAXES

     We had effective income tax (benefit) rates of 11.8%, (14.8)% and 31.8% in 2001, 2000 and 1999, respectively. Differences in the effective income tax rates from the statutory federal income tax rate arise from non-deductible goodwill amortization associated with acquisitions, state taxes net of federal benefits and the increase or reduction of valuation allowances related to net operating loss carryforwards. As of December 31, 2001, we have provided a valuation allowance to reserve the majority of our 2001 tax benefit and existing net deferred tax assets. The increase in the valuation allowance is a result of the losses incurred during the year ended December 31, 2001, as well as our projections of future taxable income.

     EXTRAORDINARY GAIN/LOSS

     As a result of settling certain disputes between us, the former owners of Bostek, Inc. and an affiliate of Bostek, agreed to forgive a $9.5 million payable provided we registered approximately 3.0 million shares of our common stock by June 15, 2001. We were successful in meeting the June 15, 2001 deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in June 2001 as an extraordinary gain.

     In 1999, we retired our line of credit with State Street Bank and Trust Company and refinanced it with amounts borrowed under the credit agreement with IBM Credit. Deferred financing fees associated with the State Street Bank and Trust agreement were written off during the second quarter of 1999. The total amount of the write-off recorded as an extraordinary loss was $0.1 million, net of income taxes.

Results of Discontinued Operations

     The following discloses the results of Intellesale and all other non-core businesses comprising discontinued operations for the period January 1 through March 1, 2001 and the years ended December 31, 2000 and 1999:

                                                                JANUARY 1,
                                                                 THROUGH
DISCONTINUED INTELLESALE BUSINESS:                               MARCH 1,   YEAR ENDED  YEAR ENDED
                                                                   2001        2000        1999
                                                                   ----        ----        ----
                                                                      (AMOUNTS IN THOUSANDS)
Product revenue                                                   $7,965    $ 95,666     $137,077
Service revenue                                                      370       6,826        5,909
                                                                  ------    --------     --------
Total revenue                                                      8,335     102,492      142,986
Cost of products sold                                              6,974     104,396      112,144
Cost of services sold                                                 --       5,315        4,038
                                                                  ------    --------     --------
Total cost of products and services sold                           6,974     109,711      116,182
                                                                  ------    --------     --------
Gross profit                                                       1,361      (7,219)      26,804
Selling, general and administrative expenses                       1,602      32,772       19,119
Gain on sale of subsidiary                                            --      (5,145)          --
Depreciation and amortization                                        121       2,949        1,725
Interest, net                                                         --          --           60
Impairment of investments                                             --      46,600           --
(Benefit) provision for income taxes                                (151)    (13,357)       2,452
Minority interest                                                    (11)        140          417
                                                                  ------    --------     --------
(Loss) income from discontinued Intellesale businesses            $ (200)   $(71,178)    $  3,031
                                                                  ======    ========     ========

                                                                JANUARY 1,
                                                                 THROUGH
DISCONTINUED NON-CORE BUSINESS:                                  MARCH 1,   YEAR ENDED  YEAR ENDED
                                                                   2001        2000        1999
                                                                   ----        ----        ----
                                                                      (AMOUNTS IN THOUSANDS)
Product revenue                                                   $5,074     $42,235     $64,511
Service revenue                                                      476          --         180
                                                                  ------     -------     -------
Total revenue                                                      5,550      42,235      64,691
Cost of products sold                                              3,525      33,428      51,309
Cost of services sold                                                259          --          --
                                                                  ------     -------     -------
Total cost of products and services sold                           3,784      33,428      51,309
                                                                  ------     -------     -------
Gross profit                                                       1,766       8,807      13,382
Selling, general and administrative expenses                         932       7,926      12,337
Loss on sale of subsidiary                                            --         528          --
Depreciation and amortization                                        143       1,268       1,402
Interest, net                                                         29         187         110
Impairment of investments                                             --       3,619          --
(Benefit) provision for income taxes                                 185        (257)       (472)
Minority interest                                                     64          61          25
                                                                  ------     -------     -------
(Loss) income from discontinued non-core businesses               $  413     $(4,525)    $   (20)
                                                                  ======     =======     =======

                                     54



                                                                JANUARY 1,
                                                                 THROUGH
TOTAL DISCONTINUED OPERATIONS:                                   MARCH 1,   YEAR ENDED  YEAR ENDED
                                                                   2001        2000        1999
                                                                   ----        ----        ----
                                                                      (AMOUNTS IN THOUSANDS)
Product revenue                                                  $13,039    $137,901    $201,588
Service revenue                                                      846       6,826       6,089
                                                                 -------    --------    --------
Total revenue                                                     13,885     144,727     207,677
Cost of products sold                                             10,499     137,824     163,453
Cost of services sold                                                259       5,315       4,038
                                                                 -------    --------    --------
Total cost of products and services sold                          10,758     143,139     167,491
                                                                 -------    --------    --------
Gross profit                                                       3,127       1,588      40,186
Selling, general and administrative expenses                       2,534      40,697      31,456
Gain on sale of subsidiary                                            --      (4,617)         --
Depreciation and amortization                                        264       4,217       3,127
Interest, net                                                         29         187         170
Impairment of investments                                             --      50,219          --
(Benefit) provision for income taxes                                  34     (13,614)      1,980
Minority interest                                                     53         201         441
                                                                 -------    --------    --------
(Loss) income from discontinued operations                       $   213    $(75,702)   $  3,012
                                                                 =======    ========    ========

     The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses that was repaid when the business was sold in January 2002.

     Provision for operating losses and carrying costs during the phase-out period include the estimated loss on sale of the business units as well as operating and other disposal costs to be incurred in selling the businesses. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.

     During 2001, Discontinued Operations incurred actual losses in excess of estimated operating losses accrued on the measurement date of $13.0 million. The primary reasons for the excess losses were due to inventory write-downs of $4.5 million during the second quarter of 2001 and a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001. The closures were the result of a combination of the deteriorating market condition for the technology sector as well as our strategic decision to reallocate funding to our core businesses. We also increased our estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001, by $0.2 million and on Ground Effects Ltd., which was sold in the first quarter of 2002, by $1.2 million.

     We incurred carrying costs in excess of estimated carrying costs on the measurement date of $3.7 million. The primary reasons for the excess carrying costs were legal expenses related to on-going litigation, additional sales tax liabilities and additional facility lease costs.

     During the years ended December 31, 2001 and 2000, the estimated amounts recorded were as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                               2001        2000
                                                                               ----        ----
                                                                            (AMOUNTS IN THOUSANDS)
Operating losses and estimated loss on the sale of business units            $13,010     $ 1,619
Carrying Costs(1)                                                              3,685       6,954
Less: Benefit for income taxes                                                    --      (1,307)
                                                                             -------     -------
                                                                             $16,695     $ 7,266
                                                                             =======     =======

--------
(1) Carrying costs for the years ended December 31, 2001 and 2000 include all actual and estimated costs to dispose of the discontinued businesses including $3.6 million for future lease commitments, $2.7 million for severance and employment contract settlements, $2.4 million for legal expenses, $1.0 million for sales tax liabilities, and $0.9 million for selling costs, including professional fees and commissions.

     The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from March 1, 2001, the measurement date, through December 31, 2001. The deductions represent activity from March 1, 2001, the measurement date, to December 31, 2001:

                                         BALANCE                                  BALANCE
TYPE OF COST                          MARCH 1, 2001  ADDITIONS   DEDUCTIONS   DECEMBER 31, 2001
------------                          -------------  ---------   ----------   -----------------
Operating losses and estimated
  loss on sale                            $1,619      $13,010      $13,456         $1,173
Carrying costs                             6,954        3,685        3,421          7,218
                                          ------      -------      -------         ------
Total                                     $8,573      $16,695      $16,877         $8,391
                                          ======      =======      =======         ======

      During 2000, Intellesale refocused its business model away from the Internet segment and began concentrating on its traditional business of asset management and brokerage services and the sale of refurbished and new desktop and notebook computers, monitors and related components as a wholesale, business to business supplier. The transition resulted in significantly reduced revenues from its Bostek business unit in the first half of 2000 compared to substantial sales from this unit in the second half of 2000, contributing to the decline in revenue from 1999 to 2000. Gross profit was significantly impacted by lower margin business in the first half of 2000 coupled with an inventory charge of $8.5 million, as discussed below.

     In the second quarter of 2000, Intellesale recorded a pre-tax charge of $17.0 million. Included in this charge was an inventory reserve of $8.5 million for products Intellesale expected to sell below cost (included in cost of goods sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with Intellesale's cancelled public offering and certain other intangible assets. This charge reflects the segment's decreasing revenue trend, lower quarterly gross profits and the expansion of Intellesale's infrastructure into a major warehouse facility. In addition, a more competitive business environment resulting from an overall slowdown in Intellesale's business segment, and management's attention to the Bostek operational and legal issues, contributed to the negative results. The impact of the loss resulted in Intellesale restructuring its overhead and refocusing its business model away from the Internet segment and back to its traditional business lines. This restructuring was completed in the fourth quarter of 2000 and during that quarter an additional $5.5 million of inventory acquired for retail distribution was written down to realizable value.

LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS

     As of September 30, 2002, cash and cash equivalents totaled $7.2 million, an increase of $3.5 million, or 94.6%, from $3.7 million at December 31, 2001.

     Operations provided cash of $0.7 million during the first nine-months of 2002, and used cash of $13.0 million during the first nine-months of 2001. During the nine-months ended September 30, 2002, cash was provided primarily by an increase in accounts payable and accrued expenses and collections on accounts receivable, and cash was used primarily to purchase inventory. In the nine-months ended September 30, 2001, cash was used primarily to decrease accounts payable and accrued expenses and to fund Discontinued Operations. Partially offsetting the uses of cash were increases in cash from the collection of accounts receivable and decreases in inventory and current and other assets.

     Due from buyers of divested subsidiaries represented the deferred purchase price due on the sale of several businesses during the fourth quarter of 2001. We collected these proceeds during the first nine-months of 2002.

     Accounts and unbilled receivables, net of allowance for doubtful accounts, decreased by $3.5 million, or 16.0%, to $18.4 million at September 30, 2002 from $21.9 million at December 31, 2001. We attribute the decrease primarily to increased collection efforts during 2002 and a reduction in revenues for the three-months ended September 30, 2002, as compared to the three-months ended December 31, 2001.

     Inventory levels increased to $6.9 million, or 13.1%, at September 30, 2002 from $6.1 million at December 31, 2001.

     Accounts payable decreased by $2.3 million, or 15.0%, to $13.0 million at September 30, 2002 from $15.3 million at December 31, 2001. Cash generated during the first nine months of 2002 was used to bring certain payables current. Also, accounts payable decreased for various business units classified as All Other, since all of these business units had ceased operations as of September 30, 2002.

     Accrued expenses increased to $23.5 million at September 30, 2002, compared to $18.2 million at December 31, 2001, primarily due to accrued interest.

     Investing activities provided cash of $5.0 million in the first nine months of 2002, and used cash of $3.2 million in the first nine months of 2001. In the first nine months of 2002, cash was provided primarily by collections of amounts due from buyers of divested subsidiaries of $2.6 million, proceeds from the sale of property and equipment of $2.5 million, collections of notes receivable of $1.0 million and proceeds from the sale of subsidiaries and business assets of $1.1 million. Partially offsetting the amounts provided were cash used by discontinued operations of $0.5 million and cash used to purchase property and equipment of $1.4 million. In the first nine months of 2001, $2.6 million was used to acquire property and equipment, $1.0 million was used by discontinued operations and $0.5 million was used to increase other assets.

     Financing activities in the first nine months of 2002 used cash of $2.3 million and financing activities in the first nine months of 2001 provided cash of $11.3 million. In the first nine months of 2002, cash was used primarily to repay $6.4 million against long-term debt and notes payable. Partially offsetting the use of cash during the first nine months of 2002 was cash of $2.3 million provided from the issuance of common shares and subsidiary issuance of common stock and $1.2 million from collection of notes receivable for stock issued. The primary source of cash in the first nine months of 2001 was borrowings of $14.7 million against notes payable.

     Debt, Covenant Compliance and Liquidity

     On March 1, 2002, we and Digital Angel Share Trust, a newly created Delaware business trust (Trust), entered into the IBM Credit Agreement with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. On September 30, 2002, the principal amount outstanding under the IBM
Credit Agreement was $80.9 million.   The principal amount outstanding
bears interest at an annual rate of 17% and matures on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be automatically extended to February 28, 2004, if we repay at least $32.8 million, or 40%, of the original principal amount outstanding, plus accrued interest and expenses, prior to

February 28, 2003. If the maturity date is extended to February 28, 2004, the maturity date will be automatically extended again to February 28, 2005, if we repay an additional 40% of the original principal amount outstanding, plus accrued interest and expenses, prior to February 28, 2004. Any amounts outstanding at February 28, 2005, must be repaid by August 31, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25%. If all amounts are not repaid by February 28, 2004, the interest rate increases to 35%.

     The IBM Credit Agreement contains debt covenants relating to our financial position and performance, as well as the financial condition and performance of the Digital Angel Corporation. Our covenants under the IBM Credit Agreement, as amended on September 30, 2002, are as follows: (the Current Asset to Current Liabilities covenant is measured monthly and the Minimum Cumulative Modified EBITDA, as defined, is measured quarterly), (Minimum Cumulative Modified EBITDA, as defined in the IBM Credit Agreement, excludes non-cash compensation expense, one-time charges, impairment losses and any liability or claim that will be satisfied by issuances of our common stock):

     COVENANT                                  COVENANT REQUIREMENT
    ---------------------------------------------------------------------------
                                      As of the following date not less than:

     Current Assets to Current
     Liabilities                      September 30, 2002                .11:1
                                      December 31, 2002                 .11:1

    ---------------------------------------------------------------------------

     Minimum Cumulative
     Modified EBITDA                  September 30, 2002          $(4,768,300)
                                      December 31, 2002            (7,648,300)

    ---------------------------------------------------------------------------


     Digital Angel Corporation's covenants under the IBM Credit Agreement, as amended on September 30, 2002, and November 1, 2002, are as follows:
(Digital Angel Corporation's Current Asset to Current Liabilities covenant and its Minimum Cumulative Modified EBITA, as defined, are measured quarterly):

     COVENANT                                  COVENANT REQUIREMENT
    ---------------------------------------------------------------------------
                                      As of the following date not less than:

     Current Assets to Current
     Liabilities                      September 30, 2002             1.05:1
                                      December 31, 2002              1.09:1

    ---------------------------------------------------------------------------

     Minimum Cumulative
     Modified EBITDA                  September 30, 2002          $(338,000)
                                      December 31, 2002             732,000

    ---------------------------------------------------------------------------


     If these Digital Angel Corporation covenants are not met, we will be in default under the IBM Credit Agreement.

     In satisfaction of a condition to the consent of the merger by IBM Credit, we transferred to the Trust all shares of Digital Angel Corporation common stock owned by us and, as a result, the Trust has legal title to approximately 74.08% of the Digital Angel Corporation common stock. The Trust has voting rights with respect to the Digital Angel Corporation common stock until we repay our obligations to IBM Credit in full. We retained beneficial ownership of the shares. The Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit in the event we fail to make payments, or otherwise default, under the IBM Credit Agreement. Such liquidation of the shares of Digital Angel Corporation common stock will be in accordance with the SEC rules and regulations governing affiliates.

     On September 30, 2002, we entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to our financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002 and the fiscal year ending December 31, 2002. On November 1, 2002, we entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending
December 31, 2002. At September 30, 2002, we, and Digital Angel Corporation, were in compliance with the revised covenants under IBM Credit Agreement. At June 30, 2002, we were not in compliance with our Minimum Cumulative
Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with its Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided us with a waiver of such noncompliance. As consideration for the waiver, we issued to IBM Credit a five year-warrant to acquire 2.9 million shares of our common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of our wholly-owned subsidiary, VeriChip Corporation's common stock at $0.05 per share, valued at approximately $44 thousand. The fair value of these warrants was included in interest expense for the three and nine-months ended September 30, 2002. Based upon our current level of operations, we believe that we will be able to maintain compliance with the revised covenants at December 31, 2002. While Digital Angel Corporation has not yet finalized its operating results for the year ended December 31, 2002, it does not expect to have maintained compliance with the revised Minimum Cumulative Modified EBITDA covenant under the IBM Credit Agreement and with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). In the absence of waiver or amendment to the financial covenants, any such noncompliance would constitute an event of default under both the IBM Credit Agreement and the Wells Fargo credit agreement; and IBM Credit and Wells Fargo would be entitled to accelerate the maturity of all amounts owed to them. If such noncompliance occurs, we will seek to renegotiate the covenants and/or obtain waivers from IBM Credit and Digital Angel Corporation will seek to obtain waivers from Wells Fargo, as required. There can be no assurance, however, that we, and Digital Angel Corporation, would be successful in negotiating such amendments or obtaining such waivers.

     The IBM Credit Agreement prohibits us from borrowing funds from other lenders without the approval of IBM Credit, and does not provide for any further advances by IBM Credit. Under the terms of the IBM Credit Agreement, we are required to repay IBM Credit 40% of the outstanding principal balance owed to them plus accrued interest and expenses totaling approximately
$45.5 million on February 28, 2003. We currently do not have available funds to make the required payment. We are in the process of negotiating with IBM Credit to restructure the IBM Credit Agreement to extend the payment terms and to modify other provisions of the IBM Credit Agreement. We believe that we will be successful in our efforts to restructure the IBM Credit Agreement. There can be no assurance, however, that our ongoing discussions with IBM Credit concerning the restructuring will be successful. Our failure to comply with payment terms imposed by the IBM Credit Agreement would constitute a default under the IBM Credit Agreement, allowing IBM Credit to terminate its commitments to us and to accelerate the maturity of all amounts owed to them. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional financing resources, there would be substantial doubt we would be able to continue operations in the normal course of business.


     The IBM Credit Agreement also limits the amount we may pay our Chief Executive Officer, Richard Sullivan, in cash, and prevents us from making certain cash incentive and perquisite payments, including cash payment arising upon a change in control, to various other executive officers.

     Amounts outstanding under the IBM Credit Agreement are secured by a security interest in substantially all of our assets, excluding the assets of Digital Angel Corporation. The shares of our subsidiaries, including the Digital Angel Corporation common stock held in the Trust, also secure the amounts outstanding under the IBM Credit Agreement.

     Sources of Liquidity

     If we are unable to generate the funds that will be required for the payments under the IBM Credit Agreement, as discussed above, shares of Digital Angel Corporation common stock initially owned by us upon completion of the merger between pre-merger Digital Angel and MAS and transferred to the Trust may be liquidated, if so directed by IBM Credit, to provide funds necessary to make these payments. The IBM Credit Agreement prohibits us from borrowing funds from other lenders, and does not provide for any further advances by IBM Credit. In addition, our current and prior accountants have expressed doubt about our ability to continue as a going concern. Accordingly, there can be no assurance that we will have access to funds necessary to repay IBM Credit or to provide for our ongoing operating expenses to the extent not provided from our ongoing operating revenue. In addition, we may be able to use proceeds from the sale of businesses, proceeds from the sale of common and preferred shares, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings to fund ongoing operations. There can be no assurance, however, that these options will be available, or if available, on favorable terms. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions.

     Outlook

     We are constantly looking for ways to maximize stockholder value. As such, we are continually seeking operational efficiencies and synergies within our operating segment as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of business units that are not critical to our long-term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our stockholders' investments. There can be no assurance, however, that any initiatives will be found, or if found, that they will be on terms favorable to us.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Digital Angel Corporation has a foreign subsidiary operating in the United Kingdom, which has very limited foreign currency related transactions. Our United States companies may export and import to and from other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries.

     We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Borrowings under the IBM Credit Agreement bear interest at a fixed rate. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term investments.

     Due to the nature of our borrowings and our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On April 11, 2002, we notified our independent accountants, PricewaterhouseCoopers LLP, that our board of directors had approved our decision to transition our audit work to another firm and dismissed PricewaterhouseCoopers, LLP. We had selected Grant Thornton LLP as our new independent accountants.

     The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the reports for each of the years ended December 31, 2000 and December 31, 2001 contained an explanatory paragraph expressing doubt about our ability to continue as a going concern. In connection with its audits for the three most recent fiscal years and through April 11, 2002, there had been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. The following were the only reportable events as defined under Regulation S-K Item 304(a)(1)(v). During the two most recent fiscal years and through April 11, 2002, PricewaterhouseCoopers LLP discussed with the audit committee of the Board of Directors the following findings, all of which we agreed with and all of which have been remedied. During the year ended December 31, 2001, one of our subsidiaries lacked evidence of customer acceptance prior to the recognition of certain revenue and did not have proper restrictions to vendor access within its accounts payable system. During the year ended December 31, 2000, a second subsidiary lacked monitoring controls over its accounts receivable and was unable to provide certain detailed inventory listings for certain general ledger balances. That subsidiary was part of our Discontinued Operations and has been closed since 2001. On April 17, 2002, we engaged Grant Thornton LLP as our new independent accountants to audit the financial statements for the year ending December 31, 2002. During 2000 and 2001 and in the subsequent interim period, we had not consulted with Grant Thornton LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of either completed or proposed transactions, or the type of audit opinion that might be rendered on our financial statements.

     On April 22, 2002, we filed a Current Report on Form 8-K with the SEC to report the engagement of Grant Thornton LLP. Attached to that report as an exhibit was a letter from PricewaterhouseCoopers LLP addressed to the SEC stating the following: "We have read the statements made by Applied Digital Solutions, Inc. (copy attached), which was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated April 11, 2002. On March 27, 2002, we issued a report to the Audit Committee listing two material weaknesses from prior years. Management has represented they have implemented remedial action plans. Since we have performed no audit procedures subsequent to the date of our report, we can not confirm the effectiveness of these remedial actions. Otherwise, we agree with the statements concerning our Firm in such Form 8-K."

     On May 21, 2002, we filed a Current Report on Form 8-K with the SEC to report that, by letter dated May 14, 2002, Grant Thornton LLP resigned as our outside auditing firm. We, and Grant Thornton, had a disagreement on the proper accounting treatment with respect to a non-cash item in connection with the merger of pre-merger Digital Angel and MAS. As a result, of the nature of the disagreement as outlined below, Grant Thornton communicated its resignation as our auditors. Grant Thornton advised us that our proposed treatment of the non-cash item was inconsistent with the position taken in MAS's definitive proxy statement dated February 14, 2002, related to the merger. Grant Thornton advised that we had not brought to Grant Thornton's attention the change in accounting position and that it did not believe it could rely upon future representations made by our management. Grant Thornton also advised us that it had not completed its review of our quarterly report on Form 10-Q for the first quarter of 2002.

     The accounting item in question (about which we, and Grant Thornton LLP, had the disagreement) related to options that MAS was to assume or convert into MAS options under the terms of an Agreement and Plan of Merger, dated November 1, 2001, by and among MAS, an MAS wholly-owned subsidiary, and pre-merger Digital Angel. On March 27, 2002, the MAS wholly-owned subsidiary was merged with and into pre-merger Digital Angel under the terms of the merger agreement. We also contributed certain other subsidiaries in the merger. Pre-merger Digital Angel, as the surviving corporation, became a wholly-owned subsidiary of MAS, which has since been renamed Digital Angel Corporation. Grant Thornton has also communicated by letter dated May 14, 2002, the termination of its auditor relationship with Digital Angel Corporation.

     With respect to the dispute as to the proper accounting treatment for these options, Grant Thornton's position was that we should recognize in the first quarter of 2002 a one-time, non-cash, compensation expense, in the amount of approximately $14.5 million, under the guidance provided by Accounting Principles Board Opinion No. 25 (APB 25), as amended by FASB Interpretation No. 44 and Emerging Issues Task Force Issue 00-23. We were of the view that the cost of the assumed or to-be-converted options represents part of the merger consideration and should be capitalized and reflected on our balance sheet, consistent with accounting for the transaction as a business combination using the purchase method of accounting, in accordance with Accounting Principles Board Opinion No. 16 (APB 16). We stated that we were intending to contact the staff of the SEC with respect to this issue and that the audit committee of the board of directors was advised of management's handling of the proposed accounting treatment for the stock options. We also stated that we had authorized Grant Thornton to respond fully to inquiries of the successor accountant concerning the subject matter of the foregoing disagreement and that we were in negotiations with a new independent accounting firm with respect to the auditing of our financial statements.

     On May 22, 2002, we filed a Current Report on Form 8-K/A with the SEC to include as an exhibit a letter from Grant Thornton LLP addressed to the SEC in which Grant Thornton LLP stated the following: "We have read Item 4 of Form 8-K/A of Applied Digital Solutions, Inc. dated May 21, 2002, and agree with the statements concerning our Firm contained therein. As to the discussion of having contacted the SEC and of the new accountants, we have no basis for agreeing or disagreeing with such statements."

     On May 28, 2002, we filed a Current Report on Form 8-K to announce that on May 23, 2002, we engaged Eisner LLP as our new independent accountants to audit our financial statements for the fiscal year ending December 31, 2002. During 2000 and 2001 and in the subsequent interim period, we had not consulted with Eisner LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of either completed or proposed transactions, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     We also reported that due to the timing of the resignation of Grant Thornton LLP, the interim financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which were filed with the SEC on May 20, 2002, were not reviewed by an independent accountant as required pursuant to Rule 10-01 (d) of Regulation S-X, and that our new independent accountants, Eisner LLP, would complete the SAS 71 review of the Registrant's first quarter financial statements and we would file an amended Form 10-Q/A.

     On May 24, 2002, we filed a Current Report on Form 8-K to disclose that we had issued a press release on May 22, 2002, stating that the timing of Grant Thornton's resignation as our outside auditors prevented us from filing its Form 10-Q with an auditor's review. As a result, we received a letter from the Nasdaq staff indicating that the Form 10-Q did not comply with Marketplace Rule 4310(c)(14), and, accordingly, that an "E" would be added to our trading symbol. The letter indicated that our common stock was subject to delisting unless we requested a hearing before a Nasdaq listing qualifications panel. We informed Nasdaq that we intended to make such a request. In accordance with applicable Marketplace Rules, the hearing request had the effect of staying any action pending the decision of the hearing panel. In the interim, the letter "E" was appended to our trading symbol and from July 12, 2002, to July 30, 2002, our common stock was delisted by the Nasdaq National Market and was traded on the Pink Sheets under the symbol "ADSX.PK." On July 18, 2002, we filed an amended quarterly report on Form 10-Q, which presented condensed financial statements that had been reviewed by our independent public accountants, Eisner LLP. As a result, the Nasdaq hearing panel temporarily relisted our common stock effective July 31, 2002. However, we were unable to satisfy the required minimum closing bid price requirement by October 25, 2002, and as a result, effective November 12, 2002, our common stock began trading on the SmallCap under our existing symbol ADSX.

                                 MANAGEMENT

     Our directors are:

     Richard J. Sullivan: Mr. Sullivan, age 63, was elected to the board of directors and named Chief Executive Officer in May 1993. He was appointed Secretary in March 1996 and served as President and Chief Operating Officer from September 2001 to March 2002. Mr. Sullivan's term as director expires in 2004. Mr. Sullivan is currently Chairman of Great Bay Technology, Inc. From August 1989 to December 1992, Mr. Sullivan was Chairman of the board of directors of Consolidated Convenience Systems, Inc., in Springfield, Missouri. He has been the Managing General Partner of The Bay Group, a merger and acquisition firm in New Hampshire, since February 1985. Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., a MRP II software company in Boston, Massachusetts, and was Chairman and Chief Executive Officer of Encode Technology, a Computer-Aided Manufacturing Company, in Nashua, New Hampshire from February 1984 to August 1986.

     Scott R. Silverman: Mr. Silverman, age 38, has served since August 2001 as a special advisor to the board of directors. In March 2002, he was appointed to the board of directors and named President. Mr. Silverman's term as director expires in 2004. From September 1999 to March 2002, Mr. Silverman operated his own private investment-banking firm and prior to that time, from October 1996 to September 1999, he served in various capacities for us including positions related to business development, corporate development and legal affairs. From July 1995 to September 1996, he served as President of ATI Communications, Inc., one of our subsidiaries. He began his career as an attorney specializing in commercial litigation and communications law at the law firm of Cooper Perskie in Atlantic City, New Jersey, and Philadelphia, Pennsylvania. Mr. Silverman is a graduate of the University of Pennsylvania and Villanova University School of Law.

     Arthur F. Noterman: Mr. Noterman, age 61, a Chartered Life Underwriter, has served as a director since February 1997, and serves as the Chairman of the Audit Committee and a member of the Compensation Committee of the board of directors. Mr. Noterman's term as director expires in 2003. Mr. Noterman currently serves as President and director of P.M.G. Insurance Marketing of MA Inc. Mr. Noterman is a registered NASD broker affiliated with a Chicago, Illinois registered broker/dealer. Mr. Noterman attended Northeastern University from 1965 to 1975 and obtained the Chartered Life Underwriters Professional degree in 1979 from The American College, Bryn Mawr, Pennsylvania.

     Constance K. Weaver: Ms. Weaver, age 50, was elected to the board of directors in July 1998 and serves on the Compensation Committee of the board of directors. Ms. Weaver's term as director expires in 2003. Ms. Weaver is Executive Vice President, Publications and Brand Management for AT&T Corporation (AT&T) (NYSE:T). From 1996 to October 2002, Ms. Weaver was Vice President, Investor Relations and Financial Communications for AT&T. From 1995 through 1996, she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she was Vice President, Investor Relations, and, from 1991 to 1993, she was director of Investor Relations for MCI Communications, Inc. She earned a Bachelor of Science degree from the University of Maryland in 1975 and has completed post-graduate financial management, marketing and strategic planning courses at The Wharton School of the University of Pennsylvania, Stanford University, Columbia University and Imede (Switzerland).

     Daniel E. Penni: Mr. Penni, age 55, has served as a director since March 1995, and is Chairman of the Compensation Committee and serves on the Audit Committee of the board of directors. Mr. Penni's term as director expires in 2005. Since March 1998, he has been an Area Executive Vice President for Arthur J. Gallagher & Co. (NYSE:AJG). He has worked in many sales and administrative roles in the insurance business since 1969. He is the managing member of the Norsman Group Northeast, LLC, a private sales and marketing company focused on Internet-based education and marketing and serves as Treasurer and Chairman of the Finance Committee of the Board of Trustees of the Massachusetts College of Pharmacy and Health Sciences. Mr. Penni graduated with a bachelor of science degree in 1969 from the School of Management at Boston College.

     Dennis G. Rawan: Mr. Rawan, age 59, was appointed a director effective December 10, 2002 and serves as Chairman of the Audit Committee of the board of directors. Mr. Rawan was Chief Financial Officer of Expo International, Inc. (Expo) from 1996 until his retirement in 2000. Expo provides information technology products and services to the event industry. For over 20 year prior to joining Expo, Mr. Rawan was a certified public accountant (CPA) providing audit, review, tax and financial statement preparation services for a variety of clients. From 1970 to 1988, while working as a CPA, Mr. Rawan taught graduate level accounting courses at Babson College. Mr. Rawan earned a Bachelor of Arts degree and a Master of Business Administration degree from Northeastern University.

     Our executive officers are:

       NAME               AGE                               POSITION                                        POSITION HELD SINCE
       ----               ---                               --------                                        -------------------
Richard J. Sullivan        63      Chairman, Chief Executive Officer and Secretary                             May 1993
Scott R. Silverman         38      Director and President                                                      March 2002
Jerome C. Artigliere       48      Senior Vice President, Chief Operating Officer and Assistant Treasurer      March 2002
Michael E. Krawitz         33      Senior Vice President, General Counsel and Assistant Secretary              December 2000
Evan C. McKeown            44      Vice President and Chief Financial Officer                                  March 2002
Peter Zhou                 63      Vice President and Chief Scientist                                          January 2000


     Jerome C. Artigliere: Mr. Artigliere, age 48, joined one of our subsidiaries as President in January 1998, and was appointed our Vice
President in April 1998 and Treasurer in December 1999. In November 2000,
Mr. Artigliere was appointed Vice President and Chief Financial Officer, and Senior Vice President, Chief Financial Officer and Assistant Treasurer in December 2000. In March 2002, he was appointed Senior Vice President, Chief Operating Officer. From 1996 to 1997, he was Regional Vice President at General Electric Capital Corporation in Portsmouth, NH. Prior to that, from 1994 to 1996, he was State Vice President at First National Bank in Portsmouth, NH, a commercial bank subsidiary of Peoples Heritage Bank of Portland, Maine. He earned an undergraduate degree in finance from Seton Hall University in 1977, and a Master of Business Administration degree from Fairleigh
Dickinson University in 1980.


     Michael E. Krawitz: Mr. Krawitz, age 33, joined us as our Assistant Vice President and General Counsel in April 1999, and was appointed Vice President and Assistant Secretary in December 1999, and Senior Vice President in December 2000. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

     Evan C. McKeown: Mr. McKeown, age 44, joined us as Vice President, Chief Accounting Officer and Corporate Controller in March 2001. He was appointed Vice President, Chief Financial Officer in March 2002. Prior to joining us, Mr. McKeown served as Corporate Controller at Orius Corporation in West Palm Beach, Florida. From 1992 to 1999, he served as Controller and then Chief Financial Officer of Zajac, Inc., in Portland, Maine. Mr. McKeown has more that 20 years experience in accounting and financial reporting, including serving as a Tax Manager for Ernst & Young and public accountant with Coopers & Lybrand. He is a graduate of the University of Maine and is a certified public accountant.

     Peter Zhou: Dr. Zhou, age 63, joined as Vice President and Chief Scientist in January 2000. From 1988 to 1999, Dr. Zhou served as Vice President, Technology for Sentry Technology Corp., and from 1985 to 1988, he served as Research Investigator for the University of Pennsylvania's Department of Science & Engineering. Prior to that, he was a research scientist for Max-Planck Institute, Metallforschung in Stuttgart, Germany and a post-doctoral research fellow at the University of Pennsylvania. Dr. Zhou has a PhD in materials science/solid state physics from the University of Pennsylvania and a Master of Sciences degree in physics from the Beijing University of Sciences and Technology.

DIRECTORSHIPS


     Mr. Richard Sullivan serves on the board of directors of Digital Angel Corporation. Messrs. Scott R. Silverman and Jerome C. Artigliere serves on the board of directors of SysComm International Corporation. No other directors or executive officers hold directorships in any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The board of directors held four meetings and acted by written consent 47 times during 2001.

     We have standing Audit and Compensation Committees of the board of directors. The members of the committees are identified in the above-referenced descriptions.

     The Audit Committee recommends for approval by the board of directors a firm of certified public accountants whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed, and monitors the effectiveness of the audit effort, our internal and financial accounting organization and controls and financial reporting. The Audit Committee held four meetings during 2001. With the recent passage of the Sarbanes-Oxley Act of 2002 (Act), the Audit Committee will be approving all auditors services and otherwise complying with the provisions of the Act.

     The Compensation Committee administers our 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 1999 Employees Stock Purchase Plan, including the review and grant of stock options to officers and other employees under such plans, and recommends the adoption of new plans. The Compensation Committee also reviews and approves various other compensation policies and matters and reviews and approves salaries and other matters relating to our executive officers. The Compensation Committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee's contributions to our current and future success along with their salary level as compared to the market value of personnel with similar skills and responsibilities. The Compensation Committee also looks at accomplishments which are above and beyond management's normal expectations for their positions. The Compensation Committee met four times and acted by written consent ten times during 2001.

                           EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the total remuneration paid in 2001 and the two prior fiscal years to our Chief Executive Officer, our four other most highly compensated executive officers and two other individuals for whom disclosures would be required, or is anticipated to be required in 2002, but for the fact that the individuals were not serving, or had not served, as our executive officers at December 31, 2001 or for the entire year then ended.

                                                     SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                               ------------------------------------
                                              ANNUAL COMPENSATION                        AWARDS             PAYOUTS
                                     -------------------------------------     --------------------------   -------
                                                                               RESTRICTED
                                                              OTHER ANNUAL       STOCK        OPTIONS /      LTIP        ALL OTHER
    NAME AND PRINCIPAL                SALARY        BONUS     COMPENSATION      AWARDS         SARS         PAYOUTS       COMPEN-
       POSITION (1)          YEAR       ($)         ($)(2)        ($)(3)          ($)          (#)(4)         (#)        SATION ($)
       ------------          ----       ---         ------        ------          ---          ------         ---        ----------
Richard J. Sullivan          2001    $450,000     $  448,801    $  57,424        $  --     10,675,000(11)       --          $  --
  Chairman, CEO and          2000     450,000        180,000      936,672           --      4,000,000           --             --
  Secretary                  1999     457,500      3,000,000        9,115           --      1,000,000           --             --

Scott R. Silverman(5)        2001         N/A            N/A          N/A          N/A            N/A          N/A            N/A
  President and director     2000         N/A            N/A          N/A          N/A            N/A          N/A            N/A
                             1999         N/A            N/A          N/A          N/A            N/A          N/A            N/A

Jerome C. Artigliere(6)      2001     175,000         14,174       87,688           --      1,129,000(11)       --             --
  Senior Vice President,     2000     134,616         35,000           --           --        100,000           --             --
  Chief Operating Officer,   1999      98,726        150,000           --           --        100,000           --             --
  and Assistant Treasurer

Michael E. Krawitz(7)        2001     160,000         14,174           --           --        504,000(11)       --             --
  Senior Vice President,     2000     151,853         35,000           --           --        100,000           --             --
  General Counsel            1999      94,027        150,000        1,541           --        125,000           --             --
  and Assistant Secretary

Evan C. McKeown(8)           2001      93,750          7,087           --           --        100,000           --             --
  Vice President, Chief      2000         N/A            N/A          N/A          N/A            N/A          N/A            N/A
  Financial Officer          1999         N/A            N/A          N/A          N/A            N/A          N/A            N/A

Kevin McLaughlin(9)          2001     150,000          7,087           --           --        514,000(11)       --             --
  Vice President, Sales      2000      83,014         20,000           --           --        120,000           --             --
  and Marketing              1999         N/A            N/A          N/A          N/A            N/A          N/A            N/A

Peter Zhou(10)               2001     212,839             --           --           --        229,000(11)       --             --
  Vice President, Chief      2000     151,456         25,000           --           --        150,000           --             --
  Scientist                  1999         N/A            N/A          N/A          N/A            N/A          N/A            N/A

---------------
(1)  See "Related Party Transactions" on page 67.
(2) The amounts in the Bonus column were discretionary awards granted by the Compensation Committee in consideration of the contributions of the respective named executive officers.
(3) Other annual compensation includes: (a) in 2001, for Richard J. Sullivan, an auto allowance and other discretionary payments, for Jerome C. Artigliere, $50,000 in moving expenses, an auto allowance and other discretionary payments; and (b) in 2000, for Richard J. Sullivan, $936,672 of other compensation representing the fair value of property distributed to Richard J. Sullivan, including the associated payment of taxes on his behalf, pursuant to his employment agreement.
(4) Indicates number of securities underlying options. Options granted during 2001 includes options repriced during the year.
(5)  Mr. Silverman joined us as a director and President in March 2002.
(6) Mr. Artigliere began his employment with one of our subsidiaries in January 1998 and was appointed as one of our officers in April, 1998. Mr. Artigliere was appointed Chief Financial Officer in November 2000 and Senior Vice President, Chief Financial Officer and Assistant Treasurer in December 2000 and was named Senior Vice President and Chief Operating Officer in March 2002.
(7) Mr. Krawitz joined us in April 1999, and was appointed Senior Vice President, Strategic Operations, and Assistant Secretary in December 2000 and General Counsel in August 2001.
(8) Mr. McKeown joined us as Vice President, Corporate Controller and Chief Accounting Officer in March 2001 and was appointed Chief Financial Officer in March 2002.
(9) Mr. McLaughlin joined us as Vice President, Sales and Marketing in June 2000. As of March 2002, Mr. McLaughlin is no longer an executive officer.
(10) Dr. Zhou joined us as Vice President, Chief Scientist in January 2000.
(11) Includes options granted in prior years that were repriced during 2001 as follows: (a) for Richard J. Sullivan, 7,675,000; (b) for Jerome C. Artigliere, 254,000; (c) for Michael E. Krawitz, 154,000; (d) for Kevin McLaughlin, 189,000; and (e) for Peter Zhou, 129,000.

OPTION GRANTS IN FISCAL YEAR 2001

     The following table contains information concerning our grant of stock options under our 1999 Flexible Stock Plan to the named executive officers during 2001:

                                                   OPTION GRANTS IN FISCAL 2001
                                                         INDIVIDUAL GRANTS
                           NUMBER OF
                           SECURITIES       % OF TOTAL
                           UNDERLYING        OPTIONS                                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                            OPTIONS         GRANTED TO   EXERCISE                      RATES OF STOCK APPRECIATION FOR OPTION TERM
                            GRANTED        EMPLOYEES IN   PRICE                        -------------------------------------------
      NAME(1)                 (#)              2001       ($/SH)  EXPIRATION DATE      0% ($)             5% ($)           10% ($)
      -------                 ---              ----       ------  ---------------      ------             ------           -------
RICHARD J. SULLIVAN        2,000,000  (1)       6.3%       0.15        January-07          --             83,038           183,532
                           1,000,000  (2)       3.2        0.15      September-07      20,000             48,425           109,088
                             500,000  (3)       1.6        0.15         August-03          --              6,024            12,219
                             500,000  (3)       1.6        0.15       November-03          --              7,027            14,339
                             630,000  (3)       2.0        0.15        October-02          --              3,525             7,009
                              45,000  (3)       0.1        0.15         August-02          --                195               386
                             500,000  (3)       1.6        0.15          April-04          --              8,711            17,957
                             500,000  (3)       1.6        0.15           June-04          --              9,554            19,795
                             500,000  (3)       1.6        0.15       November-04          --             11,474            24,046
                           1,000,000  (3)       3.2        0.15            May-10          --             75,805           183,510
                           3,500,000  (3)      11.1        0.15      September-06          --            136,681           300,017

SCOTT R. SILVERMAN           100,000  (1)       0.3        0.15         August-07          --              4,734            10,633
                             100,000  (4)       0.3        0.15      September-07          --              4,834            10,861
                             125,000  (2)       0.4        0.15      September-07       2,500              6,053            13,636

JEROME C. ARTIGLIERE         625,000  (1)       2.0        0.15        January-07          --             25,949            57,354
                             250,000  (2)       0.8        0.15      September-07       5,000             12,106            27,272
                              75,000  (3)       0.2        0.15            May-10          --              5,685            13,763
                              79,000  (3)       0.2        0.15      September-06          --              3,085             6,772

MICHAEL E. KRAWITZ           100,000  (1)       0.3        0.15        January-07          --              4,152             9,177
                             250,000  (2)       0.8        0.15      September-07       5,000             12,106            27,272
                              25,000  (3)       0.1        0.15            May-10          --              1,895             4,588
                              50,000  (3)       0.2        0.15        October-05          --              1,529             3,276
                              79,000  (3)       0.2        0.15      September-06          --              3,085             6,772

EVAN C. MCKEOWN               16,667  (1)       0.1        0.15          March-07          --                728             1,618
                              16,667  (1)       0.1        0.15          March-08          --                880             2,007
                              16,666  (1)       0.1        0.15          March-09          --              1,059             2,484
                              50,000  (2)       0.2        0.15      September-07       1,000              2,421             5,454

KEVIN MCLAUGHLIN              75,000  (1)       0.2        0.15        January-07          --              3,114             6,882
                             250,000  (2)       0.8        0.15      September-07       5,000             12,106            27,272
                              33,334  (3)       0.1        0.15           June-06          --              1,212             2,641
                              33,333  (3)       0.1        0.15           June-07          --              1,523             3,405
                              33,333  (3)       0.1        0.15           June-08          --              1,850             4,248
                              39,000  (3)       0.1        0.15      September-06          --              1,523             3,334

PETER ZHOU                   100,000  (1)       0.3        0.15        January-07          --             14,152             9,177
                              16,667  (3)       0.1        0.15        January-06          --                546             1,178
                              16,667  (3)       0.1        0.15        January-07          --                698             1,545
                              16,666  (3)       0.1        0.15        January-08          --                858             1,950
                              79,000  (3)       0.2        0.15      September-06          --              3,085             6,772

---------------
(1) These options were granted under the 1999 Flexible Stock Plan at an exercise price equal to the fair market value of our common stock on the date of grant. On September 21, 2001, these options were re-priced to an exercise price of $0.15 per share, which was the fair market value on that date. These options are exercisable over a five-year period beginning on the first anniversary of the grant date.
(2) These options were granted under the 1999 Flexible Stock Plan at an exercise price of $0.15 per share, which was $0.02 per share less than the fair market value on the date of grant. These options are exercisable over a five-year period beginning on the first anniversary of the grant date.
(3) These options were granted prior to 2001 under the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Option Plan. On September 21, 2001, these options were re-priced to an exercise price of $0.15 per share, which was the fair market value on that date.
(4) These options were granted under the 1999 Flexible Stock Plan at an exercise price equal to the fair market value of our common stock on the date of grant.

2001 AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The terms of the 1999 Flexible Stock Plan include change of control provisions. Upon a change of control, as defined in the plan, all stock options become fully vested, exercisable or payable.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during 2001 and unexercised options held on December 31, 2001:

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                                      EXERCISED IN 2001           OPTIONS AT YEAR END 2001 (#)     OPTIONS AT YEAR END 2001 ($)(2)
                            ---------------------------------     ----------------------------     -------------------------------
                             SHARES ACQUIRED       VALUE
        NAME                UPON  EXERCISE(#) REALIZED ($)(1)    EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
        ----                ----------------- ---------------    -----------      -------------     -----------     -------------
RICHARD J. SULLIVAN             2,353,703         $624,583        5,331,297         3,000,000        $1,492,763        $840,000

SCOTT R. SILVERMAN                     --               --               --           325,000                --          91,000

JEROME C. ARTIGLIERE                   --               --          154,000           875,000            43,120         245,000

MICHAEL E. KRAWITZ                     --               --          154,000           350,000            43,120          98,000

EVAN C. MCKEOWN                        --               --               --           100,000                --          28,000

KEVIN MCLAUGHLIN                       --               --           72,334           391,666            20,254         109,666

PETER ZHOU                             --               --           95,667           133,333            26,787          37,333

---------------
(1) The values realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.
(2) The value of the unexercised in-the-money options at December 31, 2001 assumes a fair market value of $0.43, the closing price of our common stock as reported on The Nasdaq Stock Market on December 31, 2001. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

OPTION REPRICINGS

     The following table sets forth information with respect to the named executive officers concerning the repricing of options during 2001 and for the last ten completed fiscal years:

                                         10-YEAR OPTION/SAR REPRICINGS
                                                                                                    LENGTH OF
                                                NUMBER OF       MARKET      EXERCISE                 ORIGINAL
                                                SECURITIES      PRICE         PRICE                   OPTION
                                               UNDERLYING      OF STOCK    AT TIME OF                  TERM
                                               OPTIONS/SARS   AT TIME OF    REPRICING     NEW      REMAINING AT
                                               REPRICED OR   REPRICING OR      OR       EXERCISE     DATE OF
                                                 AMENDED      AMENDMENT     AMENDMENT    PRICE     REPRICING OR
        NAME                 DATE                  (#)           ($)           ($)        ($)       AMENDMENT
        ----                 ----                  ---           ---           ---        ---       ---------
Richard J. Sullivan    September 21, 2001         500,000       $ 0.15        $ 3.93     $ 0.15      22 months
                       September 21, 2001         500,000         0.15          5.58       0.15      25 months
                       September 21, 2001         630,000         0.15          4.46       0.15      12 months
                       September 21, 2001          45,000         0.15          4.25       0.15      10 months
                       September 21, 2001         500,000         0.15          3.51       0.15      30 months
                       September 21, 2001         500,000         0.15          3.03       0.15    31.5 months
                       September 21, 2001         500,000         0.15          2.19       0.15      38 months
                       September 21, 2001       1,000,000         0.15          2.03       0.15   104.5 months
                       September 21, 2001       3,500,000         0.15          2.75       0.15      60 months
                       September 21, 2001       2,000,000         0.15          0.69       0.15      63 months

Scott R. Silverman     September 21, 2001         100,000         0.15          0.27       0.15    58.5 months

Jerome C. Artigliere   September 21, 2001          75,000         0.15          2.03       0.15   104.5 months
                       September 21, 2001          79,000         0.15          2.75       0.15      60 months
                       September 21, 2001         625,000         0.15          0.69       0.15      63 months

Michael E. Krawitz     September 21, 2001          25,000         0.15          2.03       0.15   104.5 months
                       September 21, 2001          50,000         0.15          2.00       0.15    49.5 months
                       September 21, 2001          79,000         0.15          2.75       0.15      60 months
                       September 21, 2001         100,000         0.15          0.69       0.15      63 months

Evan C. McKeown        September 21, 2001          16,667         0.15          1.22       0.15      66 months
                       September 21, 2001          16,667         0.15          1.22       0.15      78 months
                       September 21, 2001          16,666         0.15          1.22       0.15      90 months

Kevin McLaughlin       September 21, 2001          33,334         0.15          3.66       0.15    57.5 months
                       September 21, 2001          33,333         0.15          3.66       0.15    69.5 months
                       September 21, 2001          33,333         0.15          3.66       0.15    81.5 months
                       September 21, 2001          39,000         0.15          2.75       0.15      60 months
                       September 21, 2001          75,000         0.15          0.69       0.15      63 months

Peter Zhou             September 21, 2001          16,667         0.15          6.34       0.15    51.5 months
                       September 21, 2001          16,667         0.15          6.34       0.15    63.5 months
                       September 21, 2001          16,666         0.15          6.34       0.15    75.5 months
                       September 21, 2001          79,000         0.15          2.75       0.15      60 months
                       September 21, 2001         100,000         0.15          0.69       0.15      63 months

INCENTIVE PLANS

         Cash and Stock Incentive Compensation Programs. To reward performance, we provide our executive officers and our divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

         Stock Options Granted under the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan. The 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan are long-term plans designed to link rewards with stockholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with stockholders. The value of the stock options to an employee increases as the price of our stock increases above the fair market value on the grant date, and the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ.

     These Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president.

     Stock Options Granted under the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of our stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less.
Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that (i.e., the last business day of the offering) the stock acquired under the plan is held for a specified minimum period of time.

     Except as otherwise disclosed herein, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard Friedland, resigned on April 30, 2002, as a member of our Compensation Committee and board of directors. He was interim President and Chief Executive Officer of Advanced Power Solutions, Inc., one of our subsidiaries, from October 2001 to April 30, 2002. Mr. Friedland did not receive any compensation from Advanced Power Solutions for acting in this capacity. He currently serves on the board of Digital Angel Corporation.

COMPENSATION OF DIRECTORS

     Prior to the fourth quarter of 1998, our non-employee directors received a fee of $250 per meeting, for their attendance at meetings of our Board of Directors. Beginning in the fourth quarter of 1998, the non-employee director compensation was changed to fixed quarterly fees in the amount of $5,000 per non-employee director. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee on which they are a member. Reasonable travel expenses are reimbursed when incurred. Individuals who become directors are automatically granted an initial option to purchase 25,000 shares of our common stock on the date they become directors. Each of such options is granted pursuant to our 1996 Non-Qualified Stock Option Plan or the 1999 Flexible Stock Plan on terms and conditions determined by the Board of Directors. During 2001, Mssrs. Friedland, Noterman and Penni and Ms. Sullivan and Ms. Weaver were granted 275,000, 275,000, 275,000, 250,000 and 275,000 options to purchase shares of common stock, respectively. In addition, on September 21, 2001, options held by Mssrs. Friedland, Noterman and Penni and Ms. Sullivan and Ms. Weaver to acquire 464,000, 714,000, 714,000, 350,000 and 624,000 shares of common stock, respectively, were repriced to $0.15 per share, which was the closing price on that date. The repriced options had original exercise prices ranging from $0.69 to $4.25 per share and had remaining terms of up to 104.5 months. Directors who are not also executive officers are not eligible to participate in any of our other benefit plans.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

                            EMPLOYMENT AGREEMENTS

         We have entered into an employment agreement with the following named executive officers:

NAME                                       LENGTH                 COMMENCING            BASE SALARY
----                                       ------                 ----------            -----------
Richard J. Sullivan                       5 Years  (1)         March 1, 2000              $ 450,000  (2)

Garrett A. Sullivan                       5 Years  (3)         March 1, 2000                165,000

Jerome C. Artigliere                      5 Years              November 22, 2000            175,000

Michael E. Krawitz                        5 Years              April 12, 1999               170,000  (4)

Peter Zhou                                3 Years              January 17, 2000             135,000  (5)

---------------
(1) Automatically renewed for successive additional one-year terms on each anniversary.
(2)  Provides for a minimum annual bonus of $140,000.
(3) Automatically renewed for successive additional one-year terms on each anniversary. Mr. Sullivan retired and resigned effective December 31, 2001.
(4)  Mr. Krawitz' base salary was effective March 25, 2002.
(5) Provided for options to purchase up to 50,000 shares of our common stock at an exercise price equal to 85% of the fair market value of our common stock on December 31, 1999, as determined pursuant to the 1999 Flexible Stock Plan.

     We have not entered into employment contracts with Messrs. Scott R. Silverman and Evan C. McKeown.

     In 1997, we entered into employment agreements with Richard J. Sullivan, Chairman, and Garrett A. Sullivan. These agreements were amended and restated effective March 1, 2000. Such employment agreements include certain "change of control" provisions. Upon a change of control, all unvested stock options become immediately exercisable. Also, at the employee's option, he may terminate his employment under the agreement at any time within one year after such change of control. In such event, we shall pay to the employee a severance payment equal to the maximum amount which would not result in such payment being an excess parachute payment as defined in the Internal Revenue Code of 1986, as amended (the "Code") which would be subject to an excise tax. Additionally, upon termination of employment for any reason other than for breach under the agreement, Mr. Sullivan shall receive 60 monthly payments of $37,500 each. These payments are reduced by any severance payments. Such employment agreements also provide that, if any payments from us are subject to the excise tax described above, we will make a gross up payment in an amount which covers the excise tax due plus the excise and income taxes payable on the gross up payment. Mr. Sullivan's agreement provides that he may elect to receive a percentage of his salary for each 12-month period in our common stock. For the twelve-month period commencing January 1, 2000, Mr. Sullivan did not elect to receive any of his compensation in stock. In addition, we agreed to transfer to Mr. Sullivan certain other property valued at approximately $0.5 million upon his relocation to the Palm Beach, Florida area. We would also be required to make a gross up payment that covers all U.S. federal and state income taxes payable by Mr. Sullivan, if any, as a result of the transfer.

     Additionally, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control, the termination of Richard Sullivan's employment other than for a material breach of the terms of his employment agreement, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. Within ten days of the occurrence of a triggering event, we shall pay, in cash or in stock, or in a combination thereof, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan.

     Effective December 31, 2001, Garrett Sullivan retired and resigned from our Board of Directors. As part of Mr. Sullivan's termination agreement with us, we agreed to grant Mr. Sullivan 2,500,000 shares of our common stock. In addition, all of Mr. Sullivan's options to acquire our common stock became vested on the date of the termination agreement, and we have agreed to continue to provide certain medical coverage to Mr. Sullivan through

December 31, 2005. We also have agreed to make the payment of $3.5 million, referred to above, upon the occurrence of certain "triggering events" previously included in Mr. Sullivan's employment agreement with us.

     In November 2000, we entered into an employment agreement with Jerome
C. Artigliere, Senior Vice President, Chief Financial Officer and Assistant Treasurer. The employment agreement includes certain "change of control" provisions. Upon a change of control, all unvested stock options become immediately vested exercisable. Also, at Mr. Artigliere's option, he may terminate his employment under the agreement at any time within one year after such change of control. In such event, we shall pay to Mr. Artigliere a severance payment equal to three times Mr. Artigliere's "base amount" as defined in Section 280G of the Code minus one dollar. The employment agreement also provides that, if any payments from us are subject to the excise tax on excess parachute payments, we will make a gross up payment in an amount which covers the excise tax due plus the excise and income taxes payable on the gross up payment.

     In March 1999, we entered into an employment agreement with Michael Krawitz, Senior Vice President, General Counsel, and Assistant Secretary. The agreement was amended in June 1999 and in April 2000. The agreement provides that in the event Mr. Krawitz's employment is terminated either by us other than for "cause" or by Mr. Krawitz for "good reason," Mr. Krawitz will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board in accordance with our plans, policies and practices.

     In January 2000, we entered into an employment agreement with Dr. Peter Zhou, Vice President and Chief Scientist. The agreement provides that in the event Dr. Zhou's employment is terminated by us other than for "cause", Dr. Zhou will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the board in accordance with our plans, policies and practices.

     The credit agreement with IBM Credit limits the amount of salary we may pay Richard Sullivan in cash and prevents us from making certain cash incentive and perquisite payments to various executive officers, including cash payments to Richard Sullivan, Garrett Sullivan and Jerome Artigliere described above which may arise upon a change of control.

                   BOARD COMPENSATION COMMITTEE REPORT ON
                           EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE OF THE BOARD

     At the time this report was issued, the Compensation Committee was composed of four members of the board of directors, one of whom, Richard Friedland, has since resigned. It is the Compensation Committee's responsibility to review, recommend and approve changes to our compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for our executive officers and various other compensation policies and matters and administer our 1996 Non-Qualified Stock Option Plan, our 1999 Flexible Stock Plan and our 1999 Employee Stock Purchase Plan, including the review and approval of stock option grants to our executive officers.

GENERAL COMPENSATION PHILOSOPHY

     Our executive compensation programs are designed to enable it to attract, retain and motivate our executives and those of its subsidiaries. Our general compensation philosophy is that total cash compensation should vary with our performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of our stockholders. Total cash compensation for the majority of our employees, including our executive officers, includes a base salary and a cash bonus based on our profitability and the profitability of our individual subsidiaries. Long-term incentive compensation is realized through the granting of stock options to most employees, at the discretion of the presidents of our divisions, as well as eligible executive officers.

SETTING EXECUTIVE COMPENSATION

     In setting the base salary and individual bonuses, hereafter together referred to as "BSB," for executives, the Compensation Committee reviews information relating to executive compensation of U.S. based companies that are the same size as us. While there is no specific formula that is used to set compensation in relation to this market data, executive officer BSB is generally set at or below the median salaries for comparable jobs in the market place. However, when specific financial and non-financial goals are met, additional compensation in the form of either cash compensation or long-term incentive compensation may be paid to our executive officers.

BASE SALARY

     The Compensation Committee reviews the history and proposals for the compensation package of each of the executive officers, including base salary. Increases in base salary are governed by three factors: merit (an individual's performance); market parity (to adjust salaries based on the competitive market); and promotions (to reflect increases in responsibility). In assessing market parity, we rely on market surveys of similarly sized publicly traded companies and generally pays below the median of these companies. The guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 100%.

     The salary guidelines for all presidents of our subsidiaries are generally based upon individually negotiated employment agreements. Merit increases are submitted by our President to the Compensation Committee for approval based upon individual performance and the performance of the subsidiary. Merit increases for non-executive employees are at the discretion of the presidents of our divisions.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, we provide our executive officers and our divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

STOCK OPTIONS GRANTED UNDER THE 1996 NON-QUALIFIED STOCK OPTION PLAN AND THE 1999 FLEXIBLE STOCK PLAN

     The 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with stockholders. The value of the stock options to an employee increases as the price of our stock increases above the fair market value on the grant date, and the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ.

     These Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president. In 2001, stock options for the executive officers were granted upon the recommendation of management and approval of the Compensation Committee based on their subjective evaluation of the appropriate amount for the level and amount of responsibility for each executive officer.

STOCK OPTIONS GRANTED UNDER THE 1999 EMPLOYEE STOCK PURCHASE PLAN

     The 1999 Employee Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of our stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less.
Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that (i.e., the last business day of the offering) the stock acquired under the plan is held for a specified minimum period of time.

     Except as otherwise disclosed herein, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

STOCK OPTION REPRICINGS

     During 2001, the Compensation Committee approved a stock option repricing for the named executive officers, directors and various other key employees. The Compensation Committee felt that is was appropriate to reward and motivate such employees by repricing their stock options since our current financial condition limits the amount of cash available for bonuses and other forms of cash compensation. The options were repriced on September 21, 2001, to an exercise price of $0.15 per share, which was the closing price of our common stock on that date.

DECISIONS ON 2001 COMPENSATION

     Our compensation program is leveraged towards the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of our Chief Executive Officer, Richard J. Sullivan. Mr. Sullivan's compensation awards were made based upon the Compensation Committee's assessment of our financial and non-financial performance. The results were evaluated based on the overall judgment of the Compensation Committee. During 2001, we paid Mr. Sullivan a base salary of $450,000. In addition, in 2001, we paid Mr. Sullivan a bonus of $448,801. Under the terms of our employment agreement with Mr. Sullivan, we agreed to pay Mr. Sullivan a minimum annual bonus of $140,000. In addition, during 2001, we paid Mr. Sullivan a discretionary bonus of $308,801. Mr. Sullivan was also awarded 3,000,000 stock option grants in 2001.

     The Compensation Committee is pleased to submit this report with regard to the above matters.

                                    Daniel E. Penni, Chairman
                                    Richard S. Friedland
                                    Arthur F. Noterman
                                    Constance K. Weaver

                           PRINCIPAL STOCKHOLDERS

     The following table shows information regarding beneficial ownership of our common stock as of December 13, 2002, and as adjusted to reflect the sale of the common stock in this offering for:

     o   each of our directors and named executive officers;

     o   all directors and executive officers as a group; and

     o each person known by us to be the beneficial owner of more than five percent of our common stock.

                                                                      BEFORE OFFERING               AFTER OFFERING(1)
                                                               ----------------------------   ----------------------------
                                                                 NUMBER OF
                                                                 SHARES OF      PERCENT OF      NUMBER OF      PERCENT OF
                                                                  COMMON          COMMON        SHARES OF        COMMON
                                                                   STOCK          STOCK       COMMON STOCK       STOCK
                                                               BENEFICIALLY    BENEFICIALLY   BENEFICIALLY    BENEFICIALLY
                NAME OF BENEFICIAL OWNER                         OWNED (2)        OWNED         OWNED (2)        OWNED
                ------------------------                         ---------        -----         ---------        -----
        Richard J. Sullivan (3)
        400 Royal Palm Way, Palm Beach, FL 33480                11,633,852          3.8%       11,633,852          3.3%

        Scott R. Silverman
        400 Royal Palm Way, Palm Beach, FL 33480                 1,325,000           *          1,325,000           *

        Arthur F. Noterman
        5 Ocean View Drive, Hingham, MA 02043                    1,385,000           *          1,385,000           *

        Daniel E. Penni
        260 Eliot Street, Ashland, MA 01721                      1,849,065           *          1,849,065           *

        Constance K. Weaver
        295 North Maple Ave, Basking Ridge, NJ 07920             1,123,000           *          1,123,000           *

        Dennis G. Rawan
        129 Perkins Street, Jamaica Plain, MA  02130                    --           *                 --           *

        Jerome C. Artigliere
        400 Royal Palm Way, Palm Beach, FL 33480                 1,919,361           *          1,919,361           *

        Michael E. Krawitz
        400 Royal Palm Way, Palm Beach, FL 33480                 1,160,367           *          1,160,367           *

        Peter Zhou
        5750 Division Street, Riverside, CA 92506                  287,526           *            287,526           *

        Evan C. McKeown
        400 Royal Palm Way, Palm Beach, FL 33480                   167,286           *            167,286           *

        All directors and executive officers as a group
          (13 persons)                                          21,851,628          7.2%       21,851,628          6.2%

---------------

* Represents less than 1% of the issued and outstanding shares of our common stock.
(1) Assumes we sell 50,000,000 shares, the maximum number of shares being offered.
(2) This table includes presently exercisable stock options. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Richard J. Sullivan - 9,585,000; Arthur F. Noterman - 1,064,000; Daniel E. Penni - 1,064,000;
     Constance K. Weaver - 889,000; Scott R. Silverman - 1,325,000; Jerry C. Artigliere - 1,879,000; Michael E. Krawitz - 1,104,000; Peter Zhou - 264,000: Evan C. McKeown - 166,667; and all directors and officers as a group - 18,278,667.
(3) Includes 259,598 shares owned by The Bay Group and 367,177 shares owned by Great Bay Technology, Inc. The Bay Group is controlled by Richard J. Sullivan and Angela M. Sullivan. Great Bay Technology, Inc. is controlled by Richard J. Sullivan.

                         RELATED PARTY TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

     Daniel E. Penni, a member of our board of directors, has executed a revolving line of credit promissory note in favor of Applied Digital Solutions Financial Corp., one of our subsidiaries, that manages our treasury functions, in the amount of $450,000. The promissory note is payable on demand, with interest payable monthly on the unpaid principal balance at the rate equal to one percentage point above the base rate announced by State Street Bank and Trust Company (which interest rate shall fluctuate contemporaneously with changes in such base rate). The largest amount outstanding under the promissory note during 2001 and from January 1, 2002, to December 6, 2002, was $420,000, and as of December 6, 2002, $420,000 was outstanding under this note.

     On September 27, 2000, the following named executive officers and directors exercised options granted to them under our 1999 Flexible Stock Plan to purchase shares of our common stock. Under the terms of the grant, the named executive officers each executed and delivered a non-recourse, interest bearing promissory note and stock pledge agreement to us in consideration for the purchase of the shares (the officers and directors received no cash proceeds from these loans) as follows:

NAMED EXECUTIVE OFFICER                           AMOUNT           INTEREST RATE                DUE DATE
-----------------------                           ------           -------------                --------
Richard J. Sullivan                            $ 1,375,000               6.0%             September 27, 2003
Jerome C. Artigliere                                57,750               6.0              September 27, 2003
Michael E. Krawitz                                  57,750               6.0              September 27, 2003
Kevin McLaughlin                                    30,250               6.0              September 27, 2003
Peter Zhou                                          57,750               6.0              September 27, 2003

DIRECTORS                                         AMOUNT           INTEREST RATE                DUE DATE
---------                                         ------           -------------                --------
Arthur F. Noterman                                 236,500               6.0              September 27, 2003
Daniel E. Penni                                    236,500               6.0              September 27, 2003
Constance K. Weaver                                236,500               6.0              September 27, 2003

     In September 2000, when the loans were originated, we notified these officers and directors that we intended to pay their annual interest as part of their compensation expense/directors remuneration and to provide a gross-up for the associated income taxes. Annual interest payments were due on September 27, 2001 and September 27, 2002. We have chosen not to pay the interest and related tax gross-up. We, therefore, consider such notes to be in default and are in the process of foreclosing on the underlying collateral (all of the stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

     Marc Sherman, the former Chief Executive Officer of Intellesale, Inc. and brother-in-law of Constance Weaver, a member of our board of directors, has executed six promissory notes in favor of the Company in the aggregate amount of $595,000. The promissory notes are due on demand and bear interest at the rate of 6% per annum. Mr. Sherman was also indebted to us under a mortgage note with a principal balance of $825,000. During 2001, the highest balance outstanding on the note was $345,119. The note, which had an interest rate equal to the prime rate published by the Wall Street Journal plus 1%, was paid in full in May 2001. In addition, Mr. Sherman is indebted to us under a non-interest bearing promissory note in the amount of $200,000, the proceeds of which were used by Mr. Sherman to acquire 100,000 shares of our common stock. This note is due upon the sale of these shares of our common stock by Mr. Sherman.

CHANGE IN CONTROL

     There are no arrangements known to us, including any pledge by any person of securities of us, the operation of which may at a subsequent date result in a change in control of us.

SARBANES-OXLEY ACT OF 2002

     The Sarbanes-Oxley Act of 2002, referred to herein as the Act, makes it unlawful for a public company to make material modifications to any existing loans made to its executive officers and directors. The Act does not provide guidance as to whether a company's election not to make demand on a demand promissory note will be deemed a material modification.

                        DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is subject to The General and Business Corporation Law of Missouri and to provisions contained in our Articles of Incorporation and Bylaws, copies of which are exhibits to our registration statement on Form S-1 of which this prospectus is a part and which are incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

AUTHORIZED CAPITAL

     Effective December 20, 2002, our authorized capital stock consists of 435,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $10.00 par value. Holders of our common stock have no preemptive or other subscription rights.

COMMON STOCK


     As of February 3, 2003, there were 284,442,961 shares of our common stock outstanding and approximately 2,350 holders of record of our common stock.


     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of our common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of our common stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock.

     The transfer agent and registrar for our common stock is The Registrar and Transfer Co.

PREFERRED STOCK

     Series C Convertible Preferred Stock.

     Currently, there are no shares of Series C preferred stock outstanding. The initial purchase price of the 26,000 shares of Series C preferred stock originally issued and the related warrants was an aggregate of $20 million. All of the shares of Series C preferred stock originally issued have been converted into shares of our common stock. The detailed terms of the Series C preferred stock are set forth in the certificate of designation relating to the Series C preferred stock, which is an exhibit to the registration statement of which this prospectus is a part.

OTHER PREFERRED STOCK

     Additional series of preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as it may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

OPTIONS AND WARRANTS


     As of February 3, 2003, there were:

o 6,416,128 issued and outstanding warrants to purchase shares of our common stock at a weighted average exercise price of $0.54 per share;

o warrants issued in connection with the sale of Series C preferred stock to purchase up to 812,330 shares of our common stock at $4.66 per share over the next five years, subject to adjustment; and

o options held by our employees and others to purchase 34,039,400 shares of our common stock at a weighted average exercise price of $0.77 per share.

     All of the warrants are currently exercisable. Of the outstanding options, 23,979,039 options are now exercisable at a weighted average exercise price of $0.91 per share, and the rest become exercisable at various times over the next three years.

     The exercise price of the warrants issued in connection with the Series C preferred stock is $4.66 per share, subject to adjustment upon:


o the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants;

o the declaration or payment of a dividend or other distribution on our common stock;

o issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.

     The exercise price may be paid in cash, in shares of common stock or by surrendering other warrants.

INDEMNIFICATION

     Our bylaws require us to indemnify each of our directors and officers to the fullest extent permitted by law. An amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

            PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

     Our common stock is included in the Nasdaq SmallCap Market under the symbol "ADSX." The following table shows, for the periods indicated, the high and low sale prices per share of the common stock based on published financial sources.


                                                               HIGH             LOW
                                                               ----             ---
     2000
     ----
     First Quarter                                            $18.00           $6.50
     Second Quarter                                           $10.25           $2.97
     Third Quarter                                             $5.22           $2.59
     Fourth Quarter                                            $4.31           $0.50

     2001
     ----
     First Quarter                                             $2.97           $0.75
     Second Quarter                                            $1.75           $0.39
     Third Quarter                                             $0.48           $0.11
     Fourth Quarter                                            $0.67           $0.18

     2002
     ----
     First Quarter                                             $0.55           $0.28
     Second Quarter                                            $2.40           $0.29
     Third Quarter                                             $0.84           $0.03
     Fourth Quarter                                            $0.70           $0.36

     2003
     ----
     First Quarter (through February 3, 2003)                  $0.50           $0.35


DIVIDENDS

     We have never paid cash dividends on our common stock. Our existing credit agreement with IBM Credit provides that we may not declare or pay any dividend, other than dividends payable solely in our common stock, on any shares of any class of our capital stock or any warrants, options or rights to purchase any such capital stock, or make any other distribution in respect of such stock or other securities, whether in cash, property or other obligations of us.

                            PLAN OF DISTRIBUTION



         We are registering 50,000,000 shares of our common stock at an estimated offering price of $0.50 per share. The shares will be sold on a self-underwritten, best efforts basis by us, through the efforts of our officers and directors. Consequently, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering. We reserve the right to offer warrants exercisable for shares of our common stock to potential purchasers.

         Subject to the requirements of the Securities Act of 1933 and applicable state securities laws, we plan to offer and sell the shares in specific states in which the shares are registered or are exempt from registration, following the procedures for subscribing as outlined in this prospectus, including the form subscription agreement, and in compliance with Regulation M.

         Our officers and directors will offer the shares by prospectus and sales literature to, among other persons, prospective investors who have indicated an interest in the offering. On the effective date of our registration statement, or as soon thereafter as practicable, our officers and directors intend to mail copies of the prospectus to potential cash investors who are known to them. We also anticipate that persons who may not be presently known to our officers and directors may come to know about our offering from other sources including the SEC's EDGAR system. With the assistance of counsel, we intend to implement offering protocols and procedures that will ensure compliance with the requirements of applicable federal and state securities laws.

         The shares will not be sold through an independent broker dealer or underwriter, so no compensation will be paid with respect to any sales, except for reimbursement of expenses actually incurred on behalf of us in connection with such activities. We do not consider any of our officers and directors to be brokers under the Securities Exchange Act of 1934 (the "Exchange Act") because none of them has been, or will be, in the business of effecting transactions in securities for the accounts of others. Their participation in our offering is limited to this transaction and is not part of a general business of effecting securities transactions. We also believe that each of our officers and directors is not a broker or associated person of a broker under Rule 3a4-1 of the Exchange Act for the following reasons:

      o He is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation.

      o He will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities.

      o He is not, at the time of participation in the offering, an associated person of a broker or dealer.

      o He meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he: (i) primarily performs or is intended primarily to perform at the end of the offering substantial duties for or on behalf of us otherwise than in connection with transactions in securities; (ii) has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and
         (iii) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

         If it is later determined that an exemption from the broker registration requirements is unavailable to exempt the activities of our officers and directors, we will either retain a registered broker or ensure that appropriate registrations are obtained before selling activities commence.

         Our officers and directors may have assistants who may also provide ministerial help, but their activities will be restricted to the following:

      o Preparing written communications and delivering such communications through the mails or other means that does not involve oral solicitation of potential purchasers, provided that such written communications have been approved by us;

      o Responding to inquiries of potential purchasers in communications initiated by potential purchasers, provided that the content of such communications is limited to information contained in our registration statement; or

      o  Performing ministerial and clerical work in effecting any transaction.

         We believe that unsolicited offers to purchase the shares will be made. However, in the event that we retain a broker dealer who may be deemed an underwriter to assist in the offer and sale of our shares, we will file a post-effective amendment to our registration statement.

         The offering will remain open for a period of 30 days, unless the entire offering has been sold prior to that time or we decide, in our sole discretion, to cease all selling efforts. While we have no plans to extend the period of the offering beyond 30 days, we may decide, in our sole discretion, to extend the offering period beyond that time.

         There is no minimum offering of shares that must be sold. Accordingly, we will have use of any proceeds received once a subscription agreement is executed and delivered to us and funds have cleared. The proceeds shall be non-refundable except as may be required by applicable law. We reserve the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of shares subscribed for by such investor.

         Our shares are covered by Section 15(g) of the Exchange Act and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker/dealers who sell out securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

         Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document. Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question. Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction. Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person's compensation. Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements. The application of the penny stock rules may affect your ability to resell your shares.


                                LEGAL MATTERS

     Holland & Knight LLP (a registered limited liability partnership), Miami, Florida, relying on the opinion of special Missouri counsel, has issued an opinion as to the legality of the common stock.

                                   EXPERTS

     The consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the SEC's Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http:\\www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

                        INDEX TO FINANCIAL STATEMENTS

APPLIED DIGITAL SOLUTIONS, INC.
Audited Consolidated Financial Information:
   Report of Independent Accountants                                    F-2
   Consolidated Balance Sheets as of December 31, 2001 and 2000         F-3
   Consolidated Statements of Operations for each of the three years
     in the period ended December 31, 2001, 2000 and 1999               F-4
   Consolidated Statements of Preferred Stock, Common Stock and Other
     Stockholders' Equity for each of the three years in the period
     ended December 31, 2001, 2000 and 1999                             F-5
   Consolidated Statements of Cash Flows for each of the three years
     in the period ended December 31, 2001, 2000 and 1999               F-8
   Notes to Consolidated Financial Statements                           F-9

Financial Statement Schedule:

   Valuation and Qualifying Accounts                                    F-45

Unaudited Interim Condensed Consolidated Financial Information:
   Condensed Consolidated Balance Sheets as of September 30, 2002
     (unaudited) and December 31, 2001                                  F-46
   Condensed Consolidated Statements of Operations for the three months ended September 30, 2002 and 2001 (unaudited) and for the
     nine months ended September 30, 2002 and 2001 (unaudited)          F-47
   Condensed Consolidated Statements of Preferred Stock, Common Stock
     and Other Stockholders' Equity for the nine months ended
     September 30, 2002 (unaudited)                                     F-48
   Condensed Consolidated Statements of Cash Flows for the nine months
     ended September 30, 2002 and 2001 (unaudited)                      F-49
   Notes to Condensed Consolidated Financial Statements (unaudited)     F-50

Unaudited Pro Forma Condensed Combined Financial Information:
   Unaudited Pro Forma Condensed Financial Statements Introduction      F-71
   Unaudited Pro Forma Condensed Combined Statement of Operations for
     the year ended December 31, 2001                                   F-72


Financial Statements for Medical Advisory Systems, Inc. are not required to be filed pursuant to Rule 3.05(b) of Regulation S-X of the Securities Exchange Act of 1934.

                                                                    Page F-1

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
   Shareholders of Applied Digital Solutions, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Applied Digital Solutions, Inc. and its subsidiaries at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company has suffered significant losses from continuing operations and discontinued operations and was in violation of certain covenants and payment obligations of its debt agreement at December 31, 2001. The Company amended its credit agreement on March 27, 2002. This debt agreement requires the Company to maintain compliance with certain covenants. In order to maintain compliance with these covenants, the Company will be required to substantially improve its operating results in 2002. If the Company violates these covenants in 2002, it could result in the lender's declaration that amounts are due and immediately payable. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



PricewaterhouseCoopers LLP
St. Louis, Missouri
March 27, 2002, except for
Note 25 which is as of
August 23, 2002.

                                                                    Page F-2

                                   APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------------
                                              CONSOLIDATED BALANCE SHEETS
                                            (In thousands, except par value)

                                                         ASSETS
                                                                                                   DECEMBER 31,
                                                                                        ---------------------------------
                                                                                               2001            2000
                                                                                        ---------------------------------
CURRENT ASSETS
    Cash and cash equivalents                                                             $   3,696        $  8,039
    Due from buyers of divested subsidiaries                                                  2,625              --
    Accounts receivable and unbilled receivables (net of allowance
      for doubtful accounts of $2,581 in 2001 and $1,681 in 2000)                            21,871          43,890
    Inventories                                                                               6,174          12,311
    Notes receivable                                                                          2,256           5,711
    Other current assets                                                                      4,786          16,041
-------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                         41,408          85,992

NET ASSETS OF DISCONTINUED OPERATIONS                                                            --           8,076

PROPERTY AND EQUIPMENT, NET                                                                  20,185          21,368

NOTES RECEIVABLE, NET                                                                         4,004          12,898

GOODWILL, NET                                                                                90,831         166,024

INVESTMENT IN AFFILIATE                                                                       6,779              --

OTHER ASSETS, NET                                                                             4,282          25,093
-------------------------------------------------------------------------------------------------------------------------

                                                                                          $ 167,489        $319,451
=========================================================================================================================

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Notes payable and current maturities of long-term debt                                $  83,995        $ 70,458
    Accounts payable                                                                         15,282          16,945
    Accrued expenses                                                                         18,207          16,361
    Due to sellers of acquired subsidiary                                                        --           9,465
    Earnout and put accruals                                                                    200          18,245
    Net liabilities of Discontinued Operations                                                9,460              --
-------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                   127,144         131,474

LONG-TERM DEBT AND NOTES PAYABLE                                                              2,586           3,916
-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                           129,730         135,390
-------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (SEE NOTES 2, 3, 10, 18, 21, 23, 26 AND 27)
-------------------------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                                             4,460           4,879
-------------------------------------------------------------------------------------------------------------------------
REDEEMABLE PREFERRED STOCK - SERIES C                                                            --          13,440
-------------------------------------------------------------------------------------------------------------------------
REDEEMABLE PREFERRED STOCK OPTIONS - SERIES C                                                 5,180           5,180
-------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
    Preferred shares: Authorized 5,000 shares in 2001 and 2000 of $10 par value;
      special voting, no shares issued or outstanding in 2001 and 2000, Class B voting,
      no shares issued or outstanding in 2001 and 2000                                           --              --
    Common shares: Authorized 345,000 shares in 2001 and 245,000 shares in 2000 of
      $.001 par value; 253,384 shares issued and 252,449 shares outstanding in 2001 and
      103,063 shares issued and 101,847 shares outstanding in 2000                              252             103
    Additional paid-in capital                                                              342,189         266,573
    Accumulated deficit                                                                    (304,581)        (99,478)
    Common stock warrants                                                                     3,293           1,406
    Treasury stock (carried at cost, 935 shares in 2001 and 1,216 shares in 2000)            (1,777)         (2,803)
    Accumulated other comprehensive loss                                                       (747)           (729)
    Notes received from shares issued                                                       (10,510)         (4,510)
-------------------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK, COMMON STOCK, AND OTHER STOCKHOLDERS' EQUITY                          28,119         160,562
-------------------------------------------------------------------------------------------------------------------------

                                                                                          $ 167,489        $319,451
=========================================================================================================================

See the accompanying notes to consolidated financial statements.        Page F-3

                                  APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------------
                                        CONSOLIDATED STATEMENT OF OPERATIONS
                                        (In thousands, except per share data)

                                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------------
                                                                                         2001          2000         1999
                                                                                -----------------------------------------
PRODUCT REVENUE                                                                     $ 113,147     $ 104,759     $ 78,243
SERVICE REVENUE                                                                        43,167        30,007       50,821
-------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                                         156,314       134,766      129,064
COSTS OF PRODUCTS SOLD                                                                 86,670        68,899       53,341
COST OF SERVICES SOLD                                                                  23,169        13,576       20,958
-------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                           46,475        52,291       54,765

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                            97,042        61,996       58,960
RESEARCH AND DEVELOPMENT EXPENSE                                                        8,610         2,504           --

INTEREST AND NON-CASH CHARGES:

ASSET IMPAIRMENT, RESTRUCTURING AND UNUSUAL CHARGES                                    71,719         6,383        2,550
DEPRECIATION AND AMORTIZATION                                                          28,899        11,073        6,560
NON-CASH COMPENSATION EXPENSE                                                           5,274            --           --
LOSS (GAIN) ON SALE OF SUBSIDIARIES AND BUSINESS ASSETS                                 6,058          (486)     (20,075)
INTEREST INCOME                                                                        (2,076)       (1,095)        (422)
INTEREST EXPENSE                                                                        8,555         5,901        3,478
-------------------------------------------------------------------------------------------------------------------------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION (BENEFIT)
    FOR INCOME TAXES AND MINORITY INTEREST                                           (177,606)      (33,985)       3,714
PROVISION (BENEFIT) FOR INCOME TAXES                                                   20,870        (5,040)       1,180
-------------------------------------------------------------------------------------------------------------------------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST                    (198,476)      (28,945)       2,534
MINORITY INTEREST                                                                        (718)          229          (46)
EQUITY IN NET LOSS OF AFFILIATE                                                           328            --           --
-------------------------------------------------------------------------------------------------------------------------
(LOSS) INCOME FROM CONTINUING OPERATIONS                                             (198,086)      (29,174)       2,580
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES
    (BENEFIT) OF $0 IN 2001, $(13,614) IN 2000 AND $1,980 IN 1999                         213       (75,702)       3,012
LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF
    $0 IN 2001 AND $1,307 IN 2000                                                     (16,695)       (7,266)          --
-------------------------------------------------------------------------------------------------------------------------
(LOSS) INCOME BEFORE EXTRAORDINARY LOSS                                              (214,568)     (112,142)       5,592
EXTRAORDINARY GAIN (LOSS) (NET OF TAXES OF $89 IN 1999)                                 9,465            --         (160)
-------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                                                    (205,103)     (112,142)       5,432
PREFERRED STOCK DIVIDENDS AND OTHER                                                     1,147           191           --
ACCRETION OF BENEFICIAL CONVERSION FEATURE OF
    REDEEMABLE PREFERRED STOCK - SERIES C                                               9,392         3,857           --
-------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS                                  $(215,642)    $(116,190)    $  5,432
=========================================================================================================================
EARNINGS PER COMMON SHARE - BASIC
    (LOSS) INCOME FROM CONTINUING OPERATIONS                                        $   (1.23)    $    (.52)    $    .06
    (LOSS) INCOME FROM DISCONTINUED OPERATIONS                                           (.10)        (1.30)         .06
    EXTRAORDINARY GAIN (LOSS)                                                             .06            --           --
-------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME PER COMMON SHARE - BASIC                                          $   (1.27)    $   (1.82)    $    .12
=========================================================================================================================
EARNINGS PER SHARE - DILUTED
    (LOSS) INCOME FROM CONTINUING OPERATIONS                                        $   (1.23)    $    (.52)    $    .05
    (LOSS) INCOME FROM DISCONTINUED OPERATIONS                                           (.10)        (1.30)         .06
    EXTRAORDINARY GAIN (LOSS)                                                             .06            --           --
-------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME PER COMMON SHARE - DILUTED                                        $   (1.27)    $   (1.82)    $    .11
=========================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC                          170,009        63,825       46,814
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED                        170,009        63,825       50,086


See the accompanying notes to consolidated financial statements.        Page F-4

                                         APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------------------
                                            CONSOLIDATED STATEMENT OF PREFERRED STOCK
                                           COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                                                           PAGE 1 OF 3
                                      FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                          (In thousands)
                                                                                                 RETAINED
                                         PREFERRED STOCK        COMMON STOCK     ADDITIONAL      EARNINGS       COMMON
                                       -------------------   ------------------     PAID-IN  (ACCUMULATED        STOCK  TREASURY
                                           NUMBER  AMOUNT      NUMBER    AMOUNT     CAPITAL      DEFICIT)     WARRANTS     STOCK
                                       -----------------------------------------------------------------------------------------

 BALANCE - DECEMBER 31, 1998                   --    $ --      35,683      $ 36    $ 60,517       $ 7,232          $--   $  (337)
   Net income                                  --      --          --        --          --         5,432           --        --
   Comprehensive income
     Foreign currency translation              --      --          --        --          --            --           --        --
     Unrealized gain on securities             --      --          --        --          --            --           --        --
                                                                                                  -------
   Total comprehensive income                  --      --          --        --          --         5,432           --        --
   Issuance of common shares                   --      --       2,808         3       3,683            --           --        --
   Issuance of common shares
     for acquisitions                          --      --      11,701        11      19,016            --           --        --
   Warrants redeemed for common shares         --      --         924         1       2,429            --           --        --
   Tax effect of exercise of
     nonqualified stock options                --      --          --        --       1,825            --           --        --
   Common shares repurchased                   --      --          --        --          --            --           --    (6,976)
---------------------------------------------------------------------------------------------------------------------------------

 BALANCE - DECEMBER 31, 1999
   (CARRIED FORWARD)                           --    $ --      51,116      $ 51    $ 87,470       $12,664          $--   $(7,313)
=================================================================================================================================

                                           ACCUMULATED
                                                 OTHER           NOTES            TOTAL
                                         COMPREHENSIVE    RECEIVED FOR    STOCKHOLDERS'
                                         (LOSS) INCOME   SHARES ISSUED           EQUITY
                                       ------------------------------------------------
 BALANCE - DECEMBER 31, 1998                     $ 112             $--         $ 67,560
   Net income                                       --              --            5,432
   Comprehensive income
     Foreign currency translation                  (36)             --              (36)
     Unrealized gain on securities                 (12)             --              (12)
                                                 -----                         --------
   Total comprehensive income                      (48)             --            5,384
   Issuance of common shares                        --              --            3,686
   Issuance of common shares
     for acquisitions                               --              --           19,027
   Warrants redeemed for common shares              --              --            2,430
   Tax effect of exercise of
     nonqualified stock options                     --              --            1,825
   Common shares repurchased                        --              --           (6,976)
---------------------------------------------------------------------------------------
 BALANCE - DECEMBER 31, 1999
   (CARRIED FORWARD)                             $  64             $--         $ 92,936
=======================================================================================


See the accompanying notes to consolidated financial statements.        Page F-5







                                         APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------------------
                                          CONSOLIDATED STATEMENT OF PREFERRED STOCK
                                          COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                                                         PAGE 2 OF 3
                                     FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                       (In thousands)

                                                                                                 RETAINED
                                         PREFERRED STOCK        COMMON STOCK     ADDITIONAL      EARNINGS       COMMON
                                       -------------------   ------------------     PAID-IN  (ACCUMULATED        STOCK  TREASURY
                                           NUMBER  AMOUNT      NUMBER    AMOUNT     CAPITAL      DEFICIT)     WARRANTS     STOCK
                                       -----------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 1999                    --    $ --      51,116    $   51    $ 87,470     $  12,664       $   --  $ (7,313)
   (BROUGHT FORWARD)
   Net loss                                    --      --          --        --          --      (112,142)          --        --
   Comprehensive loss -
     Foreign currency translation              --      --          --        --          --            --           --        --
                                                                                                ---------
   Total comprehensive loss                    --      --          --        --          --      (112,142)          --        --
   Issuance of warrants attached to
     redeemable preferred shares               --      --          --        --          --            --          627        --
   Accretion of beneficial conversion
     feature of redeemable preferred
     shares                                    --      --          --        --      (3,857)           --           --        --
   Dividends accrued on redeemable
     preferred stock                           --      --          --        --        (191)           --           --        --
   Beneficial conversion feature of
     redeemable preferred stock                --      --          --        --       3,857            --           --        --
   Issuance of common shares                   --      --       1,862(1)      2       4,838            --           --        --
   Issuance of common shares for
     investment in MAS                         --      --       3,123         3       7,997
   Issuance of common shares for
     acquisitions                              --      --      46,226        46     160,273            --           --        --
   Issuance of common stock warrants
     for acquisition                           --      --          --        --          --            --        1,656        --
   Warrants redeemed for common shares         --      --         736         1       2,118            --         (877)       --
   Notes receivable for shares issued          --      --          --        --          --            --           --     4,510(2)
   Tax effect of exercise of
     nonqualified stock options                --      --          --        --       4,068            --           --        --
------------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2000
     (CARRIED FORWARD)                         --    $ --     103,063    $  103    $266,573     $ (99,478)      $1,406  $ (2,803)
====================================================================================================================================

                                           ACCUMULATED
                                                 OTHER           NOTES            TOTAL
                                         COMPREHENSIVE    RECEIVED FOR    STOCKHOLDERS'
                                         (LOSS) INCOME   SHARES ISSUED           EQUITY
                                       ------------------------------------------------
BALANCE - DECEMBER 31, 1999                      $  64         $    --        $  92,936
   Net loss                                         --              --         (112,142)
   Comprehensive loss -
     Foreign currency translation                 (793)             --             (793)
                                                 -----                        ---------
   Total comprehensive loss                       (793)             --         (112,935)
   Issuance of warrants attached to
     redeemable preferred shares                    --              --              627
   Accretion of beneficial conversion
     feature of redeemable preferred
     shares                                         --              --           (3,857)
   Dividends accrued on redeemable
     preferred stock                                --              --             (191)
   Beneficial conversion feature of
     redeemable preferred stock                     --              --            3,857
   Issuance of common shares                        --              --            4,840
   Issuance of common shares for
     investment in MAS                                              --            8,000
   Issuance of common shares for
     acquisitions                                   --              --          160,319
   Issuance of common stock warrants
     for acquisition                                --              --            1,656
   Warrants redeemed for common shares              --              --            1,242
   Notes receivable for shares issued               --          (4,510)              --
   Tax effect of exercise of
     nonqualified stock options                     --              --            4,068
---------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2000
     (CARRIED FORWARD)                           $(729)        $(4,510)       $ 160,562
=======================================================================================

(1) Includes 208 shares exercised under the employee stock purchase plan and 37 shares issued for services.
(2) Includes 1,640 shares for options exercised.

See the accompanying notes to consolidated financial statements.        Page F-6




                                         APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------------------
                                            CONSOLIDATED STATEMENT OF PREFERRED STOCK
                                           COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                                                           PAGE 3 OF 3
                                      FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                         (In thousands)

                                                                                                 RETAINED
                                         PREFERRED STOCK        COMMON STOCK     ADDITIONAL      EARNINGS       COMMON
                                       -------------------   ------------------     PAID-IN  (ACCUMULATED        STOCK   TREASURY
                                          NUMBER   AMOUNT     NUMBER     AMOUNT     CAPITAL      DEFICIT)     WARRANTS      STOCK
                                       ------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2000
   (BROUGHT FORWARD)                          --     $ --    103,063      $ 103    $266,573     $ (99,478)     $ 1,406   $ (2,803)
   Net Loss                                   --       --         --         --          --      (205,103)          --         --
   Comprehensive loss -
      Foreign currency translation            --       --         --         --          --            --           --         --
                                                                                                ---------
   Total comprehensive loss                   --       --         --         --          --      (205,103)          --         --
   Conversion of redeemable preferred
      shares to common shares                 --       --     64,811         65      14,485            --           --         --
   Accretion of beneficial conversion
      feature of redeemable preferred
      shares                                  --       --         --         --      (9,392)           --           --         --
   Dividends accrued on redeemable
      preferred stock                         --       --         --         --        (535)           --           --         --
   Beneficial conversion feature of
      redeemable preferred stock              --       --         --         --       9,392            --           --         --
   Penalty paid by issuance of
      redeemable preferred stock              --       --         --         --        (612)           --           --         --
   Stock option repricing                     --       --         --         --       5,274            --           --         --
   Stock option discounts                     --       --         --         --         246            --           --         --
   Issuance of warrants                       --       --         --         --         115            --        1,887         --
   Issuance of common shares                  --       --      7,631          8       1,980            --           --         --
   Issuance of common shares for
      software license purchase               --       --      6,278          6      10,195            --           --         --
   Issuance of common shares for
      investment                              --       --      3,322          3       8,070            --           --         --
   Issuance of common shares under
      earnout, put and price
      protection provisions of
      acquisition agreements                  --       --     61,806         61      27,030            --           --         --
   Common shares repurchased                  --       --         --         --          --            --           --     (4,600)
   Note receivable for shares issued          --       --      5,538          6       9,368            --           --      5,626
   Note receivable charged to bad
      debt expense                            --       --         --         --          --            --           --         --
---------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001                   --     $ --    252,449      $ 252    $342,189     $(304,581)     $ 3,293   $ (1,777)
=================================================================================================================================

                                                 ACCUMULATED
                                                       OTHER          NOTES           TOTAL
                                               COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                               (LOSS) INCOME  SHARES ISSUED          EQUITY
                                               --------------------------------------------
BALANCE - DECEMBER 31, 2000
   (BROUGHT FORWARD)                                  $ (729)      $ (4,510)      $ 160,562
   Net Loss                                               --             --        (205,103)
   Comprehensive loss -
      Foreign currency translation                       (18)            --             (18)
                                                      ------                      ---------
   Total comprehensive loss                              (18)            --        (205,121)
   Conversion of redeemable preferred
      shares to common shares                             --             --          14,550
   Accretion of beneficial conversion
      feature of redeemable preferred
      shares                                              --             --          (9,392)
   Dividends accrued on redeemable
      preferred stock                                     --             --            (535)
   Beneficial conversion feature of
      redeemable preferred stock                          --             --           9,392
   Penalty paid by issuance of
      redeemable preferred stock                          --             --            (612)
   Stock option repricing                                 --             --           5,274
   Stock option discounts                                 --             --             246
   Issuance of warrants                                   --             --           2,002
   Issuance of common shares                              --             --           1,988
   Issuance of common shares for
      software license purchase                           --             --          10,201
   Issuance of common shares for
      investment                                          --             --           8,073
   Issuance of common shares under
      earnout, put and price
      protection provisions of
      acquisition agreements                              --             --          27,091
   Common shares repurchased                              --             --          (4,600)
   Note receivable for shares issued                      --        (15,000)             --
   Note receivable charged to bad
      debt expense                                        --          9,000           9,000
-------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001                           $ (747)      $(10,510)      $  28,119
===========================================================================================

See the accompanying notes to consolidated financial statements.        Page F-7

                                     APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------------
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (In thousands)

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------------
                                                                                      2001          2000           1999
                                                                            --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                                            $(205,103)    $(112,142)     $   5,432
    Adjustments to reconcile net (loss) income
       to net cash used in operating activities:
         Asset impairment, restructuring and unusual charges                        71,719         6,383          1,522
         Loss (income) from discontinued operations                                 16,482        82,968         (3,012)
         Depreciation and amortization                                              28,899        11,073          6,560
         Deferred income taxes                                                      21,435        (3,365)        (1,668)
         Impairment of notes receivable                                             21,873            --             --
         Extraordinary gain                                                         (9,465)           --             --
         Minority interest                                                            (718)          229            (46)
         Loss (gain) on sale of subsidiaries and business assets                     6,058          (486)       (20,075)
         Loss (gain) on sale of assets                                                  --          (466)           160
         Non-cash compensation expense                                               5,274            --             --
         Equity in net loss of affiliate                                               328            --             --
         Reserve on investments                                                         --            --          1,000
         Net change in operating assets and liabilities                             28,365        (5,577)        (3,046)
         Net cash used in discontinued operations                                   (3,127)      (22,035)        (1,206)
------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                              (17,980)      (43,418)       (14,379)
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    (Increase) decrease in notes receivable                                          1,299        31,457           (685)
    Proceeds from sale of property and equipment                                     1,347           939            592
    Proceeds from sale of subsidiaries and business assets                           1,673         2,821             --
    Payments for property and equipment                                             (2,757)       (8,391)        (3,776)
    Payment for asset and business acquisition (net of cash balances
       acquired)                                                                        --        (9,141)       (16,917)
    Decrease (increase) in other assets                                                944          (963)        (2,362)
    Net cash provided by (used in) discontinued operations                             208         1,708         (4,447)
------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                  2,714        18,430        (27,595)
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net amounts borrowed (paid) on notes payable                                    13,981         2,234         (3,332)
    Proceeds on long-term debt                                                         553        15,971         51,143
    Payments for long-term debt                                                     (2,485)      (11,553)        (9,536)
    Other financing costs                                                             (375)         (835)        (2,863)
    Issuance of common shares                                                          678         6,137          5,358
    Issuance of preferred shares, related options and warrants                          --        19,056             --
    Proceeds from subsidiary issuance of common stock                                  126            --             --
    Stock issuance costs                                                              (798)         (180)          (121)
    Net cash provided by (used in) discontinued operations                            (757)           16          1,570
------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                           10,923        30,846         42,219
------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (4,343)        5,858            245

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                        8,039         2,181          1,936
------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                          $   3,696     $   8,039      $   2,181
========================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid (refunds received)                                         $  (2,227)    $     660      $     226
    Interest paid                                                                    4,071         5,722          3,177
------------------------------------------------------------------------------------------------------------------------


See the accompanying notes to consolidated financial statements.        Page F-8

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN THOUSANDS)


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of the uncertainty described in Note 2.

         ORGANIZATION

         Applied Digital Solutions, Inc. and subsidiaries (the Company) is an advanced technology development company. The Company has grown significantly through acquisitions and since 1996 the Company has completed 51 acquisitions. The Company has evolved during the past five years, emerging from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology development company focusing on the development of life-enhancing technology products and services. To date, the Company has developed three such products: (i) Digital Angel, for monitoring and tracking people and objects; (ii) VeriChip(TM), an implantable microchip for security and medical applications in humans; and (iii) Thermo Life(TM), a thermoelectric generator powered by body heat.

         As a result of the merger of the Company's wholly-owned subsidiary Digital Angel Corporation and Medical Advisory Systems, Inc. (AMEX:
         DOC) on March 27, 2002, as more fully discussed below, the significant restructuring of its business during the past several months and its emergence as an advanced technology development company, the Company is in the process of re-evaluating and realigning its reporting segments. Accordingly, beginning with the its first quarter 2002 Form 10-Q, the Company's segment reporting was changed to reflect this reorganization and new business model (see Note 25).

         On March 27, 2002, Digital Angel Corporation merged with MAS. Also, pursuant to the merger agreement, the Company contributed all of its stock in Timely Technology Corp. and Signature Industries, Limited. In satisfaction of a condition to the consent to the merger by IBM Credit Corporation, the Company's lender, the Company transferred to a Delaware business trust controlled by an advisory board all shares of the MAS common stock owned by it and, as a result, the trust has legal title to approximately 82.1% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until the Company's obligations to IBM Credit are repaid in full. The Company retained beneficial ownership of the shares. The trust may be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event the Company fails to make payments, or otherwise defaults, under its new amended and restated credit agreement with IBM Credit, which became effective on the date of the merger.

         DISCONTINUED OPERATIONS

         In March 2001, the Company's board of directors approved the sale of the Company's IntelleSale business segment and all of the Company's other noncore businesses. Results of operations, financial condition and cash flows now reflect these operations as "Discontinued Operations" and prior periods have been restated. See
         Note 18.


                                                                      Page F-9

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)



         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Applied Digital Solutions, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

         As further discussed in Note 3, the Company acquired businesses during 2000 all of which have been accounted for under the purchase method of accounting.

         USE OF ESTIMATES

         The preparation of the financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results.

         FOREIGN CURRENCIES

         The Company's foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive (loss) income in the statement of preferred stock, common stock and other stockholders' equity.

         Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred. These amounts are not material to the financial statements.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         UNBILLED RECEIVABLES

         Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts billable pursuant to contract provisions in connection with system installation projects and software licensing. Unbilled receivables included in accounts receivable was $0.2 million in 2001 and $0.4 million in 2000.

         INVENTORIES

         Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

         PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.


                                                                      Page F-10

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         GOODWILL AND OTHER INTANGIBLE ASSETS

         In conjunction with the Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to goodwill and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $7.2 million and $3.5 million, respectively and a decrease in earnings per share of $0.04 and $0.05, respectively. Goodwill and other intangible assets are stated on the cost basis and have been amortized, principally on a straight-line basis, over the estimated future periods to be benefited (ranging from 5 to 10 years). The Company reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. The Company annually performed undiscounted cash flows analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. The Company recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively. See Note 14.

         On January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142). SFAS 142 eliminates the amortization of goodwill and instead requires that goodwill be tested for impairment at least annually. See Note 8. Intangible assets deemed to have indefinite life under SFAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Intangible assets with finite lives are amortized over the useful life. As part of the implementation of SFAS 142, the Company is required to complete a transitional impairment test of goodwill and other intangible assets. The Company is in the process of completing these tests. The fair value of the business unit will be estimated using the discounted cash flow method as describe above. Prospectively, the Company will test its goodwill and intangible assets for impairment as a part of its annual business planning cycle during the fourth quarter of each fiscal year.

         PROPRIETARY SOFTWARE IN DEVELOPMENT

         In accordance with Statement of Financial Accounting Standards
         (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years.

         ADVERTISING COSTS

         The Company expenses production costs of print advertisements the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.3 million in 2001, $0.4 million in 2000 and $0.2 million in 1999.


                                                                      Page F-11

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         REVENUE RECOGNITION

         For programming, consulting and software licensing services and construction contracts, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. The Company's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Company does not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. The Company has no obligation for warranties on new hardware sales, because the warranty is provided by the manufacturer. The Company does not offer a warranty policy for services to customers.

         SOFTWARE REVENUE RECOGNITION

         For those arrangements where the Company's contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues related to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element's fair value without regard to the discount. The Company's contracts do not include unspecified upgrades and enhancements. For those arrangements where the Company's contract to deliver software requires significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts are essential to the functionality of other elements in the contract and are not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure.

         STOCK-BASED COMPENSATION

         The Company accounts for its employee stock-based compensation plans in accordance with APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, and complies with the disclosure provisions of SFAS No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation cost is


                                                                      Page F-12

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

         RESEARCH AND DEVELOPMENT

         Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.

         INCOME TAXES

         The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. The Company and its 80% or more owned U.S. subsidiaries file a consolidated federal income tax return.

         EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT

         Income available to common stockholders has been adjusted to reflect preferred stock dividends and the accretion to the redemption value and beneficial conversion charge associated with the redeemable preferred stock - series C for the purpose of calculating earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock outstanding.

         COMPREHENSIVE INCOME (LOSS)

         The Company's comprehensive income (loss) consists of foreign currency translation adjustments, and is reported in the consolidated statements of preferred stock, common stock and other stockholders' equity.

         IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement is effective for fiscal years commencing after June 15, 2000. In June 2000, the FASB issued FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FAS statement 133, which addresses implementation issues experienced by those companies that adopted FAS 133 early. The Company adopted these statements as of January 1, 2001 and, because we have no use of derivative instruments, the adoption of these statements did not have any effect on our financial condition, results of operations or cash flows.

         In July 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 141 Business Combinations and FAS No. 142 Goodwill and Other Intangible Assets. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and


                                                                      Page F-13

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001, on January 1, 2002. The adoption of these standards will have the impact of reducing the Company's amortization of goodwill commencing January 1, 2002. The Company is in the process of completing its impairment analysis. Future impairment reviews may result in periodic write-downs.

         In August 2001, the Financial Accounting Standards Board (FASB) issued FAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. This standard supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on the Company's operations or financial position.

2.       DEBT COVENANT COMPLIANCE AND LIQUIDITY

         The Company generated significant losses from operations during 2001 and 2000. As a result, the Company was not in compliance with certain financial covenants of its loan agreement as of December 31, 2001 and 2000. The Company's Term and Revolving Credit Agreement (Credit Agreement) with IBM Credit Corporation (IBM Credit) was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002.

         The Company's Credit Agreement contains certain quarterly financial covenants, which became more restrictive during 2001. The Company anticipated that it would continue to comply in 2001 with the quarterly financial covenants in the Credit Agreement. Management's business plans for the Company anticipated significant year to year increases in revenues due to increased volumes, improved working capital management, reduced capital spending, successful implementation of on-going cost savings initiatives, improved operating efficiencies, and the disposition of noncore businesses.

         The Company was not in compliance with the minimum EBITDA and collateral shortfall covenants at June 30, 2001. The Company was also not in compliance with the minimum EBITDA, Tangible Net Worth and Current Assets to Current Liabilities covenant requirements at September 30, 2001 and it again had a collateral shortfall. As of December 31, 2001, the Company was not in compliance with various financial covenants, including: negative Tangible Net Worth of $71.8 million or $37.3 million less than the minimum requirement, actual EBITDA was a negative $142.2 million, or $153.2 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.33 to 1.0 compared to a minimum requirement of
         0.80 to 1.0 and it had a collateral shortfall of $42.7 million, or $35.7 million more than the allowable shortfall of $7.0 million.


                                                                      Page F-14

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         On March 1, 2002, the Company and Digital Angel Share Trust, a newly created Delaware business trust, entered into a new credit agreement (new Credit Agreement) with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between Digital Angel Corporation and MAS. Amounts outstanding under the new Credit Agreement, including the principal and interest previously due on April 2, 2002, bear interest at an annual rate of 17% and mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be extended for consecutive one-year periods if the Company repays at least 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2003 and an additional 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2004. In any event, all amounts outstanding will be required to be repaid by August 15, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25%. If not repaid by February 28, 2004, the interest rate increases to 35%.

         The Company's new Credit Agreement contains debt covenants relating to its financial position and performance, as well as the financial position and performance of MAS. The Company and MAS currently expect to meet and be in compliance throughout 2002 with the covenants in the new Credit Agreement. However, if business conditions are other than as anticipated or other unforeseen events or circumstances occur, these may impact their ability to remain in compliance with the covenants. In the absence of a waiver or amendment to such financial covenants, such noncompliance would constitute an event of default under the new Credit Agreement, and IBM Credit would be entitled to accelerate the maturity of all amounts owed to them. In the event that such noncompliance appears likely, or occurs, the Company will seek to renegotiate the covenants and/or obtain waivers, as required. There can be no assurance however that the Company would be successful in negotiating such amendments or obtaining such waivers.

         On March 27, 2002, upon completion of the merger between Digital Angel and MAS, in satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to the trust, which is controlled by an advisory board, all shares of MAS common stock owned by it and, as a result, the trust has legal title to approximately 82.1% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until the Company's obligations to IBM Credit are repaid in full. The Company retained beneficial ownership of the shares. The trust may be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit in the event the Company fails to make payments, or otherwise defaults, under the new Credit Agreement. Such liquidation of the shares of MAS common stock will be in accordance with the SEC rules and regulations governing affiliates.

         The new credit agreement prohibits the Company from borrowing funds from other lenders without the approval of IBM Credit, and does not provide for any further advances by IBM Credit. Accordingly, there can be no assurance that the Company will have access to funds necessary to provide for its ongoing operating expenses to the extent not provided from its ongoing operating revenue.

         The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divesture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of our shareholder's investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to the Company.


                                                                      Page F-15

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


3.       ACQUISITIONS

         The following represents acquisitions that occurred in 2000. The Company did not make any acquisitions during 2001:

                                                                                            VALUE OF
                                                                                             SHARES,
                                                                                            WARRANTS     COMMON/
                                                                                            & OPTIONS   PREFERRED
                                       DATE OF    PERCENT     ACQUISITION       CASH        ISSUED OR     SHARES    GOODWILL
                                     ACQUISITION  ACQUIRED       PRICE      CONSIDERATION   ISSUABLE      ISSUED    ACQUIRED
                                     -------------------------------------------------------------------------------------------
2000 ACQUISITIONS

Independent Business Consultants      04/01/00      100%        $ 5,547         $  747       $ 4,800         958   $ 5,109(1)
P-Tech, Inc.                          04/01/00      100%          9,595             95         9,500      13,232     9,408(1)
Timely Technology Corp.               04/01/00      100%          6,281            375         5,906       8,482     5,954
Computer Equity Corporation           06/01/00      100%         24,731          8,987        15,744       4,886    15,514
WebNet Services, Inc.                 07/01/00      100%            958             58           900       1,060       828(1)
Destron Fearing Corporation           09/08/00      100%         84,534          1,264        83,270      20,821    74,729
Pacific Decision Sciences
   Corporation                        10/01/00      100%         28,139            120        28,019       8,569    25,220(1)
SysComm International Corporation     12/01/00       55%          4,976          2,222         2,754       3,239        --
Transatlantic Software Corporation    12/18/00      100%          8,931            266         8,665       5,430     6,624(1)

                                                             BUSINESS DESCRIPTION
                                      ----------------------------------------------------------------
2000 ACQUISITIONS

Independent Business Consultants      Network integration company
P-Tech, Inc.                          Software development company
Timely Technology Corp.               Software developer and application service provider
Computer Equity Corporation           Communications integration company
WebNet Services, Inc.                 Network integrator and website developer
Destron Fearing Corporation           Animal identification and microchip technology company
Pacific Decision Sciences             Developer and implementer of customer relationship
   Corporation                        management software
SysComm International Corporation     Network and systems integrator and reseller of computer hardware
Transatlantic Software Corporation    Retail software developer

(1) During 2001, in connection with the closure of one of these companies, recurring losses in the Application Segment and revised future operating profits for one of these businesses, the Company reassessed the value of the goodwill associated with these businesses. Based upon the reassessments, goodwill associated with these businesses was reduced by approximately $34.9 million during 2001.

In each of the above transactions, the value of the consideration paid by the Company was in accordance with the acquisition agreement. Based on the contractually agreed-to amounts, the Company calculated the number of shares issued to the sellers as of the closing date. The price of the Company's common stock used to determine the number of shares issued was based on either the closing price set on a fixed date or on a formula as specified in the agreements.

All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking services, legal and accounting services that were direct costs of acquiring these assets.

Goodwill resulting from these acquisitions is being amortized on a straight-line basis over periods ranging from five to ten years. In conjunction with the Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to acquisitions and effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. In addition, as part of the Company's on-going review of the carrying value of goodwill, the Company recorded an impairment charge of $63.6 million during 2001. On January 1, 2002, the Company adopted FAS 142, which resulted in no additional impairment of goodwill.

See Note 28 for unaudited pro forma information for the above acquisitions that occurred in 2000.


                                                                      Page F-16

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


EARNOUT AND PUT AGREEMENTS

Certain acquisition agreements include additional consideration, generally payable in shares of the Company's common stock, contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value will be recorded as additional goodwill. The acquisitions above include shares earned upon attainment of certain profits by subsidiaries through December 31, 2001. At December 31, 2001, under these agreements, assuming all earnout profits are achieved, the Company is contingently liable for additional consideration of approximately $20.7 million in 2002 all of which would be payable in shares of the Company's common stock.

In January 2001, the Company entered into an agreement with the minority shareholders of Intellesale to terminate all put rights and employment agreements that each shareholder had with or in respect of Intellesale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company's common stock valued at $10.3 million. In addition, during the years ended December 31, 2001 and 2000, 27.5 million common shares valued at $16.9 million and 2.5 million common shares valued at $12.7 million, respectively, were issued to satisfy earnouts and to purchase minority interests.

MAJOR ACQUISITIONS

Effective June 1, 2000, the Company acquired all of the outstanding common stock of Computer Equity Corporation (Compec). The aggregate purchase price was approximately $24.7 million, $15.7 million of which was paid in shares of the Company's common stock at closing and $9.0 million of which was paid in cash. In the Company's report on Form 10-Q for the quarter ended June 30, 2001, the Company included summary information about its acquisition of Compec. That information included a statement that $7.3 million of the purchase price was paid in common stock as a result of the achievement of earnings targets for the twelve months ended June 30, 2001. Those shares were issued in the name of the selling shareholders of Compec, however, before the shares were delivered to the stockholders, the Company became aware of information which called into question whether the earnings targets had in fact been met. The Company's investigation is ongoing and has determined that it is uncertain what, if any, earnout payment has been earned and the Company has subsequently cancelled the issuance of the earnout shares. The total purchase price of Compec, including the liabilities, was allocated to the identifiable assets with the remainder of $15.5 million recorded as goodwill, which was being amortized over ten years.

On September 8, 2000, the Company completed the acquisition of Destron Fearing Corporation through a merger of its wholly-owned subsidiary, Digital Angel Corporation (formerly known as Digital Angel.net Inc.), into Destron Fearing Corporation. As a result of the merger, Destron Fearing is now a wholly-owned subsidiary of the Company and has been renamed "Digital Angel Corporation." In connection with the merger, each outstanding share of Destron Fearing common stock was exchanged for 1.5 shares of the Company's common stock, with fractional shares settled in cash. In addition, outstanding options and warrants to purchase shares of Destron Fearing common stock were converted into a right to purchase that number of shares of the Company's common stock as the holders would have been entitled to receive had they exercised such options and warrants prior to September 8, 2000 and participated in the merger. The Company issued 20.5 million shares of its common stock in exchange for all the outstanding common stock of Destron Fearing and 0.3 million shares of its common stock as a transaction fee. The Company will issue up to 2.7 million shares of its common stock upon the exercise of the Destron Fearing options and warrants. The aggregate purchase price of approximately $84.5 million, including the liabilities, was allocated to the identifiable assets with the remainder of $74.7 million recorded as goodwill, which was being amortized over ten years.

Effective October 1, 2000, the Company acquired all of the outstanding common stock of Pacific Decisions Sciences Corporation (PDSC). The aggregate purchase price was approximately $28.1 million, which was paid in shares of the Company's common stock. Certain earnings targets for twelve months ended September 30, 2001 were not achieved and therefore an earnout payment was not owed. For the twelve month period ended September 30, 2002, the former stockholders of PDSC will be entitled to receive earnout payments, payable in cash or in shares of the Company's common stock, of $9.7 million plus
4.0


                                                                      Page F-17

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


times EBITDA in excess of a specified amount (as defined in the merger agreement) if certain earnings targets are achieved. The total purchase price of PDSC, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $25.2 million recorded as goodwill, which was being amortized over five years. During the third quarter of 2001, the Company recorded an impairment charge of $17.4 million against the remaining un-amortized goodwill as a result of a reassessment of future operating cash flows and the current estimated fair value of PDSC. See Note 14 regarding assets impairments recorded in the third and fourth quarters of 2001.

See Note 28 for unaudited pro forma information for the above acquisitions that occurred in 2000.

OTHER INVESTMENTS

On February 27, 2001, the Company acquired 16.6% of the capital stock of MAS, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for
3.3 million shares of our common stock. The Company is now the single largest shareholder and controls two of the seven board seats. The Company is accounting for this investment under the equity method of accounting. The excess of the purchase price over the estimated fair value of the shares acquired was approximately $7.0 million (goodwill) and was being amortized on a straight-line basis over five years.

As a result of the merger between Digital Angel Corporation and MAS, which became effective on March 27, 2002, the Company now owns 82.1% of the newly combined company. In satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to a Delaware business trust controlled by an advisory board all shares of the MAS common stock owned by it and, as a result, the trust has legal title to approximately 82.1% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until the Company's obligations to IBM Credit are repaid in full. The Company has retained beneficial ownership of the shares. The trust may be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event the Company fails to make payments, or otherwise defaults, under its new amended and restated credit agreement with IBM Credit, which became effective on the date of the merger. Such liquidation of the shares of MAS common stock will be in accordance with the Securities and Exchange Commission's rules and regulations governing affiliates. See Notes 2 and 10.

As reflected in the Note 25, the Advanced Wireless segment's revenue for the year ended December 31, 2001 was $39.4 million, or 25.2% of consolidated revenue, and loss from continuing operations before provision for income taxes, minority interest and extraordinary gain for the year ended December 31, 2001 was $6.6 million for 3.7% of the consolidated loss from continuing operations before provision for income taxes, minority interest and extraordinary gain.

The Advanced Wireless segment's summary balance sheet at December 31, 2001 is as follows:

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
Total Current Assets                                                                         $ 12,340
-----------------------------------------------------------------------------------------------------
Total Assets                                                                                  107,429(1)
-----------------------------------------------------------------------------------------------------
Total Current liabilities                                                                       5,430
-----------------------------------------------------------------------------------------------------
Total Liabilities                                                                               8,360
-----------------------------------------------------------------------------------------------------
Parent's Investment                                                                          $ 99,069
-----------------------------------------------------------------------------------------------------

(1) Includes $71,296 of goodwill, which is reflected in the segment information in Note 25 in the column headed Corporate Overhead.

4.       INVENTORIES

                                                                                            2001               2000
                                                                                  ---------------------------------
              Raw materials                                                             $  1,474           $  1,807
              Work in process                                                                176                499
              Finished goods                                                               6,226             11,505
              -----------------------------------------------------------------------------------------------------
                                                                                           7,876             13,811

                                                                      Page F-18




APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


              Less:  Allowance for excess and obsolescence                                 1,702              1,500
              -----------------------------------------------------------------------------------------------------

                                                                                        $  6,174           $ 12,311
              =====================================================================================================

5.       NOTES RECEIVABLE

                                                                                           2001               2000
                                                                                  ---------------------------------

              Due from purchaser of subsidiary, secured by pledge of rights to distributions from a joint venture of the purchaser and an unrelated entity, bears interest at the London Interbank
              Offered Rate plus 1.65%, payable in quarterly installments of principal and interest totaling $332. Allowance of $6,158
              reflected in allowance for bad debts in 2001.                             $ 9,073            $ 9,612

              Due from purchaser of four noncore subsidiaries, bears
              interest at 5%, interest payable quarterly, principal due
              October 2004. Allowance of $2,700 reflected in allowance for
              bad debts in 2001.                                                          2,700              2,500

              Due from purchaser of subsidiary, secured by pledge of
              investment securities, bears interest at prime, interest
              payable semi-annually, principal due November 2004.  Allowance
              of $2,328 reflected in allowance for bad debts in 2001.                     2,328              2,328

              Due from purchaser of cellular assets, personally guaranteed by company owners, bears interest at 6.5%, $350 due January
              1999, remaining payable in monthly installments of $25
              including interest starting July 1999. In 2001, the Company received a $900 payment on this note and recorded $50 as bad
              debt expense.                                                                  --                950

              Due from officers, directors and employees of the Company, unsecured, bear interest at varying interest rates, due on demand. Allowance of $200 reflected in allowance for bad
              debts in 2001.                                                                784              1,303

              Due from individuals and corporations, bear interest at
              varying rates above prime, secured by business assets,
              personal guarantees, and securities, due various dates through
              July 2004. Allowance of $912 reflected in allowance for bad
              debts in 2001.                                                              1,851              1,523

              Due from purchaser of divested subsidiary, secured by business assets, bears interest at 8%, payable in monthly installments
              of principal and interest of $10, balance due in February 2006.             1,272                 --

              Due from purchaser of divested subsidiary, secured by personal guarantee and securities of the purchaser, bears interest at prime plus 1%, payable in monthly installments of interest only through March 2003, and then payable in monthly
              installments of principal and interest of $11 through December
              2007.                                                                         550                 --

              Due from purchaser of business assets, secured by maker's
              assets, bears interest at 8.7% and provides for monthly
              payments of principal and interest equal to 10% of the maker's net cash revenue for each preceding month, balance due October
              2001. Allowance of $373 reflected in allowance for bad debts
              in 2001.                                                                      373                393
              -----------------------------------------------------------------------------------------------------
                                                                                         18,931             18,609
              Less:  Allowance for bad debts                                             12,671                 --
              Less:  Current portion                                                      2,256              5,711
              -----------------------------------------------------------------------------------------------------

                                                                                        $ 4,004           $ 12,898
              =====================================================================================================

         These notes receivable have been pledged as collateral under the Company's debt agreements. See Note 10.

                                                                      Page F-19

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

6.       OTHER CURRENT ASSETS

                                                                                         2001              2000
                                                                            --------------------------------------
             Deferred tax asset                                                        $  171           $10,001
             Prepaid expenses                                                           3,336             3,665
             Income tax refund receivable                                                 806             1,926
             Other                                                                        473               449
             -----------------------------------------------------------------------------------------------------

                                                                                       $4,786           $16,041
             =====================================================================================================

7.       PROPERTY AND EQUIPMENT

                                                                                       2001              2000
                                                                            --------------------------------------
             Land                                                                   $   956           $ 1,379
             Building and leasehold improvements                                      8,351             8,067
             Equipment                                                               14,387            21,416
             Software                                                                10,001                --
             -----------------------------------------------------------------------------------------------------
                                                                                     33,695            30,862
             Less:  Accumulated depreciation                                         13,510             9,494
             -----------------------------------------------------------------------------------------------------

                                                                                    $20,185           $21,368
             =====================================================================================================

         Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1,193 and $1,338 at December 31, 2001 and 2000, respectively. Related accumulated depreciation amounted to $736 and $637 at December 31, 2001 and 2000, respectively.

         Depreciation charged against income amounted to $4,580, $2,099 and $2,062 for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $564 and $338 in 2001 and 2000, respectively.

8.       GOODWILL

         Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. The Company applies the principles of Accounting Principles Board Opinion No. 16, Business Combinations, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.

                                                                                      2001                      2000
                                                                         --------------------------------------------
         Original balance                                                         $186,827                  $178,037
         Less goodwill impairment                                                  (63,606)                     (818)
         Accumulated amortization                                                  (32,390)                  (11,195)
         ------------------------------------------------------------------------------------------------------------

         Carrying value                                                           $ 90,831                  $166,024
         ============================================================================================================

         Amortization expense, including goodwill amortization associated with the Company's equity investment in MAS, of $1,161 amounted to $22,473, $7,525 and $1,766 for the years ended December 31, 2001,
         2000, and 1999, respectively. Accumulated amortization of goodwill related to subsidiaries sold during 2001 and 2000 amounted to $117 and $217, respectively.

         CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

         Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets
         (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. However, there can be no assurance that future goodwill impairment tests will not result in impairment charges.

                                                                      Page F-20

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         Prospectively, the Company will test its goodwill and intangible assets for impairment as a part of its annual business planning cycle during the fourth quarter of each fiscal year or earlier depending on specific changes in conditions surrounding the business units.

         The following table presents the impact of FAS 142 on (loss) income before extraordinary loss (gain) and net loss and (loss) income before extraordinary (loss) gain per share and net loss per share had the standard been in effect beginning January 1, 1999:


                                                                             YEAR ENDED            YEAR ENDED           YEAR ENDED
                                                                            DECEMBER 31,          DECEMBER 31,         DECEMBER 31,
                                                                                2001                  2000                 1999
                                                                            ------------          ------------         ------------

         (Loss) income before extraordinary (loss) gain:
          (Loss) income before extraordinary (loss) gain as reported         $(214,568)            $(112,142)               $5,592
          Add back: Goodwill amortization                                       21,312                 9,415                 2,602
          Add back: Equity method investment amortization                        1,161                     -                     -
                                                                            ------------          ------------         ------------
         Adjusted (loss) income before extraordinary (loss) gain             $(192,095)            $(102,727)               $8,194
                                                                            ============          ============         ============
         Earnings (loss) per common share - basic
          Net (loss) income per share before extraordinary (loss) gain -
           basic as reported                                                 $   (1.26)            $   (1.76)               $ 0.12
          Goodwill amortization                                                   0.12                  0.15                  0.05
          Equity method investment amortization                                   0.01
                                                                            ------------          ------------         ------------
         Adjusted (loss) income before extraordinary (loss) gain per
          share - basic                                                      $   (1.13)            $   (1.61)               $ 0.17
                                                                            ============          ============         ============
         Earnings (loss) per share - diluted
          Net (loss) income per share before extraordinary (loss) gain -
           basic as reported                                                 $   (1.26)            $   (1.76)               $ 0.11
          Goodwill amortization                                                   0.12                  0.15                  0.05
          Equity method investment amortization                                   0.01                     -                     -
                                                                            ------------          ------------         ------------
         Adjusted (loss) income before extraordinary (loss) gain per
          share - diluted                                                    $   (1.13)            $   (1.61)               $ 0.16
                                                                            ============          ============         ============
         Net (loss) income available to common stockholders:
          Net (loss) income available to common stockholders as reported     $(215,642)            $(116,190)               $5,432
          Add back: Goodwill amortization                                       21,312                 9,415                 2,602
          Add back: Equity method investment amortization                        1,161                     -                     -
                                                                            ------------          ------------         ------------
         Adjusted net (loss) income                                          $(193,169)            $(106,775)               $8,034
                                                                            ============          ============         ============
         Earnings (loss) per common share - basic
          Net (loss) income per share - basic, as reported                   $   (1.27)            $   (1.82)               $ 0.12
          Goodwill amortization                                                   0.12                  0.15                  0.05
          Equity method investment amortization                                   0.01
                                                                            ------------          ------------         ------------
         Adjusted net (loss) income - basic                                  $   (1.14)            $   (1.67)               $ 0.17
                                                                            ------------          ------------         ------------
         Earnings (loss) per share - diluted
          Net (loss) income per share - diluted, as reported                 $   (1.27)            $   (1.82)               $ 0.11
          Goodwill amortization                                                   0.12                  0.15                  0.05
          Equity method investment amortization                                   0.01
                                                                            ------------          ------------         ------------
         Adjusted net (loss) income per share - diluted                      $   (1.14)            $   (1.67)               $ 0.16
                                                                            ============          ============         ============

         The Company has entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provide for additional consideration to be paid in future years if certain earnings levels are met. These amounts are added to goodwill as earned.

                                                                      Page F-21

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


9.       OTHER ASSETS

                                                                                      2001                    2000
                                                                         -------------------------------------------

         Proprietary software                                                      $ 2,368               $   9,600
         Loan acquisition costs                                                      3,746                   3,725
         Other assets                                                                1,120                     588
         -----------------------------------------------------------------------------------------------------------
                                                                                     7,234                  13,913
         Less:  Accumulated amortization                                             5,247                   6,930
         -----------------------------------------------------------------------------------------------------------
                                                                                     1,987                   6,983
         Other investments                                                             771                   4,601
         Deferred tax asset                                                            996                  11,784
         Other                                                                         528                   1,725
        -----------------------------------------------------------------------------------------------------------

                                                                                   $ 4,282                $ 25,093
         ===========================================================================================================

         Amortization of other assets charged against income amounted to $1,846, $1,449 and $2,692 for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated amortization of other assets related to subsidiaries sold during 2001 amounted to $3,529.

         The reduction in proprietary software in 2001 relates to the sale of the business assets of three subsidiaries in the Applications segment.

         Other investments in 2000 included the Company's equity interest in ATEC Group, Inc. The Company rescinded the stock purchase transaction in 2001, as more fully discussed in Note 14.

10.      NOTES PAYABLE AND LONG-TERM DEBT

         On May 25, 1999, the Company entered into a credit agreement with IBM Credit. The credit agreement was amended and restated on October 17, 2000, and further amended on March 30, 2001. The aggregate principal balance outstanding under the credit agreement on December 31, 2001 was $87.5 million, including $5.0 million, which is included in the net liabilities of Discontinued Operations. Effective July 1, 2001, the Company and IBM Credit amended the credit agreement extending until October 1, 2001 the payments due on July 1, 2001, which the Company unable to pay. On September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and again on February 27, 2002, the Company and IBM Credit amended the credit agreement further extending the payments due under the agreement until April 2, 2002. As of March 22, 2002, the total extended principal and interest payments were $4.2 million and $2.9 million, respectively.

         On March 1, 2002, the Company, Digital Angel Share Trust, a newly created Delaware business trust and IBM Credit entered into a Third Amended and Restated Term Credit Agreement (the new Credit Agreement). The new Credit Agreement became effective on March 27, 2002 the effective date of the merger between Digital Angel and MAS. Amounts outstanding under the new credit agreement, including the principal and interest due on April 2, 2002, bear interest at an annual rate of 17% and mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be extended for consecutive one-year periods if the Company repays at least 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2003 and an additional 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2004. In any event, all amounts outstanding will be required to be repaid by August 15, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25%. If not repaid by February 28, 2004, the interest rate increases to 35%.

         The total amounts outstanding on March 27, 2002, the effective date of the new Credit Agreement, were $82.6 million. As part of the amendments to the agreement with IBM Credit, the Company paid bank fees of $0.4 million in April 2001 and $0.3 million in March 2002 and issued warrants to IBM Credit valued at $1.9 million in April 2001. The bank fees and fair value of the warrants are recorded as deferred financing fees and are being amortized over the life of the debt as interest expense. See Note 13.


                                                                      Page F-22

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         The Company's new covenants under the new Credit Agreement are as follows:

        COVENANT                                                     COVENANT REQUIREMENT
        ---------------------------------------------------------------------------------------------------
                                                            As of the following date not less than:
        Current Assets to Current Liabilities       March 31, 2002                                    .17:1
                                                    June 30, 2002                                     .14:1
                                                    September 30, 2002                                .11:1
                                                    December 31, 2002                                 .11:1
        ---------------------------------------------------------------------------------------------------

        Minimum Cumulative EBITDA                   March 31, 2002                             $ (1,528,000)
                                                    June 30, 2002                                   121,000
                                                    September 30, 2002                              817,000
                                                    December 31, 2002                             1,286,000
        ---------------------------------------------------------------------------------------------------

         In addition, the new Credit Agreement contains covenants for MAS, as follows:


 COVENANT                                                         COVENANT REQUIREMENT
 ----------------------------------------------------------------------------------------------------------
                                                        As of the following date not less than:
 Current Assets to Current Liabilities         June 30, 2002                                        1.8:1
                                               September 30, 2002                                   1.8:1
                                               December 31, 2002                                    2.0:1
 ----------------------------------------------------------------------------------------------------------

 Minimum Cumulative EBITDA                     June 30, 2002                                     $577,000
                                               September 30, 2002                               1,547,000
                                               December 31, 2002                                3,329,000
 ----------------------------------------------------------------------------------------------------------


         If these MAS covenants are not met the Company will be in default under the Credit Agreement.

         The Credit Agreement also contains restrictions on the declaration and payment of dividends.

         Based on 2002 projections, the Company currently expects to meet and be in compliance throughout 2002 with the covenants in its new Credit Agreement. However, if business conditions are other than as anticipated or other unforeseen events or circumstances occur, these may impact the Company's ability to remain in compliance with the covenants. In the absence of waiver or amendment to such financial covenants, such noncompliance would constitute an event of default under the new Credit Agreement, and IBM Credit would be entitled to accelerate the maturity of all amounts the Company owes them. In the event that such noncompliance appears likely, or occurs, the Company will seek to renegotiate the covenants and/or obtain waivers, as required. There can be no assurance, however, that the Company would be successful in negotiating such amendments or obtaining such waivers.

         Amounts outstanding under the Credit Agreement are secured by a security interest in substantially all of the Company's assets, excluding the assets of the newly merged Digital Angel and MAS. The shares of the Company's subsidiaries, including the MAS common stock held in the Digital Angel Share Trust, also secure the amounts outstanding under the Credit Agreement.

         See Note 2 for a discussion of the Company's violation of certain covenants and payment obligations under the Credit Agreement and its liquidity.



                                                                      Page F-23

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         NOTES PAYABLE AND LONG-TERM DEBT CONSISTS OF THE FOLLOWING:
                                                                                      2001              2000
                                                                         -------------------------------------
         Revolving credit line - IBM Credit, collateralized by all
         domestic assets of the Company and a pledge of the stock of the Company's subsidiaries, bearing interest at the 30 day
         London Interbank Offered Rate plus 3.25% in 2001, originally due in May 2002 and subsequently refinanced (5.38% at
         December 31, 2001)                                                       $ 61,060          $ 46,435

         Term Loan - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's
         subsidiaries, bearing interest at the 30 day London Interbank
         Offered Rate plus 4.0% in 2001, payable in quarterly
         principal installments of $1,041 plus interest, originally due in May 2002 and subsequently refinanced (6.13% at
         December 31, 2001)                                                         21,495            22,958

         Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest
         totaling $35, bearing interest at rates ranging from 7.16%
         to 8.18% in 2000, due through November 2010                                 3,345             3,486

         Term loans, payable in monthly or quarterly installments,
         bearing interest at rates ranging from 4% to 10%, due through
         April 2009                                                                     77               297

         Note payable - bank, collateralized by business assets of a subsidiary. Interest is payable monthly at rates varying from
         the London Interbank Offered Rate plus 1.5% to 3.5% in 2000                    --               645

         Notes payable - other, unsecured, due on demand                                11                12

         Capital lease obligations                                                     434               541
         -----------------------------------------------------------------------------------------------------
                                                                                    86,422            74,374
         Less: Current maturities                                                   83,836            70,458
         -----------------------------------------------------------------------------------------------------

                                                                                  $  2,586          $  3,916
         =====================================================================================================

         The scheduled payments due based on maturities of long-term debt and amounts subject to acceleration at December 31, 2001 are as follows:


YEAR                                                       AMOUNT
-------------------------------------------------------------------
2002                                                     $ 83,836
2003                                                           90
2004                                                           86
2005                                                           90
2006                                                           94
Thereafter                                                  2,226
-------------------------------------------------------------------

                                                         $ 86,422
===================================================================

         Amounts subject to acceleration at December 31, 2001 represent obligations under the IBM Credit Agreement.

         Interest expense on the long and short-term notes payable amounted to $8,555, $5,901 and $3,478 for the years ended December 31, 2001, 2000 and 1999, respectively.

         The weighted average interest rate was 7.3% and 8.5% for the years ended December 31, 2001 and 2000, respectively.


                                                                     Page F-24

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         Certain of the Company's subsidiaries included in discontinued operations also have notes payable and long-term debt as follows:

                                                                                2001             2000
                                                                    -----------------------------------
         Revolving credit line - IBM Credit, collateralized by all
         domestic assets of the Company and a pledge of the stock
         of the Company's subsidiaries, bearing interest at the
         base rate as announced by the Toronto-Dominion Bank of
         Canada plus 1.17% in 2000, due in May 2002. Amounts paid
         in full upon sale of the discontinued Canadian subsidiary
         in January 2002                                                     $ 3,373          $ 3,587

         Term Loan - IBM Credit, collateralized by all Canadian
         assets of the Company and a pledge of two-thirds of the
         stock of the Company's Ground Effects, Ltd. subsidiary,
         bearing interest at the base rate as announced by the
         Toronto-Dominion Bank of Canada plus 1.17% in 2000,
         payable in quarterly principal installments of $113 plus
         interest, due in May 2002. Amounts paid in full upon sale
         of the discontinued Canadian subsidiary in January 2002               1,570            2,003

         Term loans, other                                                        59               79

         Notes payable - other                                                    --                4

         Capital lease obligations                                                38               74
         ----------------------------------------------------------------------------------------------
                                                                               5,040            5,747
         Less:  Current maturities                                             5,040              519
         ----------------------------------------------------------------------------------------------

                                                                             $    --          $ 5,228
         ==============================================================================================


         The obligations to IBM Credit noted above, were repaid in connection with the sale of Ground Effects, Ltd, which was sold on January 31, 2002.



11.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         CASH AND CASH EQUIVALENTS

         The carrying amount approximates fair value because of the short maturity of those instruments.

         NOTES RECEIVABLE

         The carrying value of the notes, net of the allowance for doubtful accounts, approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

         NOTES PAYABLE

         The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

         LONG-TERM DEBT

         The carrying amount approximates fair value because either the stated interest rates fluctuate with current market rates or the interest rates approximate the current rates at which the Company could borrow funds on a similar note.


                                                                     Page F-25

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         The carrying amount approximates fair value.

12.      REDEEMABLE PREFERRED SHARES - SERIES C

         On October 26, 2000, the Company issued 26 thousand shares of Series C convertible preferred stock to a select group of institutional investors in a private placement. The stated value of the preferred stock was $1,000 per share, or an aggregate of $26.0 million, and the purchase price of the preferred stock and the related warrants and options was an aggregate of $20.0 million. The preferred stock was convertible into shares of the Company's common stock initially at a rate of $7.56 in stated value per share, which was reduced to $5.672 in stated value per share 91 days after issuance of the preferred stock. At the earlier of 90 days after the issuance of the preferred stock or upon the effective date of the Company's registration statement relating to the common stock issuable on the conversion of the initial series of preferred stock, the holders also had the option to convert the stated value of the preferred stock to common stock at an alternative conversion rate which was the average closing price for the 10 trading days preceding the date of notice of conversion, multiplied by:

               140%, where the date of the notice of conversion was prior to March 25, 2001;

               125%, where the date of the notice of conversion was on or after March 25, 2001 but prior to April 25, 2001;

               115%, where the date of the notice of conversion was on or after April 25, 2001 but prior to June 24, 2001; or

               110%, where the date of the notice of conversion was on or after June 24, 2001.

         The conversion price and the alternative conversion price were subject to adjustment based on certain events, including the Company's issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the conversion price of the preferred stock, or issuance of convertible securities that had a more favorable price adjustment provision than the preferred stock. The proceeds upon issuance were allocated to the preferred stock, the warrants and the option based upon their relative fair values. The value assigned to the warrants and option increased the discount on preferred stock, as follows:

               Face value of preferred stock                                $26,000
               Discount on preferred stock                                   (6,000)
               Relative fair value of warrants                                 (627)
               Relative fair value of option                                 (5,180)
                                                              -----------------------
               Relative fair value of preferred shares                      $14,193
                                                              =======================

         For the year ended December 31, 2001, the beneficial conversion feature (BCF) associated with the Company's preferred stock charged to earnings per share was $9.4 million. The Company has cumulatively recorded a charge to earnings per share of $13.2 million, since the issuance of the preferred stock. As of June 30, 2001, the BCF was fully accreted. As of December 31, 2001, all of the preferred shares have been converted into shares of the Company's common stock.

         The BCF was recorded as a reduction in the value assigned to the preferred stock and an increase in additional paid-in capital. The Company recorded the accretion of the BCF over the period from the date of issuance to the earliest beneficial conversion date available through equity, reducing the income available to common stockholders and earnings per share.


                                                                     Page F-26

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

         The holders of the preferred stock have also received 0.8 million warrants to purchase up to 0.8 million shares of the Company's common stock over the next five years. The exercise price is $4.73 per share, subject to adjustment for various events, including the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants. The exercise price may be paid in cash, in shares of common stock or by surrendering warrants. See Note 13 for the valuation and related assumptions.

         OPTION TO ACQUIRE ADDITIONAL PREFERRED STOCK

         The investors had the option purchase up to an additional $26.0 million in stated value of Series C convertible preferred stock and warrants with an initial conversion price of $5.00 per share, for an aggregate purchase price of $20.0 million, at any time up to ten months following the effective date of the Company's registration statement relating to the common stock issuable on conversion of the initial series of the preferred stock. The additional preferred stock would have had the same preferences, qualifications and rights as the initial preferred stock. The fair value of the option was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of .40% and a risk free interest rate of 5.5%. The investors elected not to exercise the option and it expired on February 24, 2002.

13.      PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

         PREFERRED SHARES

         The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as is specified by the board of directors.

         In May 1998, in connection with the Company's acquisition of Commstar Limited, an Ontario corporation ("Commstar"), the board of directors authorized the issuance of one share of the Company's preferred stock ($10.00 par value) designated as the Company's Special Voting Preferred Stock (the "Special Preferred Share") to secure the rights of exchangeable shares issued to the sellers. The Special Preferred Share was entitled to a number of votes equal to the number of outstanding shares of Commstar not owned by the Company that could be exchanged for the Company's common shares. All of Commstar's exchangeable shares have been exchanged for shares of the Company's common stock, and the Special Preferred Share was cancelled in June 2000.

         PREFERRED SHARES - CLASS B

         In June 1998, in connection with the Company's acquisition of Ground Effects Limited, an Ontario corporation ("Ground Effects"), the board of directors authorized the issuance of one share of the Company's preferred stock ($10.00 par value) designated as the Company's Class B Voting Preferred Stock (the "Class B Special Preferred Share") to secure the rights of exchangeable shares issued to the sellers. The Class B Special Preferred Share was entitled to a number of votes equal to the number of outstanding shares of Ground Effects not owned by the Company that could be exchanged for the Company's common shares. All exchangeable shares of Ground Effects have been exchanged for shares of the Company's common stock, and the Special Preferred Share was cancelled in June 2000.

         WARRANTS

         The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):


                                                                     Page F-27

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


CLASS OF                                                           EXERCISE                           EXERCISABLE
WARRANTS          AUTHORIZED    ISSUED   EXERCISED    EXPIRED         PRICE       DATE OF ISSUE            PERIOD
-------------------------------------------------------------------------------------------------------------------
Class K                  250       250         ---        250          5.31      September 1996           5 years
Class L                  125       125         123          2          3.00        October 1996           5 years
Class N                  800       800         800                     3.00         August 1997           5 years
Class P                  520       520         480                     3.00      September 1997           5 years
Class R                  125       125         125                     3.00        October 1997           5 years
Class S                  600       600         223                     2.00          April 1998           5 years
Class U                  250       250          --                     8.38       November 1998           5 years
Class V                  828       828         429        209    .67 - 3.32      September 2000           5 years
Class W                  800       800          --         --          4.73        October 2000   Up to 3.6 years
Class X                2,895     2,895          --         --          1.25      April 10, 2001           5 years
            ---------------------------------------------------
                       7,193     7,193       2,180        461
            ===================================================

         Warrants in classes K through U were issued at the then-current market value of the common stock in consideration for investment banking services provided to the Company.

         Class V warrants were issued in connection with the merger of the Company's wholly owned subsidiary, Digital Angel.net, Inc. into Destron Fearing. These warrants were valued at $1.7 million and included as part of the initial purchase price.

         Class W warrants were issued in connection with the preferred stock Series C issuance. These warrants were valued at $0.6 million, and were recorded as a discount on the preferred stock at issuance.

         Class X were issued to IBM Credit Corporation in connection with an "Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement" with IBM Credit. The warrants were valued at $1.9 million. The fair value of the warrants were reflected as deferred financing fees and are being amortized over the life of the debt as interest expense. Under the terms of the Company's new Credit Agreement with IBM Credit, which became effective on March 27, 2002, these warrants were re-priced from an exercise price of $1.25 per share to an exercise price of $0.15 per share. Accordingly, they will be revalued in the first quarter of 2002.

         The valuation of warrants utilized the following assumptions in the Black-Scholes model:


        WARRANT SERIES       DIVIDEND YIELD      VOLATILITY      EXPECTED LIVES (YRS.)      RISK FREE RATES
      -------------------------------------------------------------------------------------------------------
        K & L                      0%              44.03%                 1.69                    8.5%

        N, P & R                   0%              44.03%                 1.69                    8.5%

        S & U                      0%              43.69%                 1.69                    8.5%

        V                          0%              43.41%                 0.10                    6.4%

        W                          0%              43.41%                 1.69                    6.4%

        X                          0%              53.32%                 5.0                     4.6%


         STOCK OPTION PLANS

         During 1996, the Company adopted a nonqualified stock option plan (the Option Plan). During 2000, the Company adopted a nonqualified Flexible Stock Plan (the Flexible Plan). With the 2000 acquisition of Destron Fearing, the Company acquired two additional stock option plans, an Employee Stock Option Plan and Nonemployee Director Stock Option Plan. The names of the plans were changed to Digital Angel.net Inc. Stock Option Plan (the Employee Plan) and the Digital Angel.net Inc. Nonemployee Director Stock Option Plan (the Director Plan).

         Under the Option Plan, options for ten million common shares were authorized for issuance to certain officers and employees of the Company at December 31, 2001, 2000, and 1999 respectively, of which 9.7


                                                                     Page F-28

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

         million have been issued through December 31, 2001. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.

         Under the Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (SARs) or Performance Shares may be granted to certain officers and employees of the Company is 28.4 million at December 31, 2001, of which 26.0 million options have been issued through December 31, 2001. Some of the options may not be exercised until one to three years after the options have been granted, and are exercisable over a period of five years.

         Under the Employee Plan, the Plan authorizes the grant of options to the employees to purchase 1.6 million shares of common stock at December 31, 2001, of which 1.6 million options have been issued through December 31, 2001. The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code, and nonincentive options. The Plan has been discontinued with respect to any future grant of options.

         Under the Director Plan, the Plan authorizes the grant of options to the nonemployee directors to purchase .5 million shares of common stock at December 31, 2001, of which .3 million options have been issued through December 31, 2001. The Plan has been discontinued with respect to any future grant of options.

         A summary of stock option activity for 2001, 2000 and 1999 is as follows:

                                                       2001                      2000                     1999
                                            --------------------------- ------------------------ ------------------------
                                                           WEIGHTED-                  WEIGHTED-               WEIGHTED-
                                                             AVERAGE                    AVERAGE                 AVERAGE
                                                            EXERCISE                   EXERCISE                EXERCISE
                                                SHARES         PRICE        SHARES        PRICE     SHARES        PRICE
                                            -----------------------------------------------------------------------------
         Outstanding on January 1               22,457       $ 2.87         12,172       $ 3.01      9,105       $ 3.55
         Granted                                12,287          .33         13,725         2.76      4,968         2.07
         Exercised                              (2,369)         .15         (3,257)        2.89     (1,000)        2.53
         Forfeited                              (2,145)         .88           (183)        3.28       (901)        3.26
         ----------------------------------------------------------------------------------------------------------------
         Outstanding on December 31             30,230          .76 (1)     22,457         2.87     12,172         3.01
         ----------------------------------------------------------------------------------------------------------------

         Exercisable on December 31             19,999          .99 (1)     11,821         2.87      6,663         3.56
         ----------------------------------------------------------------------------------------------------------------

         Shares available on December 31
            for options that may be granted      2,043                      12,878                   1,178
         ----------------------------------------------------------------------------------------------------------------

(1) Options to acquire 19.3 million shares of the Company's common stock were re-priced during 2001. See Note 15.

         The following table summarizes information about stock options at December 31, 2001:

                                           OUTSTANDING STOCK OPTIONS                  EXERCISABLE STOCK OPTIONS
                                ------------------------------------------------  --------------------------------
                                                     WEIGHTED-
                                                       AVERAGE       WEIGHTED-                         WEIGHTED-
                                                     REMAINING         AVERAGE                           AVERAGE
               RANGE OF                            CONTRACTUAL        EXERCISE                          EXERCISE
           EXERCISE PRICES            SHARES              LIFE           PRICE          SHARES             PRICE
         ---------------------------------------------------------------------------------------------------------
            $0.01 to $1.00            22,960              4.50         $   .20          13,381           $   .21
            $1.01 to $2.00             1,778              5.00            1.48           1,438              1.54
            $2.01 to $3.00             4,042              3.90            2.51           3,951              2.51
            $3.01 to $4.00               867              3.60            3.53             676              3.59
            $4.01 to $5.00               310              3.10            4.42             300              4.45
            $5.01 to $8.00               273              3.40            5.59             253              5.52
                                --------------                   ---------------  --------------------------------
            $0.01 to $8.00            30,230                           $   .76          19,999            $  .99
                                ==============                   ===============  ================================

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans, except as disclosed in Note
         15. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under FAS 123, Accounting for Stock-Based Compensation, the Company's net income applicable to common stockholders and earnings per

                                                                     Page F-29

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         common and common equivalent share would have been reduced. The pro forma amounts are indicated below:

                                                                     2001             2000            1999
                                                             --------------- ---------------- ---------------
    NET (LOSS) INCOME FROM CONTINUING OPERATIONS
       AVAILABLE TO COMMON STOCKHOLDERS
          As reported                                          $ (208,625)       $ (33,222)      $   2,580
          Pro forma                                            $ (211,333)       $ (35,901)      $    (314)

    EARNINGS PER COMMON SHARE - BASIC
          As reported                                          $    (1.23)       $    (.52)      $     .06
          Pro forma                                            $    (1.24)       $    (.56)      $    (.01)

    EARNINGS PER COMMON SHARE - DILUTED
          As reported                                          $    (1.23)       $    (.52)      $     .05
          Pro forma                                            $    (1.24)       $    (.56)      $    (.01)

         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999: dividend yield of 0% for the three years; expected volatility of 68.75%, 53.32%, and 43.41%; risk-free interest rate of 4.49%, 4.98% and 6.36%; and expected lives of five years for the three years ended. The weighted-average fair value of options granted was $0.36, $0.67, and $1.17 for the years ended December 31, 2001, 2000, and 1999, respectively. The number of options granted for the year ended December 31, 2000 includes 1,903 stock options acquired in conjunction with the Destron Fearing acquisition.

         QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

         During 1999, the Company adopted a non-compensatory, qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 3.0 million common shares were authorized for issuance to substantially all full-time employees of the Company, of which 1.0 million shares have been issued and exercised through December 31, 2001. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.

14.      ASSET IMPAIRMENT, RESTRUCTURING AND UNUSUAL CHARGES

         Asset impairment, restructuring and unusual charges during the years ended December 31, 2001, 2000 and 1999 were:

                                                                          2001             2000            1999
                                                                -------------------------------------------------
Goodwill impairment                                                   $ 63,606          $   818         $    --
Property and equipment impairment                                        2,372               --              --
Software, other and unusual charge                                       5,741               --             314
Investment in ATEC and Burling stock impairment                             --            5,565              --
Restructuring charge                                                        --               --           2,236
-----------------------------------------------------------------------------------------------------------------
                                                                      $ 71,719          $ 6,383         $ 2,550
=================================================================================================================


         ASSET IMPAIRMENT

         As a result of the current economic slowdown during 2001, the Company experienced deteriorating sales for certain of its businesses. In addition, management concluded that a full transition to an advanced technology development company required the sale or closure of all units that did not fit into its new business model or were not cash-flow positive. This resulted in the shut down of several of the Company's businesses during the third and fourth quarters of 2001. Also, letters of intent that the Company had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of its businesses indicated a decline in their fair values. The sales of these businesses do not comprise the sale of


                                                                     Page F-30

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         an entire business segment. Based upon these developments, the Company reassessed its future expected operating cash flows and business valuations. This reassessment resulted in goodwill and property and equipment impairments listed above during 2001.

         As a result of the restructuring and revision to our business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued, and accordingly, the cost of the software was expensed during 2001.

         In addition to the impairments above, during 2001, the Company has recorded $3.6 million in litigation reserves and has recorded inventory impairment reserves and bad debt reserves of $4.0 million and $25.7 million, respectively. The inventory impairment reserves are primarily the result of the Company being forced to liquidate certain businesses and their inventories at amounts below their carrying value. This was due to the Company's lack of liquidity. These charges are included in the financial statements in cost of products sold. The bad debt reserves are included in selling, general and administrative expense and are primarily due to the following:

         (a) A debtor declared bankruptcy, which resulted in as reserve of $2.5 million;

         (b) $6.2 million of a note receivable, plus accrued interest, associated with a business sold in December 2000 was deemed un-collectible as the debtor has experienced significant business interruptions to a business located in New York directly related to September 11, 2001;

         (c) Three debtors are delinquent under required payment obligations resulting in a reserve of $3.4 million; and

         (d) A $9.0 million note received for issuance of shares of the Company's common stock was deemed uncollectible based upon the financial condition of the debtor.


         During the fourth quarter of 2000, the Company reviewed its goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, the Company recorded a charge of $6.4 million for permanent impairment. The Company acquired a 16% interest in ATEC as of October 27, 2000. The Company issued 2,077,150 shares of its stock in exchange for its investment in ATEC. As of October 27, 2000 the Company's investment in ATEC was valued at $7.2 million. Due to a continued decline in the value of ATEC's common stock from October 27, 2000 to December 31, 2001, the Company determined its investment in ATEC had experienced a decline in value that was other than temporary. As such, the Company reduced the value of its investment in ATEC by $3.6 million. On March 1, 2001, the Company rescinded the stock purchase transaction in accordance with the rescission provision in the ATEC common stock purchase agreement in consideration of a $1.0 million termination fee which was payable through the issuance of the Company's common stock.

         RESTRUCTURING AND UNUSUAL CHARGE

         As part of the reorganization of the Company's core business in prior years, the Company implemented a restructuring plan in the first quarter of 1999. The restructuring plan included the exiting of selected lines of business within its Services and Applications segments, and the associated write-off of assets. In the first quarter of 1999, the Company incurred a restructuring charge of $2.2 million that included asset impairments, primarily software and other intangible assets, of $1.5 million, lease terminations of $0.5 million, and employee separations of $0.2 million. In addition, during the first quarter of 1999, as part of its core business reorganization, the Company realigned certain operations within its Services segment and recognized impairment charges and other related costs of $0.3 million.

                                                                     Page F-31

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

         The following table sets forth the rollforward of the liabilities for business restructuring from December 31, 1999 through December 31, 2000:

                                       BALANCE                                              BALANCE
                                  DECEMBER 31,                                         DECEMBER 31,
  TYPE OF COST                            1999       ADDITIONS        DEDUCTIONS               2000
  ---------------------------------------------------------------------------------------------------
  Asset impairment                       $  --             $--             $  --                $--
  Lease terminations                       199              --               199                $--
  Employee separations                      50              --                50                $--
  ---------------------------------------------------------------------------------------------------

  Total                                  $ 249             $--             $ 249                $--
  ====================================================================================================

         In the first quarter of 1999, a pre-tax charge of $2,550 was recorded to cover restructuring costs of $2,236 and unusual charges of $314.

         As of December 31, 2001, the net book value of goodwill was $90.8 million. Based upon the fair value of the Advanced Wireless segment at the date of merger, our current projections of future operating cash flows and the current estimated fair market values of businesses associated with the goodwill, we believe that this goodwill is not impaired.

         In addition, included in discontinued operations is an IntelleSale pre-tax charge of $17.0 million recorded in the second quarter of 2000. Included in this charge was an inventory reserve of $8.5 million for products IntelleSale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with IntelleSale's cancelled IPO and certain other intangible assets.


15.      NON-CASH COMPENSATION EXPENSE

         Non-cash compensation expense was $5.3 million for 2001. The expense resulted primarily from re-pricing 19.3 million stock options during 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in our common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire.

16.      LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESSES ASSETS

         The loss on the sales of subsidiaries and business assets reported in continuing operations of $6.1 million for 2001 was due to sales of the business assets of the Company's wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its 85% ownership interest in Atlantic Systems, Inc. (ASI). Proceeds from the sales were $3.5 million and were used primarily to repay debt.

         In November 1999, TigerTel received an all cash bid for all of its outstanding common shares from AT&T Canada, Inc. The Company entered into a lock-up agreement with AT&T to tender the approximately 65% of the outstanding shares it owned, tendered its shares and, on December 30, 1999, AT&T purchased all of the shares tendered. The Company recorded a pre-tax gain in the fourth quarter of 1999 of approximately $20.1 million and received gross proceeds of approximately $31.3 million in January 2000.

         See Note 18 for a discussion of dispositions related to Discontinued Operations companies.


                                                                     Page F-32

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


17.      INCOME TAXES

         The provision (benefit) for income taxes, excluding the $89 of tax benefit related to the extraordinary loss in 1999, consists of:

                                                                 2001             2000             1999
                                                     -----------------------------------------------------
Current:
    United States at statutory rates                         $     --         $ (1,675)         $ 2,832
    International                                                  --               --               16
    Current taxes covered by net operating loss                  (565)              --               --
----------------------------------------------------------------------------------------------------------
    Current income tax provision (credit)                        (565)          (1,675)           2,848
----------------------------------------------------------------------------------------------------------
Deferred:
    United States                                              21,484           (3,005)          (1,668)
    International                                                 (49)            (360)              --
----------------------------------------------------------------------------------------------------------
    Deferred income taxes provision (credit)                   21,435           (3,365)          (1,668)
----------------------------------------------------------------------------------------------------------

                                                             $ 20,870         $ (5,040)         $ 1,180
==========================================================================================================

         The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                            2001              2000
                                                               --------------------------------------
Deferred Tax Assets:
Liabilities and reserves                                               $   6,629         $   4,962
Net operating loss carryforwards                                          67,842            39,772
-----------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                 74,471            44,734
Valuation allowance                                                      (66,932)          (15,850)
-----------------------------------------------------------------------------------------------------
                                                                           7,539            28,884
-----------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
Accounts receivable                                                          359               599
Notes receivable                                                              --               370
Installment sales                                                          4,866             4,882
Property and equipment                                                       730               352
Intangible assets                                                            417               895
-----------------------------------------------------------------------------------------------------
                                                                           6,372             7,098
-----------------------------------------------------------------------------------------------------

Net Deferred Tax Asset                                                 $   1,167         $  21,786
=====================================================================================================

         The current and long-term components of the deferred tax asset are as follows:

                                                                             2001              2000
                                                               --------------------------------------
Current deferred tax asset                                                $   171          $ 10,001
Long-term deferred tax asset                                                  996            11,785
-----------------------------------------------------------------------------------------------------

                                                                          $ 1,167          $ 21,786
=====================================================================================================

         The valuation allowance for deferred tax asset increased by $51,082 and $15,850 in 2001 and 2000, respectively, due mainly to the generation of net operating losses. The valuation allowance was provided for net deferred tax assets that exceeded the Company's available carryback, the level of existing deferred tax liabilities and projected pre-tax income. The deferred tax asset of $1,167 at December 31, 2001 relates entirely to the Company's 53% interest in SysComm International Corporation subsidiary, which files a separate federal income tax return.


                                                                     Page F-33

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

         Approximate domestic and international (loss) income from continuing operations before provision for income taxes consists of:

                                                        2001                2000               1999
                                          ------------------------------------------------------------
Domestic                                          $ (168,017)          $ (32,661)           $ 4,065
International                                         (9,589)             (1,324)              (351)
------------------------------------------------------------------------------------------------------

                                                  $ (177,606)          $ (33,985)           $ 3,714
======================================================================================================

         At December 31, 2001, the Company had aggregate net operating loss carryforwards of approximately $173 million for income tax purposes that expire in various amounts through 2021. Approximately $9 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. As a result of the merger of Digital Angel and MAS on March 27, 2002 (see Notes 1, 2, 3 and 10), approximately five percent of the net operating loss carryforwards will be transferred to the merged entity, and will be unavailable to offset future taxable income of the Company.

         The reconciliation of the effective tax rate with the statutory federal income tax benefit rate is as follows:

                                                                   2001           2000           1999
                                                         -----------------------------------------------
                                                                      %              %              %
                                                         -----------------------------------------------
Statutory benefit rate                                               34             34             34
Nondeductible goodwill amortization                                 (17)            (8)            28
State income taxes, net of federal benefits                          --              7             13
International tax rates different from
   the statutory US federal rate                                     (2)            --             --
Change in deferred tax asset valuation
   Allowance                                                        (30)           (16)           (43)
Other                                                                 3             (2)            --
-------------------------------------------------------------------------------------------------------

                                                                    (12)            15             32
=======================================================================================================

18.      DISCONTINUED OPERATIONS

         On March 1, 2001, the Company's board of directors approved a plan to offer for sale its IntelleSale business segment and several other noncore businesses. Accordingly, these operating results have been reclassified and reported as discontinued operations for all periods presented. The plan of disposal anticipated that these entities would be sold or closed within 12 months from March 1, 2001, the defined "measurement date".

         Effective May 10, 2001, the Company sold its 80% ownership interest in Innovative Vacuum Solutions, Inc. (IVS) for $1.4 million, or $0.2 million less than the estimated proceeds at December 31, 2000. On October 1, 2001, the Company sold 100% of the stock of its wholly-owned subsidiary, Hopper Manufacturing Co., Inc. (Hopper) and on November 29, 2001, the Company sold substantially all of the business assets of GDB Software Services, Inc. (GDB). The sales proceeds for Hopper and GDB approximated the estimated proceeds of $0.6 million. In addition, in November 2001, the Company ceased operations for all of its Intellesale companies. On January 31, 2002, the Company sold its 85% ownership interest in its Canadian subsidiary, Ground Effects, Ltd. The sales proceeds were $1.6 million plus the assumption of the Canadian portion of the IBM debt, which resulted in an additional loss above the estimated loss on the measurement date of $1.2 million.

         As of March 1, 2002, the Company had sold or closed substantially all of the businesses comprising Discontinued Operations. There are two insignificant companies remaining, which had combined revenues and net losses for the year ended December 31, 2001 of $3.1 million and $0.1 million, respectively. The Company anticipates selling these two remaining companies within the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under the IBM

                                                                     Page F-34

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


         Agreement. Any additional proceeds on the sales of the remaining two businesses will also be used to repay the IBM debt.

         The following discloses the results of the discontinued operations for the period January 1, 2001 to March 1, 2001 and the years ended December 31, 2000 and 1999:

                                                              JANUARY 1, 2001       YEAR ENDED DECEMBER 31,
                                                                    TO         ---------------------------------
                                                               MARCH 1, 2001              2000            1999
                                                             ---------------------------------------------------
Product revenue                                                      $ 13,039        $ 137,901       $ 201,588
Service revenue                                                           846            6,826           6,089
----------------------------------------------------------------------------------------------------------------
Total revenue                                                          13,885          144,727         207,677
----------------------------------------------------------------------------------------------------------------
Cost of products sold                                                  10,499          137,824         163,453
Cost of services sold                                                     259            5,315           4,038
----------------------------------------------------------------------------------------------------------------
  Total cost of products and services sold                             10,758          143,139         167,491
Gross profit                                                            3,127            1,588          40,186
Selling, general and administrative expenses                            2,534           40,697          31,456
Gain on sale of subsidiaries                                               --           (4,617)             --
Depreciation and amortization                                             264            4,217           3,127
Interest, net                                                              29              187             170
Impairment of assets                                                       --           50,219              --
(Benefit) provision for income taxes                                       34          (13,614)          1,980
Minority interest                                                          53              201             441
----------------------------------------------------------------------------------------------------------------
  Income (loss) income from discontinued operations                  $    213        $ (75,702)      $   3,012
================================================================================================================

         The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses. A purchaser assumed this debt when the business was sold on January 31, 2002.

         Assets and liabilities of discontinued operations are as follows at December 31:

                                                                                    2001             2000
         Current Assets
            Cash and cash equivalents                                           $     --         $     --
            Accounts receivable and unbilled receivables                           5,745           10,290
            Inventories                                                            4,430           17,950
            Notes receivable                                                          --               --
            Prepaid expenses and other current assets                                291              336
         --------------------------------------------------------------------------------------------------
         Total Current Assets                                                     10,466           28,576

         Property and equipment, net                                               3,553            6,536
         Notes receivable                                                            242               --
         Goodwill                                                                     --               --
         Other assets                                                                 --            1,212
         --------------------------------------------------------------------------------------------------
                                                                                $ 14,261         $ 36,324
         ==================================================================================================

         Current Liabilities
            Notes payable and current maturities of long-term debt              $  5,040         $  4,110
            Accounts payable                                                       8,670           10,691
            Accrued expenses                                                       9,610           10,908
         --------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                23,320           25,709

         Long-term debt                                                               --            1,637
         Minority interest                                                           401              902
         --------------------------------------------------------------------------------------------------
                                                                                  23,721           28,248
         ==================================================================================================

         Net (Liabilities) Assets Of Discontinued Operations                    $ (9,460)        $  8,076
         ==================================================================================================


                                                                     Page F-35

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

         At December 31, 2000, the Company recorded a provision for operating losses and carrying costs during the phase-out period including operating and other disposal costs to be incurred in selling the businesses.

         The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000 through December 31, 2001. The additions represent changes in the estimated loss on sale or closure and actual losses in excess of estimated operating losses during the phase out period. During the period March 1, 2001, the measurement date to December 31, 2001, the Company incurred actual losses and disposal costs in excess of estimated operating losses and disposal costs accrued on the measurement date of $13.0 million. The primary reason for the excess losses were due to inventory write-downs of $4.5 million in 2001, and a decrease in estimated sales proceeds as certain of the businesses were closed during 2001. The closures were the result of a combination of the deteriorating market conditions for the technology sector as well as the Company's strategic decision to reallocate funding to its remaining core businesses.

         The Company also increased its estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001 by $0.2 million and its estimated loss of the sale of Ground Effect, Ltd., which was sold in January 2002 by $1.2 million.

         The deductions represent activity from December 31, 2000 to December 31, 2001:

                                              BALANCE                                                        BALANCE
     TYPE OF COST                           DECEMBER 31,            ADDITIONS          DEDUCTIONS          DECEMBER 31,
                                                2000                                                           2001
------------------------------------------------------------------------------------------------------------------------
Operating losses and
 estimated loss on sale                       $ 1,619                 $13,010             $13,456            $ 1,173
Carrying costs (1)                              6,954                   3,685               3,421              7,218
                               -----------------------------------------------------------------------------------------
Total                                         $ 8,573                 $16,695             $16,877            $ 8,391
                               =========================================================================================

(1) Carrying costs include all actual and estimated costs to dispose of the discontinued businesses including $3.6 million for future lease commitments, $2.7 million for severance and employment contract settlements, $2.4 for legal expenses, $1.0 for sales tax liabilities and $0.9 million for selling costs, including professional fees and commissions.

         The Company does not anticipate a further loss on sale of the two remaining businesses comprising Discontinued Operations. Estimated expenses of sales of the businesses and anticipated operating losses included above represent our best estimate of these items.

         Effective December 29, 2000, the Company entered into an Agreement For Sale of Stock for the sale of all outstanding shares of common stock of its wholly-owned subsidiary, Port Parties, Ltd. In consideration, the Company received $0.4 million in cash, paid in January, 2001, and a note for $9.3 million. The total proceeds were $9.7 million, resulting in a pre-tax gain of $5.1 million, which is included in the loss from Discontinued Operations for the year ended December 31, 2000. The operating results of Port Parties, Ltd. are included in the Company's financial statements through the date of disposition.

19.      EXTRAORDINARY GAIN (LOSS)

         The Company recorded an extraordinary gain as a result of settling certain disputes between the Company and the former owners of Bostek, Inc. and an affiliate (Bostek). As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed invest up to $6 million in shares of our common stock provided the Company registered approximately 3.0 million common shares of the Company's common stock by June 15, 2001. The Company was successful in meeting the June 15, 2001 registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain.

         In connection with the early retirement of the Company's line of credit with State Street Bank and Trust Company and its simultaneous refinancing with IBM Credit, deferred financing fees associated with the State Street Bank and Trust agreement were written off during the second quarter of 2000. The total amount of the write-off recorded as an extraordinary loss was $160, net of income taxes of $89.

                                                                     Page F-36

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


20.      EARNINGS PER SHARE

         A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                              2001          2000          1999
                                                                     ---------------------------------------------
NUMERATOR:
   Income (loss) from continuing operations                             $ (198,086)   $  (29,174)      $  2,580
   Preferred stock dividends                                                (1,147)         (191)            --
   Accretion of beneficial conversion feature
      of redeemable preferred stock                                         (9,392)       (3,857)            --
------------------------------------------------------------------------------------------------------------------

Numerator for basic earnings per share -
   Net income (loss) from continuing operations available to common
      stockholders                                                        (208,625)      (33,222)         2,580
   Net income (loss) from discontinued operations available to
      common stockholders                                                  (16,482)      (82,968)         3,012
   Extraordinary gain (loss)                                                 9,465            --           (160)
------------------------------------------------------------------------------------------------------------------

   Net income (loss) available to common stockholders                     (215,642)     (116,190)         5,432

Effect of dilutive securities:
   Preferred stock dividends                                                    --            --             --
   Accretion of beneficial conversion feature of redeemable
      preferred stock                                                           --            --             --
------------------------------------------------------------------------------------------------------------------

Numerator for diluted earnings per share -
   Net income (loss) available to common stockholders                   $ (215,642)   $ (116,190)      $  5,432
==================================================================================================================

DENOMINATOR:
   Denominator for basic earnings per
      share - weighted-average shares outstanding                          170,009        63,825         46,814
------------------------------------------------------------------------------------------------------------------

   Effect of dilutive securities: (1)
      Redeemable preferred stock                                                --            --             --
      Warrants                                                                  --            --            280
      Employee stock options                                                    --            --          2,992
      Contingent stock - acquisitions                                           --            --             --
------------------------------------------------------------------------------------------------------------------
   Dilutive potential common shares                                             --            --          3,272
------------------------------------------------------------------------------------------------------------------

Denominator for diluted earnings per share -
   adjusted weighted-average shares and assumed conversions                170,009        63,825         50,086
==================================================================================================================

BASIC EARNINGS PER SHARE
   Continuing operations                                                $    (1.23)   $     (.52)      $    .06
   Discontinued operations                                                    (.10)        (1.30)           .06
   Extraordinary gain (loss)                                                   0.6            --             --
==================================================================================================================
TOTAL - BASIC                                                           $    (1.27)   $    (1.82)      $    .12
==================================================================================================================

DILUTED EARNINGS PER SHARE
   Continuing operations                                                $    (1.23)   $     (.52)      $    .05
   Discontinued operations                                                    (.10)        (1.30)           .06
   Extraordinary gain (loss)                                                   0.6            --             --
==================================================================================================================
TOTAL - DILUTED                                                         $    (1.27)   $    (1.82)      $    .11
==================================================================================================================

(1) The weighted average shares listed below were not included in the computation of diluted loss per share for the year ended December 31, 2001 and 2000 because to do so would have been anti-dilutive.

                                                                     Page F-37

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

                                                                2001                2000
                                                    --------------------------------------
 Redeemable preferred stock                                  140,768                 617
 Warrants                                                         --                 301
 Employee stock options                                        4,173               2,741
 -----------------------------------------------------------------------------------------

                                                             144,941               3,659
==========================================================================================

21.      COMMITMENTS AND CONTINGENCIES

         Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $3.5 million, $2.9 million and $3.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2001 are:

                                             MINIMUM               EMPLOYMENT
YEAR                                 RENTAL PAYMENTS                CONTRACTS
--------------------------------------------------------------------------------
2002                                        $  2,948                  $ 5,000
2003                                           2,397                    2,500
2004                                           2,290                    1,300
2005                                           1,262                      800
2006                                             933                      100
Thereafter                                       422                       --
--------------------------------------------------------------------------------

                                            $ 10,252                  $ 9,700
================================================================================

         The Company has entered into employment contracts with key officers and employees of the Company. The agreements are for periods of one to five years through February 2006. Some of the employment contracts also call for bonus arrangements based on earnings of a particular subsidiary.

         The employment agreements with two of the executive officers include "change of control" provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for sixty months for one executive officer and for thirty-six months for the second officer. The employment agreements also provide that these executive officers are entitled to supplemental compensation payments for sixty months upon termination of employment for one executive officer and for thirty six months upon termination for the second executive officer, even if there is no change in control, unless their employment is terminated due to a material breach of the terms of the employment agreement. Also, the agreement for one executive officer provides for certain "triggering events" which include a change in control. Upon the occurrence of a triggering event, the Company will pay, in cash and/or in stock, $12.1 million to this officer, in addition to certain other compensation. Finally, the employment agreements provide for a gross up for excise taxes which are payable by these executive officers if any payments upon a change of control are subject to such taxes as excess parachute payments.

         Effective December 31, 2001, one of the Company's directors, who had previously been an executive officer of the Company, retired and resigned from the Board of Directors. As part his termination agreement, the Company agreed to grant him 2.5 million shares of the Company's common stock which was recorded as compensation expense in the year ended December 31, 2001. Also, in accordance with the terms in his previous employment agreement, the Company agreed to pay to him $3.5 million, upon the occurrence of certain "triggering events," including a change in control.

         The terms of the Company's new credit agreement with IBM Credit limit the amount of salary the Company may pay certain executive officers in cash and prevent the Company from making certain cash incentive and perquisite payments to various executive officers, including payments in cash of the amounts described above which may arise upon a change in control.


                                                                     Page F-38

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


22.      PROFIT SHARING PLAN

         The Company has a 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the 401(k) Plan.

         The Company's International subsidiaries operate certain defined contribution pension plans. The Company's expense relating to the plans approximated $175 and $215 for the years ended December 31, 2001 and 2000.

23.      LEGAL PROCEEDINGS

         The Company is party to various legal proceedings, and accordingly, has recorded certain reserves in its financial statements at December 31, 2001. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

24.      SUPPLEMENTAL CASH FLOW INFORMATION

         The changes in operating assets and liabilities are as follows:

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                                2001           2000            1999
                                                       -----------------------------------------------
(Increase) decrease in accounts receivable
   and unbilled receivables                                 $ 16,020       $ (6,359)       $ (1,298)
Decrease in inventories                                        4,090            607           1,805
(Increase) decrease in prepaid expenses                        2,969            843          (1,707)
Increase in other assets                                       1,626             --              --
Increase (decrease) in accounts payable
   and accrued expenses                                        3,660           (668)         (1,846)
------------------------------------------------------------------------------------------------------

                                                            $ 28,365       $ (5,577)       $ (3,046)
======================================================================================================

         In the years ended December 31, 2001, 2000, and 1999, the Company had the following noncash investing and financing activities:

                                                                2001           2000            1999
                                                       -----------------------------------------------
Assets acquired for common stock                            $ 10,201      $ 168,319        $ 19,027
Due from buyer of divested subsidiary                          2,625             --          31,302
Due to shareholders of acquired subsidiary                        --             --          15,000
Common stock issued for services                                 207            125              --
Assets acquired for long-term debt and capital leases             --          2,201             100
Common stock issued upon conversion of preferred stock        14,550             --              --

25.      SEGMENT INFORMATION

As a result of the merger of pre-merger Digital Angel and MAS, the significant restructuring of the Company's business during the first quarter of 2002 and the Company's emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. On January 1, 2002, the Company began operating in three business segments - Advanced Technology, Digital Angel Corporation and SysComm International.

The business units comprising the Advanced Technology segment represent those businesses that management believes will provide the necessary synergies, support and infrastructure to allow the Company to develop, promote and fully-integrate its life-enhancing technology products and services.

The Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, the Company's 74.25% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Digital Angel Systems, GPS and Radio

                                                                     Page F-39

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


Communications, and Physician Call Center and Other. Physician Call Center and Other reflect the newly acquired MAS business.

The SysComm International segment consists of the business operations of SysComm International Corporation (OTC:SYCM), the Company's 52.5% owned subsidiary. This segment provides professional services in the areas of systems integration, information technology (IT) procurement and logistics, and technology strategy. Doing business as "InfoTech," this segment provides integrated eBusiness strategy and technology implementation services on a regional basis to enterprise and small to medium businesses who want to fully leverage eBusiness technologies as part of their overall business strategy. Its service offerings includes technology strategy and due diligence consulting, systems architecture and design, application and technology infrastructure deployment, enterprise security, IT product procurement and logistics, and provisioning.

The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities.
"Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions.

Business units that were closed or sold during the 2001 and 2002 are reported as "All Other."

Prior to January 1, 2002, the Company's business units were organized into three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

Advanced Technology, Digital Angel Corporation and SysComm International's product and services are as follows:


         ========================================================================================================

                    OPERATING SEGMENT                   PRINCIPAL PRODUCTS AND SERVICES

         --------------------------------------------------------------------------------------------------------
         Advanced Technology
                                                        o  Call center solutions
                                                        o  Customer relationship management
                                                        o  Website design
                                                        o  Internet access
                                                        o  Software development
                                                        o  Cable/fiber infrastructure
                                                        o  Miniaturized implantable verification chip
                                                        o  Miniaturized power generator

         --------------------------------------------------------------------------------------------------------
         Digital Angel Corporation
                                                        o  Animal Applications
                                                        o  Digital Angel Systems
                                                        o  Radio Communications and Other
                                                        o  Physicians Call Center

         --------------------------------------------------------------------------------------------------------
         SysComm International
                                                        o  Systems integration
                                                        o  Information technology, procurement, and logistics
                                                        o  Technology strategy
         ========================================================================================================

The "Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand alone segment operating income.


                                                                     Page F-40

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


                                                                                    2001 (IN THOUSANDS)
                                                 ---------------------------------------------------------------------------------
                                                  ADVANCED   DIGITAL ANGEL    SYSCOMM                 CORPORATE AND
                                                 TECHNOLOGY   CORPORATION  INTERNATIONAL   ALL OTHER   ELIMINATIONS  CONSOLIDATED
                                                 ---------------------------------------------------------------------------------
Net revenue from external customers                $44,570    $  35,738       $34,175      $ 41,292      $    539     $ 156,314
Intersegment net revenue                               232          964            --           870        (2,066)           --
----------------------------------------------------------------------------------------------------------------------------------
Total revenue                                      $44,802    $  36,702       $34,175      $ 42,162      $ (1,527)    $ 156,314
==================================================================================================================================
Depreciation and amortization                      $ 9,088    $  12,298       $   503      $  4,768      $  2,242     $  28,899
Restructuring and unusual costs                     30,453          726            --        32,427         8,113        71,719
Interest income                                         20           17            68            34         1,937         2,076
Interest expense                                       216          529           325         1,465         6,020         8,555
Income (loss) from continuing operations
  before provision for income taxes,
  minority interest, equity in loss of
  affiliate and extraordinary loss                 (41,493)     (16,262)       (1,322)      (71,636)      (46,893)     (177,606)
Segment assets                                      38,247      105,042        15,004         4,968         4,228       167,489
Expenditures for property and equipment                151        1,591           490         1,703        10,226        14,161

                                                                                    2000 (IN THOUSANDS)
                                                 ---------------------------------------------------------------------------------
                                                  ADVANCED   DIGITAL ANGEL    SYSCOMM                 CORPORATE AND
                                                 TECHNOLOGY   CORPORATION  INTERNATIONAL   ALL OTHER   ELIMINATIONS  CONSOLIDATED
                                                 ---------------------------------------------------------------------------------
Net revenue from external customers                $32,354       $22,252       $27,288       $52,681     $    191      $134,766
Intersegment net revenue                                --            --            --         5,142       (5,142)           --
----------------------------------------------------------------------------------------------------------------------------------
Total revenue                                      $32,354       $22,252       $27,288       $57,823     $ (4,951)     $134,766
==================================================================================================================================
Depreciation and amortization                      $ 2,990       $ 2,962       $   176       $ 3,366     $  1,579      $ 11,073
Restructuring and unusual costs                         --            --            --           818        5,565         6,383
Interest income                                       (431)            9            17            17        1,483         1,095
Interest expense                                       117            98           112         1,213        4,361         5,901
Income (loss) from continuing operations
  before provision for income taxes, minority
  interest and extraordinary loss                   (1,544)       (3,816)          923        (5,714)     (23,834)      (33,985)
Segment assets                                      77,463        95,582        16,434        68,741       53,155       311,375
Expenditures for property and equipment                155           758             7         1,183        6,288         8,391


                                                                                    1999 (IN THOUSANDS)
                                                 ---------------------------------------------------------------------------------
                                                 ADVANCED    DIGITAL ANGEL    SYSCOMM                 CORPORATE AND
                                                 TECHNOLOGY   CORPORATION  INTERNATIONAL   ALL OTHER   ELIMINATIONS  CONSOLIDATED
                                                 ---------------------------------------------------------------------------------
Net revenue from external customers                $9,280       $14,380       $17,909       $87,232        $   263      $129,064
Intersegment net revenue                               --            --            --            --             --            --
----------------------------------------------------------------------------------------------------------------------------------
Total revenue                                      $9,280       $14,380       $17,909       $87,232        $   263      $129,064
==================================================================================================================================
Depreciation and amortization                      $  282       $   555       $   132       $ 4,438        $ 1,153      $  6,560
Restructuring and unusual costs                        --            --            --         1,201          1,349         2,550
Interest income                                        21            --            10           155            236           422
Interest expense                                       40            41            86         1,085          2,226         3,478
Income (loss) from continuing operations
  before provision for income taxes, minority
  interest and extraordinary loss                     744        (1,039)          302          (220)         3,927         3,714
Segment assets                                      7,712         8,491         5,509        45,873         43,736       111,321
Expenditures for property and equipment               132           231            47         2,850            516         3,776


                                                                     Page F-41

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


Segment assets do not include net assets of discontinued operations of $0, $8,076, and $75,284, in 2001, 2000, and 1999, respectively.

Sales to the United States Government were $21.3 million, or 47.5%, of the Advanced Technology segment's revenues during 2001. Sales to an individual customer did not exceed 10% of segment revenues during 2000 or 1999.

26.      NASDAQ LISTING REQUIREMENTS

         The Company recently received a letter from Nasdaq containing a staff determination that we had failed to comply with Nasdaq's minimum bid price requirement of $1.00 per share. The letter provides us until May 15, 2002 to regain compliance at which time the Nasdaq may begin procedures to remove the Company's common stock from the Nasdaq National Market. Should the Company receive notification from the staff of Nasdaq that its shares of common stock will be delisted, the Company has the right to appeal the staff's decision.


27.      SUBSEQUENT EVENTS

         On January 31, 2002 and again on February 27, 2002 the Company entered into amendments to its Second Amended and Restated Credit Agreement with IBM Credit Corporation as more fully discussed in
         Note 2. These amendments extend principal and interest payments to April 2, 2002, including principal payments that were initially due on July 1, 2001.

         On November 1, 2001, the Company announced that its Board of Directors approved the merger of Digital Angel with MAS. The merger became effective on March 27, 2002. In satisfaction of a condition to the consent of the merger by IBM Credit, the Company transferred to a Delaware business trust controlled by an advisory board all of the shares of MAS common stock owned by it and, as a result, the trust has legal title to approximately 82.1% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until the Company's obligations to IBM Credit are repaid in full. The Company has retained beneficial ownership of the shares. The trust may be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit in the event the Company fails to make payments, or otherwise defaults, under the new credit agreement with IBM Credit which became effective on the date of the merger. See Note 2 for a further discussion of the new credit agreement.

         On January 1, 2002, the Company sold substantially all of the business assets of its wholly-owned subsidiary Applied Digital Oracle Practice, Inc. (ADOP) The proceeds were $0.2 million plus the assumption of certain liabilities of ADOP. The loss on sale was not material.

         On January 31, 2002, the Company sold its 85% ownership interest in its Canadian subsidiary, Ground Effects, Ltd. Ground Effects, Ltd. is operations are included in Discontinued Operations and the sale was part of the Company's plan of disposal. The sales proceeds of $1.6 million plus the assumption of the Canadian portion of the IBM debt resulted in an additional loss above the estimated loss on the measurement date of $1.2 million. This loss is reflected in estimated loss on sale of Discontinued Operations at December 31, 2001.


28.      PRO FORMA INFORMATION

         The following pro forma consolidated information of the Company for the year ended December 31, 2000 gives effect to the acquisitions, disclosed in Note 3, as if they were effective at January 1, 2000. The Company did not acquire any businesses during 2001. The statement gives effect to the acquisitions under the purchase method of accounting.

         The pro forma information may not be indicative of the results that would have actually occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Company.


                                                                     Page F-42

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)


                                                                                  PRO FORMA
                                                                                (IN THOUSANDS)
                                                                                 DECEMBER 31,
                                                                                     2000
                                                                              -----------------
                                                                                 (Unaudited)

Net operating revenue from continuing operations                                  $ 206,532

Net income (loss) from continuing operations                                        (33,457)

Net income (loss) available to common stockholders from continuing operations       (37,504)

Earnings (loss) per common share from continuing operations - basic                    (.40)

Earnings (loss) per common share from continuing operations - diluted                  (.40)


29.      SUMMARIZED QUARTERLY DATA (UNAUDITED)

                                                                     FIRST      SECOND        THIRD      FOURTH         FULL
                                                                   QUARTER     QUARTER      QUARTER     QUARTER         YEAR
                                                                  -----------------------------------------------------------

2001 - AS REPORTED
Net operating revenue                                             $ 47,409    $ 39,871    $  41,366    $ 27,668    $ 156,314
Gross profit                                                        17,348      14,311        6,522       8,294       46,475
Loss from Continuing Operations(1)                                 (11,393)    (29,346)    (109,349)    (47,998)    (198,086)
(Loss) income from Discontinued Operations(2)                          213     (21,789)        (748)      5,842      (16,482)
Loss before extraordinary gain                                     (11,180)    (51,135)    (110,097)    (42,156)    (214,568)
Basic loss per share from
   Continuing Operations(6)                                          (0.13)      (0.22)       (0.56)      (0.18)       (1.23)
Diluted loss per share from
   Continuing Operations(6)                                          (0.13)      (0.22)       (0.56)      (0.18)       (1.23)
Basic loss per share from
   Discontinued Operations(6)                                           --       (0.16)          --        0.02        (0.10)
Diluted loss per share from
   Discontinued Operations(6)                                           --       (0.16)          --        0.02        (0.10)
Basic income per share from
   extraordinary gain(3) (6)                                            --        0.07           --          --         0.06
Diluted income per share from
   extraordinary gain(3) (6)                                            --        0.07           --          --         0.06
-----------------------------------------------------------------------------------------------------------------------------
2001 - ADJUSTED FOR CHANGE IN METHOD OF ACCOUNTING FOR
    GOODWILL(A)
Net operating revenue                                             $ 47,409    $ 39,871    $  41,366    $ 27,668    $ 156,314
Gross profit                                                        17,348      14,311        6,522       8,294       46,475
Loss from Continuing Operations(1)                                  (5,865)    (23,221)    (103,036)    (43,491)    (175,613)
(Loss) income from Discontinued Operations(2)                          213     (21,789)        (748)      5,842      (16,482)
Loss before extraordinary gain                                      (5,652)    (45,010)    (103,784)    (37,649)    (192,095)
Basic loss per share from
   Continuing Operations(6)                                          (0.06)      (0.17)       (0.52)      (0.18)       (1.03)
Diluted loss per share from
   Continuing Operations(6)                                          (0.06)      (0.17)       (0.52)      (0.18)       (1.03)
Basic loss per share from
   Discontinued Operations(6)                                           --       (0.16)          --        0.02        (0.10)
Diluted loss per share from
   Discontinued Operations(6)                                           --       (0.16)          --        0.02        (0.10)
Basic income per share from
   extraordinary gain(3) (6)                                            --        0.07           --          --         0.06
Diluted income per share from
   extraordinary gain(3) (6)                                            --        0.07           --          --         0.06
-----------------------------------------------------------------------------------------------------------------------------


                                                                     Page F-43



APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------
Notes To Consolidated Financial Statements (Continued)

-----------------------------------------------------------------------------------------------------------------------------
2000 - AS REPORTED
Net operating revenue                                             $ 22,801    $ 33,770    $  40,972    $ 37,223   $ 134,766
Gross profit                                                        10,062      13,958       15,757      12,514      52,291
Net income (loss) from Continuing Operations(4)                     (3,180)     (3,053)      (2,388)    (20,553)    (29,174)
Net income (loss) from Discontinued Operations(5)                    2,008     (14,675)         648     (70,949)    (82,968)
Basic net income (loss) per share from
   Continuing Operations(6)                                          (0.06)      (0.06)       (0.04)      (0.27)      (0.52)
Diluted net income (loss) per share from
   Continuing Operations(6)                                          (0.06)      (0.06)       (0.04)      (0.27)      (0.52)
Basic net income (loss) per share from
   Discontinued Operations(6)                                         0.04       (0.29)        0.01       (0.78)      (1.30)
Diluted net income (loss) per share from
   Discontinued Operations(6)                                         0.04       (0.29)        0.01       (0.78)      (1.30)

2000 - ADJUSTED FOR CHANGE IN ACCOUNTING METHOD FOR GOODWILL(A)
Net operating revenue                                             $ 22,801    $ 33,770    $  40,972    $ 37,223   $ 134,766
Gross profit                                                        10,062      13,958       15,757      12,514      52,291
Net income (loss) from Continuing Operations(4)                     (2,773)     (2,330)      (1,253)    (15,293)    (21,649)
Net income (loss) from Discontinued Operations(5)                    2,404     (14,222)       1,142     (70,402)    (81,078)
Basic net income (loss) per share from
   Continuing Operations(6)                                          (0.06)      (0.05)       (0.02)      (0.17)      (0.34)
Diluted net income (loss) per share from
   Continuing Operations(6)                                          (0.06)      (0.05)       (0.02)      (0.17)      (0.34)
Basic net income (loss) per share from
   Discontinued Operations(6)                                         0.05       (0.28)        0.02       (0.77)      (1.27)
Diluted net income (loss) per share from
   Discontinued Operations(6)                                         0.05       (0.28)        0.02       (0.77)      (1.27)

A.  CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

    Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. However, there can be no assurance that future goodwill impairment tests will not result in impairment charges.
(1) Fourth quarter of 2001 loss from Continuing Operations includes asset impairment charges of $2,955, loss on disposition of assets of $2,091 and non-cash compensation expense of $4,042, and bad debt reserves of $12,758. Third quarter of 2001 loss from Continuing Operations includes asset impairment charges of $68,764, inventory reserves of $4,261, loss on disposition of assets of $3,967 and non-cash compensation expense of $1,231.
(2) Third quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $748. Second quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $21,789.
(3) Second quarter extraordinary gain results from the forgiveness of debt associated with the Bostek acquisition. See Note 19.
(4) Fourth quarter 2000 loss from continuing operations includes permanent asset impairment of $6,383.
(5) Second quarter 2000 loss from discontinued operations includes a $17,000 unusual charge.
(6) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

                                                                     Page F-44

                                        APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------------------------

                                                VALUATION AND QUALIFYING ACCOUNTS
                                                         (IN THOUSANDS)

                                                                               ADDITIONS
                                                                   ----------------------------------
     DESCRIPTION                                    BALANCE AT     CHARGED TO                                          BALANCE AT
                                                    BEGINNING OF   COST AND        VALUATION ACCOUNTS                  END OF
                                                    PERIOD         EXPENSES        ACQUIRED               DEDUCTIONS   PERIOD
----------------------------------------------------------------------------------------------------------------------------------
     Valuation reserve deducted in the balance
     sheet from the asset to which it applies:


     ACCOUNTS RECEIVABLE:

     2001 Allowance for doubtful accounts             $ 1,681       $ 1,914             $  --               $1,014       $ 2,581

     2000 Allowance for doubtful accounts               1,047           823               766                  955         1,681

     1999 Allowance for doubtful accounts                 574           448               239                  214         1,047


     INVENTORY:

     2001 Allowance for excess and obsolescence         1,500           570                --                  368         1,702

     2000 Allowance for excess and obsolescence           916           345               460                  221         1,500

     1999 Allowance for excess and obsolescence         1,374           139                --                  597           916


     NOTES RECEIVABLE:

     2001 Allowance for doubtful accounts                  --        12,671                --                   --        12,671

     2000 Allowance for doubtful accounts                  --            --                --                   --            --

     1999 Allowance for doubtful accounts                  --            --                --                   --            --


     DEFERRED TAXES:

     2001 Valuation reserve                            15,850        51,082                --                   --        66,932

     2000 Valuation reserve                                --        15,850                --                   --        15,850

     1999 Valuation reserve                             2,994            --                --                2,994            --

                                                                   Page F-45


                                      APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------------
                                           CONDENSED CONSOLIDATED BALANCE SHEETS
                                              (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                                           SEPTEMBER 30,       DECEMBER 31,
                                                                                               2002                2001
                                                                                               ----                ----
                                         ASSETS                                             (UNAUDITED)
 CURRENT ASSETS
     Cash and cash equivalents                                                               $   7,164          $   3,696
     Due from buyers of divested subsidiaries                                                       --              2,625
     Accounts receivable and unbilled receivables (net of allowance
       for doubtful accounts of $1,768 in 2002 and $2,581 in 2001)                              18,379             21,871
     Inventories                                                                                 6,920              6,174
     Notes receivable                                                                            2,985              2,256
     Other current assets                                                                        3,389              4,786
                                                                                             ---------          ---------
 TOTAL CURRENT ASSETS                                                                           38,837             41,408
 PROPERTY AND EQUIPMENT, NET                                                                    16,925             20,185
 NOTES RECEIVABLE, NET                                                                           3,011              4,004
 GOODWILL, NET                                                                                 130,641             90,831
 INVESTMENT IN AFFILIATE                                                                            --              6,779
 OTHER ASSETS, NET                                                                               5,598              4,282
                                                                                             ---------          ---------

                                                                                             $ 195,012          $ 167,489
                                                                                             =========          =========
                          LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
     Notes payable and current maturities of long-term debt                                  $  81,562          $  83,995
     Accounts payable                                                                           12,960             15,282
     Accrued expenses                                                                           23,473             18,207
     Earnout and put accruals                                                                      200                200
     Net liabilities of Discontinued Operations                                                 10,696              9,460
                                                                                             ---------          ---------
 TOTAL CURRENT LIABILITIES                                                                     128,891            127,144
 LONG-TERM DEBT AND NOTES PAYABLE AND OTHER LIABILITIES                                          3,919              2,586
                                                                                             ---------          ---------
 TOTAL LIABILITIES                                                                             132,810            129,730
                                                                                             ---------          ---------
 COMMITMENTS AND CONTINGENCIES                                                                      --                 --
                                                                                             ---------          ---------
 MINORITY INTEREST                                                                              35,938              4,460
                                                                                             ---------          ---------
 REDEEMABLE PREFERRED STOCK OPTIONS - SERIES C                                                      --              5,180
                                                                                             ---------          ---------
 PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
     Preferred shares: Authorized 5,000 shares in 2002 and 2001 of $10 par value; special voting, no shares issued or outstanding in 2002 and
       2001, Class B voting,
       no shares issued or outstanding in 2002 and 2001                                             --                 --
     Common shares: Authorized 345,000 shares in 2002 and 2001 of $.001 par value;
       284,826 shares issued and 283,891 shares outstanding in 2002 and 252,449 shares
       issued and 251,514 shares outstanding in 2001                                               285                252
     Common and preferred additional paid-in capital                                           377,330            342,189
     Accumulated deficit                                                                      (354,392)          (304,581)
     Common stock warrants                                                                       5,651              3,293
     Treasury stock (carried at cost, 935 shares in 2002 and 2001)                              (1,777)            (1,777)
     Accumulated other comprehensive income (loss)                                                 (37)              (747)
     Notes received from shares issued                                                            (796)           (10,510)
                                                                                             ---------          ---------
 TOTAL PREFERRED STOCK, COMMON STOCK, AND OTHER STOCKHOLDERS' EQUITY                            26,264             28,119
                                                                                             ---------          ---------

                                                                                             $ 195,012           $167,489
                                                                                             =========           ========

SEE NOTES 1, 4, AND 7 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.

    See accompanying notes to condensed consolidated financial statements


                                                                   Page F-46

                                        APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------------------
                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)

                                                                             FOR THE THREE-MONTHS          FOR THE NINE-MONTHS
                                                                              ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                                              -------------------          -------------------
                                                                               2002          2001           2002          2001
                                                                               ----          ----           ----          ----
 PRODUCT REVENUE                                                            $  19,889     $  30,834      $  64,189     $  92,265
 SERVICE REVENUE                                                                4,014        10,532         13,769        36,381
                                                                            ---------     ---------      ---------     ---------
 TOTAL REVENUE                                                                 23,903        41,366         77,958       128,646
 COSTS OF PRODUCTS SOLD                                                        13,339        28,377         44,756        71,536
 COST OF SERVICES SOLD                                                          1,829         6,467          6,361        18,930
                                                                            ---------     ---------      ---------     ---------
 GROSS PROFIT                                                                   8,735         6,522         26,841        38,180
 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                   7,344        27,963         54,606        62,539
 RESEARCH AND DEVELOPMENT                                                         743         1,653          2,405         4,741
 ASSET IMPARIMENT                                                                  --        68,764            784        68,764
 LOSS (GAIN) ON DISPOSITION OF ASSETS                                              --         3,967           (194)        4,052
 DEPRECIATION AND AMORTIZATION                                                  1,209         7,626          3,597        21,483
 INTEREST AND OTHER INCOME                                                       (735)         (481)        (1,388)       (1,568)
 INTEREST EXPENSE                                                               5,782         2,720         12,574         6,926
                                                                            ---------     ---------      ---------     ---------
 LOSS FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY
   INTEREST AND EQUITY IN NET LOSS OF AFFILIATE                                (5,608)     (105,690)       (45,543)     (128,757)
 PROVISION  FOR INCOME TAXES                                                      105         3,666            200        21,718
                                                                            ---------     ---------      ---------     ---------
 LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY
   INTEREST, NET LOSS ON SUBSIDIARY MERGER TRANSACTION,
   AND EQUITY IN NET LOSS OF AFFILIATE                                         (5,713)     (109,356)       (45,743)     (150,475)
 MINORITY INTEREST                                                               (324)          (58)          (762)         (504)
 NET LOSS ON SUBSIDIARY MERGER TRANSACTION, STOCK
   ISSUANCES AND LOSS ON SALE OF SUBSIDIARY STOCK                                 362            --          4,644            --
 EQUITY IN NET LOSS OF AFFILIATE                                                   --            51            291           118
                                                                            ---------     ---------      ---------     ---------
 LOSS FROM CONTINUING OPERATIONS                                               (5,751)     (109,349)       (49,916)     (150,089)
 INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES
   OF $0 IN 2001                                                                   --            --             --           213
 CHANGE IN ESTIMATE ON LOSS ON DISPOSAL AND OPERATING
   LOSSES DURING THE PHASE OUT PERIOD                                            (119)         (748)           105       (22,537)
                                                                            ---------     ---------      ---------     ---------
 LOSS BEFORE EXTRAORDINARY GAIN                                                (5,870)     (110,097)       (49,811)     (172,413)
 EXTRAORDINARY GAIN                                                                --                           --         9,465
                                                                            ---------     ---------      ---------     ---------
 NET LOSS                                                                      (5,870)     (110,097)       (49,811)     (162,948)
 PREFERRED STOCK DIVIDENDS AND OTHER                                               --            82             --         1,143
 ACCRETION OF BENEFICIAL CONVERSION FEATURE OF
   REDEEMABLE PREFERRED STOCK - SERIES C                                           --            --             --         9,392
                                                                            ---------     ---------      ---------     ---------
 NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                                  $  (5,870)    $(110,179)     $ (49,811)    $(173,483)
                                                                            =========     =========      =========     =========

 INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED
   INCOME (LOSS) FROM CONTINUING OPERATIONS                                 $   (0.02)    $   (0.56)     $   (0.19)    $   (1.09)
 INCOME FROM DISCONTINUED OPERATIONS                                               --            --             --         (0.15)
   EXTRAORDINARY GAIN                                                              --            --             --          0.06
                                                                            ---------     ---------      ---------     ---------
 NET LOSS PER COMMON SHARE - BASIC AND DILUTED                              $   (0.02)    $   (0.56)     $   (0.19)    $   (1.18)
                                                                            =========     =========      =========     =========

 WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -
   BASIC AND DILUTED                                                          274,934       197,520        265,001       146,890

SEE NOTES 1, 4 AND 7 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.

See accompanying notes to condensed consolidated financial statements


                                                                   Page F-47


                                       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------
                                     CONDENSED CONSOLIDATED STATEMENT OF PREFERRED STOCK,
                                          COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                                        (IN THOUSANDS)
                                                          (UNAUDITED)

                                        PREFERRED STOCK           COMMON STOCK         ADDITIONAL                      COMMON
                                        ---------------           ------------           PAID-IN      ACCUMULATED       STOCK
                                       NUMBER     AMOUNT        NUMBER      AMOUNT       CAPITAL        DEFICIT       WARRANTS
                                       ------     ------        ------      ------       -------        -------       --------
BALANCE - DECEMBER 31, 2001                --        $--       252,449       $ 252      $ 342,189      $(304,581)      $ 3,293
  Net loss                                 --         --            --          --             --        (49,811)           --
  Comprehensive income
    Foreign currency translation           --         --            --          --             --             --            --
                                                                                                       ---------
  Total comprehensive income               --         --            --          --             --        (49,811)           --
                                                                                                       ---------
  Expiration of redeemable preferred
    stock options - Series C               --         --            --          --          5,180             --            --
  Adjustment to notes received
    for shares issued                      --         --            --          --         (4,424)            --            --
  Allowance for uncollectible portion
    of note receivable                     --         --            --          --             --             --            --
  Collection of notes receivable
    received for shares issued             --         --            --          --             --             --            --
  Repurchase of common stock               --         --            --          --          1,878             --            --
  Retirement of treasury stock             --         --         (984)          (1)        (1,877)            --            --
  Shares issuable for settlement of                                                                           --
    liability                              --         --            --          --             63                           --
  Obligation for shares issuable in
    settlement of liability                --         --            --          --            (63)            --            --
  Stock option repricing                   --         --            --          --             33             --            --
  Stock options - Digital Angel                                                                               --
    Corporation                            --         --            --          --         18,788                           --
  Stock options - VeriChip
Corporation                                --         --            --          --            200             --            --
  Issuance of warrants                     --         --            --          --             --             --         2,358
  Issuance of warrants -VeriChip
Corporation                               --          --           --           --            44              --            --
  Remeasurement of warrants -
    Digital Angel Corporation              --         --            --          --          1,066             --            --
  Issuance of common shares                --         --         7,415           8          1,361             --            --
  Issuance of common shares and
    options for services, compensation
    and other                             --          --        25,946          26         12,892             --            --
                                         ---         ---       -------       -----      ---------      ---------       -------

BALANCE - SEPTEMBER 30, 2002              --         $--       284,826       $ 285      $ 377,330      $(354,392)      $ 5,651
                                         ===         ===       =======       =====      =========      =========       =======


                                                        OTHER           NOTES          TOTAL
                                        TREASURY    COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                         STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                         -----      -------------   -------------     ------
BALANCE - DECEMBER 31, 2001              $(1,777)       $ (747)       $ (10,510)     $ 28,119
  Net loss                                    --            --               --       (49,811)
  Comprehensive income
    Foreign currency translation              --           710               --           710
                                                        ------                       --------
  Total comprehensive income                  --           710               --       (49,101)
                                                        ------                       --------
  Expiration of redeemable preferred
    stock options - Series C                  --            --               --         5,180
  Adjustment to notes received
    for shares issued                         --            --            4,424            --
  Allowance for uncollectible portion
    of note receivable                        --            --            4,134         4,134
  Collection of notes receivable
    received for shares issued                --            --            1,156         1,156
  Repurchase of common stock              (1,878)           --               --            --
  Retirement of treasury stock             1,878            --               --            --
  Shares issuable for settlement of
    liability                                 --            --               --            63
  Obligation for shares issuable in
    settlement of liability                   --            --               --           (63)
  Stock option repricing                      --            --               --            33
  Stock options - Digital Angel
    Corporation                                             --               --        18,788
  Stock options - VeriChip
Corporation                                   --            --               --           200
  Issuance of warrants                        --            --               --         2,358
  Issuance of warrants -VeriChip
Corporation                                   --            --               --            44
  Remeasurement of warrants -
    Digital Angel Corporation                 --            --               --         1,066
  Issuance of common shares                   --            --               --         1,369
  Issuance of common shares and
    options for services, compensation
    and other                                 --            --               --        12,918
                                         -------        ------        ---------      --------

BALANCE - SEPTEMBER 30, 2002             $(1,777)       $  (37)       $    (796)     $ 26,264
                                         =======        ======        =========      ========



SEE NOTES 1, 4 AND 7 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.

See accompanying notes to condensed consolidated financial statements


                                                                   Page F-48

                                  APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------
                                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (IN THOUSANDS)
                                                     (UNAUDITED)
                                                                                             FOR THE NINE-MONTHS
                                                                                             ENDED SEPTEMBER 30,
                                                                                             -------------------
                                                                                            2002            2001
                                                                                            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                             $(49,811)       $(162,948)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         (Income) loss from discontinued operations                                          (105)          22,324
         Goodwill and asset impairment                                                        784           68,764
         Extraordinary gain                                                                    --           (9,465)
         Non-cash compensation and administrative expense                                  19,660            1,231
         Issuance of stock for services                                                     2,871               --
         Depreciation and amortization                                                      3,597           21,483
         Deferred income taxes                                                                 --           22,082
         Impairment of notes receivable                                                     4,134           10,795
         Interest income on notes received for shares issued                                 (475)              --
         Net loss on subsidiary merger transaction                                          4,644               --
         Minority interest                                                                   (762)            (504)
         Equity in net loss of affiliate                                                      291              118
         (Gain) loss on sale of subsidiaries and business assets                             (194)           2,965
         Loss on sale of equipment                                                             89            1,002
         Change in assets and liabilities:
            Decrease in accounts receivable                                                 3,805            5,897
            (Increase) decrease in inventories                                               (679)           4,727
            Decrease in other current assets                                                1,996            2,406
            Decrease in other assets                                                        4,335              883
            (Decrease) increase in accounts payable and accrued expenses                    6,334           (3,666)
         Net cash provided by (used in) discontinued operations                               211           (1,098)
                                                                                         --------         --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                           725          (13,004)
                                                                                         --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in notes receivable                                                            1,020              687
    Received from buyers of divested subsidiaries                                           2,625               --
    Increase in other assets                                                                 (308)            (471)
    Proceeds from sale of property and equipment                                            2,510              200
    Proceeds from sale of subsidiaries and business assets                                  1,106               --
    Payments for property and equipment                                                    (1,367)          (2,629)
    Payments for costs of business acquisitions                                               (73)              --
    Net cash used in discontinued operations                                                 (493)          (1,002)
                                                                                         --------         --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                         5,020           (3,215)
                                                                                         --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net amounts borrowed (repaid) on notes payable                                         (5,066)          14,644
    Proceeds from long-term debt                                                            1,258               --
    Payments on long-term debt                                                             (1,349)          (1,985)
    Other financing costs                                                                    (276)            (375)
    Issuance of common shares                                                               1,681              316
    Collection of notes receivable for shares issued                                        1,156               --
    Stock issuance costs                                                                     (312)            (756)
    Proceeds from subsidiary issuance of common stock                                         631              126
    Net cash provided by (used in) discontinued operations                                     --             (657)
                                                                                         --------         --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                        (2,277)          11,313
                                                                                         --------         --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        3,468           (4,906)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                             3,696            8,039
                                                                                         --------         --------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                                $  7,164         $  3,133
                                                                                         ========         ========

SEE NOTES 1, 4 AND 7 REGARDING THE RESTRICTION
ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY. See accompanying notes to condensed consolidated financial statements


                                                                   Page F-49

         1.  BASIS OF PRESENTATION


         The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of any uncertainty described in Note 4.

       The accompanying unaudited condensed consolidated financial statements of Applied Digital Solutions, Inc. (the "Company") as of September 30, 2002, and December 31, 2001 (the December 31, 2001 financial information included herein has been extracted from the Company's audited financial statements included in the Company's 2001 Annual Report on Form 10-K) and for the three and nine months ended September 30, 2002, and 2001, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the condensed consolidated financial statements have been made.

         The condensed consolidated statements of operations for the three and nine-months ended September 30, 2002, are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

         Certain items in the condensed consolidated financial statements for the 2001 periods have been reclassified for comparative purposes.


ACCOUNTING POLICY
-----------------

         Gains and losses on issuance of unissued shares of stock by a consolidated subsidiary are reflected in the consolidated statement of operations.


ACCOUNTING CHANGES AND RESTATEMENT
----------------------------------

A. METHOD OF ACCOUNTING FOR DIGITAL ANGEL CORPORATION

         Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained 18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. On September 30, 2002, the Company owned 19.6 million shares, or approximately 74.08% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.

         The total purchase price of the transaction was $31.4 million, which was comprised of the $25.0

                                                                   Page F-50
million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of $3.0 million. The transaction resulted in Digital Angel Corporation tentatively allocating approximately $29.0 million of the purchase price to goodwill.

         The consolidated financial statements included in this Form 10-Q include the accounts of Digital Angel Corporation and reflect the outstanding voting stock not owned by the Trust (as defined in Note 4) as a minority ownership interest in Digital Angel Corporation on the balance sheet as of September 30, 2002. Significant intercompany balances and transactions have been eliminated in consolidation. Digital Angel Corporation is publicly traded on the AMEX:(DOC), with a closing market price per share at September 30, 2002, and November 4, 2002, of $2.64 and $2.45, respectively.

         During the nine months ended September 30, 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS. In addition, during the three and nine-months ended September 30, 2002, the Company recorded a loss of $0.4 million and $4.2 million, respectively, on the issuances of 60 thousand and 1.0 million shares, respectively, of Digital Angel Corporation common stock resulting primarily from the exercise of stock options. The loss represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in the minority interest ownership.

         The merger of pre-merger Digital Angel and MAS, "the reverse acquisition transaction," occurred on the second to the last business day of the quarter ended March 31, 2002. By operation of the trust agreement, as more fully discussed in Note 4, the Company's share of Digital Angel Corporation's net assets is effectively restricted. Although Digital Angel Corporation may pay dividends, the Company's access to this subsidiary's funds is restricted. The following condensed consolidating balance sheet data at September 30, 2002, shows, among other things, the Company's investment in Digital Angel Corporation. The following consolidating financial data reflect the results of operations for the three and nine-months ended September 30, 2002, and cash flows for the nine-months ended September 30, 2002.


                                                                   Page F-51

                                        CONDENSED CONSOLIDATING BALANCE SHEET DATA
                                                    SEPTEMBER 30, 2002
                                                       (UNAUDITED)
                                                            APPLIED
                                                            DIGITAL        DIGITAL ANGEL      CONSOLIDATION
                                                        SOLUTIONS, INC.     CORPORATION       ELIMINATIONS   CONSOLIDATED
                                                        -----------------------------------------------------------------
                                                                               (in thousands)
Current Assets
 Cash and cash equivalents                                  $  6,684          $    480         $      --        $  7,164
 Accounts receivable, net                                     12,010             6,369                --          18,379
 Inventories                                                   1,855             5,065                --           6,920
 Notes receivable                                              2,985                --                --           2,985
 Other current assets                                          1,506             1,883                --           3,389
                                                        -----------------------------------------------------------------
Total Current Assets                                          25,040            13,797                --          38,837

Property And Equipment, net                                    2,461            14,464                --          16,925
Notes Receivable, net                                          3,011                --                --           3,011
Goodwill, net                                                 20,366           105,496             4,779         130,641
Investment in Digital Angel Corporation                       95,203                --           (95,203)             --
Other Assets, net                                              3,980             1,618                --           5,598
                                                     --------------------------------------------------------------------
Total Assets                                                $150,061          $135,375         $ (90,424)       $195,012
                                                     ====================================================================

Current Liabilities
 Notes payable and current maturities of
 long-term debt                                             $ 81,348          $    214         $      --        $ 81,562
 Accounts payable and accrued expenses                        27,916             8,517                --          36,433
 Earnout and put accrual                                         200                --                --             200
 Intercompany (receivable) payable                              (672)              672                --              --
 Net liabilities of Discontinued Operations                   10,696                --                --          10,696
                                                     --------------------------------------------------------------------
Total Current Liabilities                                    119,488             9,403                --         128,891
Long-Term Debt, Notes Payable and Other Liabilities               64             3,855                --           3,919
                                                     --------------------------------------------------------------------
Total Liabilities                                            119,552            13,258                --         132,810
Minority Interest                                              3,954               320            31,664          35,938
                                                     --------------------------------------------------------------------
Accumulated other comprehensive income (loss)                    254              (291)               --             (37)
Other stockholders' equity                                    26,301           122,088          (122,088)         26,301
                                                     --------------------------------------------------------------------
Total Stockholders' Equity                                    26,555           121,797          (122,088)         26,264
                                                     --------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                  $150,061          $135,375         $ (90,424)       $195,012
                                                     ====================================================================


                                                                   Page F-52

                                      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
                                              THREE-MONTHS ENDED SEPTEMBER 30, 2002
                                                           (UNAUDITED)

                                                                 APPLIED
                                                                 DIGITAL       DIGITAL ANGEL     CONSOLIDATION
                                                             SOLUTIONS, INC.    CORPORATION       ELIMINATIONS     CONSOLIDATED
                                                             -------------------------------------------------------------------
                                                                                       (in thousands)
 Product revenue                                                    $10,869            $9,004             $  16         $19,889
 Service revenue                                                      3,679               335                --           4,014
                                                             -------------------------------------------------------------------
   Total revenue                                                     14,548             9,339                16          23,903
 Cost of products sold                                                8,777             4,484                78          13,339
 Cost of services sold                                                1,565               264                --           1,829
                                                             -------------------------------------------------------------------
   Gross profit                                                       4,206             4,591               (62)          8,735

Selling, general and administrative expenses                          3,442             3,964               (62)          7,344
Research and development                                                129               614                --             743
Depreciation and amortization                                           289               920                --           1,209
Interest and other income                                              (733)               (2)               --            (735)
Interest expense                                                      5,711                71                --           5,782
                                                             -------------------------------------------------------------------
Loss from continuing operations before taxes, minority
interest, loss on subsidiary stock issuances and sale
of subsidiary stock, and equity in net loss of affiliate             (4,632)             (976)               --          (5,608)
Provision for income taxes                                              105                --                --             105
                                                             -------------------------------------------------------------------
Loss from continuing operations before minority
interest, loss on subsidiary stock issuances and sale
of subsidiary stock and equity in net loss of affiliate              (4,737)             (976)               --          (5,713)
 Minority interest                                                     (293)              (31)               --            (324)
 Loss on subsidiary stock issuances and sale of
 subsidiary stock                                                       362                --                --             362
 Equity in net loss of affiliate                                        945                --              (945)             --
                                                             -------------------------------------------------------------------
 Loss from continuing operations                                    $(5,751)           $ (945)            $ 945         $(5,751)
                                                             ===================================================================


                                                                   Page F-53

                                      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
                                              NINE-MONTHS ENDED SEPTEMBER 30, 2002
                                                          (UNAUDITED)
                                                                 APPLIED
                                                                 DIGITAL       DIGITAL ANGEL    CONSOLIDATION
                                                             SOLUTIONS, INC.    CORPORATION     ELIMINATIONS      CONSOLIDATED
                                                             ------------------------------------------------------------------
                                                                                       (in thousands)
 Product revenue                                                   $ 39,134         $ 25,117         $    (62)        $ 64,189
 Service revenue                                                     12,554            1,215               --           13,769
                                                             ------------------------------------------------------------------
   Total revenue                                                     51,688           26,332              (62)          77,958
 Cost of products sold                                               31,138           13,618               --           44,756
 Cost of services sold                                                5,599              762               --            6,361
                                                             ------------------------------------------------------------------
   Gross profit                                                      14,951           11,952              (62)          26,841

Selling, general and administrative expenses                         25,081           29,587              (62)          54,606
Management fees                                                        (193)             193               --               --
Research and development                                                246            2,159               --            2,405
Asset impairment                                                        784               --               --              784
Gain on disposition of assets                                          (194)              --               --             (194)
Depreciation and amortization                                           847            2,750               --            3,597
Interest and other income                                            (1,386)              (2)              --           (1,388)
Interest expense                                                     12,378            2,002           (1,806)          12,574
                                                             ------------------------------------------------------------------
Loss from continuing operations before taxes,
minority interest, net loss on subsidiary/merger
transaction, and stock issuances and sale of
subsidiary stock, and equity in net loss of affiliate               (22,612)         (24,737)           1,806          (45,543)
Provision for income taxes                                              200               --               --              200
                                                             ------------------------------------------------------------------
Loss from continuing operations before minority
interest, net loss on subsidiary/merger transaction
and stock issuances and sale of subsidiary stock,
and equity in net loss of affiliate                                 (22,812)         (24,737)           1,806          (45,743)
 Minority interest                                                     (688)             (74)              --             (762)
 Net  loss  on  subsidiary/merger  transaction,
 subsidiary stock issuances and sale of subsidiary stock              4,644               --               --            4,644
 Equity in net loss of affiliate                                     23,148              291          (23,148)             291
                                                             ------------------------------------------------------------------
 Loss from continuing operations                                   $(49,916)        $(24,954)        $ 24,954         $(49,916)
                                                             ==================================================================


                                                                   Page F-54

                                      CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
                                              NINE-MONTHS ENDED SEPTEMBER 30, 2002
                                                           (UNAUDITED)
                                                                      APPLIED          DIGITAL
                                                                      DIGITAL           ANGEL       CONSOLIDATION
                                                                   SOLUTIONS, INC.   CORPORATION    ELIMINATIONS   CONSOLIDATED
                                                                   -------------------------------------------------------------
                                                                                           (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS                                                                 $(26,663)      $(24,954)         $ 1,806      $(49,811)
ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH PROVIDED BY
(USED IN) OPERATING ACTIVITIES:
   NON-CASH ADJUSTMENTS                                                    12,608         23,732           (1,806)       34,534
    CHANGE IN ASSETS AND LIABILITIES:
      (INCREASE) DECREASE IN ACCOUNTS RECEIVABLE                            4,500           (695)              --         3,805
      (INCREASE) DECREASE IN INVENTORIES                                   (1,500)           821               --          (679)
      (INCREASE) DECREASE IN OTHER CURRENT ASSETS                           3,267         (1,271)              --         1,996
      DECREASE IN OTHER ASSETS                                              4,335             --               --         4,335
      INTERCOMPANY RECEIVABLE                                                (672)           672               --            --
      DECREASE IN ACCOUNTS PAYABLE AND OTHER
        ACCRUED EXPENSES                                                    5,754            580               --         6,334
    NET CASH PROVIDED BY (USED IN)
        DISCONTINUED OPERATIONS                                               211             --               --           211
                                                                   -------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                         1,840         (1,115)              --           725
                                                                   -------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    DECREASE IN NOTES RECEIVABLE                                            3,645             --               --         3,645
    (INCREASE) DECREASE IN OTHER ASSETS                                      (387)            79               --          (308)
    PROCEEDS FROM THE SALE OF PROPERTY AND EQUIPMENT                        2,487             23               --         2,510
    PROCEEDS FROM THE SALE OF SUBSIDIARIES AND BUSINESS ASSETS              1,106             --               --         1,106
    PAYMENT FOR PROPERTY AND EQUIPMENT                                       (383)          (984)              --        (1,367)
    INVESTMENT IN SUBSIDIARIES                                               (684)            --              684            --
    PAYMENT FOR COSTS OF BUSINESS ACQUISITIONS                                 --            (73)              --           (73)
    NET CASH USED IN DISCONTINUED OPERATIONS                                 (493)            --               --          (493)
                                                                   -------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                         5,291           (955)             684         5,020
                                                                   -------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    NET AMOUNTS REPAID ON NOTES PAYABLE                                    (5,026)           (40)              --        (5,066)
    PROCEEDS FROM LONG TERM DEBT                                              348            910               --         1,258
    PAYMENTS ON LONG-TERM DEBT                                             (1,196)          (153)              --        (1,349)
    OTHER FINANCING COSTS                                                    (198)           (78)              --          (276)
    ISSUANCE OF COMMON SHARES                                               1,681            631             (631)        1,681
    COLLECTION OF NOTES RECEIVABLE FOR SHARES ISSUED                        1,156             --               --         1,156
    STOCK ISSUANCE COSTS                                                     (312)            --               --          (312)
    PROCEEDS FROM SUBSIDIARY ISSUANCE OF COMMON SHARES                         --             --              631           631
    INTERCOMPANY TRANSACTIONS                                                  --            684             (684)           --
                                                                   -------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        (3,547)         1,954             (684)       (2,277)
                                                                   -------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        3,584           (116)              --         3,468
CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD                               3,100            596               --         3,696
                                                                   -------------------------------------------------------------
CASH AND CASH EQUIVALENTS-END OF PERIOD                                  $  6,684       $    480          $    --      $  7,164
                                                                   -------------------------------------------------------------


                                                                   Page F-55

THERE ARE NO RESTRICTIONS ON DIGITAL ANGEL CORPORATION'S ABILITY TO DECLARE OR PAY DIVIDENDS UNDER THE IBM CREDIT AGREEMENT (DEFINED IN NOTE 4). ALL OF THE CONSOLIDATED ASSETS OF THE COMPANY, EXCLUSIVE OF THE ASSETS OF DIGITAL ANGEL CORPORATION, ARE COLLATERAL UNDER THE IBM CREDIT AGREEMENT. IN ADDITION, THE SHARES OF DIGITAL ANGEL CORPORATION COMMON STOCK HELD IN THE TRUST (AS DEFINED IN NOTE 4 BELOW) ALSO COLLATERALIZE THE AMOUNTS OUTSTANDING UNDER THE IBM CREDIT AGREEMENT.


B. CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

         Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. However, there can be no assurance that future goodwill impairment tests will not result in impairment charges.

         The following table presents the impact of FAS 142 on net loss before extraordinary gain and net loss before extraordinary loss per share had the standard been in effect beginning January 1, 2001:

                                                                              Three-                  Nine-
                                                                           Months Ended           Months Ended
                                                                        September 30, 2001     September 30, 2001
                                                                      ---------------------------------------------
Net loss before extraordinary gain:
 Net loss before extraordinary gain as reported                                  $(110,097)             $(172,413)
 Goodwill amortization                                                               5,969                 17,130
 Equity method investment amortization                                                 348                    800
                                                                      ---------------------------------------------
Adjusted net loss                                                                $(103,780)             $(154,483)
                                                                      =============================================
Basic and diluted loss per share:
 Net loss before extraordinary gains per share,
   basic and diluted, as reported                                                $   (0.56)             $   (1.17)
 Goodwill amortization                                                                0.03                   0.12

 Equity method investment amortization                                                  --                     --
                                                                      ---------------------------------------------
Adjusted net loss before extraordinary gain
   per share, basic and diluted                                                  $   (0.53)             $   (1.05)
                                                                      =============================================



                                                                   Page F-56

         The following table presents the impact of FAS 142 on net loss and net loss per share had the standard been in effect beginning January 1, 2001:

                                                                            Three-                  Nine-
                                                                         Months Ended           Months Ended
                                                                      September 30, 2001     September 30, 2001
                                                                    ---------------------------------------------
Net loss available to common stockholders:
 Net loss available to common stockholders as reported                         $(110,179)             $(173,483)
 Goodwill amortization                                                             5,969                 17,130
 Equity method investment amortization                                               348                    800
                                                                    ---------------------------------------------
Adjusted net loss                                                              $(103,862)             $(155,553)
                                                                    =============================================
Basic and diluted loss per share:
 Net loss per share, basic and diluted, as reported                            $   (0.56)             $   (1.18)
 Goodwill amortization                                                              0.03                   0.12
 Equity method investment amortization                                                --                     --
                                                                    ---------------------------------------------
Adjusted net loss per share, basic and diluted                                 $   (0.53)             $   (1.06)
                                                                    =============================================


         2.        PRINCIPLES OF CONSOLIDATION

         The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation. The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company or the Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.


         3.       INVENTORY

                                                                     September 30,          December 31,
                                                                         2002                   2001
                                                                   -----------------      ----------------
         Raw materials                                                      $1,577                $1,474
         Work in process                                                     1,783                   176
         Finished goods                                                      4,768                 6,226
                                                                   -----------------      ----------------
                                                                             8,128                 7,876
         Allowance for excess and obsolescence                              (1,208)               (1,702)
                                                                   -----------------      ----------------
         Net inventory for continuing operations                            $6,920                $6,174
                                                                   =================      ================


         4.        FINANCING AGREEMENTS

         On January 31, 2002, and again on February 27, 2002, the Company entered into amendments to its prior credit agreement with IBM Credit Corporation (IBM Credit). These amendments extended the principal and interest payments to April 2, 2002, including principal payments that were initially due on July 1, 2001.

         On March 1, 2002, the Company, Digital Angel Share Trust, a newly created Delaware business trust (Trust) and IBM Credit entered into a Third Amended and Restated Term Credit Agreement (IBM Credit Agreement). The IBM Credit Agreement became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. Amounts outstanding under the IBM Credit Agreement bear interest at an annual rate of 17% and initially mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be automatically extended to February 28, 2004, if the Company repays at least 40% of the original principal amount outstanding, plus accrued interest and expenses, prior to February 28, 2003. If the maturity date is


                                                                   Page F-57
extended to February 28, 2004, the maturity date will be automatically extended again to February 28, 2005, if the Company pays an additional 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2004. Any amounts outstanding at February 28, 2005, must be repaid by August 31, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25%. If all amounts are not repaid by February 28, 2004, the interest rate increases to 35%.

         On September 30, 2002, the principal amount outstanding under the IBM Credit Agreement was $80.9 million. As part of the amendments to the IBM Credit Agreement, the Company incurred bank fees of $0.3 million in March 2002, and agreed to re-price warrants that were previously issued to IBM Credit in April 2001. The re-priced warrants were valued at $1.0 million. In addition, as a result of the merger between pre-merger Digital Angel and MAS, warrants convertible into common stock of Digital Angel Corporation that were previously issued to IBM Credit were revalued using the Black Scholes method, resulting in additional deferred financing costs of $1.1 million. The bank fees and fair value of the warrants have been recorded as deferred financing fees and are being amortized over the life of the debt as interest expense.

         On September 30, 2002, and on November 1, 2002, we entered into amendments to the IBM Credit Agreement, which revised certain financial covenants. The Company's covenants under the IBM Credit Agreement, as amended, are as follows: (the Company's Current Asset to Current Liabilities covenant is measured monthly and the Minimum Cumulative EBITDA, as defined, is measured quarterly), (Minimum Cumulative Modified EBITDA, as defined in the IBM Credit Agreement, excludes non-cash compensation expense, one-time charges, impairment losses and any liability or claim that will be satisfied by issuance of the Company's common stock):

        COVENANT                                                 COVENANT REQUIREMENT
        -----------------------------------------------------------------------------------------------------------
                                                        As of the following date not less than:
        Current Assets to Current
        Liabilities                           September 30, 2002                                   .11:1
                                              December 31, 2002                                    .11:1

        -----------------------------------------------------------------------------------------------------------

        Minimum Cumulative
        Modified EBITDA                       September 30, 2002                             $(4,768,300)
                                              December 31, 2002                               (7,648,300)

        -----------------------------------------------------------------------------------------------------------


         In addition, the IBM Credit Agreement contains covenants for Digital Angel Corporation, as amended on September 30, 2002 and November 1, 2002, as follows: (Digital Angel Corporation's Current Asset to Current Liabilities covenant and its Minimum Cumulative Modified EBITA, as defined are measured quarterly):

        COVENANT                                                 COVENANT REQUIREMENT
        -----------------------------------------------------------------------------------------------------------
                                                        As of the following date not less than:
        Current Assets to Current
        Liabilities                           September 30, 2002                                  1.05:1
                                              December 31, 2002                                   1.09:1

        -----------------------------------------------------------------------------------------------------------

        Minimum Cumulative
        Modified EBITDA                       September 30, 2002                               $(338,000)
                                              December 31, 2002                                  732,000

        -----------------------------------------------------------------------------------------------------------

                                                                   Page F-58

         If these Digital Angel Corporation covenants are not met, the Company will be in default under the IBM Credit Agreement.

         The IBM Credit Agreement also contains restrictions on the declaration and payment of dividends by the Company and its subsidiaries, excluding Digital Angel Corporation.


         At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit
Agreement. At June 30, 2002, the Company was not in compliance with its Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with the Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year-warrant to acquire 2.9 million shares of the Company's common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of the Company's wholly-owned subsidiary, VeriChip Corporation's common stock at $0.05 per share, valued at approximately $44 thousand. The fair value of the warrants has been recorded as interest expense in three and nine-months ended September 30, 2002. Based upon the Company's current level of operations, the Company believes that it will be able to maintain compliance with the revised covenants at December 31, 2002. While Digital Angel Corporation has not yet finalized its operating results for the year ended December 31, 2002, it does not expect to have maintained compliance with the revised Minimum Cumulative Modified EBITDA debt covenant under the IBM Credit Agreement and with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). In the absence of waivers or amendments to the financial covenants, any such noncompliance would constitute an event of default under both the IBM Credit Agreement and the Wells Fargo credit agreement; and IBM Credit and Wells Fargo would be entitled to accelerate the maturity of all amounts owed to them. In the event such noncompliance occurs, the Company will seek to renegotiate the covenants and/or obtain waivers from IBM Credit and Digital Angel Corporation will seek to obtain waivers from Wells Fargo, as required. There can be no assurance, however, that the Company and Digital Angel Corporation would be successful in negotiating such amendments or obtaining such waivers.


         Amounts outstanding under the IBM Credit Agreement are collateralized by a security interest in substantially all of the Company's assets, excluding the assets of Digital Angel Corporation. The shares of the Company's subsidiaries, including the Digital Angel Corporation common stock held in the Trust, also collateralize the amounts outstanding under the IBM Credit Agreement.

         The IBM Credit Agreement prohibits the Company from borrowing funds from other lenders without the approval of IBM Credit, and does not provide for any further advances by IBM Credit. The IBM Credit Agreement also limits the amount the Company may pay its Chief Executive Officer, Richard Sullivan, in cash, and prevents it from making certain cash incentive and perquisite payments, including cash payment arising upon a change in control, to various other executive officers. Accordingly, there can be no assurance that the Company will have access to funds necessary to provide for its ongoing operating expenses to the extent not provided from its ongoing operating revenue.

          The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through equity offerings, or the divestiture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of its stockholder's investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to the Company.


RECENT DEVELOPMENTS

The Company currently does not have available funds to make the required payment due on February 28, 2003 of approximately $45.5 million. The Company in the process of negotiating with IBM Credit to restructure the IBM Credit Agreement to extend the payment terms and to modify other provisions of the IBM Credit Agreement. The Company believes that it will be successful in its efforts to restructure the IBM Credit Agreement. There can be no assurance, however, that its ongoing discussions with IBM Credit concerning the restructuring will be successful. The Company's failure to comply with the payment terms imposed by the IBM Credit Agreement would constitute a default under the IBM Credit Agreement, allowing IBM Credit to terminate its commitments to the Company and to accelerate the maturity of all amounts owed to them. If IBM Credit were to accelerate these obligations and enforce its rights against the collateral securing these obligations, without additional financing resources, there would be substantial doubt the Company would be able to continue operations in the normal course of business.


                                                                   Page F-59

         5.        LOSS PER SHARE


         The following is a reconciliation of the numerator and denominator of basic and diluted loss per share:

                                                                           ------------------------------------------------------
                                                                                THREE-MONTHS ENDED          NINE-MONTHS ENDED
                                                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                                                           ------------------------------------------------------
                                                                                    2002         2001         2002         2001
                                                                                    ----         ----         ----         ----
NUMERATOR:
  Loss from continuing operations                                                $(5,751)   $(109,349)    $(49,916)   $(150,089)
  Preferred stock dividends                                                           --          (82)          --       (1,143)
  Accretion of beneficial conversion feature of redeemable preferred
    stock                                                                             --           --           --       (9,392)
                                                                           ------------------------------------------------------
  NUMERATOR FOR BASIC LOSS PER SHARE -
  Net loss from continuing operations available to commons stockholders           (5,751)   $(109,431)     (49,916)   $(160,624)
  Net income (loss) from discontinued operations available to common
    stockholders                                                                    (119)        (748)         105      (22,324)
 Extraordinary gain                                                                   --           --           --        9,465
                                                                           ------------------------------------------------------
  Net loss available to common stockholders                                      $(5,870)   $(110,179)    $(49,811)   $(173,483)
                                                                           ======================================================

         DENOMINATOR:
DENOMINATOR FOR BASIC LOSS PER SHARE -
Weighted-average shares                                                          274,934      197,520      265,001      146,890
                                                                           ------------------------------------------------------
Denominator for diluted earnings (loss) per share(1)                             274,934      197,520      265,001      146,890
                                                                           ------------------------------------------------------

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
CONTINUING OPERATIONS                                                             $(0.02)      $(0.56)      $(0.19)      $(1.09)
DISCONTINUED OPERATIONS                                                               --           --           --         (.15)
EXTRAORDINARY GAIN                                                                    --           --           --          .06
                                                                           ------------------------------------------------------
TOTAL - BASIC AND DILUTED                                                         $(0.02)      $(0.56)      $(0.19)      $(1.18)
                                                                           ======================================================

(1) The weighted average shares listed below were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the periods presented:

                                                                           ------------------------------------------------------
                                                                                 THREE-MONTHS               NINE-MONTHS
                                                                             ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                                           ------------------------------------------------------
                                                                                    2002         2001         2002         2001
                                                                                    ----         ----         ----         ----
     Redeemable preferred stock                                                       --       45,809           --      140,714
     Employee stock options                                                        9,161          489       10,010        2,615
     Warrants                                                                      2,917           --        2,542           --
                                                                           ------------------------------------------------------
                                                                                  12,078       46,298       12,552      143,329
                                                                           ======================================================



                                                                   Page F-60

         6.        SEGMENT INFORMATION

         As a result of the merger of pre-merger Digital Angel and MAS, the significant restructuring of the Company's business during the past year, and the Company's emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. The Company currently operates in three business segments - Advanced Technology, Digital Angel Corporation and SysComm International.

         The business units comprising the Advanced Technology segment represent those businesses that management believes will provide the necessary synergies, support and infrastructure to allow the Company to develop, promote and fully-integrate its life-enhancing technology products and services. The Company's VeriChip and Thermo Life products are included in the Advanced Technology segment.

         The Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, the Company's 74.08% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Digital Angel Systems, GPS and Radio Communications, and Physician Call Center and Other. Physician Call Center and Other reflect the newly acquired MAS business.

          The SysComm International segment consists of the business operations of SysComm International Corporation (OTC:SYCM), the Company's 52.5% owned subsidiary. This segment provides professional services in the areas of systems integration, information technology (IT) procurement and logistics, and technology strategy. Doing business as "InfoTech," this segment provides integrated eBusiness strategy and technology implementation services on a regional basis to enterprise and small to medium businesses who want to fully leverage eBusiness technologies as part of their overall business strategy. Its service offerings includes technology strategy and due diligence consulting, systems architecture and design, application and technology infrastructure deployment, enterprise security, IT product procurement and logistics, and provisioning.

         Business units that were closed or sold during the 2001 and 2002 are reported as "All Other."

         Prior to January 1, 2002, the Company's business units were organized into three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the nine-months ended September 30, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

         Additionally, the Company's previously reported Intellesale and all other non-core business segments are reported as Discontinued Operations.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K filed for the year-ended

                                                                   Page F-61

December 31, 2001, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on segment operating income.

         Following is the selected segment data as of and for the three-months ended September 30, 2002:

                                                                                  SEGMENTS
                                                                                  --------


                                              Advanced   Digital Angel     SysComm          All      Corporate/
                                             Technology   Corporation   International      Other    Eliminations  Consolidated
                                           -------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                          $7,019        $9,004          $3,850        $--             $16       $19,889
Service                                           2,970           335             691         --              18         4,014
Inter-segment revenue-product                        --            16              --         --             (16)           --
                                           -------------------------------------------------------------------------------------
Total revenue                                    $9,989        $9,355          $4,541        $--             $18       $23,903
                                           =====================================================================================

Income (loss) from continuing operations
before income taxes, minority interest,
net loss on subsidiary merger transaction
and equity in net loss of affiliate                $(90)        $(976)           $(33)      $(27)        $(4,482)      $(5,608)
                                           =====================================================================================

Total assets (2)                                $41,540      $140,154          $9,757     $2,778            $783      $195,012
                                           =====================================================================================


         Following is the selected segment data as of and for the nine-months ended September 30, 2002:

                                                                                  SEGMENTS
                                                                                  --------


                                              Advanced   Digital Angel     SysComm          All      Corporate/
                                             Technology   Corporation   International      Other    Eliminations  Consolidated
                                           -------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                         $20,451        25,117         $17,670     $1,014            $(63)      $64,189
Service                                           9,954         1,215           2,171        375              54        13,769
Inter-segment revenue-product                        --           (63)             --         --              63            --
                                           -------------------------------------------------------------------------------------
Total revenue                                   $30,405       $26,269         $19,841     $1,389             $54       $77,958
                                           =====================================================================================

Income (loss) from continuing operations
before income taxes, minority interest,
net loss on subsidiary merger transaction
and equity in net loss of affiliate (1)           $(113)      $(4,250)           $(62)      $117        $(41,235)     $(45,543)
                                           =====================================================================================

Total assets (2)                                $41,540      $140,154          $9,757     $2,778            $783      $195,012
                                           =====================================================================================

(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10-Q dated September 30, 2002.

(2) For Digital Angel Corporation, amount includes $4.8 million of goodwill associated with the Company's initial 16.6% investment in MAS.


                                                                   Page F-62

         Following is the selected segment data as of and for the three-months ended September 30, 2001:

                                                                                  SEGMENTS
                                                                                  --------


                                              Advanced   Digital Angel     SysComm          All      Corporate/
                                             Technology   Corporation   International      Other    Eliminations  Consolidated
                                           -------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                          $5,416        $8,416         $10,880     $6,122             $--       $30,834
Service                                           3,976           881           1,391      4,389            (105)       10,532
Inter-segment revenue -product                       --            --              --         --              --            --
Inter-segment revenue -service                       --          (119)             --         --             119            --
                                           -------------------------------------------------------------------------------------
Total revenue                                    $9,392        $9,178         $12,271    $10,511             $14       $41,366
                                           =====================================================================================

Loss from continuing operations before
income taxes, minority interest and equity
in net loss of affiliate                       $(32,377)      $(3,949)           $154   $(45,224)       $(24,294)    $(105,690)
                                           =====================================================================================

Total assets                                    $45,011      $111,800         $18,826    $25,072         $(4,821)     $195,888
                                           =====================================================================================


         Following is the selected segment data as of and for the nine-months ended September 30, 2001:

                                                                                  SEGMENTS
                                                                                  --------


                                              Advanced   Digital Angel     SysComm          All      Corporate/
                                             Technology   Corporation   International      Other    Eliminations  Consolidated
                                           -------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                         $22,436       $25,168         $26,028    $18,722            $(89)      $92,265
Service                                          12,706         2,803           3,099     18,571            (798)       36,381
Inter-segment revenue -product                       --            --              --        (89)             89            --
Inter-segment revenue -service                       --          (119)             --       (782)            901            --
                                           -------------------------------------------------------------------------------------
Total revenue                                   $35,142       $27,852         $29,127    $36,422            $103      $128,646
                                           =====================================================================================

Loss from continuing operations before
income taxes, minority interest and equity
in net loss of affiliate                       $(34,211)      $(9,336)          $(480)  $(51,498)       $(33,232)    $(128,757)
                                           =====================================================================================

Total assets                                    $45,011      $111,800         $18,826    $25,072         $(4,821)     $195,888
                                           =====================================================================================


         7.        ACQUISITIONS AND DISPOSITIONS

         On February 27, 2001, the Company acquired 16.6% of the capital stock of MAS, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of its common stock. The Company became the single largest stockholder and controlled two of the seven board seats. The Company accounted for this investment under the equity method of accounting. The excess of the purchase price over the net book value acquired was approximately $6.8 million and was being amortized on a straight-line basis over five years. Under FAS 142, which the Company adopted on January 1, 2002, the goodwill embedded in the Company's equity investment in MAS is no longer amortized. As a result of no longer amortizing this goodwill, the Company's net income increased by $0.3 million and $0.8 million for the three and nine-months ended September 30, 2002, respectively.

         Effective March 27, 2002, the Company's 93% owned subsidiary, pre-merger Digital Angel, merged with MAS. As a result of the merger, the Company now owns approximately 74.08% of Digital Angel Corporation, as more fully discussed in Note 1.

         In satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to the Trust all of the shares of MAS common stock owned by it and, as a result, the Trust has


                                                                   Page F-63
legal title to approximately 74.08% of the Digital Angel Corporation common stock. The Trust has voting rights with respect to the Digital Angel Corporation common stock until the Company's obligations to IBM Credit are repaid in full. The Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit in the event the Company fails to make payments, or otherwise defaults, under its IBM Credit Agreement with IBM Credit, which became effective on the date of the merger. The Company has retained beneficial ownership of the shares. See Note 4.

         Unaudited pro forma results of operations for the nine-months ended September 30, 2002, are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2002.

                                                                                          --------------------------
                                                                                              NINE-MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                          --------------------------
                                                                                                    2002
                                                                                                    ----
     Net operating revenue from continuing operations                                                $78,844
     Loss from continuing operations                                                                $(50,605)
     Loss available to common stockholders from continuing operations                               $(50,605)
     Loss per common share from continuing operations - basic                                         $(0.19)
     Loss per common share from continuing operations - diluted                                       $(0.19)

         Earnout Agreement
         -----------------

         Certain acquisition agreements the Company entered into during 2000 include additional consideration contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value is recorded as additional goodwill. The financial statements include the value of shares earned upon attainment of certain profits by subsidiaries through September 30, 2002. At September 30, 2002, based upon the expected performance of these acquired subsidiaries, the Company is contingently liable for additional consideration of approximately $60,000.

         Dispositions
         ------------

         The gain (loss) on the disposal of assets was $0.2 million in the nine-months ended September 30, 2002, and ($4.0) million and ($4.1) million in the three and nine-months ended September 30, 2001, respectively. The gain in the nine-months ended September 30, 2002, was due primarily to the sale of the business assets of our wholly-owned subsidiary Applied Digital Oracle Practice, Inc., during the first quarter of 2002. The losses in the 2001 periods were primarily due to sales of the business assets of our wholly-owned subsidiaries Signal Processors, Limited and ACT Wireless Corp. during the third quarter of 2001. The total proceeds of $0.9 million in cash and notes receivable resulted in a pre-tax loss of approximately $3.0 million.


         8.        ASSET IMPAIRMENT

         As a result of the current economic slowdown, which was worsened by the terrorist attacks on September 11, 2001, the Company experienced deteriorating sales for certain of its businesses. This resulted in the shut down of several of the Company's businesses during the three-months ended September 30, 2001. Also, letters of intent that the Company received during the third quarter of 2001 related to the sales of certain of its businesses had indicated a decline in their fair values. The sales of these businesses were due to the current financial condition of the Company and did not comprise an entire business segment. Based upon these developments, the Company reassessed its future expected operating cash flows and business valuations. This reassessment resulted in the following asset impairments for the nine-months ended September 30, 2002, and the three and nine-months ended September 30, 2001:

                                                                   Page F-64

                                                                  Nine-Months Ended September 30, 2002
                                                            ------------------------------------------------
                                                                             (In thousands)

                                                                Property and      Software and
                                                                  Equipment          Other            Total
                  Advanced Technology                                   $ --              $ --         $ --
                  Digital Angel Corporation                               --                --           --
                  SysComm International                                   --                --           --
                  All Other                                                                 --           --
                  Corporate/Eliminations                                 448               336          784
                                                            ------------------------------------------------
                   Total                                                $448              $336         $784
                                                            ================================================

                                                                 Three and Nine-Months Ended September 30, 2001
                                                            ---------------------------------------------------------
                                                                                 (In thousands)

                                                                               Property      Software
                                                                Goodwill    and Equipment   and Other         Total
          Advanced Technology                                    $29,840         $   --        $   --        $29,840
          Digital Angel Corporation                                   --             --            --             --
          SysComm International                                       --             --            --             --
          All Other                                               30,365          2,541         1,044         33,950
          Corporate/Eliminations                                      --                        4,974          4,974
                                                            ---------------------------------------------------------
           Total                                                 $60,205         $2,541        $6,018        $68,764
                                                            =========================================================

         In addition to the impairments above, the Company recorded an inventory reserve of $4.3 million in the three and nine-months ended September 30, 2001, which is included in the financial statements in cost of products sold.


         9.        REDEEMABLE PREFERRED STOCK

         For the nine-months ended September 30, 2001, the beneficial conversion feature (BCF) associated with the Company's preferred stock charged to earnings per share was $9.4 million. The Company had cumulatively recorded a charge to earnings per share of $13.2 million, since the issuance of the preferred stock. As of June 30, 2001, the BCF was fully accreted.


         10.      DISCONTINUED OPERATIONS

         On March 1, 2001, the Company's board of directors approved a plan to offer for sale its Intellesale business segment and all of its other "non-core businesses." Accordingly, the operating results of these entities have been reclassified and reported as discontinued operations for all periods presented. As of March 1, 2002, the Company had sold or closed substantially all of the businesses comprising Discontinued Operations and there were two insignificant companies remaining. One of the remaining businesses was sold effective May 23, 2002, and the Company anticipates selling the remaining company within the next several months. Revenue and net loss for the remaining business was $0.6 million and $0.2 million, respectively, for the nine-months ended September 30, 2002. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under the IBM Credit Agreement. Any additional proceeds on the sale of the remaining business will also be used to repay the IBM debt.


                                                                   Page F-65

      The following discloses the results of Intellesale and all other non-core businesses comprising Discontinued Operations for the period from January 1, 2001, through March 1, 2001:

                                                                                  January 1, through
                                                                                       March 1,
                                                                             -----------------------------

                                                                                         2001
                                                                                         ----
     Product revenue                                                                    $13,039
     Service revenue                                                                        846
                                                                             -----------------------------
     Total revenue                                                                       13,885
     Cost of products sold                                                               10,499
     Cost of services sold                                                                  259
                                                                             -----------------------------
     Total cost of products and services sold                                            10,758
                                                                             -----------------------------
     Gross profit                                                                         3,127
     Selling, general and administrative expenses                                         2,534
     Depreciation and amortization                                                          264
     Interest, net                                                                           29
     Provision for income taxes                                                              34
     Minority interest                                                                       53
                                                                             -----------------------------
     Income from discontinued operations                                                   $213
                                                                             =============================



         The above results do not include any allocated or common overhead expenses. Included in "Interest, net" above, are interest charges based on the debt of one of these businesses. This debt was repaid when the business was sold on January 31, 2002.


         Assets and liabilities of Discontinued Operations are as follows at September 30, 2002, and December 31, 2001.

                                                                     September 30, 2002         December 31, 2001
                                                              ------------------------------------------------------
                                                                                  (In thousands)
     Current Assets
          Cash and cash equivalents                                            $167                  $    --
          Accounts receivable and unbilled receivables, net                     343                    5,745
          Inventories                                                            38                    4,430
          Prepaid expenses and other current assets                              --                      291
                                                              ------------------------------------------------------
     Total Current Assets                                                       548                   10,466

     Property and equipment, net                                                105                    3,553
     Other assets                                                                --                      242
                                                              ------------------------------------------------------
                                                                               $653                  $14,261
                                                              ======================================================


                                                                   Page F-66



     Current Liabilities
          Notes payable and current maturities of long-term debt                $26                  $ 5,040
          Accounts payable                                                    4,360                    8,670
          Accrued expenses                                                    6,801                    9,610
                                                              ------------------------------------------------------
     Total Current Liabilities                                               11,187                   23,320

     Long-term debt                                                              --                       --
     Minority interest                                                          162                      401
                                                              ------------------------------------------------------
                                                                             11,349                   23,721
                                                              ======================================================
     Net Liabilities of Discontinued Operations                             $10,696                   $9,460
                                                              ======================================================

         The Company recorded a provision for operating losses, estimated loss on sale and carrying costs during the phase-out period including operating and other disposal costs to be incurred in selling the businesses. Carrying costs primarily include the cancellation of facility leases, employment contract buyouts and litigation reserves. During the nine-months ended September 30, 2002, the Company increased its estimated loss on sale of its 85% ownership in its Canadian subsidiary, Ground Effects, Ltd., which was sold on January 31, 2002, by $0.2 million, and it increased its estimated loss on the sale of certain business assets of U.S. Electrical Products Corp, which were sold on May 23, 2002, by $0.2 million. Proceeds on the sale of Ground Effects, Ltd. approximated $1.6 million plus the assumption of the Canadian portion of the IBM debt. Proceeds on the sale of certain U.S. Electrical Products Corp.'s assets were $0.1 million. Offsetting the increase in the estimated loss on sale was a reduction in carrying costs of $0.7 million for the first nine-months of 2002. This was due to a change in estimated carrying costs as certain of these obligations were settled for amounts less than previously anticipated.

         The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2001 through September 30, 2002.

                                                         Balance                                          Balance
         Type of Cost                               December 31, 2001    Additions     Deductions   September 30, 2002
----------------------------------------------------------------------------------------------------------------------
         Estimated loss on sale, net of change in
         Estimated operating losses                            $1,173         $597         $1,770           $       --
         Carrying costs                                         7,218         (702)           137                6,379
                                                    ------------------------------------------------------------------
           Total                                               $8,391        $(105)        $1,907               $6,379
                                                    ==================================================================


         11. NON-CASH COMPENSATION EXPENSE ASSOCIATED WITH OPTIONS AND NOTES RECEIVABLE FOR STOCK ISSUANCES

         Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded a non-cash compensation expense of approximately $18.7 million on March 27, 2002. As all of the option holders were employees or directors of the Company, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted. This charge is included in the condensed consolidated statement of operations in selling, general and administrative expenses.

          In addition, during the three-months ended September 30, 2002, Company reversed approximately $2.9 million of non-cash compensation expense, and during the nine-months ended September 30, 2002, the Company incurred approximately $0.5 million of non-cash compensation


                                                                   Page F-67
expense, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. This non-cash charge (credit) is reflected in the condensed consolidated statement of operations in selling, general and administrative expenses.

         The Company incurred approximately $.5 million and $3.9 million for changes to increase valuation reserves associated with notes receivable for stock issuances to directors and officers for the three and nine months ended September 30, 2002.


         12.       COMPREHENSIVE LOSS

         Comprehensive loss represents all non-owner changes in stockholders' equity and consists of the following:

                                                               THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 (In thousands)                  (In thousands)
                                                          -----------------------------    ----------------------------
                                                               2002           2001             2002           2001
                                                               ----           ----             ----           ----
                                                          -----------------------------    ----------------------------
Net loss                                                      $(5,870)    $(110,097)         $(49,811)    $(162,948)
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments                         49           (34)              710        (1,059)
                                                          -----------------------------    ----------------------------
Total comprehensive loss                                      $(5,821)    $(110,131)         $(49,101)    $(164,007)
                                                          =============================    ============================


         13.       RECENT DEVELOPMENTS

         On June 8, 2002, the Company's stockholders approved an increase in the number of common shares authorized from 345.0 million to 435.0 million.

         On July 22, 2002, the Company announced that SysComm International Corporation had conditionally offered to merge with VeriChip Corporation in a stock transaction. The merger was contingent upon all necessary approvals, including but not limited to, approval by SysComm International Corporation's stockholders and IBM Credit. On October 28, 2002, the Company issued a press release stating that its board of directors had decided, based upon a number of factors, not to approve the proposed merger of VeriChip Corporation with SysComm International Corporation.

         From July 12, 2002, to July 30, 2002, the Company's common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, the Company's shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, the Company's shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of the relisting, NasdaqNM advised the Company that it had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company was unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, the Company's common stock began trading on the Nasdaq SmallCap Market (SmallCap), under its existing stock symbol ADSX. To maintain its SmallCap listing, the Company must continue to comply with the SmallCap's listing requirements and, prior to July 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days. Also, while the Company's common stock is listed on the SmallCap, providing the Company continues to comply

                                                                   Page F-68
with all of the other NasdaqNM listing requirements, the NasdaqNM rules will allow the Company to regain its NasdaqNM listing if its common stock's minimum closing bid price is at least $1.00 per share for a minimum of thirty (30) consecutive trading days.

         By letter dated October 17, 2002, the Food and Drug Administration
(FDA) issued a determination that the VeriChip product is not a medical device under Section 513(g) of the Federal Food, Drug and Cosmetic Act with respect to the intended security, financial and personal identification/safety applications. The FDA further stated in its letter determination that with respect to the use of the VeriChip product in health information applications, VeriChip is a medical device subject to the FDA's jurisdiction. On November 8, 2002, the Company received a letter from the FDA, based upon correspondence from the Company to the FDA, warning the Company not to market VeriChip for medical applications. The Company currently intends to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, the Company plans to expand its marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals.



         14.       LEGAL PROCEEDINGS

         During the quarter ended March 31, 2002, 510 Ryerson Road Inc. filed a lawsuit against the Company and one of its subsidiaries in connection with a lease for a facility that the Company vacated prior to the expiration of the lease and which is no longer in use. The trial has been set for December 2002.

         In May 2002, a purported securities fraud class action was filed against us and one of our directors. In the following weeks, fourteen virtually identical complaints were filed and they have now been consolidated into a single action titled In re Applied Digital Securities Litigation, which was filed in the United States District Court for the Southern District of Florida. The primary allegations in the recently filed Amended Consolidated Complaint include claims that:


         o the Company recklessly engaged in a strategy of acquiring subsidiaries without regard to any strategic worth;

         o the Company lacked the necessary accounting controls over its subsidiaries;

         o the Company manipulated its stock price through the issuance of press releases; and

         o the Company's statements about its Intellesale, Inc. and VeriChip Corporation subsidiaries were false and misleading.

         The Company believes these claims, and the action in general, are without merit and it intends to vigorously defend the action.

         In July 2002, SRZ Trading LLC filed a derivative complaint in the Circuit Court of Cole County, Missouri against the Company, and several of its officers and directors. The complaint alleges that the Company misrepresented its financial condition and disseminated false and misleading statements about VeriChip. The Company believes the action is without merit and intends to vigorously defend against it. The plaintiff demanded monetary relief in an unspecified amount.

         On September 25, 2002, The Bank of Scotland filed a complaint in the Court of Session in Edinburgh, Scotland against the Company alleging that it owes them money under the terms of an agreement dated December 18, 2000, governing the Senior Term Loan and Overdraft Facilities ("Loan


                                                                   Page F-69

Agreement"). Under the terms of the Loan Agreement, Caledonian Venture Holding Limited (also referred to as Transatlantic Software Corporation) was purchased by the Company through the issuance of its common stock. The complaint alleges that the Company is liable for a shortfall of approximately $565,000 created under the price protection provision of the loan.

         On July 15, 2002, the Company entered into a settlement and release agreement by and between certain former shareholders of Computer Equity Corporation, also referred to as Compec, on behalf of themselves and on behalf of the former shareholders of Compec. The Company acquired Compec under the terms of a merger agreement entered into effective June 1, 2000. Certain former shareholders of Compec had filed claims against the Company in connection with the earnout provisions of the merger agreement and damages relating to the registration of shares previously issued to them as result of the merger. Under the terms of the settlement agreement and in satisfaction of all claims relating to the merger agreement, the Company issued 8.0 million shares of its common stock to the former stockholders of Compec. The shares were valued at $3.0 million and have been reflected as additional goodwill. On August 23, 2002, the Company issued an additional 100,000 shares of its common stock to the former stockholders of Computer Equity Corporation in settlement of other matters, which shares were valued at approximately $56 thousand.

         The Company is party to various other legal actions as either a plaintiff or a defendant. In its opinion, as of the date of this Form 10-Q, these proceedings will not have a material adverse effect on the Company's financial position, its cash flows or its overall trends in results. The estimate of the potential impact on the Company's financial position, its overall results of operations or its cash flows for these proceedings could change in the future.


         15.       EXTRAORDINARY GAIN


         As a result of settling certain disputes between the Company and the former owners of Bostek, Inc. (a company acquired in June 1999) and an affiliate (Bostek), the parties agreed to forgive a $9.5 million payable, provided the Company registered approximately 3.0 million common shares by June 15, 2001. The Company was successful in meeting the June 15, 2001 registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in June 2001 as an extraordinary gain.

                                                                   Page F-70

                             UNAUDITED PRO FORMA
            CONDENSED COMBINED FINANCIAL STATEMENTS INTRODUCTION


         The accompanying unaudited pro forma condensed combined statement of operations of Digital Angel Corporation, formerly Medical Advisory Systems, Inc. (MAS), reflects the results of its condensed combined operations for the year ended December 31, 2001 and the nine-months ended September 30, 2002, after giving effect to the acquisition of the Advanced Wireless Group by MAS effective March 27, 2002, as more fully described below. The Advanced Wireless Group is comprised of three subsidiaries of Applied Digital Solutions, Inc. (ADS): Digital Angel Corporation (Digital Angel), Timely Technology Corp. and Signature Industries, Limited. MAS's fiscal year ended on October 31. The Advanced Wireless Group's fiscal year ended on December 31 and Digital Angel Corporation's fiscal year ended on October 31. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001, gives effect to the combined results of operations for the year as if the acquisition of the Advanced Wireless Group by MAS occurred at the beginning of each company's complete fiscal year. The unaudited pro forma condensed combined statement of operations for the nine-months ended September 30, 2002, gives effect to the combined results of operations for the period as if the acquisition of the Advanced Wireless Group by MAS occurred on January 1, 2002.

         The pro forma adjustments reflecting the consummation of the acquisition are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto. At the effective time of the merger, each share of Digital Angel common stock issued and outstanding immediately prior to the effective time of the merger was canceled and converted into the right to receive .9375 shares of MAS's common stock. In addition, ADS contributed to MAS its ownership interest in the common stock of Timely Technology Corp. and Signature industries, Limited. At the effective time of the merger, each option or warrant to purchase shares of Digital Angel common stock which was outstanding and unexercised immediately prior to the effective time of the merger was converted into an option or warrant to purchase shares of MAS common stock having the same terms and conditions that were in effect immediately prior to the effective time of the merger. In conjunction with and upon the completion of the merger, the Advanced Wireless Group was merged into MAS and MAS was renamed Digital Angel Corporation. In satisfaction of a condition to the consent to the merger by ADS's lender, IBM Credit Corporation, ADS transferred to a Delaware business trust controlled by an advisory board all shares of MAS common stock owned by it and, as a result, the trust had legal title to approximately 77.15% of the MAS common stock on the effective date of the merger. ADS has retained beneficial ownership of the shares. Given ADS's ownership in MAS upon completion of the merger, ADS was considered to be the acquirer for accounting purposes and the merger was accounted for in the financial statements of MAS as a reverse acquisition of MAS by ADS.

         The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

         The following information is not necessarily indicative of the operating results that would have occurred had the merger been consummated at the beginning of the periods for which the consummation of the merger is being given effect. The actual results could vary significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in operating results between the dates of the pro forma financial information data and the date on which the merger is completed.


                                                                   Page F-71

                                      UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                          For the Year Ended December 31, 2001

                                                                 APPLIED DIGITAL
                                                                     SOLUTIONS             MAS                           PRO FORMA
                                                                    HISTORICAL          HISTORICAL                        COMBINED
                                                                    YEAR ENDED          YEAR ENDED        PRO FORMA     DECEMBER 31,
                                                                DECEMBER 31, 2001    OCTOBER 31, 2001    ADJUSTMENTS        2001
                                                                -----------------    ----------------    -----------    ------------
Total revenue                                                      $ 156,314             $ 5,363           $     -       $ 161,677
Cost of products and services sold                                   109,839               3,851                 -         113,690
                                                                -----------------    ----------------    -----------    ------------

Gross profit                                                          46,475               1,512                 -          47,987
Selling, general and administrative expense                          102,316               2,681                 -         104,997
Research and development expense                                       8,610                   -                 -           8,610
Asset impairment                                                      71,719               2,587                 -          74,306
Depreciation and amortization                                         28,899                 848                 -  (A)     29,747
Loss on sale of subsidiaries and business assets                       6,058                   -                             6,058
Interest and other income                                             (2,076)                (95)                -          (2,171)
Interest expense                                                       8,555                  33                 -           8,588
                                                                -----------------    ----------------    -----------    ------------

Loss from continuing operations before provision for
  income taxes, minority interest and equity in net
  loss of affiliate                                                 (177,606)             (4,542)                -        (182,148)

Provision for Income taxes                                            20,870                   -                 -          20,870
                                                                -----------------    ----------------    -----------    ------------

Loss from continuing operations before minority
  interest and equity in net loss of affiliate                      (198,476)             (4,542)                -        (203,018)

Minority interest                                                       (718)                  -            (3,903) (B)     (4,621)

Net loss on subsidiary merger transaction                                                                      394  (C)        394

Equity in net loss of affiliate                                          328                   -              (328) (D)          -
                                                                -----------------    ----------------    -----------    ------------

Net loss from continuing operations                                $(198,086)            $(4,542)          $ 3,837       $(198,791)

Preferred stock dividends and other and accretion of
  beneficial conversion feature of redeemable preferred
  stock-Series C                                                     (10,539)                  -                           (10,539)
                                                                -----------------    ----------------    -----------    ------------

Net loss from continuing operations available to
  common shareholders                                              $(208,625)            $(4,542)          $ 3,837       $(209,330)
                                                                =================    ================    ===========    ============

Earnings per common share -- basic and diluted                     $   (1.23)                                            $   (1.23)

Weighted average number of common
   shares outstanding -- basic and diluted                           170,009                                               170,009
                                                                =================                                       ============

The unaudited pro forma condensed statement of operations for the year as if the merger of the Advanced Wireless Group and MAS occurred at the beginning of each entity's complete fiscal year.

         PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 ARE AS
FOLLOWS:

(A) The merger was accounted for under the provisions of Financial Accounting Standards Board ("FASB") Statements Nos. 141, "Business Combinations," and 142, "Goodwill and Other Intangible Assets." For


                                                                   Page F-72
         purposes of this presentation, it is assumed that the excess of fair value of MAS's assets and liabilities is goodwill. In accordance with FASB Statement No. 142, goodwill is not amortized.

(B)      To record minority interest on 22.85% of Digital Angel
         Corporation's losses for the year ended December 31, 2001.

(C) To record the net loss arising from the merger transaction, which is comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million Digital Angel options (representing the difference between the carrying amount the Company's pro-rata share of the investment in per-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the Advanced Wireless Group, as a result of the merger transaction.

(D) Represents the elimination of the Advanced Wireless Group's equity in loss of MAS for the year ended December 31, 2001. The Advanced Wireless Group owned 16.6% of MAS prior to the merger and accounted for its investment in MAS under the equity method of accounting.


                                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                         FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2002

                                                                APPLIED DIGITAL
                                                                   SOLUTIONS            MAS
                                                                  HISTORICAL        HISTORICAL                    PRO FORMA
                                                                  NINE-MONTHS     JANUARY 1, 2002                  COMBINED
                                                                     ENDED               TO          PRO FORMA   SEPTEMBER 30,
                                                              SEPTEMBER 30, 2002   MARCH 27, 2002   ADJUSTMENTS      2002
                                                              ------------------   --------------   -----------      ----
Total revenue                                                      $   77,958          $   886      $     --       $  78,844
Cost of products and services sold                                     51,117              685            --          51,802
                                                                   ----------          -------      --------       ---------

Gross profit                                                           26,841              201            --          27,042
Selling, general and administrative expense                            54,606            1,944            --          56,550
Research and development expense                                        2,405               --            --           2,405
Asset impairment                                                          784               --            --             784
Gain on disposition of assets                                            (194)                                          (194)
Depreciation and amortization                                           3,597               --            -- (A)       3,597
Interest and other income                                              (1,388)              --            --          (1,388)
Interest expense                                                       12,574               --            --          12,574
                                                                   ----------          -------      --------       ---------

Loss from continuing operations before provision for
  income taxes, minority interest and equity in net
  loss of affiliate                                                   (45,543)          (1,743)           --         (47,286)

Provision for Income taxes                                                200                1            --             201
                                                                   ----------          -------      --------       ---------

Loss from continuing operations before minority
  interest and equity in net loss of affiliate                        (45,743)          (1,744)           --         (47,487)

Minority interest                                                        (762)              --          (764) (B)     (1,526)

Net loss on subsidiary merger transaction                               4,644               --                         4,644

Equity in net loss of affiliate                                           291               --          (291) (C)         --
                                                                   ----------          -------      --------       ---------

Net loss from continuing operations available to
  common shareholders                                              $  (49,916)         $(1,744)     $  1,055       $ (50,605)
                                                                   ==========          =======      ========       =========

Earnings per common share - basic and diluted                      $    (0.19)                                     $   (0.19)

Weighted average number of common
   shares outstanding - basic and diluted                             265,001                                        265,001
                                                                      =======                                        =======

         The unaudited pro forma condensed statement of operations for the nine-months ended September 30, 2002, as if the merger of the Advanced Wireless Group and MAS occurred on January 1, 2002.

                                                                   Page F-73

         PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2002 ARE AS FOLLOWS:

(A) The merger was accounted for under the provisions of Financial Accounting Standards Board ("FASB") Statements Nos. 141, "Business Combinations," and 142, "Goodwill and Other Intangible Assets." For purposes of this presentation, it is assumed that the excess of fair value of MAS's assets and liabilities is goodwill. In accordance with FASB Statement No. 142, goodwill is not amortized.

(B)      To record minority interest on 22.85% of Digital Angel
         Corporation's losses for the period January 1, 2002 to March 27,
         2002.

(C) Represents the elimination of the Advanced Wireless Group's equity in loss of MAS for the period January 1, 2002 to March 27, 2002. The Advanced Wireless Group owned 16.6% of MAS prior to the merger and accounted for its investment in MAS under the equity method of accounting.




                                                                   Page F-74

                       APPLIED DIGITAL SOLUTIONS, INC.


                              50,000,000 SHARES



                                COMMON STOCK



                         --------------------------

                           PRELIMINARY PROSPECTUS
                                   ------

                         --------------------------





                  Until March 3, 2003 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the expenses which other than the SEC registration fee are estimates, payable by us in connection with the sale and distribution of the shares registered hereby:

         SEC Registration Fee........................................$  2,139
         Accounting Fees and Expenses..................................50,000*
         Printing and Mailing Expenses.................................20,000*
         Legal Fees and Expenses.......................................50,000*
         Due Diligence Fees............................................50,000*
         Other Miscellaneous Expenses..................................27,861*
                                                                     --------

          Total......................................................$200,000*
                                                                     ========

---------
*        Estimated


ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.
Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

         Our bylaws provide that we shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of ours who has served as a director, officer, employee or agent of ours or, at our request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to such provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES


         The following table lists all unregistered securities sold by us between January 1, 1998 and February 3, 2003. These shares were issued in acquisition or financing transactions to the persons or entities indicated in connection with the acquisition of the indicated subsidiary or the stockholder's minority interest or to investors in transactions directly negotiated by the stockholders in connection with the sale of their business or interests to us and pursuant to the "price protection" or "earnout" provisions of the agreement of sale, or by the investors. These shares were issued, unless otherwise indicated, without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.


                                                               NUMBER OF                               NUMBER OF
                                            DATE ISSUED         PERSONS    NOTE  ISSUED FOR          COMMON SHARES
                                            -----------         -------    ----  ----------          -------------
Advanced Telecommunications, Inc.         September 1998            3        1   Acquisition             775,822
Advanced Telecommunications, Inc.         April 1999                1        7   Acquisition             550,000
Advanced Telecommunications, Inc.         February 2001             2        2   Acquisition           1,666,667
AFAC L.P.                                 July 2001                 1        3   Services                500,000
Alacrity Systems, Inc.                    January 1998             45        1   Acquisition             321,768
Amherst Systems                           August 1998               1        4   Assets                   66,667
ATEC Group, Inc.                          October 2000              2        5   Acquisition           2,674,934
ATEC Group, Inc.                          March 2001                2        6   Acquisition             448,431
ATI Communications, Inc.                  March 1998                1        7   Acquisition             200,000
Atlantic Systems, Inc.                    November 1999             1        8   Acquisition             119,832
Aurora Electric, Inc.                     September 1999            2        1   Acquisition               7,224
Aurora Electric, Inc.                     July 1998                 4        9   Acquisition           1,138,039
Blue Star Electronics, Inc.               August 1998               4       10   Acquisition             222,643
Caledonian Venture Holdings Limited       December 2000            16        8   Acquisition           4,937,497
Caledonian Venture Holdings Limited       June 2001                 6        1   Acquisition           7,481,016
Canadian Network Services, Inc.           January 1998             15       11   Acquisition             322,512
Charles Newman                            March 2001                1       12   Services                182,836
Charlie Phillips                          March 1999                1        8   Acquisition               7,018
Charlie Phillips                          October 2000              1        7   Acquisition              13,333
Commstar Limited                          June 1998                15        8   Acquisition           3,849,590
Computer Equity Corporation               June 2001                79        7   Acquisition          14,732,200
Computer Equity Corporation               April 2001               79        1   Acquisition           9,884,249
Computer Equity Corporation               June 2000                79        8   Acquisition           4,804,294
Computer Equity Corporation               September 2000            1        8   Acquisition              25,000
Consolidated Micro Components, Inc.       June 1999                 4        7   Acquisition             649,696
Consolidated Micro Components, Inc.       July 1998                 4       13   Acquisition             429,805
Cra-Tek Company                           June 1999                 1        8   Acquisition             121,465
CT Specialists, Inc.                      August 1998               2        1   Finder's fees             7,328
Cybertech Station, Inc.                   March 1999                3        7   Acquisition              49,806
Cybertech Station, Inc.                   September 1999            3        1   Acquisition              17,629
Cybertech Station, Inc.                   March 1998                3       14   Acquisition              49,847
Data Path Technologies, Inc.              July 1998                 7       15   Acquisition             403,077
Data Path Technologies, Inc.              June 1999                 7        7   Acquisition           1,393,230
Data Path Technologies, Inc.              April 2001                2        7   Acquisition           1,319,592
David Romano                              April 2001                1       16   Agreement             1,477,832
Dino Liso                                 March 2001                1       17   Services                 56,648
Doug Baker                                April 2001                1       18   Services                 14,012
Employee Stock Sale                       May 1998                  1       19   Stock purchase          100,000
EnviroCommunications, Inc.                December 2002             1       54   Services                200,000
Eric Limont                               April 2001                1       16   Agreement             1,477,832
GDB Software Services, Inc.               July 1998                 5       20   Acquisition             412,308
GDB Software Services, Inc.               June 1998                 5        7   Acquisition             627,879



                                    II-2




                                                                NUMBER
                                                                   OF                                    NUMBER OF
                                              DATE ISSUED       PERSONS    NOTE    ISSUED FOR          COMMON SHARES
                                              -----------       -------    ----    ----------          -------------
GDB Software Services, Inc.                 July 2000               2        7    Acquisition              337,838
Ground Effects Limited                      June 1998               3        8    Acquisition            1,105,708
Herman J. Valdez                            August 2001             1        1    Acquisition            2,441,177
Hornbuckle Engineering, Inc.                July 1999               3        8    Acquisition              554,563
Hornbuckle Engineering, Inc.                June 2000               3        7    Acquisition               76,104
IBM Credit Corp.                            April 2001              1       21    Warrants               1,241,500
IBM Credit Corp.                            April 2001              1       22    Warrants               2,894,714
Independent Business Consultants            May 2000                3        8    Acquisition              957,912
Information Products Center, Inc.           March 1998              4        8    Acquisition              711,433
Information Products Center, Inc.           March 1999              3        7    Acquisition              662,252
Information Products Center, Inc.           September 1999          3        1    Acquisition              514,880
Innovative Vaccuum Solutions, Inc.          July 1998               5        8    Acquisition              298,301
Innovative Vaccuum Solutions, Inc.          June 1999               5        7    Acquisition              426,213
Innovative Vaccuum Solutions, Inc.          September 1999          3        1    Acquisition                1,461
Innovative Vaccuum Solutions, Inc.          January 2000            3        8    Acquisition               25,881
Intellesale, Inc.                           March 2001              2        2    Acquisition            6,616,522
James M. Shaver                             August 2001             1        1    Acquisition            5,696,078
Kerry Burst                                 April 2001              1        2    Acquisition              463,293
Lynch, Marks & Associates, Inc.             July 1999               2        8    Acquisition              773,142
Matt Hayden                                 April 2001              1       23    Services                  74,302
Matt Hayden                                 November 2001           1       23    Services                 200,000
McKinsey & Company                          October 2000            1       24    Services                  37,994
MCY.com, Inc.                               November 2000           1       25    Asset purchase        11,816,141
Medical Advisory Systems, Inc.              March 2001              5       26    Acquisition            3,322,313
Michael Erickson                            September 2001          1       27    Litigation               200,000
                                                                                  settlement
Mpact Communications                        March 2001              1       24    Services                  95,528
Norcom Resources, Inc.                      March 1998              2        7    Acquisition               74,667
Norcom Resources, Inc.                      September 2000          3        8    Acquisition              162,162
Pacific Decision Sciences Corp.             October 2000           22       25    Acquisition            8,568,532
Perimeter Technology, Inc.                  June 2001               5        7    Acquisition            8,508,400
Pizarro Remarketing, Inc.                   March 1998              1        7    Acquisition               42,723
Pizarro Remarketing, Inc.                   June 2000               1        8    Acquisition              112,612
Port Consulting, Inc.                       March 2000              3        7    Acquisition              302,891
PPL, Ltd.                                   June 1999               5        7    Acquisition              929,230
PPL, Ltd.                                   September 1999          5        1    Acquisition              305,024
PPL, Ltd.                                   June 2000               2       28    Acquisition              900,900
P-Tech, Inc.                                June 2000              12       29    Acquisition            1,401,180
P-Tech, Inc.                                October 2001           12        1    Acquisition            4,193,636
Service Transportation Company              June 2000               1        8    Acquisition              101,351
Service Transportation Company              April 1998              1       30    Acquisition               37,181
Services                                    Jan. - Dec. 1998     Various    24    Services                 265,598
Services                                    Jan. - Dec. 1999     Various    31    Services                  64,666
Services                                    Oct. - Dec. 1999        1       31    Services                   2,498
Signal Processors Limited                   February 1998          12        1    Acquisition              928,293
Signature Industries Limited                June 1998              10       32    Acquisition            3,605,948
South Seas Data, Inc.                       December 2001           5       39    Litigation             2,040,820
                                                                                  settlement
STC Netcom, Inc.                            December 1999          20       33    Acquisition              400,000
STR, Inc.                                   July 1999               5        8    Acquisition              932,039
STR, Inc.                                   May 2000                5        7    Acquisition              400,267


                                    II-3




                                                             NUMBER OF                                   NUMBER OF
                                       DATE ISSUED            PERSONS     NOTE    ISSUED FOR           COMMON SHARES
                                       -----------            -------     ----    ----------           -------------
Sudiar Limited                        June 2001                   1        34    Acquisition               492,940
Garrett Sullivan                      October 2001                1        31    Services                  148,875
Richard Sullivan                      October 2001                1        31    Services                  481,128
SysComm International Corp.           Oct. - Dec. 2000            3         8    Acquisition             1,699,715
SysComm International Corp.           April 2001                  3         1    Acquisition               873,686
Teledata Concepts, Inc.               June 1998                   4        35    Acquisition               144,828
The Americom Group, Inc.              March 2000                  1         7    Acquisition                48,333
The Americom Group, Inc.              March 1999                  5         7    Acquisition               106,581
The Americom Group, Inc.              September 1999              5         1    Acquisition                45,319
The Americom Group, Inc.              June 1998                   5         8    Acquisition               235,507
The Bay Group                         May 1998                    1        24    Acquisition               218,682
The Fromehill Company                 March 1998                  5        36    Acquisition             1,816,400
TigerTel Services Limited             February 1999               1        24    Acquisition                43,877
Timely Technology Corp.               June 2000                   1         8    Acquisition               208,706
Timely Technology Corp.               June 2001                   1         7    Acquisition             7,109,000
Timely Technology Corp.               August 2001                 1         7    Acquisition             1,158,235
Timely Technology Corp.               September 2002              1         7    Acquisition             5,502,439
Various                               January - March 2000        3        37    Warrants                  317,500
Various                               Oct. - Dec. 2000            2        37    Warrants                  415,685
Various                               April - June 2001           4        38    Employee stock             43,000
                                                                                 options
Warrants                              April 1998                  2        37    Warrants exercised        850,000
WebNet Services                       August 2000                 3         8    Acquisition               267,857
WebNet Services                       November 2001               3         1    Acquisition               792,214
Winward Electric Service Inc.         March 1999                  4         7    Acquisition               533,333
Winward Electric Service Inc.         September 1999              4         1    Acquisition               188,667
Amro Albanna                          January 2002                1        40    Acquisition                13,746
Arthur F. Noterman                    February 2002               1        41    Services                  140,000
Angela Sullivan                       February 2002               1        41    Services                  100,000
Constance Weaver                      February 2002               1        41    Services                  140,000
Daniel Penni                          February 2002               1        41    Services                  140,000
Garrett Sullivan                      February 2002               1        42    Services                2,500,000
South Seas Data, Inc.                 February 2002               5        43    Settlement                590,760
Scott Lines                           February 2002               1        44    Settlement                131,579
Kevin Barker                          February 2002               1        45    Settlement                 73,171
Douglas Marlin                        February 2002               1        46    Settlement                487,805
Steve R. Matulich                     February 2002               1        47    Settlement                 75,000
John McCarthy                         February 2002               1        48    Acquisition                46,512
Avnet, Inc.                           February 2002               1        49    Equipment                 368,421
Pinacor, Inc.                         February 2002               1        50    Equipment                 147,058
Richard Sullivan                      March 2002                  1        42    Services                2,912,141
Garrett Sullivan                      March 2002                  1        42    Services                  184,580
Fahnestock                            March 2002                  1        51    Services                  250,000
Fahnestock & Co. Inc.                 March 2002                  1        51    Services                  205,000
John Munshour                         March 2002                  1        52    Settlement                 10,870
Foley & Lardner                       July 2002                   1        53    Settlement              8,100,000
Sudiar Limited                        August 2002                 1        34    Settlement                719,012
Avnet, Inc.                           August 2002                 1        49    Settlement                 54,000
                                                                                                     -------------
      Total                                                                                            180,697,588
                                                                                                     ==================

---------
1. Represents "price protection" shares issued in connection with a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
2. Represents shares issued in connection with the exercise of put options granted to the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.

                                    II-4




3. Represents "price protection" shares issued in connection with marketing studies and evaluation services provided by AFAC L.P.
4. Represents shares issued to Amherst Systems to acquire customer lists for our subsidiary, Atlantic Systems, Inc.
5. Represents shares issued to the selling shareholders to acquire such shareholders' interests in a transaction directly negotiated by the shareholders in connection with the sale of an approximate 16% interest in ATEC Group, Inc. (AMEX:TEC) to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The number of common shares issued includes 2,077,150 shares initially issued and 597,784 "price protection" shares issued on February 28, 2001. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
6. Represents shares issued in connection with the rescission of our acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.
7. Represents shares issued to the selling shareholder(s) in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
8. Represents shares issued to the selling shareholder(s) to acquire such shareholder's interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.
9. Represents (a) 1,098,039 shares issued to the selling shareholders to acquire such shareholders' interests in a transaction directly negotiated by the shareholders in connection with the sale of their business to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 40,000 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
10. Represents (a) 202,667 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933, (b) 19,394 shares issued as a finder's fee in connection therewith and (c) 582 shares issued for services in connection with the acquisition. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
11. Represents (a) 7,530 shares issued to the stage I selling shareholders to correct the initial issuance of shares, (b) 170,683 shares issued to the stage II selling shareholders upon acquisition of their minority interests in 1998, (c) 109,774 shares issued to the stage I and stage II selling shareholders in connection with the "price protection" provision of the agreement of sale and (d) 34,525 shares issued as a finder's fee. These shares were issued in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
12.      Represents shares issued for consulting services rendered by Mr.
         Newman.
13. Represents (a) 392,157 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 37,648 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder

                                    II-5




         was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
14. Represents (a) 24,444 "price protection" shares issued to the selling shareholder, (b) 805 "price protection" shares issued as finder's fees and (c) 22,598 shares issued to the selling shareholder(s) in connection with the "earnout" provision of the agreement of sale, in connection a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
15. Represents (a) 384,616 shares issued to the selling shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 18,461 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
16. Represents shares issued in connection with settlement of litigation against David Romano and Eric Limont, the former owners of Bostek. See "Legal Proceedings" beginning on page 19.
17. Represents shares issued to Mr. Liso as a transaction fee in connection with our acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.
18. Represents shares issued to Mr. Baker as a transaction fee in connection with our acquisition of Perimeter Technology, Inc., a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
19. Represents shares issued to Marc Sherman, one of our former officers, at the market price on the effective date of the sale, which sale was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
20. Represents (a) 384,616 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 27,692 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
21. Represents shares issued in connection with the issuance of warrants which are exercisable into shares of our common stock.
22. Represents shares issued in connection with the issuance of warrants which are exercisable into shares of common stock of Digital Angel Corporation.
23. Represents 74,302 shares issued to Mr. Hayden as a transaction fee in connection with our acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. See note 26 below for further information regarding the underlying transaction and 200,000 shares issued in connection with services provided by Mr. Hayden for assisting us in obtaining investment banking services.
24.      Represents shares issued for professional services rendered.
25. Represents shares issued in connection with our acquisition of internal use software from MCY.com, Inc.
26. Represents shares issued in connection with our acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. (AMEX:DOC) in a transaction directly negotiated by the shareholders in connection with the sale of their shares to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
27. Represents shares issued in connection with the settlement of certain litigation with Mr. Erickson pertaining to Mr. Erickson's employment with us.

                                    II-6




28. Represents shares issued to the selling shareholders in consideration for their minority interests and in settlement of future earnout payments.
29. Represents shares issued to the selling shareholder(s) to acquire such shareholder's interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to us and exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.
30. Represents (a) 35,000 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 2,181 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
31. Represents shares issued to an employee for services under employment or other such agreements.
32. Represents (a) 3,571,235 shares issued to the selling shareholder to acquire such shareholder's 85% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 34,713 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
33. Represents shares issued to 20 selling shareholders in connection with the acquisition of minority interests of such shareholders in STC Netcom, Inc. Our initial issuance of shares in connection with our acquisition of STC Netcom, Inc. occurred in 1997 in a transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
34. Represents shares issued to a creditor of Caledonian Venture Holdings Limited (CVH) in connection with the acquisition of CVH and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgment that the sale was not registered, that the party was acquiring the shares for investment and not for resale, and that the party acknowledged that it must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
35. Represents (a) 140,138 shares issued to the selling shareholders to acquire such shareholder's interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 4,690 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
36. Represents (a) 1,778,543 shares issued to the selling shareholders to acquire such shareholder's interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 37,857 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
37. Represents shares issued in connection with the exercise of outstanding warrants.
38. Represents shares issued upon exercise of certain options previously issued under our 1999 Flexible Stock Plan, which shares have not been registered.

                                    II-7




39. Represents shares issued in connection with settlement of litigation against us by John Mariano, Christopher Wiltsey, Dean Gustafson, Anthony Pitman and Jeffery Kowalski, the owners of South Seas Data, Inc.
40. Represents shares issued in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transactions were exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
41. Represents shares issued in lieu of cash payments for director's fees for the second, third and fourth quarters of 2001. The certificates representing the shares were legended to indicate that they were restricted.
42. Represents shares issued in lieu of cash compensation. The certificates representing the shares were legended to indicate that they were restricted.
43. Represents shares issued in connection with price protection provisions of the settlement agreement pertaining to certain litigation between us and the shareholders of South Seas Data, Inc. pertaining to our termination of an agreement and plan of merger with South Seas Data, Inc., which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
44. Represents shares issued in connection with the settlement of a dispute between Mr. Lines and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
45. Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Barker pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
46. Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Marlin pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
47. Represents shares issued in connection with the settlement of certain litigation between us and the plaintiffs, Sophis Luna, William Bumby and Kerry Dennis, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
48. Represents shares issued as partial compensation for Mr. McCarthy's minority interest in Atlantic Systems, Inc., which we acquired immediately prior to, and in connection with, selling 100% of the stock of Atlantic Systems, Inc.
49. Represents shares issued for amounts owed to Avnet, Inc. for purchases of computer equipment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for


                                    II-8




         investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Nasim Kahn, an officer of Avenet, Inc., has sole voting and dispositive power with respect to the shares held by Avnet, Inc.
50. Represents shares issued to Pinacor, Inc. in connection with and in settlement of amounts owing to Pinacor for purchases of equipment and related fees, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Raymond Stork, an officer of Pinacor, Inc., has sole voting and dispositive power with respect to the shares held by Pinacor, Inc.
51. Represents shares issued in connection with investment banking services provided in connection with the restructure of our credit facility with IBM Credit Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Albert G. Lowenthal, Chairman, has sole voting and dispositive power with respect to the shares held by Fahnestock & Co. Inc.
52. Represents shares issued in connection with the settlement of a dispute between Mr. Munshour and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
53. Represents shares issued in connection with the settlement of certain litigation between us, and the former shareholders of Computer Equity Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
54. Represents shares issued in connection with consulting services provided in connection with our VeriChip product, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Robert Levy, President, has sole voting and dispositive power with respect to the shares held by EnviroCommunications, Inc.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      See Exhibit Index.

         (b)      Financial Statement Schedules.

                  Schedule II -- Valuation and Qualifying Accounts. See page F-46. All other Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities
         Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on February 6, 2003.


                                       APPLIED DIGITAL SOLUTIONS, INC.



                                       By: /s/ SCOTT R. SILVERMAN*
                                           ------------------------------------
                                           Scott R. Silverman, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                       TITLE                            DATE
                     ---------                                       -----                            ----
        /s/ Richard J. Sullivan*                   Chairman of the Board of Directors, Chief    February 6, 2003
        ----------------------------------           Executive Officer and Secretary
        (Richard J. Sullivan)                        (Principal Executive Officer)


        /s/ Scott R. Silverman*                   President and Director                        February 6, 2003
        ----------------------------------
        (Scott R. Silverman)


        /s/ Evan C. McKeown                       Vice President and Chief Financial            February 6, 2003
        ----------------------------------          Officer (Principal Financial and
        (Evan C. McKeown)                           Accounting Officer)


        /s/ Arthur F. Noterman*                   Director                                      February 6, 2003
        ----------------------------------
        (Arthur F. Noterman)


        /s/ Daniel E. Penni*                      Director                                      February 6, 2003
        ----------------------------------
        (Daniel E. Penni)


        /s/ Dennis G. Rawan*                      Director                                      February 6, 2003
        ----------------------------------
        (Dennis G. Rawan)


        /s/ Constance K. Weaver*                  Director                                      February 6, 2003
        ----------------------------------
        (Constance K. Weaver)



   *By: /s/ Jerome C. Artigliere
        ---------------------------
        Jerome C. Artigliere
        Attorney-in-fact


ITEM 16.        EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
------                           -----------
  2.1    Agreement of Purchase and Sale dated as of June 4, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc.,
         David Romano and Eric Limont (incorporated by reference to Exhibit
         99.1 to the registrant's Current Report on Form 8-K filed with the
         Commission on June 11, 1999, as amended on August 12, 1999)

  2.2 Amendment No. 1 to the Agreement of Purchase and Sale, dated as of June 9, 1999 by and among Intellesale.com, Inc., Applied Cellular
         Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)

  2.3 Agreement and Plan of Merger, dated April 24, 2000, by and among the Applied Digital Solutions, Inc., Digital Angel Corporation and
         Destron Fearing Corporation (incorporated by reference to Exhibit
         2.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1, 2000)

  2.4    Agreement dated as of November 28, 1999 by and between AT&T Canada
         Corp. and TigerTel, Inc. (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)

  2.5    Agreement and Plan of Merger dated as of June 30, 2000 by and among the Applied Digital Solutions, Inc. and Compec Acquisition Corp.
         and Computer Equity Corporation and John G. Ballenger, Christopher
         J. Ballenger and Frederick M. Henschel (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on July 14, 2000, as amended on September 11,
         2000)

  2.6 Agreement and Plan of Merger dated as of October 18, 2000, by and among the Applied Digital Solutions, Inc. and PDS Acquisition
         Corp., and Pacific Decision Sciences Corporation, and H&K Vasa
         Family 1999 Limited Partnership, H&K Vasa Family 2000 Limited
         Partnership, David Dorret, and David Englund (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form
         8-K filed with the Commission on November 1, 2000, as amended on December 29, 2000)

  2.7    MCY Agreement dated as of October 19, 2000 by and between MCY.com,
         Inc. and Applied Digital Solutions, Inc. (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on December 5, 2000)

  3.1    Amended and Restated Bylaws of the Company dated March 31, 1998
         (incorporated by reference to Exhibit 3.4 to the registrant's
         Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002
         filed with the Commission on August 14, 2002)

  3.2    Amendment to Bylaws of the Company dated April 4, 2002
         (incorporated by reference to Exhibit 3.4 to the registrant's
         Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002
         filed with the Commission on August 14, 2002)

  3.3    Second Restated Articles of Incorporation of the Registrant
         (incorporated herein by reference to Exhibit 4.1 to the registrant's Post-Effective Amendment No. 1 on Form S-1 to
         Registration Statement (Form S-3 File No. 333-64605) filed with the
         Commission on June 24, 1999)

  3.4 Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Post-Effective Amendment No. 3 on Form S-3 to
         Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)

  3.5    Amendment of Second Restated Articles of Incorporation of the
         Registrant filed with the Secretary of State of Missouri on July
         18, 2001 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q filed with the
         Commission on August 17, 2001)


                                   II-12




  4.1    Second Restated Articles of Incorporation, of the Registrant
         (incorporated herein by reference to Exhibit 4.1 to the registrant's Post-Effective Amendment No. 1 on Form S-1 to
         Registration Statement (Form S-3 File No. 333-64605) filed with the
         Commission on June 24, 1999)

  4.2 Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the registrant's Post-Effective Amendment No. 3 on Form S-3 to
         Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)

  4.3    Amendment of Second Restated Articles of Incorporation of the
         Registrant filed with the Secretary of State of Missouri on July
         18, 2001 (incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on August 17, 2001)

  4.4 Third Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on December 20, 2002.*

  4.5    Certificate of Designation of Preferences of Series C Convertible
         Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

  4.6    Amended and Restated Bylaws of the Registrant dated March 31, 1998
         (incorporated by reference to Exhibit 3.4 to the registrant's
         Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002
         filed with the Commission on August 14, 2002)

  5.1 Opinion of Holland & Knight LLP, regarding the validity of the Common Stock*

 10.1    1996 Non-Qualified Stock Option Plan of Applied Cellular
         Technology, Inc., as amended through June 13, 1998 (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration
         Statement on Form S-8 (File No. 333-91999) filed with the
         Commission on December 2, 1999)

 10.2 Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan, as amended through September 23, 1999 (incorporated herein by reference to Exhibit 10.1 to the registrant's Registration
         Statement on Form S-8 (File No. 333-88421) filed with the
         Commission on October 4, 1999)

 10.3    Applied Digital Solutions, Inc. 1999 Flexible Stock Plan
         (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 (File No.
         333-92327) filed with the Commission on December 8, 1999)

 10.4    Credit Agreement between Applied Digital Solutions, Inc. and State
         Street Bank and Trust Company dated as of August 25, 1998
         (incorporated herein by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on November 16, 1998)

 10.5    First Amendment to Credit Agreement between Applied Digital
         Solutions, Inc. and State Street Bank and Trust Company dated as of
         February 4, 1999 (incorporated by reference to Exhibit 10.3 the registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999)

 10.6 Richard J. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)

 10.7 Garrett A. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)

 10.8    Letter Agreement, dated December 30, 2001, between Applied Digital
         Solutions, Inc. and Garrett A. Sullivan (incorporated by reference to Exhibit 10.13 to the registrant's Amendment to the Registration
         Statement on Form S-1 (File No. 333-75928) filed with the
         Commission on February 8, 2002)

 10.9 Jerome C. Artigliere Employment Agreement (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)


                                   II-13




 10.10   Mercedes Walton Employment Agreement (incorporated by reference to
         Exhibit 10.12 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

 10.11   David I. Beckett Employment Agreement (incorporated by reference to
         Exhibit 10.13 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

 10.12 Michael E. Krawitz Employment Agreement (incorporated by reference to Exhibit 10.14 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

 10.13   Dr. Peter Zhou Employment Agreement (incorporated by reference to
         Exhibit 10.19 to the registrant's Amendment to the Registration
         Statement on Form S-1 (File No. 333-75928) filed with the
         Commission on February 8, 2002)

 10.14   Securities Purchase Agreement, dated as of October 24, 2000, relating to the Registrant's Series C Convertible Preferred Stock
         (incorporated by reference to Exhibit 10.1 to the registrant's
         Current Report on Form 8-K filed with the Commission on October 26,
         2000)

 10.15   Form of warrant to purchase common stock of the Registrant issued to the holders of the Series C Convertible Preferred Stock
         (incorporated by reference to Exhibit 4.1 to the registrant's
         Current Report on Form 8-K filed with the Commission on October 26,
         2000)

 10.16 Registration Rights Agreement between the Registrant and the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

 10.17   Lock-Up Agreement dated as of November 28, 1999 by and among AT&T
         Canada Corp. and Applied Digital Solutions, Inc. (incorporated by reference to the Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)

 10.18   Voting Agreement by and among Applied Digital Solutions, Inc. and certain security holders of Destron Fearing Corporation
         (incorporated by reference to Exhibit 10.1 to the registrant's
         Current Report on Form 8-K filed with the Commission on May 1,
         2000)

 10.19   Third Amended and Restated Term Credit Agreement dated March 1,
         2002 among Applied Digital Solutions, Inc., Digital Angel Share
         Trust and IBM Credit Corporation (incorporated by reference to
         Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on March 8, 2002)

 10.20 Waiver Agreement from IBM Credit Corporation, waiving existing defaults under the Third Amended and Restated Term Credit Agreement as of June 30, 2002 (incorporated herein by reference to Exhibit
         10.20 to the registrant's Registration Statement on Form S-1 (File
         No. 333-98799) filed with the Commission on August 27, 2002)

 10.21 Amendment to The Third Amended and Restated Term Credit Agreement dated as of September 30, 2002, amending certain financial covenants under the Third Amended and Restated Term Credit
         Agreement (incorporated herein by reference to Exhibit 10.21 to the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on
         November 5, 2002)

 10.22   Amendment to The Third Amended and Restated Term Credit Agreement
         dated as of November 1, 2002, amending certain financial covenants under the Third Amended and Restated Term Credit Agreement
         (incorporated herein by reference to Exhibit 10.22 to the Company's
         Post-Effective Amendment No. 1 to Registration Statement on Form
         S-1 (File No. 333-98799) filed with the Commission on November 5,
         2002)

 10.23   Warrant Agreement between Applied Digital Solutions, Inc. and IBM
         Credit Corporation dated August 21, 2002 (incorporated herein by reference to Exhibit 10.21 to the registrant's Registration
         Statement on Form S-1 (File No. 333-98799) filed with the
         Commission on August 27, 2002)


                                   II-14




 10.24   Warrant Agreement between VeriChip Corporation and IBM Credit
         Corporation dated August 21, 2002 (incorporated herein by reference to Exhibit 10.22 to the registrant's Registration Statement on Form
         S-1 (File No. 333-98799) filed with the Commission on August 27,
         2002)

 10.25   Agreement of Settlement and Release by and between Applied Digital
         Solutions, Inc. and John G. Ballenger, Christopher J. Ballenger and
         Frederick M. Henschel, dated July 17, 2002 (incorporated herein by reference to Exhibit 10.23 to the registrant's Registration
         Statement on Form S-1 (File No. 333-98799) filed with the
         Commission on August 27, 2002)

 10.26 Amendment to Agreement of Settlement and Release by and between Applied Digital Solutions, Inc. and John G. Ballenger, Christopher
         J. Ballenger and Frederick M. Henschel, dated August 23, 2002
         (incorporated herein by reference to Exhibit 10.24 to the registrant's Registration Statement on Form S-1 (File No.
         333-98799) filed with the Commission on August 27, 2002)

 21.1    List of Subsidiaries of Applied Digital Solutions, Inc.*

 23.1    Consent of PricewaterhouseCoopers LLP*

 23.5    Consent of Holland & Knight LLP (included in Exhibit 5.1)*

 99.1    Form of Subscription Agreement between Applied Digital Solutions,
         Inc. and Investor*

* Filed herewith





                                   II-15